As filed with the Securities and Exchange Commission on February 25, 1994
                                             Registration No. 33-________

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                            FORM S-4
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933

                       CORDIS CORPORATION
     (Exact name of registrant as specified in its charter)

                             Florida
 (State or other jurisdiction of incorporation or organization)

           3841                                        59-0870525
(Primary Standard Industrial                     (I.R.S. Employer
 Classification Code Number)                     Identification No.)

14201 N.W. 60th Avenue, Miami Lakes, Florida  33014  (305) 824-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         DANIEL G. HALL, ESQ.
                 Vice President, Legal Affairs,
                  Secretary and General Counsel
                       CORDIS CORPORATION
 14201 N.W. 60th Avenue, Miami Lakes, Florida  33014  (305) 824-2357
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        With copies to:

  JOSEPH G. CONNOLLY, JR., ESQ.       MICHAEL W. HALL, ESQ.
     HOGAN & HARTSON L.L.P.             VENTURE LAW GROUP
      Columbia Square,                 2800 Sand Hill Road
   555 Thirteenth Street, N.W.         Menlo Park, CA  94025
  Washington, D.C.  20004-1109           (415) 854-4488
         (202) 637-5600

Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the effective date of this
                     Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. []

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, check the following box. []

                  CALCULATION OF REGISTRATION FEE
                                       Proposed
                                        Maximum     Proposed
                                       Offering     Maximum      Amount
                             Amount      Price     Aggregate       of
 Title of Securities         Being        Per       Offering    Registra-
 Being Registered          Registered    Share       Price      tion Fee

Common Stock, $1.00 par    1,997,203    $1.47(2)  $8,656,034(2)   $2,985
    value per share        Shares (1)

(1) Includes 226,831 shares to be issued upon the exercise of outstanding Webster Laboratories, Inc. stock options to be assumed by Cordis Corporation.
(2)  Estimated    solely   for  the   purpose   of  calculating  the
     registration fee and based, in accordance with Rule 457(f)(2), upon the book value of the shares of common stock of Webster Laboratories, Inc.
                          [Outside Cover Page Continued on Next Page]

                                       [Outside Cover Page Continued]

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       CORDIS CORPORATION

      Cross Reference Sheet Showing Location in Prospectus of Information Required by Form S-4

     Registration Statement Item                  Location in Prospectus

A. Information About the Transaction

   1.  Forepart of Registration Statement and      Front Cover Page
       Outside Front Cover Page of Prospectus

   2.  Inside Front and Outside Back Cover         Inside Front and
       Pages of Prospectus                         Outside Back Cover Pages

   3.  Risk Factors, Ratio of Earnings to Fixed    Comparative Per Share
       Charges and Other Information               Data

   4.  Terms of the Transaction                    Summary; The Merger

   5.  Pro Forma Financial Information             Summary; Pro Forma
                                                   Condensed Combined
                                                   Financial Statements

   6.  Material Contacts with the Company          The Merger -- Background
       Being Acquired                              of the Merger

   7.  Additional Information Required for                    *
       Reoffering by Persons and Parties
       Deemed to be Underwriters

   8.  Interests of Named Experts and Counsel      Legal Matters; Experts

   9.  Disclosure of Commission Position on                   *
       Indemnification for Securities Act
       Liabilities

B. Information About the Registrant

   10. Information with Respect to S-3 Registrants            *

   11. Incorporation of Certain Information by                *
       Reference

   12. Information with Respect to S-2 or S-3                 *
       Registrants

   13. Incorporation of Certain Information by                *
       Reference

   14. Information with Respect to Registrants     Summary; The Merger;
       Other than S-2 or S-3 Registrants           Market Prices and
                                                   Dividends; Pro Forma
                                                   Condensed Combined
                                                   Financial Statements;
                                                   Description of
                                                   Cordis Common Stock;
                                                   Information
                                                   Regarding Cordis --
                                                   Selected
                                                   Consolidated
                                                   Financial Data of
                                                   Cordis; -- Cordis
                                                   Management's
                                                   Discussion and
                                                   Analysis of
                                                   Financial Condition
                                                   and Results of
                                                   Operations; Index to
                                                   Consolidated
                                                   Financial Statements
                                                   of Cordis

C.  Information About the Company Being Acquired

   15. Information with Respect to S-3 Companies             *

   16. Information with Respect to S-2 or S-3                *
       Companies

   17. Information with Respect to Companies       Summary; The
       Other than S-2 or S-3 Companies             Merger; Market
                                                   Prices and
                                                   Dividends; Pro Forma
                                                   Condensed Combined
                                                   Financial
                                                   Statements;
                                                   Information
                                                   Regarding Webster --
                                                   Selected Financial
                                                   Data of Webster; --
                                                   Webster Management's
                                                   Discussion and
                                                   Analysis of
                                                   Financial Condition
                                                   and Results of
                                                   Operations; Index to
                                                   Financial Statements
                                                   of Webster

D.  Voting and Management Information

   18. Information if Proxies, Consents or         Summary; Introductory
       Authorizations are to be Solicited          Statement; Solicitation
                                                   Voting and Revocability
                                                   of Consents; The
                                                   Merger -- Dissenter's
                                                   Rights; -- Interests
                                                   of Certain Persons in
                                                   the Merger; Potential
                                                   Conflicts of Interest

   19. Information if Proxies, Consents or                   *
       Authorizations are not to be Solicited
       or in an Exchange Offer

                      [Webster Letterhead]

                                          March ___, 1994

Dear Shareholder:

       We are pleased to forward the enclosed Consent Statement/Prospectus to you with respect to the proposed acquisition of Webster Laboratories, Inc. ("Webster") by Cordis Corporation ("Cordis") through the merger (the "Merger") of Cordis Acquisition, Inc. ("Acquisition"), a newly formed wholly owned subsidiary of Cordis, with and into Webster.

      The Merger is subject to the terms and conditions of an Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of January 20, 1994 among Cordis, Acquisition, Webster and certain of the shareholders of Webster, and a related Agreement of Merger (the "Merger Agreement") to be executed by Acquisition and Webster and filed with the Secretary of State of California. In the Merger, Acquisition will be merged with and into Webster, which will be the surviving corporation and become a wholly owned subsidiary of Cordis. Pursuant to the Merger, each outstanding share of the common stock of Webster ("Webster Common Stock") (except for shares entitled to dissenters' rights under California law) will be converted into the right to receive that number of shares of common stock of Cordis, par value $1.00 per share ("Cordis Common Stock"), equal to $12.81364 divided by the average of the reported closing prices of a share of Cordis Common Stock on the NASDAQ National Market System as reported by NASDAQ for the 20 consecutive trading days immediately preceding the third trading day before the date of the closing of the Merger (the "Average Trading Price"); provided, however, if the Average Trading Price is greater than $52.02, such number shall be 0.246321 and if the Average Trading Price is less than $42.56, such number shall be 0.301072, subject to certain adjustments and limitations as described in the attached materials.

      The accompanying Consent Statement/Prospectus provides a detailed description of the Reorganization Agreement and the Merger Agreement, the business and financial information of Webster and Cordis and other important information. Copies of the Reorganization Agreement and the form of Merger Agreement are attached to the Consent Statement/Prospectus as Appendix A.

      The Webster Board of Directors has carefully reviewed and considered the terms and conditions of the proposed Merger. The Webster Board believes that the Merger is fair to Webster shareholders, has unanimously approved the Reorganization Agreement, the Merger Agreement and the Merger, and unanimously recommends that shareholders of Webster vote FOR approval of the Merger.

      The Reorganization Agreement and Merger Agreement must be approved by the holders of a majority of the outstanding shares of Webster Common Stock and by a majority of the outstanding shares of Series A Preferred Stock of Webster, voting as separate classes. Your vote on this matter is very important. We urge you to review carefully the attached materials and to return your consent form promptly.

                                        Sincerely,



Tony R. Brown, Ph.D.                    Wilton W. Webster, Jr.
President and Chief Executive Officer   Chairman of the Board of
                                        Directors


IT  IS  IMPORTANT  THAT  CONSENTS BE RETURNED  PROMPTLY.   PLEASE
COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED CONSENT FORM IN  THE
ENCLOSED POSTAGE PAID ENVELOPE.

    PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME.

          WEBSTER LABORATORIES, INC. CONSENT STATEMENT/

                  CORDIS CORPORATION PROSPECTUS

      This Consent Statement/Prospectus is being furnished to shareholders of Webster Laboratories, Inc., a California corporation ("Webster"), and relates to the solicitation of consents of shareholders of Webster in connection with the proposed acquisition of Webster by Cordis Corporation, a Florida corporation ("Cordis"), pursuant to an Agreement and Plan of
Reorganization (the "Reorganization Agreement") dated as of January 20, 1994 among Cordis, Cordis Acquisition, Inc., a newly formed wholly owned California subsidiary of Cordis
("Acquisition"), Webster and certain of the shareholders of Webster (the "Webster Shareholders") and the form of a related Agreement and Plan of Merger (the "Merger Agreement") (collectively, the "Agreements"). Copies of the Agreements are attached hereto as Appendix A. This Consent Statement/Prospectus and the accompanying form of consent are first being mailed to the shareholders of Webster on or about March __, 1994. Approval of the Agreements also shall constitute approval of the specific terms thereof and the transactions contemplated thereunder, including (i) the escrow of certain shares of the common stock, par value $1.00 per share, of Cordis ("Cordis Common Stock") to be received by the shareholders of Webster pursuant to the merger of Acquisition with and into Webster (the "Merger"), (ii) the terms and conditions of the Escrow Agreement (attached as Exhibit B to the Reorganization Agreement) (the "Escrow Agreement") to be entered into among Cordis, Acquisition, Webster, _____________ (the "Escrow Agent") and David W. Chonette as the representative (the "Representative") of the Webster Shareholders and (iii) the appointment of the Escrow Agent and the Representative in connection with the Escrow Agreement. The Merger will be consummated by filing the Merger Agreement and the officers' certificates required to be filed therewith with the Secretary of State of the State of California (the date and time of such filing being the "Effective Time"). Shareholder approval will be deemed to have occurred once Webster has received unrevoked consents from the holders of a majority of the outstanding shares of Webster Common Stock (as defined below) and a majority of the outstanding shares of Webster Preferred Stock (as defined below).

      Pursuant to the Agreements, (i) Acquisition will be merged with and into Webster, which will be the surviving corporation that will do business under the name Cordis Webster, Inc. (the "Surviving Corporation") and become a wholly owned subsidiary of Cordis and (ii) each share of Webster common stock, no par value ("Webster Common Stock"), outstanding immediately prior to the consummation of the Merger (except for Dissenting Shares (as defined below)) will be converted into the right to receive that number of shares of Cordis Common Stock equal to $12.81364 divided by the average of the reported closing prices of a share of Cordis Common Stock on the NASDAQ National Market System ("NASDAQ/NMS") as reported by NASDAQ for the 20 consecutive trading days immediately preceding the third trading day before the date of the closing (the "Closing") of the Merger (the "Average Trading Price"); provided, however, if the Average Trading Price is greater than $52.02, such number shall be
0.246321 and if the Average Trading Price is less than $42.56, such number shall be 0.301072. Such number as so determined, including any adjustments thereto by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, is referred to as the "Exchange Ratio." If, however, prior to the Effective Time, Mr. Wilton W. Webster, Jr. shall have died or suffered a disability described in the Reorganization Agreement, the Exchange Ratio will be recomputed as set forth below (the "Recomputed Exchange Ratio"). The Recomputed Exchange Ratio will be determined by dividing $12.05969 by the Average Trading Price of a share of Cordis Common Stock; provided, however, if the Average Trading Price is greater than $52.02, such number shall be 0.231828, and if the Average Trading Price is less than $42.56, such number shall be 0.283357, subject to adjustments of the type described above. The minimum and maximum numbers of shares of Cordis Common Stock issuable pursuant to the Merger as contemplated under the Reorganization Agreement (assuming the conversion prior to the Effective Time of all shares of Webster Series A Preferred Stock, no par value ("Webster Preferred Stock"), into Webster Common Stock and assuming the issuance prior to the Effective Time of all shares of Webster Common Stock issuable pursuant to Webster Options (as defined below)) will be 1,634,008 and 1,997,203, respectively, based on the Exchange Ratio, and 1,537,805 and 1,879,669, respectively, based on the Recomputed Exchange Ratio. Based upon the average of the reported closing prices of a share of Cordis Common Stock as reported by NASDAQ for the 20 consecutive trading days immediately prior to the date of this Consent Statement/Prospectus, the aggregate value of shares of Cordis Common Stock issuable pursuant to the Merger
would  be  approximately $            using  the  Exchange  Ratio
(assuming the conversion prior to the Effective Time of all shares of Webster Preferred Stock into Webster Common Stock and assuming the issuance prior to the Effective Time of all shares of Webster Common Stock issuable pursuant to Webster Options). The actual value of the transaction is subject to the application of the Exchange Ratio or the Recomputed Exchange Ratio, as the case may be, as described herein.

      This Consent Statement/Prospectus also constitutes the Prospectus of Cordis under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Cordis Common Stock to be issued in the Merger. Cordis has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission") covering up to 1,997,203 shares of Cordis Common Stock that may be issued in connection with the Merger and the exercise of Webster Options (as defined below) assumed by Cordis under the Reorganization Agreement.

      No persons have been authorized to give any information or make any representation not contained in this Consent Statement/Prospectus in connection with the solicitations of consents or the offering of securities made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by Cordis or Webster. This Consent Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, Cordis Common Stock, or the solicitation of a consent, in any jurisdiction to or from any person to whom it is unlawful to make such offer or solicitation of an offer or consent solicitation in such jurisdiction. Neither the delivery of this Consent Statement/Prospectus nor any distribution of Cordis Common Stock made under this Consent Statement/Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of Cordis or Webster or in the information set forth herein since the date of this Consent Statement/Prospectus.

      Information in this Consent Statement/Prospectus regarding Webster has been prepared and/or supplied by Webster or its representatives. Webster has represented and warranted to Cordis in the Reorganization Agreement that none of such information contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make such information not misleading.

THE SECURITIES TO BE ISSUED PURSUANT TO THIS CONSENT STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CONSENT STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Consent Statement/Prospectus is March ___, 1994.

                      AVAILABLE INFORMATION

      This Consent Statement/Prospectus is a Prospectus of Cordis delivered in compliance with the Securities Act. A Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act has been filed by Cordis with the Commission with respect to the shares of Cordis Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Consent Statement/Prospectus omits certain information contained in the Registration Statement on file with the Commission. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof.

      Cordis is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. The Registration Statement, as well as reports, proxy statements and other information filed by Cordis pursuant to the Exchange Act, can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and at 75 Park Place, 14th Floor, New York, New York 10007. Copies of such documents can be obtained from the Public Reference Section of the Commission at prescribed rates by writing to it at 450 Fifth Street, N.W., Washington, D.C. 20549.

                  CONSENT STATEMENT/PROSPECTUS

                        TABLE OF CONTENTS
                                                             Page

Summary                                                         1
Selected Historical and Pro Forma Combined Financial Data      13
Comparative Per Share Data                                     14
Introductory Statement                                         16
Solicitation, Voting and Revocability of Consents              16
The Merger                                                     17
  General Description                                          17
  Background of the Merger                                     17
  Reasons for the Merger; Recommendation of the Board of
    Directors of Webster                                       18
  Terms of the Merger                                          18
  Representations and Warranties                               24
  Indemnification                                              24
  Conduct of Business                                          25
  Conditions to Obligations to Effect the Merger               27
  Agreement to Vote Shares                                     28
  Amendment and Termination                                    29
  Interests of Certain Persons With Respect to the Merger;
    Potential Conflicts of Interest                            30
  Fees and Expenses; Termination Fee                           31
  Agreement with Certain Shareholder                           31
  Accounting Treatment                                         31
  Certain Federal Income Tax Matters                           32
  Restrictions on Resale of Cordis Common Stock; Affiliate
    Agreements                                                 33
  Regulatory Requirements                                      34
  Dissenters' Rights                                           34
Market Prices and Dividends                                    36
Description of Cordis Common Stock                             36
Comparative Rights of Cordis Stockholders and Webster
  Shareholders                                                 38
Pro Forma Condensed Combined Financial Statements              49
Notes to Pro Forma Condensed Combined Financial Statements     52
Information Regarding Cordis                                   54
  General                                                      54
  Business                                                     54
  Competition                                                  55
  International Operations                                     55
  Research and Development                                     55
  Government Regulation                                        55
  Employees                                                    56
  Financial Information Relating to Foreign and Domestic
    Operations and Export Sales                                56
  Properties                                                   56
  Legal Proceedings                                            56
  Selected Consolidated Financial Data of Cordis               59
  Cordis Management's Discussion and Analysis of Financial
    Condition and Results of Operations                        60
Beneficial Ownership of Cordis Common Stock                    65
Directors of Cordis                                            66
Executive Officers                                             69
Executive Compensation                                         71
Summary Compensation Table                                     71
Option/SAR Grants Table                                        72
Option/SAR Exercises and Year-End Value Table                  73
Long-Term Incentive Plan Awards Table                          73
Retirement Benefits                                            74
Information Regarding Webster                                  76
  General                                                      76
  Business                                                     76
  Products                                                     77
  Patents and Trade Secrets                                    77
  Sales and Marketing                                          78
  Competition                                                  78
  Selected Financial Data of Webster                           80
  Webster Management's Discussion and Analysis of Financial
    Condition and Results of Operations                        81
Beneficial Ownership of Webster Common Stock                   84
Executive Officers and Directors of Webster                    85
Executive Compensation                                         86
Summary Compensation Table                                     86
Option Grants in Last Fiscal Year                              87
Option Exercises and Year-End Value Table                      88
Certain Relationships and Related Transactions                 89
Legal Matters                                                  89
Experts                                                        89
Index to Consolidated Financial Statements of Cordis           F-1
Index to Financial Statements of Webster                       F-28
Appendix A - Agreement and Plan of Reorganization and Merger
  Agreement                                                    A-1
Appendix B - Chapter 13 of the California General
  Corporation  Law                                             B-1

                             SUMMARY

      The following is a summary of certain information contained elsewhere in this Consent Statement/Prospectus and/or in the Appendices attached hereto. Certain capitalized terms used in this Summary are defined elsewhere in this Consent Statement/Prospectus. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Consent Statement/Prospectus and the Appendices attached hereto. Shareholders of Webster are urged to read carefully all of the information contained in this Consent Statement/Prospectus and the Appendices attached hereto.

                      Parties to the Merger

Cordis: Cordis is engaged in the design, manufacture and sale of medical devices, primarily angiographic catheters, neuroscience devices and other related medical devices. Cordis was incorporated in the State of Florida in 1959. Cordis' principal executive offices are located at 14201 N.W. 60th Avenue, Miami Lakes, Florida 33014 and its telephone number is
                (305) 824-2000.  See "INFORMATION REGARDING CORDIS."

Acquisition:    Acquisition  is   a   California  corporation  recently
                organized  by  Cordis for the purpose of effecting  the
                Merger.   It has no material assets and has not engaged
                in any activities except in connection with the Merger.

Webster: Webster is engaged in the design, development, manufacture and marketing of a full line of electrophysiology catheters that are used to diagnose cardiac tachyarrhythmias. Webster was incorporated in the State of California in 1980. Webster's principal executive offices are located at 4750 Littlejohn Street, Baldwin Park, California 91706 and its telephone number is (818) 960-6404. See "INFORMATION REGARDING WEBSTER."


                     Webster Consent Solicitation

Record Date:    Only  holders  of  record  of  shares of Webster Common
                Stock and Webster Preferred Stock at the close of business on _______, 1994 (the "Webster Record Date") are entitled to vote on the Merger.

Purpose of the
 Solicitation:  The  purpose  of  this  consent  solicitation   is   to
                consider  and  vote  upon  a proposal  to  approve  the
                Reorganization  Agreement and Merger  Agreement,  which
                provide  for  the merger of Acquisition with  and  into
                Webster, which will become a wholly owned subsidiary of
                Cordis.  If the Agreements are approved, each share  of
                Webster  Common Stock outstanding immediately prior  to
                consummation  of  the  Merger  (except  for  Dissenting
                Shares)  will  be converted into the right  to  receive
                that  number of shares of Cordis Common Stock equal  to
                $12.81364 divided by the Average Trading Price, subject
                to  certain adjustments and limitations described under
                "-- The Proposed Merger and Related Matters."  Approval
                of the Agreements also shall constitute approval of the
                specific    terms   thereof   and   the    transactions
                contemplated   thereunder  including   certain   escrow
                arrangements.

Vote Required:  The   affirmative  vote  of  a  majority   of  (i)  the
                outstanding shares of Webster Common Stock,  with  each
                share  of  Webster Common Stock having  one  vote,  and
                (ii) the outstanding shares of Webster Preferred Stock,
                with  each share of Webster Preferred Stock having  one
                vote,  are required to approve the Agreements.  On  the
                Webster  Record  Date, there were  ________  shares  of
                Webster  Common Stock and 1,200,000 shares  of  Webster
                Preferred Stock outstanding and entitled to vote.  Each
                share of Webster Preferred Stock is convertible at  any
                time into one share of Webster Common Stock.  3,866,667
                shares  of Webster Common Stock (approximately  83%  of
                the shares of Webster Common Stock entitled to vote  on
                the  Agreements)  are held by directors  and  executive
                officers  of Webster or their affiliates.  All  of  the
                issued  and  outstanding shares  of  Webster  Preferred
                Stock   are  held  by  Brentwood  Associates  V,   L.P.
                ("Brentwood").

Dissenters'
Rights: Pursuant to Chapter 13 of the Corporations Code of the State of California Code (the "California Code"), shareholders of Webster will be entitled to dissenters' rights of appraisal in connection with the Merger. The provisions of Chapter 13 are technical in nature and complex. Shareholders desiring to exercise appraisal rights and to obtain appraisal of the fair value of their shares should consult counsel, since the failure to comply strictly with the provisions of Chapter 13 may result in a waiver or forfeiture of their appraisal rights. It is a condition to the obligations of Cordis and Acquisition to effect the Merger that the aggregate of (i) the fractional share interests in Cordis Common Stock to be paid in cash pursuant to the Reorganization Agreement and (ii) the shares of Cordis Common Stock that otherwise would be issuable by virtue of the Merger with respect to the shares of Webster Common Stock outstanding on the Webster Record Date that will not be converted into Cordis Common Stock due to the shareholders of Webster demanding an appraisal of the fair value of such shares shall not be more than 2% of the maximum aggregate number of shares of Cordis Common Stock which could be issued as a result of the Merger. See "THE MERGER -- Dissenters' Rights." A copy of Chapter 13 of the California Code is attached hereto as Appendix B.


                      The Proposed Merger and Related Matters

General: Upon consummation of the Merger, (i) Acquisition will be merged with and into Webster, which will be the surviving corporation that will do business under the name Cordis Webster, Inc. and become a wholly owned subsidiary of Cordis and (ii) each share of Webster Common Stock outstanding immediately prior to the consummation of the Merger (except for Dissenting Shares) will be converted into the right to receive that number of shares of Cordis Common Stock determined by dividing $12.81364 by the Average Trading Price of a share of Cordis Common Stock; provided, however, if the Average Trading Price is greater than $52.02, such number shall be 0.246321 and if the Average Trading Price is less than $42.56, such number shall be
                0.301072. If prior to the Effective Time Mr. Wilton W. Webster, Jr. dies or suffers a disability described in the Reorganization Agreement, the Exchange Ratio will be replaced by the Recomputed Exchange Ratio, which is determined by dividing $12.05969 by the Average Trading Price of a share of Cordis Common Stock; provided, however, if the Average Trading Price is greater than $52.02, such number shall be 0.231828, and if the Average Trading Price is less than $42.56, such number shall be 0.283357. The Exchange Ratio and the
                Recomputed Exchange Ratio are subject to certain adjustments and limitations as described in this Consent Statement/Prospectus. The minimum and maximum numbers of shares of Cordis Common Stock issuable pursuant to the Merger as contemplated under the Reorganization Agreement (assuming the conversion prior to the Effective Time of all shares of Webster Preferred Stock into Webster Common Stock and assuming the issuance prior to the Effective Time of all shares of Webster Common Stock issuable pursuant to outstanding options to purchase shares of Webster Common Stock ("Webster Options") will be 1,634,008 and 1,997,203, respectively, based on the Exchange Ratio, and 1,537,805 and 1,879,669, respectively, based on the Recomputed Exchange Ratio. In addition, all Webster Options will be assumed or substituted by Cordis, with the number of shares of Cordis Common Stock issuable upon exercise and the exercise price thereof adjusted to reflect the Exchange Ratio or the Recomputed Exchange Ratio, as the case may be. Based upon the average of the reported closing prices of a share of Cordis Common Stock as reported by NASDAQ for the 20 consecutive trading days immediately prior to the date of this Consent Statement/Prospectus, the aggregate value of shares of Cordis Common Stock issuable pursuant to the Merger would be approximately $________ using the Exchange Ratio (assuming the conversion prior to the Effective Time of all shares of Webster Preferred Stock into Webster Common Stock and assuming the issuance prior to the Effective Time of all shares of Webster Common Stock issuable pursuant to Webster Options). The actual value of the transaction is subject to the application of the Exchange Ratio or the Recomputed Exchange Ratio, as the case may be, as described herein. See "THE MERGER -- Terms of the Merger." Shareholder approval of the Merger will be deemed to have occurred once Webster has received unrevoked consents from the holders of a majority of the outstanding shares of Webster Common Stock and a majority of the outstanding shares of Webster Preferred Stock. The Merger will become effective upon the acceptance by the California Secretary of State of the filing of the Merger Agreement, which is expected to be executed by Acquisition and Webster and filed as soon as practicable following approval of the Agreements by the requisite vote of the Webster shareholders and the satisfaction or waiver of the other conditions set forth in the Reorganization Agreement. Pursuant to an agreement between Webster, Brentwood and Cordis, Brentwood has agreed to terminate certain rights relating to its ownership of Webster securities and to convert all of its Webster Preferred Stock into shares of Webster Common Stock immediately prior to the Effective Time. See "THE MERGER -- Agreement With Certain Shareholder."

                At the Effective Time, all shares of Webster Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of Webster Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Cordis Common Stock to be issued in exchange therefor upon the surrender of such certificate, and except for the rights of Dissenting Shareholders. Shares of Webster Common Stock held by shareholders who have perfected their dissenters' rights under California law shall, upon consummation of the Merger, represent only the rights accorded to such shares under the California Code.

                Promptly after the Effective Time, the Exchange Agent (as defined below) will deliver a letter of transmittal with instructions to all holders of record of Webster Common Stock for use in exchanging their Webster Common Stock certificates for Cordis Common Stock certificates. HOLDERS OF WEBSTER COMMON STOCK SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

                Fractional shares of Cordis Common Stock will not be issued in connection with the Merger. Webster shareholders otherwise entitled to a fractional share of Cordis Common Stock will be paid the value of such fraction in cash, determined as described herein under "THE MERGER -- Terms of the Merger -- Exchange of Certificates -- No Fractional Shares."

Background of
the Merger:     During     June      1993,     Cordis   representatives
                approached  Webster  to inquire whether  Webster  would
                consider exploring a business combination with  Cordis.
                As  a  result  of this preliminary discussion,  Webster
                decided  to  visit  Cordis  to  ascertain  whether   an
                acquisition  of Webster by Cordis was a viable  option.
                During  this  visit,  Cordis  described  its  business,
                products  and management philosophy.  Cordis  described
                its sales and marketing operations and the resources it
                had  that  would  be  made  available  to  Webster   if
                acquired.   These  included  the  ability  to   utilize
                Cordis'  well-established European sales force in  lieu
                of Webster's distributors, the availability of cash for
                growth,  and access to Cordis' manufacturing processes,
                together  with skills, systems and procedures typically
                available  only in companies much larger than  Webster.
                Webster  explained the factors that were  important  to
                its Board and management in considering any acquisition
                proposal,   which  included  Webster  maintaining   its
                existing  management  team and present  location  while
                having  access to Cordis' resources for growth.  Cordis
                also  described the market for its common stock,  which
                would   provide   increased   liquidity   for   Webster
                shareholders after the Merger.

                After discussions among Webster's management and Board members, Webster's management accepted Cordis' invitation for a second meeting, which occurred in July 1993. At this meeting, Webster and Cordis assessed their mutual values, cultures and goals, established common ground and trust and concluded there was a high level of compatibility.

                Cordis management visited Webster in September 1993 to tour its operations and to meet Webster's management team. During this visit, Webster management gave an overview of Webster's operations and strategies, which led Cordis to proceed with negotiations intended to lead to an acquisition of Webster.

                Early in October 1993 a meeting was held between Cordis and Webster management, plus one Webster Board member, during which the decision was reached that the various concerns of both companies were within a range to be negotiated and that the due diligence process should begin. The due diligence process began in mid-October 1993. In mid-November 1993 Cordis, Webster management and a Webster Board member met to discuss the ongoing due diligence, to further resolve open issues and to begin to structure the potential acquisition of Webster. Due diligence and negotiations continued until an agreement was reached in mid-January 1994. On January 20, 1994 Webster's Board of Directors, after determining that the Merger was fair and in the best interests of the Webster shareholders, unanimously approved the execution of the Reorganization Agreement.

Reasons for
the Merger;
Recommendation
of the Webster
Board of
Directors:      In  the discussions  that  led  to  the  signing of the
                Agreements,   the   Board  of  Directors   of   Webster
                identified  a number of potential benefits  that  could
                result from the Merger.  The Webster Board of Directors
                believes  that  the Merger will provide  Webster  with,
                among  other  things,  enhanced product  offerings,  an
                ability  to  access technology and processes previously
                unavailable   to  it  and  access  to  an   established
                international direct sales force.  The Webster Board of
                Directors  further believes that given the  established
                trading  market  for Cordis Common  Stock,  the  Merger
                should  provide  Webster  shareholders  with  increased
                investment liquidity.  For these reasons, the Board  of
                Directors   of   Webster  (including  the   nonemployee
                directors) unanimously has approved the Agreements  and
                has  determined that the Merger is fair to, and in  the
                best  interests of, Webster and its shareholders.   The
                Board of Directors of Webster unanimously recommends that the shareholders of Webster vote FOR the approval and adoption of the Agreements.

Prohibition on
Certain
Activities:     The   Reorganization  Agreement   generally    provides
                that, prior to the Effective Time, Webster will conduct
                its  business  in the ordinary course or  as  otherwise
                discussed in this Consent Statement/Prospectus in  "THE
                MERGER -- Conduct of Business."  In particular, Webster
                has  agreed  that  it  will not  initiate,  solicit  or
                encourage  other merger or similar proposals; provided,
                however, the Board of Directors of Webster may  furnish
                information   to,   or   enter  into   discussions   or
                negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire Webster pursuant to a merger, consolidation, share exchange, business combination or other similar transaction (a
               "Bona Fide Proposal") under certain circumstances. See "THE MERGER -- Conduct of Business."

Conditions to
Consummation
of the Merger: The  respective  obligations  of  Cordis  and   Webster
               to effect the Merger and the other transactions contemplated in the Reorganization Agreement are subject to satisfaction or waiver at or prior to the Effective Time of the following conditions: (i) the Registration Statement shall have been declared effective by the Commission and Cordis shall have received all other federal or state securities permits and other authorizations necessary to issue Cordis Common Stock in exchange for Webster Common Stock and to consummate the Merger; (ii) the Reorganization Agreement, the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of Webster; (iii) no Governmental Entity (as defined below) or federal or state court of competent jurisdiction shall have prevented or prohibited consummation of the Merger or any other transactions contemplated in the Reorganization Agreement; (iv) the applicable waiting period, together with any extensions thereof, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") shall have expired or been terminated; (v) all consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made, by Cordis and Webster prior to consummation of the transactions contemplated in the Reorganization Agreement shall have been obtained from and made with all required Governmental Entities; and
               (vi) the Escrow Agent shall execute and deliver the Escrow Agreement with the other parties thereto. A "Governmental Entity" is defined in the Reorganization Agreement to mean any governmental, quasi-governmental or regulatory authority, domestic or foreign.

               The obligations of Cordis to effect the Merger and the other transactions contemplated in the Reorganization Agreement also are subject to the satisfaction or waiver of the following conditions:
               (i)  each  of  the  representations and  warranties  of
               Webster, the Webster Shareholders and those Webster Shareholders named on Schedule 2 of the Reorganization Agreement (the "Schedule 2 Shareholders") contained in the Reorganization Agreement, without giving effect to any updated disclosure, shall be true and correct as of the date of the Reorganization Agreement and as of the Effective Time as though made as of the Effective Time, except as otherwise provided therein; (ii) Webster, each Webster Shareholder and each Schedule 2 Shareholder shall have performed or complied in all material respects with all agreements and covenants required by the Reorganization Agreement to be performed or complied with by them on or prior to the Effective Time; (iii) Webster shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the Merger under all loan or credit arrangements, notes, mortgages, indentures, leases or other agreements or instruments to which it is a party; (iv) Cordis shall have received from independent counsel to Webster reasonably satisfactory to Cordis an opinion dated the Effective Time, in form and substance reasonably satisfactory to Cordis; (v) the aggregate of (a) the fractional share interests in Cordis Common Stock to be paid in cash and (b) the shares of Cordis Common Stock that otherwise would be issuable by virtue of the Merger with respect to the shares of Webster Common Stock outstanding on the Webster Record Date that will not be converted into Cordis Common Stock due to the shareholders of Webster exercising their appraisal rights shall not be more than 2% of the maximum aggregate number of shares of Cordis Common Stock which could be issued as a result of the Merger; (vi) there shall not be pending any action, proceeding or investigation by any Governmental Entity
               (a) challenging or seeking material damages in connection with the Merger or the conversion of Webster Common Stock into Cordis Common Stock pursuant to the
               Merger or (b) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Cordis or its subsidiaries to own or operate all or any portion of the business or assets of Webster; (vii) Cordis shall have received a letter covering certain matters from Webster's independent auditor; (viii) Cordis shall have received the opinion of Deloitte & Touche in its capacity as Cordis' independent auditor to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with the Reorganization Agreement; (ix) Cordis shall have received from certain persons a signed Affiliate Agreement (as defined below); (x) the opinion of Cordis' financial advisor to the effect that the consideration to be paid by Cordis in the Merger pursuant to the Reorganization Agreement is fair from a financial point of view to the Cordis shareholders shall not have been modified or withdrawn; (xi) Brentwood shall have converted the Webster Preferred Stock into Webster Common Stock in accordance with the provisions of the Brentwood Agreement; (xii) Cordis shall have received executed copies of the employment agreements from Wilton W. Webster, Jr. and Tony R. Brown; (xiii) since November 30, 1993, there shall not have been any change or effect that, individually or when taken together with all other such changes or effects, is or is reasonably likely to be materially adverse to the financial condition, business, results of operations or prospects of Webster ("Webster Material Adverse Effect"); and (xiv) Webster shall have taken the actions with respect to certain agreements called for by the Reorganization Agreement.

               The obligations of Webster to effect the Merger and the other transactions contemplated in the Reorganization Agreement are also subject to satisfaction or waiver at or prior to the Effective Time of the following conditions: (i) each of the representations and warranties of Cordis contained in the Reorganization Agreement, without giving effect to any updated disclosure, shall be true and correct as of the date of the Reorganization Agreement and as of the Effective Time as though made as of the Effective Time, except as otherwise provided therein; (ii) Cordis shall have performed or complied in all material respects with all agreements and covenants required by the Reorganization Agreement to be performed or complied with by it on or prior to the Effective Time; (iii) Webster shall have received from the General Counsel of Cordis an opinion dated the Effective Time, in form and substance reasonably satisfactory to Webster; and (iv) there shall not be pending any action, proceeding or investigation by any Governmental Entity
               (a) challenging or seeking material damages in connection with the Merger or the conversion of Webster Common Stock and Webster Preferred Stock into Cordis Common Stock pursuant to the Merger or (b) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Cordis or its subsidiaries to own or operate all or any portion of the businesses or assets of Webster, which in either case is reasonably likely to have a Cordis Material Adverse Effect (as defined below) after the Effective Time; (v) since September 30, 1993, there shall not have been any change or effect that, individually or when taken together with all such other changes or effects, is or is reasonably likely to be materially adverse to the financial condition, business or results of operations of Cordis and its subsidiaries, taken as a whole ("Cordis Material Adverse Effect"); and (vi) Webster shall have received from Cordis or NASDAQ/NMS evidence reasonably satisfactory to Webster that the shares of Cordis Common Stock to be issued to Webster Shareholders in the Merger shall be quoted on NASDAQ/NMS immediately after the Effective Time.

               See   "THE  MERGER --  Conditions  to   Obligations  to
               Effect the Merger."

Representations
and Warranties:The   Reorganization    Agreement   contains    various
               representations and warranties of the parties, including representations made by Webster as to its organization and qualification, capitalization, authority to enter into the Agreements, as well as various other matters. Cordis and Acquisition also made several representations and warranties under the Reorganization Agreement, including representations and warranties relating to their organization and authority to enter into the Agreements. The representations and warranties of each of Webster, Cordis and Acquisition are set forth in the Reorganization Agreement attached hereto as Appendix A. In addition, each of the Webster Shareholders severally but not jointly represented and warranted to Cordis and Acquisition that, except as otherwise disclosed, to such Webster Shareholder's knowledge, no representation or warranty by Webster, and no document, statement, certificate, schedule or exhibit furnished or to be furnished to Cordis pursuant to the Reorganization Agreement or otherwise in connection therewith, contained or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained therein not misleading. The Schedule 2 Shareholders severally but not jointly represented and warranted to Cordis and Acquisition that, except as otherwise disclosed, certain representations and warranties of Webster pertaining to Webster's financial information, books and records, Webster's absence of undisclosed liabilities and certain disclosures made by Webster are true and correct.

               The Reorganization Agreement provides that the representations and warranties of Webster shall survive the Effective Time, and that the only remedy available to Cordis for a breach by Webster (as opposed to the Webster Shareholders and Schedule 2 Shareholders) of such representations and warranties are the post-closing adjustment (as described below, the "Post-closing Adjustment") and the indemnification provisions contained in the Reorganization Agreement and described below. The representations and warranties of the Webster Shareholders are to survive the Effective Time for a period of three years. The representations and warranties of the Schedule 2 Shareholders are to survive the Effective Time for a period of 18 months. In addition, the Reorganization Agreement provides that any claim for Damages resulting from a breach of any representations and warranties of the Webster Shareholders and the Schedule 2 Shareholders will be subject to the survival limitations described above and such other limitations as described below.

               See "THE MERGER  --  Representations  and  Warranties."

Escrow of Shares;
Post-closing
Adjustment:    At  the  Effective  Time,  ten percent of the shares of
               Cordis  Common Stock issuable to the holders of Webster
               Common  Stock  (including Brentwood,  which  will  have
               converted  its shares of Webster Preferred  Stock  into
               Webster Common Stock) will be deposited by Cordis  with
               the  Escrow  Agent pursuant to the Escrow Agreement  to
               provide   for  the  Post-closing  Adjustment  described
               below.

               The shares of Cordis Common Stock held in escrow (the "Adjustment Escrow Shares"), (i) together with any property ("Adjustment Property") that would have been distributed to the holders of such Adjustment Escrow Shares as a result of any non-taxable stock dividend, stock split, recapitalization, merger, combination or similar transaction occurring during the period (the "Post-closing Adjustment Period") beginning at the Effective Time and ending on the date (the "Adjustment Date") one year after the Effective Time, (ii) less any Adjustment Escrow Shares, and any Adjustment Property distributed with respect thereto, that have been applied as provided in the Reorganization Agreement and the Escrow Agreement in satisfaction of any amounts owing to any Indemnified Persons (as defined below), and (iii) less any Adjustment Escrow Shares, and any Adjustment Property distributed with respect thereto, determined pursuant to the Escrow Agreement to be necessary to provide for any claim or claims for Damages asserted in writing by one or more of the Indemnified Persons pursuant to the Reorganization Agreement during the Post-closing Adjustment Period but not finally determined as provided in the Reorganization Agreement and the Escrow Agreement (a
               "Claim Amount"), shall be delivered as soon as practicable after the Adjustment Date (and in any event within 90 days after the Adjustment Date) as set forth in the Escrow Agreement to the Representative of the Webster Shareholders other than Dissenting Shareholders (such non-Dissenting Shareholders are hereinafter referred to as the "Holders"), or otherwise in accordance with written instructions provided by such Representative, for redelivery to the Holders based on each such Holder's proportionate interest immediately following the Effective Time in the Cordis Common Stock as set forth in the Reorganization Agreement. Notwithstanding such delivery, any remaining Adjustment Escrow Shares (and any Adjustment Property distributed with respect thereto) held in escrow as set forth above will continue to be held by the Escrow Agent under the Escrow Agreement in accordance with the provisions of the Escrow Agreement. By their execution and delivery of the Reorganization Agreement, the Webster Shareholders appointed David W. Chonette (a director of Webster and a general partner of an entity that is the general partner of Brentwood) as Representative of the Webster Shareholders (other than Dissenting Shareholders) for purposes of the Post-closing Adjustment.

               The procedure set forth in the Escrow Agreement shall be used for the application of the Adjustment Escrow Shares to satisfy indemnification obligations to Indemnified Persons under the Reorganization Agreement. The number of Adjustment Escrow Shares to which an
               Indemnified Person will be entitled in respect of an Indemnification Amount or Claim Amount will be determined by dividing (i) the Indemnification Amount or Claim Amount, as the case may be, by (ii) the Average Trading Price (provided, however, that for such purposes, if the Average Trading Price is greater than $52.02, the Average Trading Price shall be $52.02, and if the Average Trading Price is less than $42.56, the Average Trading Price shall be $42.56). Any portion of the Adjustment Escrow Shares applied to satisfy any indemnification obligations to Indemnified Persons will be delivered to the Indemnified Persons (together with any Adjustment Property distributed with respect thereto) as set forth in the Escrow Agreement.

               If the Adjustment Escrow Shares (together with any Adjustment Property distributed with respect thereto) are insufficient to cover the full amount of the adjustments described above, Cordis will have available to it such other remedies as may exist at law or in equity to satisfy any claim or claims for Damages, subject to the terms of the Reorganization Agreement.

               During the Post-closing Adjustment Period, the Escrow Agent will vote the Adjustment Escrow Shares and any other shares of stock included in the Adjustment Property in accordance with the written instructions of the Holders who would receive such shares if all of the Adjustment Escrow Shares and any other shares of stock included in the Adjustment Property were delivered to the Holders pursuant to the procedures described above.

               See "THE MERGER -- Terms of the Merger -- Post-closing Adjustment."

Indemnification;
Limitation of
Liability:     The  Webster  Shareholders  have  agreed to jointly and
               severally  indemnify  and  hold  harmless  Cordis,  the
               Surviving Corporation and their respective officers and
               directors, and each person, if any, who controls or may
               control Cordis or the Surviving Corporation within  the
               meaning  of  the Securities Act ("Indemnified  Person")
               from  and  against any and all losses, costs,  damages,
               liabilities and expenses, including attorneys' fees and
               expenses,  ("Damages") actually suffered (after  giving
               effect  to any insurance proceeds) and arising  out  of
               the   breach   of   the  representations,   warranties,
               covenants  and agreements given or made by Webster  and
               the  Webster Shareholders in the Agreements or  related
               documents,  which  is  to  be  satisfied  through   the
               application by Cordis of the Adjustment Escrow  Shares.
               The  maximum liability of the Webster Shareholders  for
               such  indemnification is limited to an amount equal  to
               the  number  of Adjustment Escrow Shares multiplied  by
               the  Average Trading Price (provided, however, that for
               such  purposes, if the Average Trading Price is greater
               than  $52.02, the Average Trading Price will be $52.02,
               and  if  the Average Trading Price is less than $42.56,
               the  Average  Trading Price will be $42.56),  provided,
               further,  that  Webster  Shareholders  will   have   no
               liability  under such provision or the Escrow Agreement
               to   the  extent  claims  for  Damages  do  not  exceed
               $250,000;  provided,  however,  that  if  such  Damages
               exceed $250,000, then the indemnification provided  for
               hereunder  will apply to all Damages without regard  to
               the $250,000 threshold provided for above.  Indemnified
               Persons   will  have  to  assert  a  claim   for   such
               indemnification  on  or prior to the  Adjustment  Date.
               Notwithstanding the foregoing, the application  of  the
               Adjustment   Escrow   Shares  to   amounts   owing   to
               Indemnified  Persons will not be the  exclusive  remedy
               pursuant to which Cordis may satisfy claims for Damages
               against  the  Webster Shareholders and the  Schedule  2
               Shareholders.  Such other remedies shall be subject  to
               certain    limitations   described   above    in    "--
               Representations and Warranties" and as described below.

               In addition to the limitations described above and in "-- Representations and Warranties," in the event of any claim for Damages made against Webster Shareholders or Schedule 2 Shareholders, each Webster Shareholder or
               Schedule 2 Shareholder, as the case may be, will have maximum liability for such breaches in an amount ("Maximum Liability Amount") not to exceed the sum of
               (i) the number of shares of Cordis Common Stock received by such Webster Shareholder or Schedule 2 Shareholder at the Closing plus (ii) the number of Adjustment Escrow Shares to which each such Webster Shareholder or Schedule 2 Shareholder is entitled (after giving effect to claims made against Adjustment Escrow Shares), multiplied by the Average Trading Price (provided, however, that if the Average Trading Price is greater than $52.02, the Average Trading Price will be $52.02, and if the Average Trading Price is less than $42.56, the Average Trading Price will be $42.56); provided, further, however, that in the case of a
               Schedule 2 Shareholder, the maximum liability will not exceed 95% of the Maximum Liability Amount. In the event Cordis seeks to recover amounts for breaches of representations and warranties contained in the Reorganization Agreement, Cordis must first make claims against the Adjustment Escrow Shares, to the extent such shares are available and to the extent permitted under the terms of the Reorganization Agreement and the Escrow Agreement.

               See "THE MERGER -- Indemnification."

Agreement to
Vote Shares:   Pursuant  to  the  Reorganization  Agreement,   certain
               of the shareholders of Webster holding in the aggregate
               approximately 99% of the Webster Common Stock and  100%
               of  the Webster Preferred Stock have agreed to vote all
               shares  of  Webster  Common Stock or Webster  Preferred
               Stock,  as the case may be, beneficially owned by  such
               shareholder  in favor of the approval and  adoption  of
               the  Agreements  and  approval  of  the  Merger.   Such
               shareholders  have the right to terminate  such  voting
               agreements  under  certain  circumstances.   See   "THE
               MERGER -- Agreement to Vote Shares."

Amendment and
Termination:   The  Reorganization  Agreement  may  be  amended by the
               parties  thereto  by action taken by or  on  behalf  of
               their  respective Boards of Directors at any time prior
               to  the Effective Time; provided, however, that,  after
               approval  of the Merger by the shareholders of Webster,
               no  amendment may be made which would reduce the amount
               or  change  the type of consideration into  which  each
               share  of  Webster Common Stock will be converted  upon
               consummation   of   the  Merger.   The   Reorganization
               Agreement may not be amended except by an instrument in
               writing   signed   by   the   parties   thereto.    The
               Reorganization Agreement may be terminated at any  time
               prior  to  the Effective Time, whether before or  after
               approval  of the Reorganization Agreement,  the  Merger
               Agreement  and  the  Merger  by  the  shareholders   of
               Webster:  (i) by mutual written consent of  Cordis  and
               Webster; (ii)(a) by Cordis, if there has been a  breach
               by Webster, the Webster Shareholders or the Schedule  2
               Shareholders   of   any   of   their   representations,
               warranties,  covenants or agreements contained  in  the
               Reorganization  Agreement, or any  such  representation
               and  warranty shall have become untrue and such  breach
               or condition has not been promptly cured within 10 days
               following receipt by Webster of written notice of  such
               breach;  (b) by Webster, if there has been a breach  by
               Cordis  of  any  of  its  representations,  warranties,
               covenants or agreements contained in the Reorganization
               Agreement,  or  any  such representation  and  warranty
               shall  have become untrue and such breach or  condition
               has  not  been promptly cured within 10 days  following
               receipt  by  Cordis of written notice of  such  breach;
               (iii)  by  either  Cordis  or Webster  if  any  decree,
               permanent  injunction, judgment, order or other  action
               by   any   court  of  competent  jurisdiction  or   any
               Governmental    Entity   preventing   or    prohibiting
               consummation of the Merger shall have become final  and
               nonappealable; (iv) by either Cordis or Webster if  the
               Merger shall not have been consummated by May 15, 1994;
               provided,  however,  that the Reorganization  Agreement
               may  be extended not more than 60 days by either  party
               by  written  notice to the other party  if  the  Merger
               shall  not have been consummated as a direct result  of
               the  other party having failed by such date to  receive
               all  regulatory  approvals or consents required  to  be
               obtained  by  such party with respect  to  the  Merger;
               provided  further, however, that the right to terminate
               the  Reorganization Agreement for this reason will  not
               be  available  to  any party whose willful  failure  to
               fulfill   any   obligation  under  the   Reorganization
               Agreement  has been the cause of, or resulted  in,  the
               failure  of  the Effective Time to occur on  or  before
               such  date;  (v)  by either Cordis or  Webster  if  the
               Reorganization  Agreement shall  fail  to  receive  the
               requisite  vote  for  approval  and  adoption  by   the
               shareholders of Webster; (vi) by Cordis, if  the  Board
               of  Directors of Webster shall have recommended to  the
               shareholders  of  Webster any  Bona  Fide  Proposal  or
               resolved to do so under the circumstances described  in
               the  Reorganization Agreement; (vii) by Webster, if the
               Board of Directors of Webster shall have recommended to
               the  shareholders of Webster any Bona Fide Proposal  or
               resolved to do so under the circumstances described  in
               the   Reorganization  Agreement;  provided   that   any
               termination of the Reorganization Agreement by  Webster
               for  this reason will not be effective until the  close
               of  business  on  the  second full business  day  after
               notice  thereof to Cordis; and (viii) by either  Cordis
               or   Webster  if  circumstances  arise  which  make  it
               impossible, in the reasonable judgment of either Cordis
               or Webster, as the case may be, for a condition to such
               party's  obligation to effect the Merger and the  other
               transactions   contemplated   in   the   Reorganization
               Agreement  to  be  satisfied prior  to  May  15,  1994;
               provided,  however,  that the right  to  terminate  the
               Reorganization Agreement for this reason  will  not  be
               available to any party whose act or failure to  act  or
               whose breach of any obligation under the Reorganization
               Agreement   is   responsible  for  such   circumstances
               arising.    See   "THE   MERGER   --   Amendment    and
               Termination."

Interests of
Certain Persons
with Respect
to the Merger;
Potential
Conflicts
of Interest:   In   considering   the   recommendation  of   Webster's
               Board  of Directors with respect to the Agreements  and
               the  Merger, Webster shareholders should be aware  that
               certain  members of the management of Webster, some  of
               whom  are  members  of  its Board  of  Directors,  have
               certain interests in the Merger that are in addition to
               the  interests  of  shareholders of Webster  generally.
               Certain  of  such  persons will enter  into  employment
               agreements that will become effective upon consummation
               of  the  Merger.   The Board of Directors  of  Webster,
               particularly the nonemployee directors, were  aware  of
               these   interests  and  considered  them,  among  other
               matters, in approving the Reorganization Agreement  and
               the  Merger Agreement and the transactions contemplated
               thereby.   See  "THE  MERGER --  Interests  of  Certain
               Persons with Respect to the Merger; Potential Conflicts of Interest."

Management
of Cordis
and the Surviving
Corporation
Following
the Merger;
Employment
Agreements:    It is a condition to the obligation of Cordis to effect
               the  Merger  that  Tony R.  Brown,  Ph.D. and Wilton W.
               Webster, Jr. execute and  deliver to Cordis  employment
               agreements  at  or  prior  to  the  Closing pursuant to
               which  Dr.  Brown  will  serve  as   Vice  President of
               Cordis and President and Chief Executive Officer of the
               Surviving Corporation and Mr. Webster will serve as Vice President and Senior Scientific Advisor of Cordis and Chief Engineer of the Surviving Corporation. See
               "THE MERGER--Interests of Certain Persons with Respect to the Merger; Potential Conflicts of Interest."

Agreement With
Certain
Shareholder:   In  connection  with  the  execution  and  delivery  of
               the  Reorganization Agreement, Brentwood,  Webster  and
               Cordis have entered into an agreement dated as of January 20, 1994 (the "Brentwood Agreement"), pursuant to which Brentwood, the owner of all issued and outstanding shares of Webster Preferred Stock, has agreed to terminate certain rights relating to its ownership of Webster securities and to convert all of its Webster Preferred Stock into shares of Webster
               Common  Stock immediately prior to the Effective  Time.
               See "THE MERGER -- Agreement With Certain Shareholder."

Accounting
Treatment:     The  Merger  is  expected  to  qualify as a "pooling of
               interests"  for  accounting  and  financial   reporting
               purposes.   Consummation of the Merger  is  conditioned
               upon,  among  other things, Cordis receiving  a  letter
               from  Deloitte & Touche, independent auditors to Cordis
               and Webster, to the effect that the Merger will qualify
               as   a   "pooling   of  interests"  transaction   under
               Accounting Principles Board Opinion No. 16.  Because of
               a  limitation on the amount of cash that may be paid in
               connection   with  the  Merger  imposed  by  applicable
               accounting principles, the Merger may not be  accounted
               for as a "pooling of interests" if Webster shareholders
               holding  more than ten percent (10%) of the outstanding
               stock  of Webster exercise dissenters' rights.  Webster
               has  agreed that, prior to the Effective Time,  Webster
               will  obtain Affiliate Agreements from certain  persons
               identified  in  the  Reorganization Agreement  and  any
               person who may be deemed to have become an affiliate of
               Webster  (under  Rule  145 of  the  Securities  Act  or
               otherwise   under   applicable  Commission   accounting
               releases    with    respect   to   pooling-of-interests
               accounting   treatment)   after   the   date   of   the
               Reorganization  Agreement  and  on  or  prior  to   the
               Effective Time, provided that Webster has agreed to use
               its  best  efforts to obtain Affiliate Agreements  from
               each  such person as soon as practicable after the date
               of  the  Reorganization Agreement or the date on  which
               such  person attains such status, as the case  may  be.
               Each  party to the Reorganization Agreement,  including
               the  Webster Shareholders, has agreed to use  its  best
               efforts  to cause the Merger to qualify, and shall  not
               take  any  actions which could prevent the Merger  from
               qualifying,    for   pooling-of-interests    accounting
               treatment and as a reorganization qualifying under  the
               provisions  of  Section 368(a) of the Internal  Revenue
               Code  of  1986,  as  amended (the  "Code").   See  "THE
               MERGER -- Accounting Treatment."

Certain Federal
Income Tax
Consequences:  The    Merger   is   intended   to    qualify    as   a
               reorganization  under Section 368(a) of  the  Code,  in
               which   case  no  gain  or  loss  would  generally   be
               recognized  by  the  shareholders  of  Webster  on  the
               exchange  of their shares of Webster Common  Stock  for
               shares  of Cordis Common Stock (except with respect  to
               cash   received  by  such  shareholders  in   lieu   of
               fractional  shares  or  cash received  by  shareholders
               perfecting  dissenters' rights under  California  law).
               The  shareholders of Webster have received  an  opinion
               from  Venture Law Group to the effect that  the  Merger
               will  be  treated  as  a  tax-free  reorganization  for
               federal  income tax purposes.  Such opinion  was  based
               upon   representations   of  Cordis   and   Acquisition
               contained  in the Reorganization Agreement and  certain
               representations made to Venture Law Group by certain of
               Webster's shareholders.  No rulings have been requested
               from  the Internal Revenue Service with respect to  any
               tax  matters.  All Webster shareholders should  consult
               their  own tax advisors concerning the tax consequences
               of   the   Merger   in   their  particular   individual
               circumstances.   See  "THE MERGER  --  Certain  Federal
               Income Tax Matters."

Restrictions on
Resale of Cordis
Common Stock;
Affiliate
Agreements:    The  shares  of  Cordis  Common  Stock to be  issued to
               Webster  shareholders in the Merger will be  registered
               under   the   Securities  Act  and   will   be   freely
               transferable  after the Effective Time of  the  Merger,
               subject  to  certain limitations on transfer  described
               herein.  It is a condition to the obligations of Cordis
               to effect the Merger that certain affiliates of Webster
               execute   and   deliver   Affiliate   Agreements   (the
               "Affiliate Agreements"), pursuant to which such persons
               agree  not to sell, exchange, transfer, pledge, dispose
               of  or otherwise reduce such person's risk relative  to
               the  Cordis Common Stock or any part thereof until such
               time  after  the  Effective Time as  financial  results
               covering  at  least thirty (30) days  of  the  combined
               operations  of  Cordis and Webster after the  Effective
               Time  have  been made publicly available.  Furthermore,
               pursuant to the terms of the Affiliate Agreements, such
               persons may not sell or otherwise dispose of shares  of
               Cordis  Common Stock held by them (whether received  in
               the  Merger  or  previously held) except in  compliance
               with  the  applicable provisions of the Securities  Act
               and  the  rules and regulations thereunder.   See  "THE
               MERGER  --  Restrictions  on Resale  of  Cordis  Common
               Stock; Affiliate Agreements."

Fluctuation in
Market Price:  The  value  realized  by  Webster  shareholders in  the
               Merger will depend upon the market price of Cordis Common Stock, which is subject to fluctuation. There can be no assurance that the recent market prices of Cordis Common Stock will be maintained until or after the consummation of the Merger. See "MARKET PRICES AND DIVIDENDS."

Comparison of
Shareholder
Rights: See "COMPARATIVE RIGHTS OF CORDIS STOCKHOLDERS AND WEBSTER SHAREHOLDERS" for a summary of the material differences between the rights of holders of Cordis Common Stock and Webster Common Stock.

Regulatory
Requirements:  Cordis    and   Webster  are  aware of no  governmental
               approvals  required  for consummation  of  the  Merger,
               other than the compliance with federal securities  laws
               and  state securities or "Blue Sky" laws.  In addition,
               the  transaction  will  be  the  subject  of  premerger
               notification under the HSR Act.  Filings have been made
               under  the HSR Act by Cordis and by Wilton W.  Webster,
               Jr.  and Helen E. Webster on behalf of Webster  and  on
               behalf  of themselves as shareholders of Webster.   The
               HSR  Act  waiting period will expire thirty days  after
               completed premerger notifications have been filed  with
               the  Federal  Trade  Commission and the  Department  of
               Justice  Antitrust Division, subject  to  either  early
               termination  or  extension by a request for  additional
               information.     See   "THE   MERGER   --    Regulatory
               Requirements."

                            Market Prices and Dividends

 Cordis: On January 20, 1994, the last full trading day for Cordis Common Stock prior to the public announcement of the execution of the Reorganization Agreement, the reported closing bid price of Cordis Common Stock, as reported by NASDAQ, was $48-3/8 per share. The closing bid price of Cordis Common Stock, as reported by NASDAQ, on February ___, 1994 was $_____ per share. At January 31, 1994, there were 1,163 stockholders of record of Cordis Common Stock.

               Cordis has not paid any cash dividends to date and has no present intention to do so. Following the Merger, any future payment of dividends will be at the discretion of Cordis' Board of Directors and will depend upon the financial condition and capital requirements of Cordis, as well as other factors that the Board of Directors may deem relevant.

 Webster: No established public trading market exists for Webster's securities. As of ______, 1994, there were seven holders of record of Webster Common Stock and one holder of record of Webster Preferred Stock. Webster has never paid any cash dividends on either its common stock or its preferred stock.

    SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

      Set forth below are selected historical financial data of Cordis and Webster and selected unaudited pro forma combined financial data of Cordis and Webster. The selected historical financial data with respect to Cordis and Webster are based upon the respective historical financial statements of Cordis and Webster which are included in this Consent Statement/Prospectus, including the notes thereto, and should be read in conjunction therewith. The selected unaudited pro forma combined financial data should be read in conjunction with the unaudited pro forma condensed combined financial statements, including the notes thereto, appearing elsewhere in this Consent Statement/Prospectus. See "Consolidated Financial Statements of Cordis," "Financial Statements of Webster," "Pro Forma Condensed Combined Financial Statements" and "Notes to Pro Forma Condensed Combined Financial Statements."

      The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

                              CORDIS
               SELECTED HISTORICAL FINANCIAL DATA
         (Dollars in thousands except per share amounts)


                           Six Months
                       Ended December 31,               Fiscal Year Ended June 30,
                         1993      1992      1993      1992      1991      1990      1989
Net sales              $144,546  $124,486  $255,458  $222,959  $198,907  $163,674  $141,220
Income from continuing
 operations before
 income taxes, equity
 in loss in joint
 venture and
 cumulative effect
 of accounting change  $ 26,714  $ 18,311  $ 38,715  $ 32,289  $ 25,970  $ 17,196   $  9,363
Provision for income
 taxes                   10,215     5,340     9,655     8,275     6,638     4,159        394
Equity in loss in
 joint venture                _         _         _         _         _    (2,880)    (2,420)
Income from continuing
 operations before
 cumulative effect of
 accounting change     $ 16,499  $ 12,971  $ 29,060  $ 24,014  $ 19,332  $ 10,157   $  6,549
Earnings per share:
Income from continuing
 operations before
 cumulative effect of
 accounting change     $   1.13  $    .89  $   2.00  $   1.67  $   1.38  $    .75   $    .49
Total assets           $236,469  $183,054  $204,291  $168,154  $141,981  $145,778   $129,940
Long-term liabilities  $  8,253  $  8,733  $  8,093  $  9,677  $ 29,948  $ 36,855   $ 40,519
Cash dividends declared
 per common share      $      _  $      _  $      _  $      _  $      _  $      _   $      _

                            WEBSTER
               SELECTED HISTORICAL FINANCIAL DATA
         (Dollars in thousands except per share amounts)

                                 Fiscal Year Ended November 30,
                          1993      1992      1991       1990       1989

Net sales                $14,487   $9,044    $5,173     $2,407    $ 1,933
Net income               $ 2,701   $1,850    $1,214     $  271    $   137
Total assets             $11,127   $6,885    $2,514     $1,120    $   760
Long-term liabilities    $     _   $    _    $    _     $    _    $     _
Cash dividends declared
 per common share        $     _   $    _    $    _     $    _    $     _




                       CORDIS AND WEBSTER
      SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
         (Dollars in thousands except per share amounts)


                                 Six Months Ended
                                   December 31,     Twelve Months Ended June 30,
                                  1993    1992       1993      1992       1991
Net sales                      $152,600  $130,049  $267,446  $230,477  $202,560
Income from continuing
 operations before
 cumulative effect of
 accounting change             $ 17,808  $ 14,094  $ 31,466  $ 25,731  $ 20,085
Earnings per share:
Income from continuing
 operations before
 cumulative effect of
 accounting change
  - Maximum shares             $   1.07  $    .87  $   1.92  $   1.64  $   1.31
  - Minimum shares             $   1.10  $    .88  $   1.96  $   1.67  $   1.33
Total assets                   $247,406  $190,090  $214,408  $171,986  $143,635
Long-term liabilities          $  8,253  $  8,733  $  8,093  $  9,677  $ 29,948
Cash dividends declared per
 common share                  $      _  $      _  $      _  $      _  $      _

                   COMPARATIVE PER SHARE DATA

      The following table sets forth certain historical per share data of Cordis and Webster and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a pooling of interests basis assuming that a minimum of 0.246321 and a maximum of 0.301072 of one newly issued share of Cordis Common Stock are issued in exchange for each outstanding share of Webster Common Stock and Webster Preferred Stock in the Merger and assuming the issuance of all shares of Webster Common Stock issuable pursuant to Webster Options. This data should be read in conjunction with the selected financial data, the pro forma condensed combined financial statements and the separate historical financial statements of Cordis and Webster and notes thereto, included elsewhere in this Consent Statement/Prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.



                                Six Months       Fiscal Years Ended
                                  Ended                June 30,
                               December 31,
                               1993     1992    1993     1992    1991
Historical-Cordis
 Income from continuing
  operations
  before cumulative effect     $ 1.13   $.89    $2.00    $1.67   $1.38
  of accounting change
 Book value                    $11.75           $9.68



                                                 Fiscal Years Ended
                                                    November 30,
                                                1993     1992    1991
Historical-Webster - Equivalent Basis
 Net income
   - Maximum                                    $1.39    $1.27   $0.92
   - Minimum                                    $1.70    $1.55   $1.12
 Book value
   - Maximum                                    $4.46
   - Minimum                                    $5.45




                                Six Months       Fiscal Years Ended
                                  Ended                June 30,
                               December 31,
                               1993     1992    1993     1992    1991
Pro Forma Combined -- Per
 Cordis Share
  Income from continuing
   operations before
   cumulative effect
   of accounting change
     - Maximum                 $ 1.07   $.87    $1.92    $1.64   $1.31
     - Minimum                 $ 1.10   $.88    $1.96    $1.67   $1.33
  Book value
     - Maximum                 $10.89           $9.04
     - Minimum                 $11.13           $9.23

                               INTRODUCTORY STATEMENT

               This Consent Statement/Prospectus is being furnished to the shareholders of Webster for the purposes set forth below. The information concerning Webster in this Consent Statement/Prospectus has been supplied by Webster or its representatives. This Consent Statement/Prospectus is first being mailed to the shareholders of Webster on or about March ___, 1994.

               This Consent Statement/Prospectus is being furnished to the shareholders of Webster in connection with the solicitation of Webster shareholder consents by the Board of Directors of Webster in connection with the approval and adoption of the Reorganization Agreement and Merger Agreement, copies of which are attached hereto as Appendix A. If the Agreements are approved, each share of Webster Common Stock (including those shares issued to Brentwood upon the conversion of its Webster Preferred Stock into Webster Common Stock) outstanding immediately prior to consummation of the Merger (except for Dissenting Shares) will be converted into the right to receive that number of shares of Cordis Common Stock equal to $12.81364 divided by the Average Trading Price, subject to certain adjustments and limitations described in "THE MERGER -- Terms of the Merger."

               The Board of Directors of Webster (including its nonemployee directors) believes that the Merger is fair and in the best interests of Webster and its shareholders and has unanimously approved the Agreements and unanimously recommends that the shareholders of Webster vote in favor of the Agreements.

               The principal executive offices of Webster are located at 4750 Littlejohn Street, Baldwin Park, California 91706 and its telephone number is (818) 960-6404. Shareholders with questions regarding the Merger or other transactions or matters described herein may contact Tony R. Brown, Ph.D., President and Chief Executive Officer of Webster, at (818) 960-6404.


                   SOLICITATION, VOTING AND REVOCABILITY OF CONSENTS

              The close of business  on               , 1994 has been fixed
          fixed by the Board of Directors of Webster as the Webster Record Date for determination of shareholders entitled to consent to the Agreements and the Merger. The number of shares of Webster Preferred Stock and Webster Common Stock outstanding on the
          Webster  Record  Date   were  1,200,000  and                    ,
          respectively. The affirmative vote of the holders of a majority of (i) the outstanding shares of Webster Common Stock voting as a class, with each share of Webster Common Stock having one vote, and (ii) the outstanding shares of Webster Preferred Stock voting as a class, with each share of Webster Preferred Stock having one vote, is required to approve the Agreements.

                     WEBSTER SHAREHOLDERS SHOULD NOT SEND THEIR
                    STOCK CERTIFICATES WITH THEIR CONSENT FORMS.


               All consents  in  the  enclosed form  of  consent  that  are properly executed and returned to Webster will be voted in accordance with the instructions thereon. All executed but unmarked Webster consents will be voted FOR approval of the Agreements. Shareholder approval will be deemed to have occurred once Webster has received unrevoked consents from the holders of a majority of the outstanding shares of Webster Common Stock and a majority of the outstanding shares of Webster Preferred Stock. Any consent may be revoked by any shareholder prior to such shareholder approval by executing and delivering a subsequent consent or by delivering a written notice to the Secretary of Webster, as applicable, stating that the consent is revoked.

               The expense of printing this Consent Statement/Prospectus and the consents solicited hereby, and any registration or filing fees incurred in connection with the Registration Statement, this Consent Statement/Prospectus and certain other filings, will be
          shared equally by Cordis  and Webster.   See "THE MERGER -- Fees
          and Expenses; Termination Fees." In addition to the use of the mails, consents may be solicited by officers and directors and regular employees of Webster, without additional remuneration, by personal interviews, telephone, telegraph or otherwise.

               THE  BOARD   OF  DIRECTORS   OF  WEBSTER   RECOMMENDS   THAT
          SHAREHOLDERS  OF  WEBSTER   CONSENT  TO  THE   APPROVAL  OF   THE
          AGREEMENTS.

                                    THE MERGER


               The following discussion summarizes certain aspects of the Agreements, including various exhibits thereto. This summary is not intended to be a complete description of the Agreements and is subject to, and qualified in its entirety by, reference to the Agreements, copies of which are attached hereto as Appendix A and incorporated herein by reference.

          General Description

               On  January  20,  1994,  Cordis,  Acquisition,  Webster  and
          certain of the shareholders of Webster entered into the Reorganization Agreement, pursuant to which (i) Acquisition will be merged with and into Webster, which will be the surviving corporation that will do business under the name Cordis Webster, Inc. and become a wholly owned subsidiary of Cordis and (ii) each share of Webster Common Stock outstanding immediately prior to the consummation of the Merger (except for Dissenting Shares) will be converted into the right to receive that number of shares of Cordis Common Stock equal to $12.81364 divided by the Average Trading Price, subject to certain adjustments and limitations described below under "-- Terms of the Merger."

               The Merger, if approved by the Webster shareholders, will become effective upon the acceptance by the California Secretary of State of the filing of the Merger Agreement. The Merger
          Agreement is expected to be executed by Webster and Acquisition and filed with the Secretary of State of California as soon as practicable after the Merger has been approved by the shareholders of Webster and the other conditions to the Merger have been satisfied or waived (provided that no party has terminated the Reorganization Agreement previously). Shareholder approval will be deemed to have occurred once Webster has received unrevoked consents from the holders of a majority of the outstanding shares of Webster Common Stock and a majority of the outstanding shares of Webster Preferred Stock. It is anticipated that the Effective Time will occur during March 1994, but there can be no assurance that the various conditions to the Merger will have been satisfied by such time. The shareholder approval sought to be obtained by Webster will not expire and is not subject to reconsideration in the event of an extended delay or material change in Webster or its prospects or Cordis or its prospects. However, the Boards of Directors of Cordis, Acquisition and Webster can, under certain circumstances, abandon the Merger after such shareholder approval is obtained. Either party may terminate the Reorganization Agreement if, among other reasons, Webster shall have accepted or recommended to its shareholders a Bona Fide Proposal or if the Merger has not been consummated by May 15, 1994, subject to extension under certain circumstances. See "-- Conditions to Obligations to Effect the Merger" and "-- Amendment and Termination."

          Background of the Merger

               During June 1993, Cordis representatives approached Webster to inquire whether Webster would consider exploring a business combination with Cordis. As a result of this preliminary discussion, Webster decided to visit Cordis to ascertain whether an acquisition of Webster by Cordis was a viable option. During this visit, Cordis described its business, products and management philosophy. Cordis described its sales and marketing operations and the resources it had that would be made available to Webster if acquired. These included the ability to utilize Cordis' well-established European sales force in lieu of Webster's distributors, the availability of cash for growth, and access to Cordis' manufacturing processes, together with skills, systems and procedures typically available only in companies much larger than Webster. Webster explained the factors that were important to its Board and management in considering any acquisition proposal, which included Webster maintaining its existing management team and present location while having access to Cordis' resources for growth. Cordis also described the market for its common stock, which would provide increased liquidity for Webster shareholders after the Merger.

               After discussions among Webster's management and Board members, Webster's management accepted Cordis' invitation for a second meeting, which occurred in July 1993. At this meeting, Webster and Cordis assessed their mutual values, cultures and goals, established common ground and trust and concluded there was a high level of compatibility.

               Cordis management visited Webster in September 1993 to tour its operations and to meet Webster's management team. During this visit, Webster management gave an overview of Webster's operations and strategies which led Cordis to proceed with negotiations intended to lead to an acquisition of Webster. Early in October 1993 a meeting was held between Cordis and Webster management, plus one Webster Board member, during which the decision was reached that the various concerns of both companies were within a range to be negotiated and that the due diligence process should begin. The due diligence process began in mid-October 1993. In mid-November 1993 Cordis, Webster management and a Webster Board member met to discuss the ongoing due diligence, to further resolve open issues and to begin to structure the potential acquisition of Webster. Due diligence and negotiations continued until an agreement was reached in mid-January 1994. On January 20, 1994 Webster's Board of Directors, after determining that the Merger was fair and in the best interests of the Webster shareholders, unanimously approved the execution of the Reorganization Agreement.

          Reasons for the Merger; Recommendation of the Board of Directors of Webster

               The merger discussions highlighted potential benefits the Board of Directors of Webster believes will result from the Merger, including:

              * The ability  for the  entities to  take advantage  of  the growing demand for electrophysiology products and to capitalize upon the combined reputations of the parties, Webster as a pioneer in the field of electrophysiology and

                Cordis as an established manufacturer and distributor of angiographic and neuroscience products;

              * A broader base of research and development resources;

              * The  pooling  of  talent  and  resources  to  better  take advantage of future technological or marketing opportunities in the fields of interventional cardiology, electrophysiology and arrhythmia management;

              * Combined marketing and sales teams;

              * Webster should be able to offer a wider range of  products to customers as a result of access to Cordis products and technology;

              * Webster expects to  benefit from Cordis'  well-established international direct sales force, as well as from Cordis' marketing expertise;

              * Webster will gain access to a number of technological  and operational resources, Cordis' coating technology and processes, manufacturing processes and a materials testing laboratory;

              * Webster will gain access to Cordis' experienced and better developed research and development, regulatory affairs, quality assurance, manufacturing, finance and management information systems;

              * The established  trading market  for Cordis  Common  Stock affords Webster shareholders with increased liquidity; and

              * The distinct product lines  of Cordis, when combined  with
                the   Webster   product   lines,   provide   the   Webster
                shareholders with diversification of investment.

               For these reasons, the Board of Directors of Webster (including the nonemployee directors) unanimously approved the Agreements and has determined that the Merger is fair to, and in the best interests of, Webster and its shareholders. The Board of Directors of Webster unanimously recommends that the shareholders of Webster vote FOR the approval and adoption of the Agreements.

               Cordis believes that the integrated electrophysiology product offerings, when added to Cordis' existing angiography and angioplasty product lines, will increase Cordis' presence in the field of interventional cardiology. In addition, the Merger will enable Cordis to utilize the talents of Webster's experienced management.

          Terms of the Merger

               The Reorganization Agreement provides that Acquisition  will be merged with and into Webster, which will be the surviving corporation and will become a wholly owned subsidiary of Cordis. Following the Merger, the separate existence of Acquisition will cease. The Merger will become effective at the Effective Time, which is the date of acceptance of the filed Merger Agreement by the California Secretary of State in accordance with the California Code. The Merger Agreement will be filed on or as soon as practicable following the Closing, which would occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the Reorganization Agreement. The Reorganization Agreement and the Merger Agreement also provide that (i) the Articles of Incorporation and Bylaws of Webster in effect immediately prior to the Effective Time of the Merger will be the Articles of Incorporation and Bylaws of the Surviving Corporation, except that such Articles of Incorporation shall be amended to provide that the name of the Surviving Corporation shall be Cordis Webster, Inc., (ii) the directors of Acquisition immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and (iii) the officers of Webster immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. See "--Interests of Certain Persons with Respect to the Merger; Potential Conflicts of Interest."

            Conversion of  Securities.   The  Reorganization  Agreement
          provides that at the Effective Time, as provided in the Merger Agreement, by virtue of the Merger and without any action on the part of Acquisition, Webster or the holders of any of the following securities, each share of Webster Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Webster Common Stock held by any Webster shareholder who elects to exercise appraisal rights under Sections 1300 of the California Code ("Dissenting Shares")) shall be converted into the right to receive that number of shares of Cordis Common Stock determined by dividing $12.81364 by the Average Trading Price of a share of Cordis Common Stock; provided, however, if the Average Trading Price is greater than $52.02, such number shall be 0.246321 and if the Average Trading Price is less than $42.56, such number shall be 0.301072. Based on the Exchange Ratio, the minimum and maximum numbers of shares of Cordis Common Stock issuable pursuant to the Merger (assuming the conversion prior to the Effective Time of all shares of Webster Preferred Stock into Webster Common Stock and assuming the issuance prior to the Effective Time of all shares of Webster Common Stock issuable pursuant to Webster Options) will be 1,634,008 and 1,997,203, respectively. All such shares of Webster Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Cordis Common Stock into which such Webster Common Stock was converted in the Merger. Certificates previously representing shares of Webster Common Stock shall be exchanged for certificates representing whole shares of Cordis Common Stock issued in consideration therefor upon the surrender of such certificates as described below. No fractional share of Cordis Common Stock will be issued, and, in lieu thereof, a cash payment will be made. In any event, if between the date of the Reorganization Agreement and the Effective Time the outstanding shares of Cordis Common Stock, Webster Common Stock or Webster Preferred Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

               If prior to the Effective Time Mr. Wilton W. Webster, Jr. dies or suffers a disability described in the Reorganization Agreement, the Exchange Ratio will be replaced by a Recomputed Exchange Ratio, which is determined by dividing $12.05969 by the Average Trading Price of a share of Cordis Common Stock; provided, however, if the Average Trading Price is greater than $52.02, such number shall be 0.231828, and if the Average Trading Price is less than $42.56, such number shall be 0.283357, subject to adjustments of the type described above. Based on the Recomputed Exchange Ratio, the minimum and maximum numbers of shares of Cordis Common Stock issuable pursuant to the Merger (assuming the conversion prior to the Effective Time of all shares of Webster Preferred Stock into Webster Common Stock and assuming the issuance prior to the Effective Time of all shares of Webster Common Stock issuable pursuant to Webster Options) will be 1,537,805 and 1,879,669, respectively.


               The following table provides examples of Exchange Ratios based upon differing Average Trading Prices of Cordis Common
          Stock:

        Average Trading Price                         Effective Merger Consideration
                 for                                             Per Share of
         Cordis Common Stock        Exchange Ratio           Webster Comon Stock


        More than $52.02               0.246321              More than $12.81364

             52.02                     0.246321                   12.81364

             51.23                     0.250120                   12.81364

             50.44                     0.254037                   12.81364

             49.65                     0.258079                   12.81364

             48.86                     0.262252                   12.81364

             48.07                     0.266562                   12.81364

             47.28                     0.271016                   12.81364

             46.49                     0.275621                   12.81364

             45.70                     0.280386                   12.81364

             44.91                     0.285318                   12.81364

             44.12                     0.290427                   12.81364

             43.33                     0.295722                   12.81364

             42.56                     0.301072                   12.81364

        Less than 42.56                0.301072              Less than 12.81364







              As noted above, in the event the Recomputed Exchange Ratio is used to determine the Merger consideration, the value realized by Webster shareholders at the Effective Time for each share of Webster Common Stock converted into Cordis Common Stock will be less than if the Exchange Ratio is used.


               Based upon the average of the reported closing prices of a share of Cordis Common Stock as reported by NASDAQ for the 20 consecutive trading days immediately prior to the date of this Consent Statement/Prospectus, the aggregate value of shares of Cordis Common Stock issuable pursuant to the Merger would be approximately $__________ using the Exchange Ratio (assuming the conversion prior to the Effective Time of all shares of Webster Preferred Stock into Webster Common Stock and assuming the issuance prior to the Effective Time of all shares of Webster Common Stock issuable pursuant to Webster Options). The actual value of the transaction is subject to the application of the Exchange Ratio or the Recomputed Exchange Ratio, as the case may be, as described herein.

               Any shares of Webster Common Stock or Webster Preferred Stock held in the treasury of Webster immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto. Each share of common stock, par value $0.01 per share, of Acquisition ("Acquisition Common Stock") issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

          Exchange of Certificates.


                    Exchange Agent. As of the Effective Time, Cordis must deposit, or cause to be deposited, with a bank or trust company designated by Cordis (the "Exchange Agent"), for the benefit of the holders of shares of Webster Common Stock, for exchange through the Exchange Agent, certificates representing the whole shares of Cordis Common Stock (such certificates for shares of Cordis Common Stock, together with any dividends or distributions with respect thereto, being hereafter referred to as the "Exchange Fund") issuable pursuant to the Reorganization Agreement (excluding the Adjustment Escrow Shares, which Cordis must deliver to the Escrow Agent) in exchange for outstanding shares of Webster Common Stock and cash in an amount sufficient to permit payment of the cash payable in lieu of fractional shares; it being understood that all outstanding shares of Webster Preferred Stock shall have been converted to Webster Common Stock prior to the Closing provided the Merger occurs. The Exchange Agent will, pursuant to irrevocable instructions, deliver the Cordis Common Stock out of the Exchange Fund. Except as otherwise contemplated by the Reorganization Agreement, the Exchange Fund shall not be used for any other purpose.

                    Exchange Procedures.   Promptly  after  the  Effective
          Time, Cordis will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Webster Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Cordis Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Cordis Common Stock which such holder has the right to receive in respect of the shares of Webster Common Stock formerly represented by such Certificates (after taking into account all shares of Webster Common Stock then held by such holder), less a number of shares of Cordis Common Stock constituting such holder's proportionate interest of the shares held in escrow pursuant to the Reorganization Agreement (based on such holder's respective proportionate interest immediately following the Effective Time in the Cordis Common Stock into which the outstanding shares of Webster Common Stock have been converted) together with cash in lieu of fractional shares of Cordis Common Stock to which such holder is entitled pursuant to the Reorganization Agreement and any dividends or other distributions to which such holder is entitled, and the Certificates so surrendered will be canceled. In addition, the holder of such Certificate subsequently may receive shares of Cordis Common Stock and other property after the Post-closing Adjustment. In the event of a transfer of ownership of shares of Webster Common Stock which is not registered in the transfer records of Webster, a certificate representing the proper number of shares of Cordis Common Stock may be issued to a transferee if the Certificates representing such shares of Webster Common Stock are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by the Reorganization Agreement, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Cordis Common Stock, cash in lieu of any fractional shares of Cordis Common Stock to which such holder is entitled and any dividends or other distributions to which such holder is entitled pursuant to the Reorganization Agreement.

                    Distributions with Respect to Unexchanged Shares of Cordis Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Cordis Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Cordis Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to the Reorganization Agreement, until the holder of such Certificate surrenders such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there will be paid to the holder of the certificates representing whole shares of Cordis Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Cordis Common Stock to which such holder is entitled pursuant to the Reorganization Agreement and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Cordis Common Stock, including Adjustment Escrow Shares, subject to the provisions of the Reorganization Agreement, and
          (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Cordis Common Stock, including Adjustment Escrow Shares, subject to the provisions of the Reorganization Agreement.

                    No Further Rights in Webster Common Stock. All shares of Cordis Common Stock issued upon conversion of the shares of Webster Common Stock in accordance with the terms of the Reorganization Agreement (including any cash paid pursuant thereto) will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Webster Common Stock.

                    No Fractional Shares. No fractional shares of Cordis Common Stock will be issued, but in lieu thereof each holder of shares of Webster Common Stock who would otherwise be entitled to receive a fraction of a share of Cordis Common Stock, after aggregating all shares of Cordis Common Stock to which such holder would be entitled to receive, will receive an amount in cash equal to the Average Trading Price (provided, however, that for such purposes, if the Average Trading Price is greater than $52.02, the Average Trading Price shall be $52.02, and if the Average Trading Price is less than $42.56, the Average Trading Price shall be $42.56) multiplied by the fraction of a share of
          Cordis Common Stock to which such holder would otherwise be entitled. Such payment in lieu of fractional shares will be administered by the Exchange Agent pursuant to the procedures described above.

                    Termination of  Exchange  Fund.   Any  portion  of the
          Exchange Fund which remains undistributed to the holders of Webster Common Stock for one year after the Effective Time will be delivered to Cordis, upon demand, and any holders of Webster Common Stock who have not theretofore complied with the exchange procedures described in the Reorganization Agreement must thereafter look only to Cordis for the shares of Cordis Common Stock, any cash in lieu of fractional shares of Cordis Common Stock to which they are entitled pursuant to and any dividends or other distributions with respect to Cordis Common Stock to which they are entitled pursuant to the Reorganization Agreement.

                    No Liability.   Neither  Cordis  nor Webster  will  be
          liable to any holder of shares of Webster Common Stock for any such shares of Cordis Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any abandoned property, escheat or similar law.

                    Escrowed Shares. At the Effective Time, ten percent of the shares of Cordis Common Stock issuable pursuant to the Reorganization Agreement to the holders of Webster Common Stock theretofore outstanding shall be deposited by Cordis with the Escrow Agent to provide for the Post-closing Adjustment described below. The execution and delivery of the Escrow Agreement constitutes a condition of the Reorganization Agreement. Cordis, Webster, Acquisition and the Representative shall enter into the Escrow Agreement with the Escrow Agent at the Closing. In the event that David W. Chonette, the person initially appointed as the Representative under the Reorganization Agreement, shall be unable or unwilling to execute and deliver the Escrow Agreement as required thereunder, the Webster Shareholders shall appoint another person or entity for such purpose. By their execution and delivery of the Reorganization Agreement, the Webster Shareholders appointed David W. Chonette as Representative of the

          Webster Shareholders (other than Dissenting Shareholders) for purposes of the Post-closing Adjustment.

                    Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Webster Common Stock shall have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Cordis Common Stock and cash for fractional shares, if any, as may be required pursuant to the Reorganization Agreement; provided, however, that Cordis may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Cordis, the Surviving Corporation, or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

                Stock Transfer Books. The Reorganization Agreement provides that at the Effective Time, the stock transfer books of Webster will be closed and there shall be no further registration of transfers of shares of Webster Common Stock or Webster Preferred Stock thereafter on the records of Webster. From and after the Effective Time, the holders of certificates representing shares of Webster Common Stock or Webster Preferred Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares of Webster Common Stock or Webster Preferred Stock except as otherwise provided in the Reorganization Agreement or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Cordis for any reason will be converted into shares of Cordis Common
          Stock, any cash in lieu of fractional shares of Cordis Common Stock to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled pursuant to the Reorganization Agreement.

                 Stock Options. Webster and Cordis have agreed to take such actions prior to the Effective Time as may be necessary or appropriate for Cordis, at its option, to assume or issue a substitute option for the Webster Options under Webster's 1992 Stock Plan (the "Webster Stock Plan"), so that at the Effective Time each Webster Option will become or be replaced by an option (a "Cordis Option") to purchase a number of whole shares of Cordis Common Stock equal to the number of shares of Webster Common Stock that could have been purchased (assuming full vesting) under the Webster Option multiplied by the Exchange Ratio or the Recomputed Exchange Ratio, as the case may be (and eliminating any fractional share), at a price per share of Cordis Common Stock equal to the per-share option exercise price specified in the Webster Option divided by the Exchange Ratio or
          the Recomputed  Exchange  Ratio,  as  the  case  may  be.    Each
          substituted Cordis Option will otherwise be subject to the same terms and conditions as apply to the related Webster Option. The date of grant of each substituted Cordis Option for purposes of such terms and conditions will be deemed to be the date on which the corresponding Webster Option was granted. As to each assumed Webster Option, at the Effective Time (i) all references to Webster in the stock option agreements with respect to the Webster Options being assumed will be deemed to refer to Cordis;
          (ii) Cordis will assume all of Webster's obligations with respect to the related Webster Option; and (iii) Cordis will issue to each holder of a Webster Option a document evidencing such
          assumption by  Cordis.   The  Reorganization Agreement  will  not
          affect the schedule of vesting with respect to the Webster Options in accordance with the terms of the Webster Stock Plan. The parties to the Reorganization Agreement intend for the assumption of Webster Options or the substitution of Cordis Options for Webster Options to meet the requirements of Section 424(a) of the Code and that each assumed Webster Option or the substituted Cordis Option qualify immediately after the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent that the related Webster Option so qualified immediately before the Effective Time. Webster has represented and warranted in the Reorganization Agreement that the assumption of Webster Options or substitution of Cordis Options therefor may be effected pursuant to the terms of the Webster Options and the Webster Stock Plan without the consent of any holder of a Webster Option and without liability to any such holder.

                Post-closing Adjustment. The Adjustment Escrow Shares, (i) together with any Adjustment Property that would have been distributed to the holders of such Adjustment Escrow Shares as a result of any non-taxable stock dividend, stock split, recapitalization, merger, combination or similar transaction occurring during the Post-closing Adjustment Period, (ii) less any Adjustment Escrow Shares, and any Adjustment Property distributed with respect thereto, that have been applied as provided in the Reorganization Agreement and the Escrow Agreement in satisfaction of any amounts owing to any Indemnified Persons, and (iii) less any Adjustment Escrow Shares, and any Adjustment Property distributed with respect thereto, determined pursuant to the Escrow Agreement to be necessary to provide for any Claim Amount, shall be delivered as soon as practicable after the
          Adjustment Date (and in any event within 90 days after the Adjustment Date) as set forth in the Escrow Agreement to the Representative of the Holders, or otherwise in accordance with written instructions provided by such Representative, for redelivery to the Holders based on each such Holder's proportionate interest immediately following the Effective Time in the Cordis Common Stock as set forth in the Reorganization
          Agreement. Notwithstanding such delivery, any remaining Adjustment Escrow Shares (and any Adjustment Property distributed with respect thereto) held in escrow as set forth above will continue to be held by the Escrow Agent under the Escrow
          Agreement  in  accordance  with  the  provisions  of  the  Escrow
          Agreement.

               The procedure set forth in the Escrow Agreement shall be used for the application of the Adjustment Escrow Shares to satisfy indemnification obligations to Indemnified Persons. The number of Adjustment Escrow Shares to which an Indemnified Person will be entitled in respect of an Indemnification Amount or Claim

          Amount will be determined by dividing (i) the Indemnification Amount or Claim Amount, as the case may be, by (ii) the Average Trading Price (provided, however, that for such purposes, if the Average Trading Price is greater than $52.02, the Average Trading Price shall be $52.02, and if the Average Trading Price is less than $42.56, the Average Trading Price shall be $42.56). Any portion of the Adjustment Escrow Shares applied to satisfy any indemnification obligations to Indemnified Persons shall be delivered to the Indemnified Persons (together with any
          Adjustment Property distributed with respect thereto) as set forth in the Escrow Agreement.

               If the Adjustment Escrow Shares (together with any Adjustment Property distributed with respect thereto) are insufficient to cover the full amount of the adjustments described above, Cordis will have available to it such other remedies as may exist at law or in equity to satisfy any claim or claims for Damages, subject to the terms of the Reorganization Agreement.

               During the Post-closing Adjustment Period, the Escrow Agent will vote the Adjustment Escrow Shares and any other shares of stock included in the Adjustment Property in accordance with the written instructions of the Holders who would receive such shares if all of the Adjustment Escrow Shares and any other shares of stock included in the Adjustment Property were delivered to the Holders pursuant to the procedures described above. Cordis will show the Adjustment Escrow Shares as issued and outstanding on its balance sheet after the Effective Time and such shares shall be duly authorized and validly issued under applicable state law. Cash dividends paid with respect to the Adjustment Escrow Shares will be distributed as, if and when paid to the Holders in proportion to each such Holder's proportionate interest immediately following the Effective Time in the Cordis Common Stock as set forth in the Reorganization Agreement, subject to the provisions thereof.

          Representations and Warranties

               The Reorganization Agreement contains various representations and warranties of the parties, including representations made by Webster as to its organization and
          qualification,  capitalization,  authority  to  enter  into   the
          Agreements, as well as various other matters. Cordis and Acquisition also made several representations and warranties under the Reorganization Agreement, including representations and warranties relating to their organization and authority to enter into the Agreements. The representations and warranties of each of Webster, Cordis and Acquisition are set forth in the Reorganization Agreement attached hereto as Appendix A. In addition, each of the Webster Shareholders severally but not jointly represented and warranted to Cordis and Acquisition that, except as otherwise disclosed, to such Webster Shareholder's knowledge, no representation or warranty by Webster, and no document, statement, certificate, schedule or exhibit furnished or to be furnished to Cordis pursuant to the Reorganization Agreement or otherwise in connection therewith, contained or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained therein not misleading. The Schedule 2 Shareholders severally but not jointly represented and warranted to Cordis and Acquisition that, except as otherwise disclosed, certain representations and warranties of Webster pertaining to Webster's financial information, books and records, Webster's absence of undisclosed liabilities and certain disclosure made by Webster are true and correct.

               The   Reorganization    Agreement    provides    that    the
          representations and warranties of Webster are to survive the Effective Time, and that the only remedy available to Cordis for a breach by Webster (as opposed to Webster Shareholders and the
          Schedule 2 Shareholders) of such representations and warranties are the Post-closing Adjustment and the indemnification provisions contained in the Reorganization Agreement and described below. The representations and warranties of the Webster Shareholders are to survive the Effective Time for a period of three years. The representations and warranties of the
          Schedule 2 Shareholders are to survive the Effective Time for a period of 18 months. In addition, the Reorganization Agreement provides that any claim for Damages resulting from a breach of any representations and warranties of the Webster Shareholders and the Schedule 2 Shareholders will be subject to the survival limitations described above and such other limitations as described below.

          Indemnification

               Pursuant  to  the  Reorganization  Agreement,  the   Webster
          Shareholders have agreed to jointly and severally indemnify and hold harmless Cordis, the Surviving Corporation and their respective officers and directors, and each person, if any, who controls or may control Cordis or the Surviving Corporation within the meaning of the Securities Act, from and against any and all losses, costs, damages, liabilities and expenses, including attorneys' fees and expenses, actually suffered (after giving effect to any insurance proceeds) and arising out of the breach of the representations, warranties, covenants and agreements given or made by Webster and the Webster Shareholders in the Agreements or in the Exhibits or Schedules thereto or in any certificate or document delivered by or on behalf of Webster pursuant thereto, after giving effect to any updated disclosure. The indemnity obligation of the Webster Shareholders is to be satisfied through the application by Cordis of the Adjustment Escrow Shares held in escrow to amounts owing to Indemnified Persons, and the maximum liability of the Webster Shareholders for indemnification under the indemnification provisions as applicable to the escrow arrangements of the Reorganization Agreement is limited to an amount equal to the number of Adjustment Escrow Shares multiplied by the Average Trading Price (provided, however, that for such purposes, if the Average Trading Price is greater than $52.02, the Average Trading Price shall be $52.02, and if the Average Trading Price is less than $42.56, the Average Trading Price shall be $42.56), provided, further, that the Webster Shareholders are to have no liability under the indemnification provisions of the Reorganization Agreement or the Escrow Agreement to the extent claims for Damages thereunder do not exceed $250,000; provided, however, that if such Damages exceed $250,000, then the indemnification is to apply to all Damages without regard to the $250,000 threshold described above. The Reorganization Agreement also provides that it shall be a condition of the right of each Indemnified Person to indemnification pursuant to the Reorganization Agreement that such Indemnified Person assert a claim for indemnification on or prior to the Adjustment Date. Notwithstanding the foregoing, the application by Cordis of the Adjustment Escrow Shares to amounts owing to Indemnified Persons will not be the exclusive remedy pursuant to which Cordis may satisfy claims for Damages against the Webster Shareholders and the Schedule 2 Shareholders but will be the exclusive remedy for satisfying the indemnity obligation under the indemnification provisions applicable to the escrow arrangements of the Reorganization Agreement. Such other remedies shall be subject to certain limitations described above in "-- Representations and Warranties" and as described below.

               In the event of any claim for Damages made against Webster Shareholders or Schedule 2 Shareholders for breaches of representations or warranties contained in the Reorganization Agreement, each Webster Shareholder or Schedule 2 Shareholder, as the case may be, shall have a Maximum Liability Amount for such breaches not to exceed the sum of (i) the number of shares of Cordis Common Stock received by such Webster Shareholder or
          Schedule 2 Shareholder at the Closing plus (ii) the number of Adjustment Escrow Shares to which each such Webster Shareholder or Schedule 2 Shareholder is entitled (after giving effect to claims made against Adjustment Escrow Shares pursuant to the Reorganization Agreement), multiplied by the Average Trading Price (provided, however, that for such purposes, if the Average Trading Price is greater than $52.02, the Average Trading Price shall be $52.02, and if the Average Trading Price is less than $42.56, the Average Trading Price shall be $42.56); provided, further, however, that in the case of a Schedule 2 Shareholder, the maximum liability shall not exceed 95% of the Maximum Liability Amount. The Reorganization Agreement also provides that in the event Cordis seeks to recover amounts for breaches of representations and warranties contained in the Reorganization Agreement, Cordis must first make claims against the Adjustment Escrow Shares, to the extent such shares are available and to the extent permitted under the terms of the Reorganization Agreement and the Escrow Agreement.

          Conduct of Business

               Under the terms of the Reorganization Agreement, Webster has agreed that, from the date of the Reorganization Agreement until the Effective Time, unless otherwise expressly contemplated by the Reorganization Agreement or consented to in writing by

          Cordis, Webster will (i) operate its business only in the usual and ordinary course consistent with past practice; (ii) use its best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain the relationships with its customers and suppliers; and (iii) use its best efforts to keep in full force and effect liability and other insurance and bonds comparable in amount and scope of coverage to that currently maintained.

               Webster  has   also  agreed   that,  except   as   expressly
          contemplated by the Reorganization Agreement, or as otherwise disclosed or consented to in writing by Cordis, from the date of the Reorganization Agreement until the Effective Time, Webster shall not do any of the following: (i) (a) increase the compensation payable  or  to  become  payable  to  any  director, officer or employee, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with past practice to employees of Webster who are not directors or officers of Webster; (b) grant any severance or termination pay (other than pursuant to the normal severance policy of Webster or as required under certain agreements in effect on the date of the Reorganization Agreement) to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee of Webster; or (c) establish, adopt, enter into or amend any employee benefit plan or arrangement, except as may be required to comply with applicable law; (ii) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;
          (iii) (a) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (b) effect any reorganization or recapitalization; or (c) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms); (iv) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any  securities  convertible into  or  exercisable  or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares (except for the issuance of shares upon the exercise of outstanding options or warrants in accordance with their terms), or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; (v) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice), except as otherwise contemplated in the Reorganization Agreement; (vi) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets, except for dispositions in the ordinary course of business and consistent with past practice; (vii) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or furnish any information or negotiate with any person or entity or otherwise cooperate in any way in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of the officers, employees, agents, representatives or directors of Webster to take any such action, and Webster has agreed to direct and instruct and use its best efforts to cause the directors, officers, employees, agents and representatives of Webster (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by Webster) not to take any such action, and Webster has agreed to promptly notify Cordis if any such inquiries or proposals are received by Webster or any of its or their respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants or other representatives, and Webster has agreed to promptly inform Cordis as to the material terms of such inquiry or proposal and, if in writing, promptly deliver or cause to be delivered to Cordis a copy of such inquiry or proposal, and Webster has agreed to keep Cordis informed, on a current basis, of the nature of any such inquiries and the status and terms of any such proposals; provided, however, that nothing contained in such provision shall prohibit the Board of Directors of Webster from (a) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes a Bona Fide Proposal, if, and only to the extent that, (1) the Board of Directors of Webster, after consultation with and based upon the written advice of independent legal counsel (a copy of which is furnished to Cordis), determines in good faith that the Bona Fide Proposal is financially superior to the Merger, is otherwise in the best interests of the shareholders of Webster and is reasonably financeable and that accordingly such action is required for the Board of Directors of Webster to comply with its fiduciary duties to shareholders imposed by California law, (2) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Webster provides written notice to Cordis to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, (3) prior to furnishing such information to such person or entity, Webster receives from such person or entity an executed confidentiality agreement with terms no less favorable to Webster than those contained in the nondisclosure agreement, dated October 22, 1993, between Cordis and Webster (the "Confidentiality Agreement") and (4) Webster keeps Cordis informed, on a current basis, of the status of any such discussions or negotiations; or (b) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction. A "Competing Transaction" means any of the following involving Webster (other than the transactions contemplated by the Reorganization Agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent or more of the assets of Webster or issuance of ten percent or more of the outstanding voting securities of Webster in a single transaction or series of transactions; (iii) any tender offer or exchange offer for ten percent or more of the outstanding shares of capital stock of Webster or the filing of a registration statement under the Securities Act in connection therewith; (iv) any solicitation of proxies in opposition to approval by Webster's shareholders of the Merger; (v) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under
          Section 13(d) of the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, ten percent or more of the then outstanding shares of capital stock of Webster; or (vi) any agreement to, or public announcement by Webster or any other person of a proposal, plan or intention to, do any of the foregoing; (viii) adopt any amendments to its Articles of Incorporation or By-Laws; (ix) (a) change any of its methods of accounting in effect at November 30, 1993 or (b) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending November 30, 1992, except in either case as may be required by law, the Internal Revenue Service ("IRS") or generally accepted accounting principles; (x) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except for additional borrowings made with the prior written consent of Cordis; (xi) take any action or fail to take any action which could reasonably be expected to have a Webster Material Adverse Effect prior to or after the Effective Time or a Cordis Material Adverse Effect after the Effective Time, or that could reasonably be expected to adversely effect the ability of Webster prior to the Effective Time, or Cordis or any of its subsidiaries after the Effective Time, to obtain consents of third parties or approvals of Governmental Entities required to consummate the transactions contemplated in the Reorganization Agreement; or (xii) agree in writing or otherwise to do any of the foregoing.

               Except as expressly contemplated by the Reorganization Agreement or otherwise consented to in writing by Webster, from the date of the Reorganization Agreement until the Effective Time, Cordis has agreed not to do, and to not permit any of its subsidiaries to do, any of the following: (i) amend any of the material terms or provisions of Cordis' securities, except for any such amendments which affect equally all shares of Cordis
          Common Stock; (ii) knowingly take any action which would result in a failure to maintain the trading of Cordis Common Stock on NASDAQ/NMS without causing such stock to be listed for trading on a national securities exchange at or prior to the termination of its trading on NASDAQ/NMS; or (iii) agree in writing or otherwise to do any of the foregoing.

          Conditions to Obligations to Effect the Merger

               The respective obligations of  Cordis and Webster to  effect the Merger and the other transactions contemplated in the Reorganization Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law: (i) the Registration Statement shall have been declared effective by the Commission under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated or, to the knowledge of Cordis or Webster, threatened by the Commission. Cordis shall have received all other federal or state securities permits and other authorizations necessary to issue Cordis Common Stock in exchange for Webster Common Stock and to consummate the Merger; (ii) the Reorganization Agreement, the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of Webster;
          (iii) no Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in the Reorganization Agreement; provided, however, that the parties have agreed to use their best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; (iv) the applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated; (v) all consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made, by Cordis and Webster prior to consummation of the transactions contemplated in the Reorganization Agreement (other than the filing of merger documents) shall have been obtained from and made with all required Governmental Entities; and (vi) the Escrow Agent shall execute and deliver the Escrow Agreement with the other parties thereto.

               The obligations of Cordis to effect the Merger and the other transactions contemplated in the Reorganization Agreement are also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law: (i) each of the representations and warranties of
          Webster,  Webster   Shareholders  and   Schedule 2  Shareholders
          contained in the Reorganization Agreement, without giving effect to any updated disclosure, shall be true and correct as of the date of the Reorganization Agreement and shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date, and Cordis shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Webster and from each Webster Shareholder and Schedule 2 Shareholder to that effect; (ii) Webster, each Webster Shareholder and each Schedule 2 Shareholder shall have performed or complied in all material respects with all agreements and covenants required by the Reorganization Agreement to be performed or complied with by them on or prior to the Effective Time, and Cordis shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Webster, each Webster Shareholder and each Schedule 2 Shareholder to that effect; (iii) Webster shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the Merger under all loan or credit arrangements, notes, mortgages, indentures, leases or other agreements or instruments to which it is a party; (iv) Cordis shall have received from independent counsel to Webster reasonably satisfactory to Cordis an opinion dated the Effective Time, in form and substance reasonably satisfactory to Cordis; (v) the aggregate of (a) the fractional share interests in Cordis Common Stock to be paid in cash pursuant to the Reorganization Agreement and (b) the shares of Cordis Common Stock that otherwise would be issuable by virtue of the Merger with respect to the shares of Webster Common Stock outstanding on the Webster Record Date that will not be converted into Cordis Common Stock due to the shareholders of Webster demanding an appraisal of the fair value of such shares shall not be more than 2% of the maximum aggregate number of shares of Cordis Common Stock which could be issued as a result of the Merger; (vi) there shall not be pending any action, proceeding or investigation by any Governmental Entity
          (a) challenging or seeking material damages in connection with the Merger or the conversion of Webster Common Stock into Cordis Common Stock pursuant to the Merger or (b) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Cordis or its subsidiaries to own or operate all or any portion of the business or assets of Webster; (vii) Cordis shall have received a letter covering certain matters from Webster's independent auditor dated the date on which the Registration
          Statement shall become effective and the Effective Time, respectively, and addressed to Cordis, in form and substance satisfactory to Cordis, and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by the Reorganization Agreement; (viii) Cordis shall have received the opinion of Deloitte & Touche in its capacity as Cordis' independent auditor, dated as of the date on which the Registration Statement shall become effective and the Effective Time, to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with the Reorganization Agreement; (ix) Cordis shall have received from certain persons signed Affiliate Agreements; (x) the opinion of Cordis' financial advisor to the effect that the consideration to be paid by Cordis in the Merger pursuant to the Reorganization Agreement is fair from a financial point of view to Cordis shareholders has not been modified or withdrawn; (xi) Brentwood shall have converted the Webster Preferred Stock into Webster Common Stock in accordance with the provisions of the Brentwood Agreement; (xii) Cordis shall have received executed copies of the employment agreements from Wilton W. Webster, Jr. and Tony R. Brown; (xiii) since November 30, 1993, there shall not have been a Webster Material Adverse Effect; it being understood that the death or disability of Wilton W. Webster, Jr. shall not be deemed a Webster Material Adverse Effect for such purposes; and
          (xiv) Webster shall have taken the actions with respect to certain agreements as specified in the Reorganization Agreement.

               The obligations of Webster to effect the Merger and the other transactions contemplated in the Reorganization Agreement are also subject to the following conditions any or all of which may be waived, in whole or in part, to the extent permitted by applicable law: (i) each of the representations and warranties of Cordis contained in the Reorganization Agreement, without giving effect to any updated disclosure, shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a statement of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date, and Webster shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Cordis to that effect; (ii) Cordis shall have performed or complied in all material respects with all agreements and covenants required by the Reorganization Agreement to be performed or complied with by it on or prior to the Effective Time, and Webster shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Cordis to that effect; (iii) Webster shall have received from the General Counsel of Cordis an opinion dated the Effective Time, in form and substance reasonably satisfactory to Webster; (iv) there shall not be pending any action, proceeding or investigations by any Governmental Entity (a) challenging or seeking material damages in connection with the Merger or the conversion of Webster Common Stock and Webster Preferred Stock into Cordis Common Stock pursuant to the Merger or (b) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Cordis or its subsidiaries to own or operate all or any portion of the businesses or assets of Webster, which in either case is reasonably likely to have a Cordis Material Adverse Effect after the Effective Time; (v) since September 30, 1993, there shall not have been a Cordis Material Adverse Effect; and
          (vi) Webster shall have received from Cordis or NASDAQ/NMS evidence reasonably satisfactory to Webster that the shares of

          Cordis Common Stock to be issued to Webster Shareholders in the Merger shall be quoted on NASDAQ/NMS immediately after the Effective Time.

          Agreement to Vote Shares

               Subject to the rights of each Webster shareholder to terminate the voting agreement described below, pursuant to the Reorganization Agreement, certain of the shareholders of Webster holding in the aggregate approximately 99% of the Webster Common Stock and 100% of the Webster Preferred have agreed to vote the
          Webster securities owned by them in favor of approval and adoption of the Agreements and the Merger on the terms and conditions set forth in the Reorganization Agreement, and each such shareholder that is a member of the Board of Directors of Webster has agreed (subject to any fiduciary obligations to the contrary) to recommend that the shareholders of Webster approve and adopt the Agreements and the Merger on the terms and
          conditions set  forth  in  the  Reorganization  Agreement.    The
          Webster shareholders have the right to cancel such voting agreement by written notice delivered to Cordis within the period (the "Review Period") beginning on the date of his or her initial receipt of this Consent Statement/Prospectus and ending on the earlier of (i) five days after such initial receipt or (ii) any action by written consent of Webster shareholders approving the Merger. The right to cancel the voting agreement irrevocably terminates after the expiration of the Review Period; provided, however, that if Cordis updates, amends or supplements this Consent Statement/Prospectus, a new Review Period shall commence, beginning on the date of the Webster shareholders' initial receipt of such update, amendment or supplement and ending on the earlier of (i) five days after receipt of such update, or (ii) any action by written consent of Webster shareholders approving the Merger.

          Amendment and Termination

               The Reorganization Agreement provides that it may be amended by the parties thereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of Webster, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Webster Common Stock shall be converted pursuant to the Reorganization Agreement upon consummation of the Merger. The Reorganization Agreement also provides that it may not be amended except by an instrument in writing signed by the parties thereto.

               The Reorganization Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Reorganization Agreement, the Merger Agreement and the Merger by the shareholders of Webster:

               (i)  by mutual written consent of Cordis and Webster;

               (ii)(a)   by Cordis, if there has been a breach by  Webster,
          Webster Shareholders or  the Schedule  2 Shareholders  of any  of
          their  representations,  warranties,   covenants  or   agreements
          contained in the Reorganization Agreement, or any such representation and warranty shall have become untrue, and such breach or condition has not been promptly cured within 10 days following receipt by Webster of written notice of such breach;
          (b) by Webster, if there has been a breach by Cordis of any of its representations, warranties, covenants or agreements contained in the Reorganization Agreement, or any such representation and warranty shall have become untrue, and such breach or condition has not been promptly cured within 10 days following receipt by Cordis of written notice of such breach;

               (iii) by either Cordis or Webster if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

               (iv) by either Cordis or Webster if the Merger shall not have been consummated by May 15, 1994; provided, however, that the Reorganization Agreement may be extended not more than 60 days by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of the other party having failed by such date to receive all regulatory approvals or consents required to be obtained by such party with respect to the Merger; provided further, however, that the right to terminate the Reorganization Agreement under this provision shall not be available to any party whose willful failure to fulfill any obligation under the Reorganization Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

               (v) by either Cordis or Webster if the Reorganization Agreement shall fail to receive the requisite vote for approval and adoption by the shareholders of Webster;

               (vi) by Cordis, if the Board of Directors of Webster shall have recommended to the shareholders of Webster any Bona Fide Proposal or resolved to do so under the circumstances described in the Reorganization Agreement;

               (vii) by Webster, if the Board of Directors of Webster shall have recommended to the shareholders of Webster any Bona Fide Proposal or resolved to do so under the circumstances described in the Reorganization Agreement; provided that any termination of the Reorganization Agreement by Webster pursuant to this provision shall not be effective until the close of business on the second full business day after notice thereof to Cordis; and

               (viii) by either Cordis or Webster if circumstances arise which make it impossible, in the reasonable judgment of either Cordis or Webster, as the case may be, for a condition to such party's obligation to effect the Merger and the other transactions contemplated in the Reorganization Agreement, as set forth therein, to be satisfied prior to May 15, 1994; provided, however, that the right to terminate the Reorganization Agreement pursuant to this provision shall not be available to any party whose act or failure to act or whose breach of any obligation under the Reorganization Agreement is responsible for such circumstances arising.

               In the event of termination of the Reorganization Agreement by either Cordis or Webster, the Reorganization Agreement provides that it shall become void and there shall be no liability or obligation on the part of Cordis, Acquisition, the Webster Shareholders, the Schedule 2 Shareholders or Webster or any of their respective officers or directors except (i) with respect to certain expenses and the survival of certain representations, warranties and agreements after the Effective Time, (ii) nothing therein shall relieve any party from liability for any breach thereof, (iii) each party shall be entitled to any remedies at law or in equity for such breach and (iv) certain provisions relating to the effect of termination, the Confidentiality Agreement, expenses and other general provisions shall remain in full force and effect and survive any termination of the Reorganization Agreement.

          Interests  of  Certain  Persons  With  Respect  to  the   Merger;
          Potential Conflicts of Intersest


               Certain  members  of  the  Board  of  Directors  and  senior management of Webster have interests in the transactions contemplated under the Reorganization Agreement that may present them with certain potential conflicts of interest. Two such persons will enter into employment agreements with Cordis that will become effective upon consummation of the Merger. The Board of Directors of Webster was aware of these potential conflicts at the time of its consideration of the matters described under the caption "-- Recommendation of the Board of Directors of Webster; Reasons for the Merger." A summary of these potential conflicts of interest and certain agreements between Cordis and Webster and certain members of Webster's Board of Directors and senior management is provided below.

               Employment Agreements. It is a condition to the obligation of Cordis to effect the Merger that Tony R. Brown, Ph.D. and Wilton W. Webster, Jr. execute and deliver to Cordis employment agreements at or prior to the Closing pursuant to which Dr. Brown will serve as Vice President of Cordis and President and Chief Executive Officer of the Surviving Corporation and Mr. Webster will serve as Vice President and Senior Scientific Advisor of Cordis and Vice President Research & Development and Chief
          Engineer of the  Surviving Corporation.   Dr. Brown is currently
          the President, Chief Executive Officer and a Director of Webster, and Mr. Webster is currently the Vice President, Chairman of the Board and Chief Engineer of Webster. Dr. Brown and Mr. Webster also beneficially own approximately 5% and 61%, respectively, of the outstanding Webster Common Stock (after giving effect to the conversion by Brentwood of the Webster Preferred Stock).

               Both Dr.  Brown's and  Mr. Webster's  employment  agreements will have an initial term of two years and will continue on an annual basis thereafter unless terminated by any of the respective parties upon one month's notice prior to the end of the employment period or as otherwise provided therein. Pursuant to their respective employment agreements, Dr. Brown will receive a base salary of $160,000 and Mr. Webster will receive a base salary of $115,000. Both employment agreements also will contain certain provisions pursuant to which Dr. Brown and Mr. Webster, among other things, will agree to (i) work exclusively for Cordis and the Surviving Corporation during the terms of their agreements, (ii) not disclose any confidential information and
          (iii) assign all proprietary rights to any inventions, discoveries or ideas developed or created in the course of their employment.

                Webster Options. At the Effective Time, each Webster Option will become or be replaced by a Cordis Option to purchase a number of whole shares of Cordis Common Stock equal to the number of shares of Webster Common Stock that could have been purchased (assuming full vesting) under the Webster Option multiplied by the Exchange Ratio (and eliminating any fractional share), at a price per share of Cordis Common Stock equal to the per-share option exercise price specified in the Webster Option divided by the Exchange Ratio. Each substituted Cordis Option otherwise shall be subject to the same terms and conditions as apply to the related Webster Option, and the date of grant of each substituted Cordis Option for purposes of such terms and conditions shall be deemed to be the date on which the corresponding Webster Option was granted.

               The following table sets forth, as of _______, 1994, with respect to Webster's executive officers listed in the Summary Compensation Table under "INFORMATION REGARDING WEBSTER -- Executive Compensation," assuming the merger becomes effective
          (i) the number of shares of Cordis Common Stock subject to Cordis Options that will be held by such officer and (ii) the range of the average exercise price per share of Cordis Common Stock based upon the minimum and maximum number of shares to be issued in the Merger pursuant to the Exchange Ratio:




                     Webster   Avg. Ex.
    Officer          Options   Price/sh.  Cordis Options    Avg. Ex. Price/sh.

Tony R. Brown           0      $0.00        0  to       0     $0.00 to $0.00
Wilton W. Webster       0      $0.00        0  to       0     $0.00 to $0.00
Robert W. Evans   100,000      $0.25   24,632  to  30,107     $1.01 to $0.83
Barry Michaels     50,000      $1.00   12,316  to  15,053     $4.05 to $3.32
Thomas Schroeder   33,000      $0.25    8,210  to  10,035     $1.01 to $0.83
John Stevens       40,000      $2.00    9,852  to  12,042     $8.11 to $6.64


          Fees and Expenses; Termination Fee

               In general, whether or not  the Merger is consummated,  each party to the Reorganization Agreement will bear its respective costs and expenses incurred in connection with the Reorganization Agreement, the Merger Agreement and the transactions contemplated thereby, except that certain expenses incurred in connection with the Registration Statement and this Consent Statement/Prospectus, the listing of additional shares of Cordis Common Stock with the NASDAQ National Market System and expenses associated with compliance with applicable state securities laws will be shared equally by Cordis and Webster. In addition, if the Reorganization Agreement is terminated by either Cordis or Webster because Webster has recommended to its shareholders a Bona Fide Proposal, Webster shall pay to Cordis a termination fee
          (i) $2 million in cash, plus (ii) 35% of the difference, if any, between the value of the consideration offered to Webster in
          the  Bona  Fide   Proposal,  in  cash,   and  $85 million,  plus
          (iii) reasonable fees and expenses incurred by Cordis in connection with the Reorganization Agreement, the Merger Agreement and the transactions contemplated thereby, not to exceed $500,000. If the Reorganization Agreement is terminated by either Webster or Cordis because the Reorganization Agreement failed to receive the requisite approval and adoption by Webster's shareholders, Webster shall pay a termination fee of $2 million, plus reasonable fees and expenses incurred by Cordis in connection with the Reorganization Agreement, the Merger Agreement and the transactions contemplated thereby, not to exceed $500,000.

          Agreement With Certain Shareholder

               Pursuant to the Brentwood Agreement, Brentwood has agreed that after the shareholders of Webster and the sole stockholder of Acquisition have approved the Reorganization Agreement, it will convert all of the shares of Webster Preferred Stock owned by Brentwood into shares of Webster Common Stock effective immediately prior to the Closing, provided the Merger occurs. In addition, effective as of the Effective Time, Webster and Brentwood have agreed that both the Series A Preferred Stock Purchase Agreement and Registration Rights Agreement entered into between the parties as of July 17, 1992, and all rights and obligations thereunder, shall be terminated and no longer of any force or effect.

          Accounting Treatment

               The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. It is a condition to the obligation of Cordis to effect the Merger that Cordis shall have received an opinion from Deloitte & Touche, independent auditors to Cordis and Webster, that the Merger may be accounted for as a "pooling of interests" in accordance with generally accepted accounting principles and all rules, regulations and policies of the Commission. Because of a limitation on the amount of cash that may be paid in connection with the Merger under applicable accounting principles for "pooling of interests," the Merger may not be accounted for as a "pooling of interests" if shareholders of Webster holding more than ten percent of the outstanding stock of Webster exercise dissenters' rights. See "-- Conditions to Obligations to Effect the Merger" and "-- Dissenters' Rights."

          Certain Federal Income Tax Matters

                    The following discussion summarizes certain material federal income tax considerations of the Merger that are generally applicable to holders of Webster Common Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Cordis, Webster or Webster's shareholders as described herein.

               Webster shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Webster shareholders in light of their particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, or who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including without limitation transactions in which shares of Webster Common Stock are acquired or shares of Cordis Common Stock are disposed of. Accordingly, WEBSTER SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

               Neither Cordis nor Webster has requested a ruling from the IRS with regard to any of the federal income tax consequences of the Merger. The shareholders of Webster have received an opinion from Venture Law Group to the effect that the Merger will be treated as a tax-free reorganization under Section 368(a) of the Code (a "Reorganization"). Such opinion was based upon representations of Cordis, Webster and Acquisition contained in the Reorganization Agreement and certain representations made to Venture Law Group by certain of Webster's shareholders. Such opinion is subject to the limitations discussed below. Moreover, such opinion will not be binding on the IRS nor preclude the IRS from adopting a contrary position. The discussion below assumes that the Merger will qualify as a Reorganization, based upon such opinion.

               Subject to the limitations and qualifications referred to herein, the opinion concludes that the Merger qualifies as a Reorganization and will generally result in the following consequences:

                    (i) No gain or loss will be recognized by holders of Webster Common Stock upon their receipt in the Merger of Cordis Common Stock (except to the extent of cash received in lieu of a fractional share thereof) solely in exchange therefor;

                    (ii) The aggregate tax basis of the Cordis Common Stock
               received in the Merger (including any fractional share deemed, but not actually received) will be the same as the aggregate tax basis of Webster Common Stock surrendered in exchange therefor;

                    (iii) The holding period of the Cordis Common Stock received in the Merger will include the period for which the Webster Common Stock surrendered in exchange therefor was held, provided that the Webster Common Stock is held as a capital asset at the time of the Merger;

                    (iv) Cash payments  in lieu  of a  fractional share  of
               Cordis Common Stock will be treated as if such fractional share had been issued in the Merger and then redeemed by Cordis. A Webster shareholder receiving such cash will generally recognize gain or loss upon such payment equal to the difference (if any) between such shareholder's basis in the fractional share and the amount of cash received;

                    (v) A shareholder who exercises dissenters' rights with respect to a share of Webster Common Stock and receives payment for such share in cash will generally recognize gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such share and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of Webster Common Stock pursuant to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the shareholder exercising dissenters' rights owns no shares of Cordis Common Stock (either actually or constructively within the meaning of Section 318 of the
               Code). If, however, a shareholder's sale for cash of Webster Common Stock pursuant to an exercise of dissenters' rights is a Dividend Equivalent Transaction, then such shareholder will generally recognize income for federal income tax purposes in an amount up to the entire amount of cash so received; and

                    (vi) Cordis, Acquisition and Webster will not recognize
               income, gain or loss solely as a result of the Merger (except where the amount of any such income, gain or loss could not reasonably be expected to have a material adverse effect with respect to Cordis or Webster).

               To qualify as a Reorganization, shareholders of Webster must satisfy a "continuity of interest" requirement. To satisfy the continuity of interest requirement, Webster shareholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their Webster Common Stock in anticipation of the Merger or (ii) the Cordis Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that the Webster shareholders, as a group, would no longer have a significant equity interest in the Webster business being conducted by Cordis following the Merger. Planned Dispositions include, among other things, shares disposed of pursuant to the exercise of dissenters' rights. Webster shareholders will generally be regarded as having a significant equity interest as long as the Cordis Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the Webster shareholders in the Merger. For advance ruling purposes, the IRS considers an interest equal to 50% or more of the fair market value of the outstanding Webster Common Stock held immediately before the Merger as a significant equity interest. If the continuity of interest requirement is not satisfied, the Merger would not be treated as a Reorganization.

               Even if the Merger qualifies as a Reorganization, a recipient of shares of Cordis Common Stock would recognize gain to the extent such shares were considered to be received in exchange for services or property (other than solely Webster Common Stock). All or a portion of such gain may be taxable as ordinary income. In addition, gain would have to be recognized to the extent that a Webster shareholder was treated as receiving (directly or indirectly) consideration other than Cordis Common Stock in exchange for the shareholder's Webster Common Stock. Such other consideration is generally referred to as "boot."

               A successful IRS challenge to the Reorganization status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in a Webster shareholder recognizing gain or loss with respect to each share of Webster Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the Cordis Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Cordis Common Stock so received would equal its fair market value and his or her holding period for such stock would begin the day after the Merger.

          Restrictions  on  Resale  of   Cordis  Common  Stock;   Affiliate
          Agreements

               The Cordis Common Stock issuable in the Merger has been registered under the Securities Act, but this registration does not cover resales by stockholders of Webster who are deemed to control or be under common control with Webster or Cordis, respectively ("Affiliates"). Affiliates of Webster may not sell their shares of Cordis Common Stock acquired in the Merger except pursuant to an effective registration statement under the Securities Act covering the resale of such shares, or in compliance with the resale provisions of Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Shareholders of Webster who become Affiliates of Cordis may not sell any shares of Cordis Common Stock except pursuant to an effective registration statement under the Securities Act covering the resale of such shares or an applicable exemption from the registration requirements of the Securities Act. Prior to the Effective Time, Webster shall deliver to Cordis a list identifying all persons who are or may be deemed Affiliates of Webster for purposes of Rule 145. It is a condition to the obligation of Cordis to effect the Merger that each person who is identified as an Affiliate of Webster execute and deliver, at or prior to the Effective Time, Affiliate Agreements to Cordis that provide that such persons will not offer to sell, sell or otherwise dispose of Cordis Common Stock after the Effective Time in a manner that would cause the criteria for "pooling of interests" accounting treatment to be violated. It is expected that Affiliates of Webster and Cordis will be able to sell shares of Cordis Common Stock without registration subject to the volume, manner of sale and other applicable limitations of the Securities Act and the rules and regulations of the Commission thereunder.

               The Commission's accounting rules for "pooling of interests" require, among other things, that the Affiliates of Webster and Cordis not dispose of any shares of Cordis Common Stock owned by them until the financial results of at least 30 days of post-Merger combined operations of Cordis and Webster have been made publicly available.

          Regulatory Requirements

               Cordis and Webster are aware of no governmental approvals required for consummation of the Merger, other than the compliance with federal securities laws and state securities or "Blue Sky" laws. In addition, the transaction is subject to premerger notification under the HSR Act. Filings have been made under the HSR Act by Cordis and by Wilton W. Webster, Jr. and Helen E. Webster on behalf of Webster and on behalf of themselves as shareholders of Webster. The HSR Act waiting period will expire thirty days after completed premerger notifications have been filed with the Federal Trade Commission and the Department of Justice Antitrust Division, subject to either early termination or extension by a request for additional information.


          Dissenters' Rights

               "Dissenting Shares," as that term is used in this Consent Statement/Prospectus, means shares of Webster with respect to which the holder thereof has perfected such holder's demand that Webster purchase the holder's shares in accordance with Chapter 13 ("Chapter 13") of the California Code and with respect to which the holder thereof has not effectively withdrawn or lost such rights. "Dissenting Shareholder," as that term is used in this Consent Statement/Prospectus, means a Webster shareholder of record as of ____________, 1994, who wishes to exercise dissenters' rights, or such holder's duly appointed representative, or a transferee of record of a holder of Dissenting Shares. If a Dissenting Shareholder exercises dissenters' rights under Chapter 13 in connection with the Merger, such holder's Dissenting Shares will not be converted into the right to receive shares of Cordis Common Stock, but rather will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the California Code.

               A Dissenting Shareholder must not vote in favor of the Agreements and the Merger. However, failure to vote in favor of the Merger will not, in and of itself, be sufficient notice of a Dissenting Shareholder's intention to dissent. Rather, any Dissenting Shareholder wishing to exercise dissenters' rights must comply with the procedures set forth in Chapter 13.

               Required Procedures Under Chapter 13.

               The following summary of the provisions of Chapter 13 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Chapter 13, a copy of which is attached to this Consent Statement/Prospectus as Appendix B and is incorporated herein by reference.

               If the Merger is approved by the required vote of Webster's shareholders and is not abandoned or terminated, each holder of shares of Webster Common Stock who does not vote in favor of the Merger and who follows the procedures set forth in Chapter 13 will be entitled to have such holder's shares of Webster Common Stock purchased by Webster for cash at their fair market value. The fair market value of shares of Webster Common Stock will be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the Merger, but adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

               Within ten  (10)  days  after  approval  of  the  Merger  by
          Webster's shareholders, Webster must mail a notice of such approval (the "Approval Notice") to all Webster shareholders who did not vote in favor of the Merger, together with a statement of the price determined by Webster to represent the fair market value of a Dissenting Share, a brief description of the procedures to be followed in order to pursue dissenters' rights, and a copy of Sections 1300 through 1304 of the California Code. The statement of price made in the Approval Notice will constitute an offer by Webster to purchase all Dissenting Shares at the stated amount, unless such shares lose their status as Dissenting Shares as described below.

               A Dissenting Shareholder must make a written demand upon Webster for the purchase of such holder's Dissenting Shares and for payment to the Dissenting Shareholder in cash of the fair market value of such shares. The written demand must state the number and class of the shares of Webster Common Stock held of record by the Dissenting Shareholder that the Dissenting Shareholder demands that Webster purchase and must contain a statement of what such Dissenting Shareholder claims to be the fair market value of those shares as of the day before the announcement of the Merger. The statement of fair market value will constitute an offer by the Dissenting Shareholder to sell the shares to Webster at such price. The written demand should also specify the Dissenting Shareholder's name and mailing address. In order for such demand to be effective, it must be received by Webster within thirty (30) days after the date on which the Approval Notice is mailed to the Dissenting Shareholder. Within thirty (30) days after the date on which the Approval Notice is mailed to the Dissenting Shareholder, the
          Dissenting Shareholder must also submit to Webster the certificate(s) representing such holder's Dissenting Shares for endorsement as Dissenting Shares. The written demand and certificate(s) representing the Dissenting Shares should be delivered to Webster, 4750 Littlejohn Street, Baldwin Park, California 91706, Attention: Secretary.

               If Webster and a Dissenting Shareholder agree that the Dissenting Shareholder's shares are Dissenting Shares and agree upon the price of such shares, the Dissenting Shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of such agreement. Payment for such Dissenting Shares must be made within thirty (30) days after the later of the date of such agreement or the date on which all statutory and contractual conditions to the Merger are satisfied, and is subject to the surrender by the Dissenting Shareholder of the certificate(s) representing the Dissenting Shares.

               If Webster denies that a Dissenting Shareholder's shares qualify as Dissenting Shares, or if Webster and a Dissenting Shareholder fail to agree upon the fair market value of the Dissenting Shares, then the Dissenting Shareholder may file a complaint in the Superior Court of Los Angeles County (the "Court") requesting a determination as to whether the shares are Dissenting Shares or as to the fair market value of the Dissenting Shareholder's shares, or both. Such complaint must be filed within six (6) months after the date on which the Approval Notice is mailed to the Dissenting Shareholder. A Dissenting Shareholder may also intervene in any action pending on such a complaint. Two or more Dissenting Shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated. The costs of the action, including reasonable compensation to appraisers that may be appointed by the Court, will be assessed or apportioned as the Court considers equitable, and, except in the situations where the appraised value exceeds the price offered by Webster and Chapter 13 would require that Webster pay such expenses, may be apportioned to the Dissenting Shareholders.

               If any Dissenting Shareholder who demands the purchase of such holder's shares of Webster Common Stock fails to perfect, or effectively withdraws or loses the right to such purchase, the shares of Webster Common Stock of such holder will be converted into the right to receive that number of shares of Cordis Common Stock equal to the Exchange Ratio or Recomputed Exchange Ratio, as the case may be, multiplied by the number of shares of Webster Common Stock held by such person, in accordance with the Merger Agreement. Dissenting Shares lose their status as Dissenting Shares if (i) the Merger is abandoned; (ii) the shares are transferred prior to their submission for the required endorsement; (iii) the Dissenting Shareholder and Webster do not agree upon the status of the Dissenting Shareholder's shares as Dissenting Shares or do not agree on the purchase price, but neither the Dissenting Shareholder nor Webster files a complaint or intervenes in a pending motion within six (6) months after the Approval Notice is mailed to the Dissenting Shareholder; or (iv) the Dissenting Shareholder, with Webster's consent, withdraws the demand that Webster purchase such holder's Dissenting Shares. A Dissenting Shareholder may not withdraw his or her demand for purchase of his or her shares without Webster's consent.

               Pursuant to the Brentwood Agreement, Brentwood, the sole holder of Webster Preferred Stock, has contractually agreed to convert all of its shares of Webster Preferred Stock into shares of Webster Common Stock immediately prior to the Closing, provided the Merger occurs. Therefore, the provisions of Webster's Articles of Incorporation that would treat the Merger as a liquidating event requiring the payment of a certain amount to holders of Webster Preferred Stock in preference to amounts due to Webster Dissenting Shareholders as described above are not expected to be applicable.

                            MARKET PRICES AND DIVIDENDS

          Cordis

               Cordis Common Stock is traded in the NASDAQ/NMS under the symbol CORD. On January 20, 1994, the last full trading day for Cordis Common Stock prior to the public announcement of the Reorganization Agreement, the closing bid price of Cordis Common Stock, as reported by NASDAQ, was $48-3/8 per share. The closing
          bid price on      , 1994, as  reported by NASDAQ,  was $_
          per share.


               The following table summarizes the high and low closing bid prices for Cordis Common Stock by fiscal quarter for 1994, 1993 and 1992, as reported by NASDAQ. The prices shown represent quotations among securities dealers, do not include retail markups, markdowns, or commissions, and may not represent actual transactions. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

                                       1994                  1993               1993
                                  High       Low        High      Low      High      Low
           First Quarter        $35-1/2    $27-3/4    $30-3/4    $21-3/4   $37     $26-1/2
           (Ended September 30)
           Second Quarter        50-1/2     31-1/2     38         23-1/4    41      25-3/4
           (Ended December 31)
           Third Quarter          _____      _____     40-1/4     23-1/4    34-3/4  22-1/4
           (Ended March 31)
           Fourth Quarter         _____      _____     32-3/4     21-1/4    26-1/2  21
            (Ended June 30)

               Cordis has not paid any cash dividends to date and has no present intention to do so. Following the Merger, any future payment of dividends will be at the discretion of Cordis' Board of Directors and will depend upon the financial condition and capital requirements of Cordis, as well as other factors that the Board of Directors may deem relevant. At January 31, 1994, there were 1,163 stockholders of record of Cordis Common Stock.

          Webster

               No established  public  trading market  exists  for  Webster
          Common Stock or Webster Preferred Stock. Webster has never paid any cash dividends on any of its securities. As of
          __________ __, 1994 there were seven shareholders of record of Webster Common Stock and one shareholder of record of Webster Preferred Stock.

                    DESCRIPTION OF CORDIS COMMON STOCK

               Cordis currently is authorized to issue 50,000,000 shares of Cordis Common Stock and 2,500,000 shares of preferred stock, par value $1.00 per share ("Cordis Preferred Stock"). As of January 31, 1994, 14,310,849 shares of Cordis Common Stock and no shares of Cordis Preferred Stock were issued and outstanding, respectively. At that date options with respect to 956,875 shares of Cordis Common Stock and no shares of Cordis Preferred Stock were outstanding, respectively, and 2,075,000 shares of Cordis Common Stock and no shares of Cordis Preferred Stock were reserved for issuance pursuant to such options. Holders of Cordis Common Stock are entitled to one vote per share on all matters on which stockholders are entitled to vote. Since the Cordis Common Stock does not have cumulative voting rights in the election of directors, the holders of a majority of the shares voting for the election of directors can elect all the directors of Cordis if they choose to do so.

               On September 12, 1986 Cordis' Board of Directors adopted a Rights Agreement (the "Rights Agreement"), as subsequently amended, authorizing a dividend distribution on each share of Cordis Common Stock outstanding on the distribution date (as defined in the Rights Agreement) in the form of a right to purchase one-half of a share of Cordis Common Stock upon the occurrence of certain events. The exercise price to purchase one-half of a share of Cordis Common Stock, initially established at $25, is subject to adjustment. The rights become exercisable if an entity, person or group acquires beneficial ownership of 20% or more of the outstanding Cordis Common Stock or commences a tender offer that would result in that entity, person or group acquiring beneficial ownership of 30% or more of the outstanding Cordis Common Stock. The rights, which do not entitle holders to vote or receive dividends, expire on September 22, 1996 and may be redeemed by Cordis at a price of $0.01 per right at any time prior to the earlier of (i) the tenth day following the public announcement of intent to acquire Cordis' stock as described above or the date a majority of the Cordis Board of Directors becomes aware of an acquiring entity, person or group (as defined in the Rights Agreement) or (ii) the expiration date. As of January 31, 1994 rights to purchase 6,619,770 shares of common stock were outstanding.

               The Florida Business Corporation Act (the "FBCA") contains an affiliated transactions statute which provides that certain transactions involving a corporation and a stockholder owning 10% or more of the corporation's outstanding voting shares (an
          "affiliated stockholder") must generally be approved by the affirmative vote of the holders of two-thirds of the voting shares other than those owned by the affiliated stockholder. The transactions covered by the statute include, with certain exceptions, (i) mergers and consolidations to which the corporation and the affiliated stockholder are parties, (ii) sales or other dispositions of substantial amounts of the corporation's assets to the affiliated stockholder, (iii) issuances by the corporation of substantial amounts of its securities to the affiliated stockholder, (iv) the adoption of any plan for the liquidation or dissolution of the corporation proposed by or pursuant to an arrangement with the affiliated stockholder, (v) any reclassification of the corporation's securities which has the effect of substantially increasing the percentage of the outstanding voting shares of the corporation beneficially owned by the affiliated stockholder, and (vi) the receipt by the affiliated stockholder of certain loans or other financial assistance from the corporation. These special voting requirements do not apply in any of the following circumstances:
          (i) if the transaction was approved by a majority of the corporation's disinterested directors, (ii) if the corporation did not have more than 300 stockholders of record at any time during the preceding three years, (iii) if the affiliated stockholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for the past five years,
          (iv) if the affiliated stockholder is the beneficial owner of at least 90% of the corporation's outstanding voting shares, exclusive of those acquired in a transaction not approved by a majority of disinterested directors, or (v) if the consideration received by each stockholder in connection with the transaction satisfies the "fair price" provisions of the statute. This statute applies to any Florida corporation unless the original articles of incorporation or an amendment to the articles of incorporation or bylaws contain a provision expressly electing not to be governed by this statute. Such an amendment to the articles of incorporation or bylaws must be approved by the affirmative vote of a majority of disinterested stockholders and is not effective until 18 months after approval. Cordis'
          Restated Articles of Incorporation, as amended (the "Cordis Articles"), and Cordis' Bylaws (the "Cordis Bylaws") do not contain a provision electing not to be governed by the statute.

                The FBCA also contains a control share acquisition statute which provides that a person who acquires shares in an issuing public corporation in excess of certain specific thresholds will generally not have any voting rights with respect to such shares unless the voting rights are approved by a majority of the shares entitled to vote, excluding interested shares. This statute does not apply to acquisitions of shares of a corporation if, prior to the pertinent acquisition of shares, the corporation's articles of incorporation or bylaws provide that the corporation shall not be governed by the statute. This statute also permits a corporation to adopt a provision in its articles of incorporation or bylaws providing for the redemption by the corporation of such acquired shares in certain circumstances. Unless otherwise provided in the corporation's article of incorporation or bylaws prior to the pertinent acquisition of shares, in the event that such shares are accorded full voting rights by the stockholders of the corporation and the acquiring stockholder acquires a majority of the voting power of the corporation, all stockholders who did not vote in favor of according voting rights to such acquired shares are entitled to dissenters' rights. The Cordis Articles and Cordis Bylaws do not contain any provisions with respect to this statute.

                    COMPARATIVE RIGHTS OF CORDIS STOCKHOLDERS
                              AND WEBSTER SHAREHOLDERS


               The shareholders of Webster should be aware that upon their receipt of Cordis Common Stock, their rights as shareholders, which are now governed by the laws of the State of California and the Amended and Restated Articles of Incorporation and Bylaws of Webster (the "Webster Articles" and the "Webster Bylaws," respectively), will be governed by the laws of the State of Florida, the state of incorporation of Cordis, and the Cordis Articles and the Cordis Bylaws. Upon the Effective Time of the Merger, the rights of shareholders of Webster will be different, and perhaps adversely affected, due to the differences between the laws of the states of California and Florida and between the Webster Articles and the Webster Bylaws and the Cordis Articles and the Cordis Bylaws. Accordingly, the shareholders of Webster should carefully review the following to understand how certain of their rights as shareholders will be affected upon completion of the Merger.

               The following is a brief description of those differences. This description does not purport to be a complete explanation of all the differences between the rights of Webster shareholders and Cordis stockholders. Furthermore, the identification of specific differences is not meant to indicate that other differences do not exist. The following summary is also qualified in its entirety by reference to the Corporations Code of the State of California ("California Law"), the FBCA, the Webster Articles and Webster Bylaws and the Cordis Articles and Cordis Bylaws.

          Authorized Capital Stock

               The authorized capital stock of Cordis consists of 50,000,000 shares of Cordis Common Stock and 2,500,000 shares of Cordis Preferred Stock. All shares of Cordis Common Stock are identical and have one vote per share. See "DESCRIPTION OF CORDIS COMMON STOCK."

               The authorized capital stock of Webster consists of 10,000,000 shares of Webster Common Stock and 4,000,000 shares of Webster Preferred Stock. Each share of Webster Preferred Stock is convertible into one share of Webster Common Stock. All shares of Webster Common Stock are identical and have one vote per share. 1,200,000 shares of Webster Preferred Stock have been designated Series A Preferred Stock. All shares of Webster Preferred Stock have one vote per share.

               California Law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. The concepts of capital and surplus also have been eliminated from the FBCA, and the par value concept no longer has significance.

          Preemptive Rights

               Under both the FBCA and California Law, securityholders of a corporation have only such preemptive rights as may be provided in the corporation's articles of incorporation. Neither the Cordis Articles nor the Webster Articles grant any preemptive rights to securityholders.

          Dividends and Other Distributions

               Under California Law, a  corporation generally may not  make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) to its shareholders unless either the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1-1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits) and the corporation's current assets would be at least equal to its current liabilities (or 1-1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). California Law also prohibits distributions by a corporation to its shareholders if the corporation is, or as a result
          of  the  distribution  would  be,  likely   to   be   unable   to
          meet its liabilities (except for those whose payment is otherwise adequately provided for) as they mature. Such tests are applied to California corporations on a consolidated basis. Under California Law, there are certain exceptions to the foregoing rules for repurchases of shares in connection with certain rescission actions or pursuant to certain employee stock plans.

               Under the FBCA, a Florida corporation may make distributions to stockholders as long as, after giving effect to such distribution (i) the corporation would be able to pay its debts as they become due in the usual course of business, and (ii) the corporation's total assets would not be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise, which the Cordis Articles do not) the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Under the FBCA, a corporation's redemption of its own capital stock is deemed to be a distribution.

               The Webster Articles provide that holders of shares of Webster Series A Preferred Stock are entitled, in the event dividends are declared by the Webster Board of Directors, to a preferential payment of $0.1336 per share prior to the payment of any dividend on Webster Common Stock. The Cordis Articles provide that as long as any Cordis Preferred Stock remains outstanding, no dividends (other than dividends of Cordis Common Stock), distributions, repurchases or redemptions shall be made with respect to Cordis Common Stock unless all accrued and unpaid dividends on Cordis Preferred Stock for all past and current dividend periods shall have been paid, or declared and a sum sufficient set aside. The Cordis Articles also provide for preferential distributions to holders of Cordis Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of Cordis.

          Voting Requirements Generally

               Under California Law, the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present is deemed to be the act of the shareholders, unless the vote of a greater number or voting by classes is specifically required by the California Code or the corporation's articles of incorporation. However, a super-majority voting provision in a California corporation's articles of incorporation
          (i) may not require a vote in excess of 66-2/3% of the outstanding shares, or 66-2/3% of the outstanding shares of any class or series, (ii) must be approved by at least the same percentage of the outstanding shares as is required by the provision for specified corporate actions and (iii) must be renewed at least every two years in order to remain effective. Such restrictions on super-majority voting provisions do not apply to a corporation (i) with fewer than 100 shareholders or, with respect to amendments filed after January 1, 1994, and (ii)
          (A) with outstanding shares of more than one class or series of stock, (B) with no class of equity securities registered under
          Section 12(b) or 12(g) of the Exchange Act, (C) with outstanding securities held of record by fewer than 300 persons, and (D) that does not have, and never has had, a super-majority voting provision subject to the two year renewal requirement.

               Under the FBCA, unless otherwise provided in a corporation's articles of incorporation, directors are elected by a plurality of the votes cast by the stockholders entitled to vote at a stockholders' meeting at which a quorum is present. With respect to matters other than the election of directors, unless a greater number of affirmative votes is required by the FBCA or a Florida corporation's articles of incorporation (but not its bylaws), if a quorum exists, action on any matter generally is approved by the stockholders if the votes cast by the holders of the shares represented at the meeting and entitled to vote on the matter favoring the action exceed the votes cast opposing the action. Accordingly, under the FBCA, abstentions have no impact on the outcome of a vote. The Cordis Articles do not include a provision requiring a greater vote on any matter than required by the FBCA.

               The Webster Bylaws also provide  that on matters other  than the election of directors, the affirmative vote of a majority of the shares represented at a meeting at which a quorum is present shall be the action of the shareholders, unless a greater vote is required by California Law or the Webster Articles. The Cordis Bylaws provide that the Cordis Board of Directors are to be chosen at Cordis' annual meeting of stockholders by a plurality of votes cast. The Cordis Bylaws do not include a provision requiring a greater vote on any matter than required by the FBCA. See the subsections below for a description of voting requirements with respect to certain events.

          Amendment of Articles of Incorporation; Amendment of Bylaws

               Under California Law, an amendment to a corporation's articles of incorporation requires the approval of the board of directors and, unless otherwise specified in the corporation's articles of incorporation, the approval of a majority of the outstanding shares entitled to vote thereon. Under California
          Law, the holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would (i) increase or decrease the aggregate number of shares of such class, other than an increase necessary to permit the conversion of options or conversion rights previously approved by the outstanding shares, or an increase in connection with certain stock splits; (ii) effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split; (iii) effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class; (iv) change the rights, preferences, privileges or restrictions of the shares of such class;
          (v) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the shares of such class; (vi) in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board to do so; or (vii) cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid. Different series of the same class do not constitute different classes for the purpose of voting by classes except when a series is adversely affected by an amendment in a different manner than other shares of the same class.

               Under California Law, an amendment to a corporation's bylaws generally requires the approval of either the majority of the outstanding shares or approval by the board of directors, subject to any restriction in the corporation's bylaws or articles of incorporation on the power of the board of directors to amend the bylaws or any provision in the corporation's articles of incorporation requiring a greater vote.

               Under the FBCA, an amendment to a corporation's articles of incorporation generally must be recommended by the Board of Directors, and approved by the corporation's stockholders, except that certain immaterial amendments specified in the FBCA may be made by the board of directors. Unless a specific section of the FBCA or a corporation's articles of incorporation require a greater vote, an amendment to a corporation's articles of incorporation generally must be approved by a majority of the votes entitled to be cast on the amendment. The Cordis Articles do not include any provision requiring greater than a majority of shares to amend its articles of incorporation.

               Under the FBCA, the board of directors of a corporation may amend or repeal the corporation's bylaws, unless a corporation's articles of incorporation or the FBCA reserve the power to amend to the stockholders.

               The Webster Bylaws grant the board of directors the authority to amend the Webster Bylaws, other than a bylaw changing the authorized number of directors (except to fix the authorized number of directors within a range set by a bylaw provision providing for a variable number of directors). The Cordis Bylaws provide that they may be amended, consistent with any bylaws adopted by the stockholders, or any part thereof that has not been adopted by the stockholders may be repealed, by the Cordis board of directors, at any meeting by a majority vote of the directors present and voting. The Cordis Bylaws also provide that they may be amended or repealed, wholly or in part, by a majority of the stockholders entitled to vote thereon present at any stockholders' meeting.

          Action by Written Consent

               Under California Law, unless otherwise provided in a corporation's articles of incorporation, any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. However, California Law prohibits the election of directors by written consent of the shareholders unless the consent is unanimous or is for the purpose of filling a vacancy not filled by the directors.

               Under the FBCA, unless otherwise provided in a corporation's articles of incorporation, any action that may be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the action is taken by the written consent of the holders of shares constituting not less than the minimum number of shares that would be necessary to take such action at a meeting of stockholders.

               Neither the Webster Articles nor the Cordis Articles restricts the ability of the shareholders of the corporation to take action by written consent. The Webster Bylaws contain provisions concerning shareholder actions by written consent consistent with the provisions of California Law. The Cordis Bylaws provide that when stockholders holding four-fifths of Cordis' voting stock having the right to vote at any meeting shall be present at such meeting, however called or notified, and sign a written consent thereto on the record of the meeting, the acts of the meeting are to be as valid as if legally called and notified.

          Special Meetings of Shareholders

               Under California Law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the bylaws. Under the FBCA, special meetings of a corporation's stockholders may be called by its board of directors, by the persons authorized to do so in its articles of incorporation or bylaws or by the holders of not less than 10% of all votes entitled to be cast on any issue proposed to be considered at the special meeting unless a greater percentage not to exceed 50% is required by the articles of incorporation. The Cordis Articles contain no special requirements for the calling of special meetings by its stockholders.

               The Webster Bylaws contain provisions concerning special meetings consistent with the provisions of California Law described above, without naming additional persons entitled to call a special meeting. The Cordis Bylaws provide that special meetings of stockholders may be called by Cordis' president, its board of directors, or when requested in writing by stockholders who hold a majority of the stock having the right to vote and entitled to vote at such meeting.

          Voting in the Election of Directors

               In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Without cumulative voting, the holders of a majority of the shares voting in the election of directors would have the power to elect all the directors to be elected, and no person could be elected without the support of holders of a majority of the shares.

               In general, under California Law, cumulative voting in the election of directors is an absolute right of shareholders. However, a corporation may amend its articles of incorporation or bylaws to eliminate the right to cumulative voting if it (i) has outstanding shares listed on the New York Stock Exchange or American Stock Exchange or (ii)(A) has outstanding securities designated as qualified for trading as a National Market System security on the National Association of Securities Dealers Automatic Quotation System and (B) had at least 800 holders of its equity securities as of the record date of its most recent annual meeting of shareholders. Such an amendment must be approved by the shareholders. Under California Law, elections for directors need not be by written ballot unless a shareholder demands election by ballot at the meeting and before the voting begins or unless the bylaws so require.

               Under the FBCA, cumulative voting is not mandatory, and cumulative voting rights must be provided in a corporation's articles of incorporation. The FBCA does not require that elections of directors be by written ballot.

               The Webster Bylaws do not require the election of directors by written ballot. Neither the Cordis Articles nor the Cordis Bylaws provide for cumulative voting or the voting by ballot upon the demand of any stockholder.

          Number and Qualification of Directors

               Under California Law, the size of a corporation's board of directors generally may not be less than three. A corporation's articles of incorporation or bylaws may state a minimum and maximum number of directors, with the maximum not exceeding two times the minimum less one, and with the exact number to be fixed by approval of the board of directors or shareholders. No bylaw or amendment to the articles of incorporation reducing the fixed number or minimum number of directors below five may be adopted if the votes cast against its adoption at a meeting or the shares not consenting to its adoption in the case of action by written consent are equal to more than 16-2/3 percent of the outstanding shares entitled to vote thereon.

               The FBCA provides that the board of directors must consist of one or more members, and that a corporation's articles of incorporation or bylaws must specify the number of directors or provide how the number will be determined. The number of directors may be increased or decreased by amendment to, or in the manner provided in the bylaws or articles of incorporation, but a decrease does not shorten or eliminate the term of any sitting director.

               The Webster Bylaws provide for a variable number of directors between three and five, with the exact number currently fixed at five. Both the Cordis Articles and the Cordis Bylaws provide that Cordis shall not have less than three nor more than nine directors, and provide that although the number of directors may be increased or diminished from time to time by bylaws adopted by its stockholders, there shall never be less than three. The Cordis Bylaws also provide that the stockholders and/or the directors may leave vacancies on the board of directors as they shall designate and determine. There are currently seven directors of Cordis.

               None of California Law, the Webster Articles or the Webster Bylaws set forth specific qualification requirements for directors. The FBCA provides that all directors must be natural persons who are 18 years of age or older. The Cordis Bylaws provide that all members of the board of directors be of full age, and that at least one director be a citizen of the United States.

          Classification of Board

               A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors, and thus a potential change in control of a corporation, a lengthier and more difficult process.

               Under California  Law,  a corporation  (i) with outstanding shares listed on the New York Stock Exchange or the American Stock Exchange or (ii)(A) with outstanding securities designated as qualified for trading as a National Market System security on the National Association of Securities Dealers Automatic

          Quotation System and (B) with at least 800 holders of its equity securities as of the record date of its most recent annual meeting, may amend its articles of incorporation to provide for a board divided into two or three classes to serve for terms of two or three years, respectively. Under California Law, a board divided into two classes must be comprised of no less than six directors, with one-half of the directors or as close an approximation as possible to be elected at each annual meeting of shareholders. A board divided into three classes must be comprised of no less than nine directors, with one-third of the directors or as close an approximation as possible to be elected at each annual meeting of shareholders. Corporations not qualified as described above must elect the entire board of directors annually and may not have a classified board of directors.

               The FBCA permits, but does not require, a classified board of directors, with staggered terms.

               None of the Webster Articles, the Webster Bylaws, the Cordis Articles or the Cordis Bylaws provides for a classified board of directors.

          Removal of Directors

               Under California Law, any director or the entire board of directors may be removed without cause, with the approval of a majority of the outstanding shares entitled to vote. However, no individual director may be removed, unless the entire board is removed, if the number of votes cast against such removal or not consenting to such removal in the case of action by written consent would be sufficient to elect the director under cumulative voting.

               Under the FBCA, unless the articles of incorporation provide otherwise, any director or the entire board of directors may be removed by the stockholders with or without cause. A director or directors may be removed at a meeting of stockholders called expressly for that purpose. If the articles of incorporation provide for the election of directors by classes, only the stockholders of that voting group may participate in the vote to remove that director. If cumulative voting is authorized, a director may be removed only if the votes cast in favor of retaining the director would have been insufficient to elect him pursuant to cumulative voting at that meeting. If cumulative voting is not authorized, a director can be removed if the votes cast to remove him exceed the votes cast to retain him.

        Filling Vacancies on the Board of Directors

               Under California Law, any vacancy on the board of directors other than one created by removal of a director may be filled by the board. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of a director may be filled by the board only if the board is so authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. The shareholders may elect a director at any time to fill any vacancy not filled by the directors. If, after the filling of any vacancy by the directors, the directors then in office who have been elected by the shareholders constitute less than a majority of the directors then in office, then the holders of an aggregate of five percent or more of the total number of shares outstanding and entitled to vote for those directors may cause a special meeting of shareholders to be called.

               The FBCA provides that a vacancy on the board of directors generally may be filled by the affirmative vote of a majority of the remaining directors or by the stockholders, unless the articles of incorporation provide otherwise. The Cordis Articles do not alter this provision, however the Cordis Bylaws provide that vacancies in the board of directors are to be filled until the next annual meeting of stockholders by the board of directors remaining in office.

               The Webster Bylaws state that a vacancy created by the removal of a director may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present or by the unanimous written consent of all shares entitled to vote thereon.

          Transactions Involving Officers or Directors

               Under California Law, no contract or other transaction between a corporation and one or more of its directors, or between a corporation and an entity in which one or more of its directors has a material financial interest, is void or voidable if (i) the material facts as to the transaction and as to such director's interest are fully disclosed or known to the shareholders and such contract or transaction is approved by the shareholders in good faith without counting the shares owned by the interested director; (ii) the material facts as to the transaction and as to such director's interest are fully disclosed or known to the board or committee and the board or committee authorizes, approves or ratifies the contract or transaction without counting the vote of the interested director, and the contract or transaction is just and reasonable to the corporation at the time it is authorized, approved or ratified; or (iii) the person asserting the validity of the contract or transaction sustains the burden of proof that the contract or transaction was just and reasonable to the corporation at the time it is authorized, approved or ratified. No contract or other transaction between a corporation and an entity in which one or more of its directors are directors is void or voidable if
          (i) the material facts as to the transaction and as to such director's other directorship are fully disclosed or known to the board or committee and the board or committee authorizes, approves or ratifies the contract or transaction without counting the vote of the interested director; (ii) the contract or transaction is approved by the shareholders; or (iii) the contract or transaction is just and reasonable to the corporation at the time it is authorized, approved or ratified. Under California Law, a corporation may not make any loan or guaranty the obligation of a director or officer of the corporation or its parent, unless such loan or guaranty, or a plan providing for such loan or guarantee, is approved by shareholders owning a majority of the outstanding shares of the corporation, without counting the vote of any officer or director eligible to participate therein. However, under California Law, if a corporation has 100 or more shareholders of record on the date of approval by the board, and has a bylaw approved by the outstanding shares authorizing the board of directors alone to approve loans or guaranties to or on behalf of officers, whether or not such officers are directors, or an employee benefit plan authorizing such a loan or guarantee to an officer, such a loan or guarantee or benefit plan may be approved by the board alone without counting the vote of any interested director, if the board determines that any such loan or guaranty may reasonably be expected to benefit the corporation.

               Under the FBCA,  a contract or  other transaction between  a corporation and one or more of its directors or between a corporation and an entity in which one or more of its directors are financially interested shall not be void or voidable merely because of the director's interest in the transaction if (i) the transaction is approved or ratified, after disclosure of the interest, by the disinterested directors or the stockholders or
          (ii) the transaction or contract is fair and reasonable to the corporation at the time it is authorized. For a transaction to be approved by the disinterested directors after a disclosure of the interested director's relationship or interest, the affirmative vote of a majority of the directors on the board who have no relationship or interest in the transaction is required. The transaction may not, however, be authorized, approved or ratified by one director acting alone. If a majority of the disinterested directors approves the transaction, a quorum is deemed to be present under the FBCA. If an interested director is present or if a director votes on a matter in which the director has an interest, the director's presence or vote will not affect the validity of the action taken under the FBCA, provided the transaction was otherwise approved by a sufficient vote of disinterested directors. The presence or vote of interested directors may be counted for purposes of determining whether the transaction was approved under other sections of the FBCA. As long as a majority of fully informed disinterested directors apply business judgment in good faith to authorize the transaction, or the transaction is approved by the stockholders who are informed of the conflict, judicial inquiry into substantive fairness is not appropriate and the business judgment rule will remove the transaction from the scope of judicial inquiry. The FBCA does not contain a similar provision relating to officers. Thus, officers are subject to common law guidelines.

               The FBCA also provides that a corporation may lend money to, guarantee an obligation of, or otherwise assist an officer, director or employee of the corporation or of a subsidiary, whenever, in the judgment of the board of directors, the loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured or secured in a manner approved by the board of directors, including a pledge of shares of stock of the corporation. Such transactions are expressly subject to the conflict of interest statute discussed above.

               The Webster Bylaws contain a provision allowing the board alone to approve loans or guarantees to an officer, which provision is consistent with the conditions applicable to such a bylaw under California Law as described above. Such provisions have been approved by the shareholders of Webster. The Cordis Articles and Cordis Bylaws do not address contracts, loans or other transactions between the corporation and its directors or officers.

          Indemnification and Limitation of Liability

               Under California Law, a corporation has the power to indemnify any agent against expenses, judgments, fines and settlements incurred in a proceeding other than an action by or in the right of the corporation if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In the case of an action by or in the right of the corporation, the corporation has the power to indemnify any agent against expenses incurred in defending or settling the action; provided, however, that (i) no such indemnification may be made without court approval when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine and (ii) no such indemnification may be made without court approval in respect of amounts paid or expenses incurred in settling or otherwise disposing of a threatened or pending action or amounts incurred in defending a pending action which is settled or otherwise disposed of without court approval. California Law requires that to the extent an agent of a corporation is successful on the merits in defense of any third-party or derivative proceeding, or in defense of any claim, issue or matter therein, the corporation indemnify the agent against expenses incurred in connection therewith. The indemnification authorized by California Law is not exclusive and a corporation may grant its officers, directors and other agents additional indemnification; provided that in the case of directors and officers, such excess indemnification is authorized in the corporation's articles of incorporation.

               Under California Law, a corporation may adopt a provision in its articles of incorporation limiting or eliminating the liability of a director for monetary damages; provided, however, that such liability cannot be eliminated where it is based upon
          (i) intentional misconduct or  knowing and culpable violation  of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (iii) receipt of an improper personal benefit; (iv) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (vi) interested transactions between the corporation and a director in which a director has a material financial interest; and (vii) liability for improper distributions, loans or guarantees.

               Under the FBCA, a corporation has the power to indemnify its officers, directors, employees and agents against liability incurred in connection with a proceeding (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for (i) expenses (including attorneys' fees) and certain amounts paid in settlement, and (ii) in the event the person seeking indemnification has been adjudicated liable, amounts deemed proper, fair and reasonable by the appropriate court upon application thereto. The FBCA provides that to the extent that such persons have been successful in defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred in connection therewith. The FBCA also provides that, unless a corporation's articles of incorporation provide otherwise, if a corporation does not so indemnify such persons, they may select, and a court may order, indemnification under certain circumstances even if the board of directors or stockholders of the corporation have determined that the persons are not entitled to indemnification. The indemnification authorized by the FBCA is not exclusive and the corporation may grant its officers, directors, employees and agents additional indemnification.

               The FBCA provides that a director is not personally liable for monetary damages to the corporation or any other person for any act or omission as a director unless the director breached or failed to perform his statutory duties as a director and such breach or failure (i) constitutes a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) constitutes a transaction from which the director derived an improper personal benefit, (iii) results in an unlawful distribution, (iv) in a derivative action or an action by a stockholder, constitutes conscious disregard for the best interests of the corporation or willful misconduct, or (v) in a proceeding other than a derivative action or an action by a stockholder, constitutes recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

               The Webster Articles contain provisions eliminating the liability of directors for monetary damages to the fullest extent permissible under California Law, and authorizing excess indemnification of directors and officers to the fullest extent permissible under California Law, and the Webster Bylaws contain indemnification provisions consistent with the Webster Articles and California Law. Webster has entered into indemnification agreements with its officers and directors that require Webster to indemnify such persons to the fullest extent permitted under California Law.

               The Cordis Bylaws contain a provision authorizing the indemnification of Cordis' directors, officers, employees and agents. This provision also states that such indemnification shall in no way be exclusive of any other rights of indemnification to which any of such persons would otherwise be entitled under any other bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

          Mergers, Tender Offers and Sales of Substantially all of the Assets

               Under California Law, the principal terms of a merger generally require the approval of the shareholders of each of the merging corporations and any parent of a merging corporation if the parent's securities are to be issued or transferred in the transaction; the principal terms of a sale of assets reorganization (in which the acquired corporation's shareholders receive equity securities or debt securities with a maturity of more than five years that are not adequately secured in exchange for substantially all of the assets of such acquired corporation) generally require the approval of the shareholders of the acquiring and the acquired corporation, and the parent of the acquiring corporation if the parent's securities are to be issued or transferred in the transaction; and the principal terms of a share exchange tender offer require the approval of the shareholders of the acquiring corporation and any other corporation whose securities are to be used in the tender offer. Shareholder approval generally must be by separate class vote, except that approval by separate class vote of the holders of preferred stock of an acquiring, surviving or parent corporation is not required if the rights, preferences, privileges and restrictions of such class remain unchanged in the transaction and if the transaction does not involve an amendment to the corporation's articles of incorporation that would otherwise require such separate class vote. Notwithstanding the foregoing, approval by the shareholders of a corporation is not required if the corporation or its shareholders immediately before the transaction, or both, will own immediately after the transaction equity securities possessing more than five-sixths of the voting power of the surviving, acquiring or parent corporation, or corporation whose securities are used in a share exchange tender offer. A disposition of substantially all of a corporation's assets, other than pursuant to a sale of assets reorganization described above, requires the approval of the outstanding shares of the corporation.

               Under the FBCA, the principal terms of a merger generally require the approval of the stockholders of each of the merging corporations, but do not require the approval of the stockholders of any parent corporation, even when the parent corporation's securities are to be used as consideration for the merger. Share exchanges must be approved by the majority of shares entitled to vote of the target corporation. Shareholders of the surviving corporation do not have voting rights if their corporation's articles of incorporation do not differ (except for certain enumerated amendments) from its articles before the merger and the stockholders hold the same number of shares with identical designations, preferences, limitations and relative rights immediately after the merger. The FBCA also provides that a plan of merger must be approved by each class or series of shares voting separately if the plan contains a provision, which if contained in an amendment to the articles of incorporation, would entitle the class or series to vote as a separate voting group on the proposed amendment. The FBCA also requires each class or series of shares to approve a share exchange if (i) the share exchange contains a provision, which if contained in an amendment to the corporation's articles of incorporation, would entitle the class or series to vote as a separate group on the proposed amendment, or (ii) the class or series of shares is to be converted or exchanged under a plan of share exchange. A disposition of substantially all of a corporation's assets generally requires the approval of the stockholders.

               The Webster Articles provide that in the event of a sale of substantially all of the assets of the company or an acquisition of Webster by another entity by means of merger or consolidation, the holders of outstanding shares of Webster Preferred Stock shall be entitled to a preferential payment equal to $1.67 per share plus accrued but unpaid dividends prior to any distribution to the holders of Webster Common Stock, after which the holders of Webster Common Stock shall be entitled to a payment equal to $1.25 per share plus accrued but unpaid dividends prior to any further distribution to the holders of Webster Preferred Stock, after which all Webster shareholders shall participate ratably, on an as-converted basis, in the remaining proceeds available for distribution. Since the Reorganization Agreement provides that the Webster Preferred Stock will be converted into Webster Common Stock immediately prior to the Effective Time, no shares of Webster Preferred Stock will be outstanding at the Effective Time, and, accordingly, the preferential payment described above is not required and will not be made.

               None of the Webster Bylaws, Cordis Articles or Cordis Bylaws contains any additional provisions relating to mergers, tender offers or sales of substantially all of the corporation's assets.

          Appraisal Rights

               For a description of appraisal rights provided by California Law and the Webster Articles, see "THE MERGER -- Dissenters' Rights." California Law also makes dissenters' rights of appraisal available to shareholders of a corporation whose assets are acquired in a sale of assets reorganization. The appraisal rights provided under California Law are not available with respect to shares that are listed on the New York Stock Exchange, are listed on the Pacific Stock Exchange Incorporated, are shares of a corporation that has a security regularly listed on the American Stock Exchange, are designated as national market system securities on the interdealer quotation system of the National Association of Securities Dealers, Inc., or are listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System; provided that such shares are not subject to any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that demands for payment are not filed with respect to five percent or more of the outstanding shares of the class.

               Under the FBCA, a stockholder of a Florida corporation, with certain exceptions, has the right to dissent from, and obtain payment of the fair value of his shares in the event of (i) a merger or consolidation to which the corporation is a party, (ii) a sale or exchange of all or substantially all of the corporation's property other than in the usual and regular course of business, (iii) the approval of a control share acquisition,
          (iv) a statutory share exchange to which the corporation is a party as the corporation whose shares will be acquired, (v) an amendment to the articles of incorporation if the stockholder is entitled to vote on the amendment and the amendment would adversely affect the stockholder, and (vi) any corporate action taken to the extent that the articles of incorporation provide for dissenters' rights with respect to such action. The FBCA provides that unless a corporation's articles of incorporation provide otherwise, which Cordis' do not, a stockholder does not have dissenters' rights with respect to a plan of merger, share exchange or proposed sale or exchange of property if the shares held by the stockholder are either registered on a national securities exchange or held of record by 2,000 or more stockholders.

               None  of  the  Webster  Articles,  Webster  Bylaws,   Cordis
          Articles or Cordis Bylaws contains any additional provisions relating to dissenters' rights of appraisal.

          Anti-Takeover   Provisions;    Transactions    with    Interested
          Stockholders

               California Law requires that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This provision of California Law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish. California Law requires that the principal terms of a sale of substantially all  of  a  corporation's assets  to  a  person  in control of or under common control with the corporation be approved by at least 90% of the voting power of the corporation unless the sale is in consideration of the nonredeemable common shares of the purchasing corporation or its parent. California Law also generally provides that when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally a controlling or managing party of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to the shareholders. This fairness opinion requirement does not apply to a corporation that does not have shares held of record by at least 100 persons, or to a transaction that has been qualified under California state securities laws. If a tender of shares or vote is sought pursuant to an interested party's proposal and a later proposal is made by another party at least ten days prior to the date of acceptance of the interested party proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares.

               For a description of the provisions of the FBCA governing business combinations with interested stockholders and control share acquisitions, see "DESCRIPTION OF CORDIS COMMON STOCK."

               None of the Webster Articles, Webster Bylaws, Cordis Articles or Cordis Bylaws contains any additional provisions relating to transactions with interested shareholders or other takeover situations.

          Inspection of Shareholder List

               California Law allows any shareholder to inspect and copy a corporation's shareholder list for a purpose reasonably related to such person's interest as a shareholder. California Law also provides for an absolute right to inspect and copy the corporation's shareholder list by persons holding an aggregate of 5% or more of a corporation's voting shares, or shareholders holding an aggregate of 1% or more of such shares who have filed a Schedule 14B with the Securities and Exchange Commission relating to the election of directors.

               Under the FBCA, a stockholder is entitled to inspect and copy the articles of incorporation, bylaws, certain board and stockholder resolutions, certain written communications to stockholders a list of the names and businesses addresses of the corporation's directors and officers and the corporation's most recent annual report, during regular business hours if the stockholder gives at least five business days' prior written notice to the corporation. In addition, a stockholder of a Florida corporation is entitled to inspect and copy other books and records of the corporation during regular business hours if the stockholder gives at least five business days' prior written notice to the corporation and (i) the stockholders' demand is made in good faith and for a proper purpose, (ii) the demand describes with particularity its purpose and the records to be inspected or copied and (iii) the requested records are directly connected with such purposes. The FBCA also provides that a corporation may deny any demand for inspection if the demand was made for an improper purpose or if the demanding stockholder has, within two years preceding such demand, sold or offered for sale any list of stockholders of the corporation or any other corporation, has aided or abetted any person in procuring a list of stockholders for such purpose or has improperly used any information secured through any prior examination of the records of the corporation or any other corporation.

               The Webster Bylaws contain provisions consistent with the provisions of California Law with respect to the inspection of the shareholder list. The Cordis Bylaws provide that Cordis' stock book or stock lists shall be open for at least three business hours each business day for inspection by any person who has been a record holder of not less than 1% of Cordis' outstanding shares during the six months prior to such holder's demand.

          Shareholder Derivative Suits

               California Law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the matter in question, provided that the plaintiff shareholder acquired such person's shares in the corporation before there was disclosure to the public or the shareholder of the wrongdoing which is the subject of the action, and provided that certain other tests are met. California Law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond of up to $50,000.

               Under the FBCA, a person commencing a proceeding in the name of the corporation must have been a shareholder of the corporation at the time of the transaction complained of or must have become a stockholder through a transfer by operation of law from a person who was a stockholder at the time of the transaction that is the subject of the stockholders' derivative action.

               None  of  the  Webster  Articles,  Webster  Bylaws,   Cordis
          Articles or Cordis Bylaws contains any additional provisions relating to shareholder derivative suits.

          Dissolution

               Under California Law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors.

               Under the FBCA, a Florida corporation may be voluntarily dissolved if (i) the board of directors adopts, and a majority of shares approve, a proposal for dissolution, or (ii) shareholders approve dissolution by written consent without a meeting.

          Application of California Code Provisions to Florida Corporations

               Under California Law, a corporation that is incorporated in another state, but that (i) meets certain property, payroll and sales level tests designed to measure the significance of the corporation's contacts with the State of California and (ii) has over half of its outstanding shares held of record by persons having addresses in the State of California (excluding as outstanding those shares held by broker-dealers and nominees unless such broker-dealers and nominees certify as to the addresses of the beneficial owners), is subject to a number of provisions of the California Code. Such provisions include those relating to (i) the removal of directors without cause, (ii) the removal of directors by court proceedings, (iii) the filling of director vacancies where less than a majority of the directors in office were elected by the shareholders, (iv) indemnification of directors, officers and others, (v) limitations on distributions,
          (vi) cumulative voting rights, (vii) super-majority voting requirements, (viii) the requirement for shareholder approval of a sale of assets to an interested party, (ix) the requirement that holders of nonredeemable common shares receive nonredeemable common shares in certain mergers, (x) voting and other requirements relating to mergers, sale of assets reorganizations and share exchange tender offers, (xi) dissenters' rights and
          (xii) rights of inspection. The provisions of the California Code are not imposed upon a corporation incorporated in another state, if such corporation's shares are listed on the New York Stock Exchange, the American Stock Exchange, or are traded in the NASDAQ National Market System, and such corporation had 800 or more shareholders as of the record date for its most recent annual meeting of shareholders (with such number of shareholders calculated based on the number of record shareholders plus the number of shareholders as to which a broker-dealer or nominee makes the address certification referred to above). As of January 31, 1994 Cordis had 1,163 stockholders of record and its Common Stock is traded on the NASDAQ National Market System.

        PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                           (Unaudited)

       The following unaudited pro forma condensed combined financial statements give effect to the Merger of Cordis and Webster on a pooling of interests basis. The pro forma condensed combined balance sheet assumes that the Merger took place on December 31, 1993 and combines the balance sheet of each company at that date. The pro forma condensed combined statements of operations assume that the Merger took place as of the beginning of each of the periods presented and combine the statements of operations for Cordis for the fiscal years ended June 30, 1993, 1992 and 1991, for Webster for the twelve months ended June 30, 1993, 1992 and 1991 and for each company for the six months ended December 31, 1993 and 1992. As Webster's fiscal year end of November 30 differs by more than 93 days from Cordis' fiscal year end of June 30, Webster's statement of operations was restated to the twelve months ended June 30.

      The pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of such periods and should not be construed as representative of future operations.

      These pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and related notes thereto of Cordis and Webster included elsewhere in this Consent Statement/Prospectus.

        CORDIS CORPORATION AND WEBSTER LABORATORIES, INC.
           PRO FORMA CONDENSED COMBINED BALANCE SHEET
                     (Dollars in Thousands)
                           (Unaudited)

                             ASSETS

                            Cordis at   Webster at
                           December 31, December 31,   Pro Forma    Pro Forma
                               1993        1993       Adjustments    Combined

Current assets:
 Cash and cash equivalents   $ 46,533    $ 3,232                   $ 49,765
 Accounts receivable, net      64,271      1,952                     66,223
 Inventories                   39,322      2,727                     42,049
 Deferred income taxes
  and other                    13,100        641                     13,741
  Total current assets        163,226      8,552                    171,778
Property, plant and
 equipment, net                59,631      2,370                     62,001
Deferred income taxes
 and other                     13,612         15                     13,627
TOTAL ASSETS                 $236,469    $10,937                   $247,406

         CORDIS CORPORATION AND WEBSTER LABORATORIES, INC.
           PRO FORMA CONDENSED COMBINED BALANCE SHEET
                     (Dollars in Thousands)
                           (Unaudited)


              LIABILITIES AND SHAREHOLDERS' EQUITY


                           Cordis at     Webster at
                          December 31,  December 31,  Pro Forma   Pro Forma
                             1993           1993     Adjustments   Combined
Current liabilities:
  Notes payable               $  4,061     $     -                  $  4,061
  Accounts payable               6,825         227                     7,052
  Accrued expenses              35,676         664                    36,340
  Income taxes payable           7,627         224                     7,851
  Current portion of
    long-term obligations        1,034           -                     1,034
  Net liabilities of
    discontinued operations      1,025           -                     1,025
  Other current liabilities        137         930                     1,067
    Total current liabilities   56,385       2,045                    58,430
Long-term debt                   1,204           -                     1,204
Net liabilities of discontinued
  operations and other           7,049           -                     7,049
    Total long-term liabilities  8,253           -                     8,253
    Total liabilities           64,638       2,045                    66,683
Mandatorily redeemable stock:
  Preferred stock-Webster            -       2,279      (2,279)            -
  Common stock-Webster               -          34         (34)            -
  Note receivable from sale of
    common stock                     -         (34)         34             -
    Total mandatorily
      redeemable stock               -       2,279      (2,279)            -
Shareholders' equity:
  Common stock-Cordis           14,310          -        1,770        16,080
  Common stock-Webster               -         183        (183)            -
  Capital in excess of
    par value                   63,985          27         726        64,738
  Retained earnings             89,210       6,470                    95,680
  Foreign currency translation
    adjustments                  4,326           -           -         4,326
  Note receivable from sale of
    common stock                     -         (67)        (34)         (101)
    Total shareholders' equity 171,831       6,613       2,279       180,723
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY        $236,469     $10,937      $    -      $247,406


See notes to unaudited pro forma condensed combined financial statements.

        CORDIS CORPORATION AND WEBSTER LABORATORIES, INC.
      PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                           (Unaudited)
         (Dollars in thousands except per share amounts)

                         Six Months Ended
                           December 31,        Years Ended June 30,
                          1993      1992      1993      1992     1991

Net sales              $152,600  $130,049  $267,446  $230,477   $202,560
Operating costs and
  expenses:
Cost of goods sold       59,931    49,273   105,097    92,782     83,223
Research and development 12,195    10,441    20,139    19,793     14,872
Selling, general and
  administrative         52,607    46,610    94,092    82,185     74,921
Total operating costs
  and expenses          124,733   106,324   219,328   194,760    173,016
Operating profit         27,867    23,725    48,118    35,717     29,544
Interest expense,
  net and other          (1,029)    3,543     5,409       560      2,344
Income from continuing
  operations before
  income taxes and
  cumulative effect of
  accounting change      28,896    20,182    42,709    35,157     27,200
Provision for income
  taxes                  11,088     6,088    11,243     9,426      7,115
Income from continuing
  operations and
  cumulative effect of
  accounting change    $ 17,808  $ 14,094  $ 31,466  $ 25,731   $ 20,085
Income per common
  and common
  equivalent share
  from continuing
  operations and cumula-
  tive effect of
  accounting change
  - Maximum            $   1.07  $   .87    $  1.92  $   1.64   $   1.31
  - Minimum            $   1.10  $   .88    $  1.96  $   1.67   $   1.33


See notes to unaudited pro forma condensed combined financial statements.

             NOTES TO PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS
                           (Unaudited)


     1. The pro forma condensed combined balance sheet reflects the issuance of the maximum possible number of shares of Cordis Common Stock of 1,770,372 in exchange for all of the outstanding shares of Webster Preferred Stock and Webster Common Stock as of December 31, 1993. The pro forma condensed combined balance sheet does not reflect the potential issuance of shares of Cordis Common Stock upon the exercise of Webster stock options. If the minimum possible number of shares of Cordis Common Stock of 1,448,424 were to be issued, Common Stock - Cordis would be approximately $15,758,000 and capital in excess of par value would be approximately $65,060,000.

     2. The pro forma condensed combined income from continuing operations before cumulative effect of accounting change per common and common equivalent share is based on the weighted average number of common and dilutive equivalent shares of Cordis and Webster for each period presented assuming a maximum exchange ratio of .301072 share of Cordis Common Stock for each share of Webster Common Stock, Webster Options and Webster Preferred Stock and a minimum exchange ratio of .246321 share of Cordis Common Stock for each share of Webster Common Stock, Webster Options and Webster Preferred Stock. The number of Cordis common and common equivalent shares used in the calculations of pro forma income from continuing operations before cumulative effect of accounting change per common and common equivalent share are (in thousands):

Maximum

                    Six Months
                 Ended December 31,    Years Ended June 30,
                  1993     1992      1993      1992      1991

Cordis           14,623   14,508    14,531    14,340    14,006
Webster           1,967    1,746     1,860     1,327     1,323
Combined company 16,590   16,254    16,391    15,667    15,329


Minimum

                   Six Months
                Ended December 31,     Years Ended June 30,
                  1993     1992      1993      1992      1991

Cordis           14,623   14,508    14,531    14,340    14,006
Webster           1,609    1,428     1,522     1,086     1,082
Combined company 16,232   15,936    16,053    15,426    15,088


       Pro   forma  income  from  continuing  operations   before
cumulative effect of accounting change per common and common equivalent share for the six months ended December 31, 1993 and 1992 and for the fiscal years ended June 30, 1993, 1992 and 1991 is calculated on a primary basis in accordance with the modified treasury stock method. The calculations are based upon the weighted average number of common shares outstanding plus equivalent shares related to the assumed exercise of outstanding common stock options when dilutive. The computation of fully-diluted earnings per share resulted in no material dilution.

      3. The table below sets forth the composition of the unaudited pro forma combined revenue and income (loss) from continuing operations before cumulative effect of accounting change for each of the periods shown:

                     Six Months Ended
                       December 31,        Years Ended June 30,
                      1993      1992     1993      1992       1991

Net sales:
  Cordis            $144,546  $124,486  $255,458  $222,959  $198,907
  Webster              8,054     5,563    11,988     7,518     3,653
  Combined company  $152,600  $130,049  $267,446  $230,477  $202,560

Income from con-
  tinuing operations
  before cumulative
  effect of accounting
  change:
  Cordis            $16,499   $12,971    $29,060   $24,014  $ 19,332
  Webster             1,309     1,123      2,406     1,717       753
  Combined company  $17,808   $14,094    $31,466   $25,731  $ 20,085


      4. There are no intercompany revenue and no significant adjustments required to be made to the historical financial statements of Cordis and Webster to arrive at the pro forma condensed combined balance sheet and pro forma combined statements of operations. Certain reclassifications have been made to make classifications for similar items consistent between the companies on a pro forma combined basis.

      5. Total costs to be incurred by Cordis and Webster in connection with the Merger are estimated at $1,000,000. The substantial portion of these costs, relating to legal, accounting, printing, financial advisory and other related services will be charged against income of the combined company in the second half of fiscal year 1994. Accordingly, the effects of these costs have not been reflected in the pro forma condensed combined financial statements.

                  INFORMATION REGARDING CORDIS

General

      Cordis  was incorporated in the State of Florida  in  1959.
Cordis has its principal headquarters at 14201 N.W. 60th Avenue, Miami Lakes, Florida 33014 and its telephone number is (305) 824-
2000.

      Cordis operates in a single industry segment consisting of the design, manufacture and sale of medical devices, primarily angiographic catheters, neuroscience devices and other related medical devices (See Note 9 of Notes to Consolidated Financial Statements of Cordis).

Business

      Cordis' net sales, with approximate breakdowns by major product class during the past three fiscal years, were as follows
(in thousands):


                                     Years ended June 30
                               1993         1992          1991

     Angiographic products  $238,334      $206,202      $181,787
     Neuroscience products    17,124        16,757        17,120

       Total                $255,458      $222,959      $198,907


      Angiographic Products

      Cordis manufactures an extensive line of angiographic devices for the diagnosis of various cardiovascular diseases and for use in interventional angiography. The diagnostic devices include catheters and related equipment that are inserted into a patient's circulatory system to allow introduction of contrast media enabling a physician to study the heart, blood vessels and other soft-tissue organs for the purpose of determining the proper treatment of patients exhibiting disorders of such tissues. The interventional devices include balloon dilatation catheters, guiding catheters, steerable guidewires and accessory products which are used to treat such patients.

      Neuroscience Products

      Cordis manufactures and sells several types of neuroscience products, including implantable cerebrospinal fluid ("CSF") shunt systems for the treatment of hydrocephalus (an excess accumulation of CSF in the ventricles of the brain) and disposable intracranial pressure monitoring and drainage systems.

      Principal Markets, Methods of Distribution

      Cordis' products are sold worldwide to hospitals and other medical institutions and physicians. In the U.S., all products are sold directly through full-time employee sales representatives. Outside the U.S., they are sold through employee sales representatives and distributors. Cordis maintains inventories of products in various locations worldwide. Periodically, backlog orders have occurred, but have not been material to Cordis' business. An increasing number of hospitals in the U.S. participate in group purchase organizations. These organizations negotiate prices on behalf of their member organizations. Cordis' business is generally not subject to seasonal fluctuations.

      Sources and Availability of Raw Materials

      Cordis'   products  incorporate   components   manufactured
internally  as  well as those purchased from external  suppliers.
Most purchased products could be obtained from multiple sources if necessary.

      Patents, Trademarks and Licenses

      Cordis currently owns over 325 patents, has several patents pending on certain of its products and files applications to obtain patents on new inventions when practical. Additionally, Cordis has and endeavors to obtain licenses from third parties for technology it deems necessary or beneficial to the conduct of its business. The industry in which Cordis competes has been characterized by rapid technological advances and Cordis does not believe its business is materially dependent on any individual patent. For two consecutive years, Business Week magazine has named Cordis as the leader in high impact patents (patents that are frequently cited).

Competition

      Cordis' products compete with those of a number of other domestic and foreign manufacturers. Success in the medical device  field  is  dependent upon product  quality,  reliability, design features, service, price, and the relationship between Cordis and the physicians utilizing the products. Cordis believes that its product lines are competitive with other product lines in the market.

      In the sale of angiographic products Cordis competes with several manufacturers, including C. R. Bard, Inc., Scimed Life Systems, Inc. and divisions of Eli Lilly and Company and Pfizer, Inc., some of whom compete in the sale of diagnostic products, others in the sale of interventional products, and some in both. Based upon current information Cordis believes that it is a leading provider of diagnostic angiographic products, and a less substantial provider in the sale of interventional angiographic products for which demand is growing rapidly.

      With the rapid progress of medical technology Cordis' products are always subject to the risk of obsolescence through the introduction of new products or techniques.

International Operations

      In addition to the U.S. manufacturing operations, Cordis manufactures products at its facilities in Roden, The Netherlands, and Biot, France. Cordis' European headquarters is located in Brussels, Belgium, and Cordis has sales and marketing offices in many European countries, Canada and Japan.

      Operations in countries outside the U.S. are subject to certain financial and other risks, including currency restrictions, currency exchange fluctuations and changes in foreign laws. Several countries in which Cordis does business have enacted laws and regulations that are protectionist in nature and that have resulted in increased costs and operational efforts by Cordis in order to continue to effectively compete in those countries. However, Cordis does not believe that such laws and regulations will have a material adverse effect on Cordis' foreign operations.

Research and Development

      Cordis is continually engaged in product development and improvement programs. A major portion of development resources is devoted to interventional angiographic devices and to a lesser extent to diagnostic devices. Additionally, Cordis invests a portion of development funds on advanced technologies for the treatment of vascular diseases. During the fiscal years ended
June 30, 1993, 1992 and 1991, Cordis spent approximately $19.1 million, $19.3 million and $14.7 million, respectively, on research and development activities.

Government Regulation

      Cordis' activities are regulated by the United States Food and Drug Administration ("FDA") and several state and foreign governmental authorities. The FDA regulations govern the testing, marketing and registration of new medical devices, in addition to regulating manufacturing practices, labeling and record keeping procedures. The process of obtaining clearance from the FDA to market products either through pre-market approvals or pre-market notifications is costly and time consuming and can delay the marketing and sale of Cordis' products. Additionally, there is no assurance that such approval will be granted. The FDA can subject Cordis to inspections of its facilities and operations and may also restrain violations of the Food, Drug and Cosmetic Act. See "INFORMATION REGARDING CORDIS -- Cordis Management's Discussion and Analysis of Financial Condition and Results of Operations"). Medical device laws, ranging from device approval requirements to requests for product data and price controls, are in effect in many countries in which Cordis does business outside the United States. In addition, government reimbursement policies for health care costs are becoming increasingly important factors for medical device companies. In 1993, the Clinton Administration commenced a review of the Federal health care program and announced that it will formulate proposals designed to broaden coverage and reduce the cost of existing government and private insurance programs. It is uncertain at this time what impact, if any, the Clinton Administration's proposals will have on Cordis. Any changes that limit or reduce reimbursement for Cordis' products could have a material adverse effect on the financial condition of Cordis.

      Cordis is also subject to federal, state and local laws which regulate the discharge of materials into the environment and which seek to protect the environment. Compliance with such laws has not resulted in material expenditures nor are such expenditures anticipated to have a material adverse effect on Cordis' business.

Employees

      As of January 31, 1994, Cordis and its subsidiaries had approximately 3,030 employees.

Financial Information Relating to Foreign and
Domestic Operations and Export Sales

     For a summary of foreign and domestic operations and segment
reporting,  see  Note  9  of  Notes  to  Consolidated   Financial
Statements of Cordis.

Properties

      Cordis' principal facilities are located in Miami Lakes, Florida, Roden, The Netherlands, and Biot, France and consist of manufacturing plants and research and administrative offices, which are owned by Cordis. Cordis owns most of its production machinery and equipment. Cordis is evaluating its need for expansion of facilities based on its expected growth. Management believes Cordis' manufacturing facilities are adequate for current levels of operation.

     In September 1991 Cordis subleased its former Administrative and Technical Center to a third party for a term equal to the remaining term of its capitalized lease (see Note 3 of Notes to Consolidated Financial Statements of Cordis).

Legal Proceedings

     Cordis is engaged in various ordinary routine litigation and administrative proceedings incidental to the business of Cordis, some of which involve claims for substantial amounts of money and include claims for punitive damages. Cordis does not, however, anticipate that any amounts required to be paid by reason thereof will, in the aggregate, have a material adverse effect on the financial condition of Cordis.

      Cordis self-insures a portion of its products liability claims and maintains insurance coverage in excess of that retention. Such insurance may not cover or indemnify awards of punitive damages. Cordis believes its insurance coverage is adequate to protect it against any product related losses that could otherwise have a material adverse effect on the financial condition of Cordis.

      As part of a transaction involving the sale of Cordis' pacing operations in 1987, the purchaser assumed certain contingent liabilities including several pending lawsuits. However, Cordis retained liability for any punitive damages awarded in connection with pacer-related products liability litigation involving products sold by Cordis prior to April 30, 1987. Since 1987 there have been no such punitive damage awards, nor does Cordis anticipate that future awards, if any, would have a material adverse effect on the financial condition of Cordis.

     In December 1988, Cordis was sued in the U.S. District Court for the Southern District of Florida by approximately 160 former Cordis employees who became employed by the company which purchased the pacing operations in 1987. The suit alleged that these employees were entitled to severance benefits and pay in lieu of notice as a result of their termination of employment with Cordis. In January 1993, the Court granted Cordis' cross motion for summary judgment. The former employees have appealed the decision.

      On or about May 1, 1990 a class action suit was filed by a former employee of Cordis against Cordis, the Cordis Retirement Plan, and the Cordis Retirement Plan Administration Committee, in the U.S. District Court for the Southern District of Florida, alleging that the former employees who became employed by the purchaser of the pacing operations were entitled to lump sum distributions under the Cordis Retirement Plan and that Cordis failed to notify class members of their right under COBRA to elect continued health insurance coverage under Cordis' health insurance plans upon termination of their employment with Cordis, thus entitling the class to statutory penalties. The District Court Judge granted Cordis' motion to dismiss the lump sum claim. The former employee voluntarily dismissed the COBRA claim and has appealed the lump sum count.

      In December 1989, Cordis' former Middle Eastern distributor filed an action in the United States District Court for the Southern District of Florida, alleging breach of contract, intentional interference with business relationships and wrongful termination and is seeking monetary damages against Cordis. Cordis subsequently counterclaimed against the distributor for damages relating to fraud, defamation and breach of contract. The case is presently in the discovery stage with a trial date in September 1994. Cordis believes that the distributor's claim is without merit and intends to continue to vigorously contest the action.

      In October 1992, a suit was filed by Schneider (USA) Inc. against Cordis in the United States District Court for the District of Minnesota, Third Division, alleging that certain of Cordis' angiographic catheters and Cordis' guiding catheters infringe a Schneider patent. Cordis has counterclaimed by alleging that certain of Schneider's guiding catheters infringe one of Cordis' patents. Discovery proceedings are continuing, with a cutoff period established for September 1994.

      It is not expected that the outcome of the litigation described above either individually or in the aggregate will have a material adverse effect upon the financial condition of Cordis.

      In November 1986, a product liability class action suit was filed against Cordis and others in the United States District
Court for the Southern District of Ohio. The suit seeks compensatory and punitive damages regarding certain of Cordis' pacemakers. In 1989, a second pacemaker class action lawsuit was filed against Cordis in the United States District Court for the Eastern District of California. This case was transferred and consolidated with the Ohio action in 1990.

       Cordis has vigorously defended the pacemaker product liability class action since its inception. In December 1992, the court conditionally certified the proceedings as a class action. The Complaint claims substantial compensatory and punitive damages are due to the class members. However, the number of claimants and nature and extent of damages allegedly suffered by any purported class members are not yet known and Cordis is unable to meaningfully assess the likely final outcome of the class action litigation. Cordis believes it has defenses to plaintiffs' claims and, as more fully described below, that it has available adequate and effective indemnification and insurance coverage.

      Beginning in 1986 and thereafter, Cordis duly notified its insurance carriers of the filing of the initial pacemaker class action. In response, the carriers agreed to provide a defense to Cordis, subject to various reservations of rights. Such insurance may not cover or indemnify against awards of punitive damages.

      In 1987, subsequent to the filing of the pacemaker class action claim, Cordis sold its pacemaker business to TNC Medical Devices Pte, Ltd. ("TNC"). As part of that transaction, TNC agreed to indemnify Cordis for contingent liabilities relating to its pacemaker operations, including the pacemaker class action litigation and other pacemaker product liability actions, except for any award of punitive damages. This obligation was guaranteed by Telectronics Holdings, Ltd., the parent of TNC. In past pacemaker cases, there has never been an award of punitive damages against Cordis.

      In November and December 1993, Cordis' insurance carriers filed two separate actions against Cordis and TNC in the United States District Court for the Southern District of Florida, seeking a declaratory adjudication of the extent of their duties to defend and indemnify Cordis for claims made in the pacemaker class action. Additionally the carriers seek an adjudication that, in connection with TNC's acquisition of Cordis' pacemaker business, TNC agreed to assume the primary obligation to defend and indemnify Cordis for the pacemaker product liability litigation. Cordis intends to vigorously respond to the insurance carriers' lawsuits and urge the court to affirm the responsibility of Cordis' insurance carriers and TNC for any award of compensatory damages and all defense costs relating to the pacemaker product liability class action. Only in the event that the class action plaintiffs are successful in their claims and Cordis' defenses are rejected, and there is an adjudication that neither Cordis' insurance carriers nor TNC and its parent have responsibility for any such liability (or Cordis is unable to collect any amounts owed to it pursuant to the terms of TNC's indemnity or the guarantee of TNC's parent), could these lawsuits have a material adverse effect on Cordis' financial condition. Based upon current facts, communications with outside counsel and internal analyses of the cases, Cordis believes that such an outcome is unlikely.

         Selected Consolidated Financial Data of Cordis

      The following selected consolidated financial data has been derived from Cordis' historical consolidated financial statements and should be read in conjunction with such consolidated financial statements, related notes thereto and with Cordis Management's Discussion and Analysis of Financial Condition and Results of Operations, all of which are contained elsewhere in this Consent Statement/Prospectus. The selected consolidated financial data as of June 30, 1991, 1990 and 1989 and for the fiscal years ended June 30, 1990 and 1989, has been derived from the consolidated financial statements of Cordis not included herein. The selected consolidated financial data for the six-month periods ended December 31, 1993 and 1992 is derived from the unaudited financial statements of Cordis, which in the opinion of Cordis management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. Operating results for the six months ended December 31, 1993 are not necessarily indicative of the results that may be expected for the entire fiscal year ending June 30, 1994.

                      Six Months
                  Ended December 31,               Fiscal Year Ended June 30,
                       1993     1992      1993      1992       1991     1990      1989
Net sales           $144,546  $124,486  $255,458  $222,959  $198,907  $163,674  $141,220
Income from con-
  tinuing opera-
  tions before
  income taxes,
  equity in loss in
  joint venture and
  cumulative effect
  of accounting
  change            $ 26,714  $ 18,311  $ 38,715  $ 32,289  $ 25,970  $ 17,196  $  9,363
Provision for
  income taxes        10,215     5,340     9,655     8,275     6,638     4,159       394
Equity in loss in
  joint venture            _         _         _          _        _    (2,880)   (2,420)
Income from continuing
  operations before
  cumulative effect
  of accounting
  change            $ 16,499  $ 12,971  $ 29,060  $ 24,014  $ 19,332  $ 10,157  $  6,549

Earnings per share:
Income from continuing
  operations before
  cumulative effect
  of accounting
  change            $   1.13  $    .89  $   2.00  $   1.67  $   1.38  $    .75  $    .49
Total assets        $236,469  $183,054  $204,291  $168,154  $141,981  $145,778  $129,940
Long-term
  liabilities       $  8,253  $  8,733  $  8,093  $  9,677  $ 29,948  $ 36,855  $ 40,519
Cash dividends
  declared per
  common share      $      _  $      _  $      _  $      _  $      _  $      _  $      _
/TABLE

         Cordis Management's Discussion and Analysis of
          Financial Condition and Results of Operations

Results of Operations

     Six Months Ended December 31, 1993

     Sales

      For the six months ended December 31, 1993 net sales were $144.5 million, up $20.1 million (16%) from the same period last year. The increase in sales was principally due to increased sales volumes of Cordis' interventional angiographic products. Foreign sales, which also benefited from the increased interventional angiography sales volumes, increased by $11.6 million (16%) and accounted for 57% of total sales. Had currency exchange rates remained constant throughout the periods, foreign sales would have increased by 33%.

      Sales of angiographic products were $136.9 million for the six months ended December 31, 1993, which represented an increase over the prior year of $21.4 million (19%). Sales of neuroscience products decreased $1.4 million (15%) in the same period, mainly due to a large order from Eastern Europe in the prior year which did not recur in this period.

     Operating Costs and Expenses

      Cost of goods sold expressed as a percent of sales was 40% in the six months ended December 31, 1993 compared to 38% of sales in the corresponding period of the prior fiscal year. The two percentage point decrease in the gross profit margin was principally due to higher royalty and license fee expenses. In the six months ended December 31, 1993, royalty and license fee expenses were 3% of sales compared to 1% a year ago due to increased royalty expenses on significantly higher sales worldwide of PTCA balloon catheters and a $1.6 million charge with respect to a license agreement with C. R. Bard for the license of PTCA balloon catheter technology, of which $1.3 million relates to the period from May 1991 to June 1993. Offsetting these increases to a certain extent were lower product costs due to a more favorable sales mix of products.

      Research and development expenses for the six months ended December 31, 1993 were $11.1 million, up $1.1 million (11%) from the prior year. The increase in research and development expenses was principally due to increased spending in the U.S. on the development of interventional angiography and other products. Expressed as a percent of sales, research and development expenses were 8% in each period.

      Selling, general and administrative expenses for the six months ended December 31, 1993 were $49.9 million, up $4.9 million (11%) from last year. The increase in selling, general and administrative expenses was principally due to higher legal expenses, increased sales commissions and promotional expenses due to higher sales, and higher salaries and travel expenses due to headcount increases. However, favorable currency exchange rate effects in Europe partially offset these factors. If currency rates had remained constant throughout the periods, selling, general and administrative expenses would have increased 19% over last year. Expressed as a percent of sales, selling, general and administrative expenses were 35% in the current period, compared to 36% in the same period last year.

     Other Expenses (Income)

      Interest and other income, net increased by $4.5 million in the six months ended December 31, 1993. The increase was principally due to lower currency transaction losses related to inventory purchases, lower reserves for uncollectible investments and other issues which did not recur in fiscal 1994.

     Income Taxes

      The consolidated effective income tax rate for the six months ended December 31, 1993 was 38% compared to 29% in the corresponding prior year period. The increase in the effective rate was caused by the adoption of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" at the beginning of the current fiscal year (see Note 6 of Notes to Consolidated Financial Statements of Cordis).

     Cumulative Effect of Accounting Change

      As stated in the preceding paragraph, and as more fully explained in Note 6 of Notes to Consolidated Financial Statements of Cordis, Cordis adopted SFAS No. 109 on July 1, 1993. The effect of the adoption was reflected as a one time benefit of $10.1 million ($0.69 per share) in the Consolidated Statement of Operations under the caption "Cumulative Effect of Accounting Change" in the first quarter of fiscal 1994.

     Net Income

      Income before the cumulative effect of an accounting change for the six months ended December 31, 1993 was $16.5 million ($1.13 per share) compared to $13.0 million ($0.89 per share) in the prior year period. Net income for the six months ended December 31, 1993 was $26.6 million ($1.82 per share) compared to $13.0 million ($0.89 per share) in the prior year period.

     Fiscal Years Ended June 30, 1993, 1992 and 1991

     Sales

      Net sales in fiscal 1993 were $255.5 million, an increase of $32.5 million (15%) over fiscal 1992. Sales in fiscal 1992 of $223.0 million were $24.1 million (12%) higher than fiscal 1991.

      Sales of angiographic products were $238.3 million in 1993, an increase of $32.1 million (16%) from 1992. Most of this increase occurred on sales outside the U.S., where, due to increased sales volumes of both interventional cardiology products (PTCA balloon catheters, guiding catheters and steerable guidewires) and diagnostic cardiology products (cardiology catheters and catheter sheath introducers), foreign sales increased by $25.9 million (24%) from 1992, and accounted for 56% of worldwide angiography sales in 1993 compared to 53% in 1992 and 52% in 1991. Sales of angiography products in the U.S. in 1993 were $103.9 million, an increase of $6.2 million (6%) over 1992. All of the U.S. sales increase was derived from higher sales of interventional cardiology products.

      In 1992, worldwide angiography sales were $206.2 million, an increase of $24.4 million (13%) over 1991. U.S. sales increased $10.1 million (12%) and foreign sales increased $14.3 million (15%); the U.S. increase was caused by higher sales volumes of
PTCA  balloon  catheters and cardiology catheters.   The  foreign
increase was due to higher sales volumes of cardiology catheters and guiding catheters and significant favorable currency exchange rate effects.

      Had currency exchange rates remained constant throughout the three year period, the respective sales increases in 1993 over 1992 and 1992 over 1991 would have been 23% and 20% for foreign angiography sales and 15% and 16% for worldwide angiography sales.

      Sales of neuroscience products in 1993 were $17.1 million, $0.4 million (2%) higher than 1992; sales in 1992 of
$16.8 million were $0.3 million (2%) lower than 1991. The 1993 increase occurred principally on foreign sales due to higher sales of pressure monitoring and drainage systems and other products, while the decrease from 1991 to 1992 was principally due to a large order in Eastern Europe in 1991 which did not recur in 1992.

     Operating Costs and Expenses

      Cost of goods sold as a percent of net sales was 40% in 1993 and 1992, and was 41% in 1991. Compared to 1992, an increase in the gross profit margin in 1993 due to proportionately higher sales of higher margin cardiology products was offset by higher product costs in Europe due to the effects of adverse currency exchange rate changes upon the costs of products manufactured in the U.S. and currency devaluations in certain countries, and
higher   royalty   expenses  on  sales  of  certain   angioplasty
catheters.   The  increase in the 1992 gross profit  margin  over
1991 was principally due to lower unit angiography product costs due to increased production volumes.

      Research and development expenses were $19.1 million in 1993, a decrease of $0.2 million (1%) from 1992 which was principally due to lower spending in Europe on diagnostic cardiology products. Spending in the U.S. increased 13% over 1992, principally on interventional cardiology projects; however, this increase was offset by the capitalization into inventory of balloon-tipped catheters manufactured in engineering prior to the permanent transfer of production to manufacturing. In 1992, research and development expenses increased $4.6 million (31%) to $19.3 million from $14.7 million in 1991. This increase was principally due to higher spending in the U.S. on interventional angioplasty products. As a result of this spending in 1992, several new angioplasty products were introduced in 1993. Expressed as a percent of net sales, research and development spending was 7% in 1993, 9% in 1992 and 7% in 1991.

      Selling, general and administrative expenses were $90.3 million in 1993 compared to $81.0 million in 1992, an increase of $9.3 million (11%). The increase was due to higher employee related expenses, sales commissions, travel expenses and promotional expenses. Comparing 1992 with 1991, selling, general and administrative expenses increased $6.4 million (9%). The increase was principally caused by the same factors affecting 1993 expenses. Had currency exchange rates remained constant throughout the periods, the increases in selling, general and administrative expenses in 1993 and 1992 would have been 10% and 11%, respectively. Expressed as a percent of net sales, selling, general and administrative expenses were 35% in 1993, 36% in 1992 and 37% in 1991.

     Other Expenses (Income)

      Net interest expense in 1993 was $1.6 million lower than 1992, due principally to lower average outstanding debt, while in 1992 net interest expense was approximately the same as 1991.

      Net other expense was $6.5 million higher in 1993 compared to 1992, principally due to higher currency transaction losses on inventory purchases in Europe and Canada ($2.3 million), a reserve for uncollectible investment of $2.0 million (see Note 3 of Notes to Consolidated Financial Statements of Cordis) and other items. In 1992, net other income was $1.7 million higher than 1991 due to higher royalty income and lower reserves for uncollectible notes receivable.

     Income Taxes

      Expressed as a percent of income from continuing operations before income taxes, the income tax provisions were 25%, 26% and 26% in 1993, 1992 and 1991, respectively. The slight decrease in the effective rate from 1992 to 1993 was principally due to lower effective rates in Europe due to the utilization of net operating loss carryforwards in France as a result of the generation of profits in that subsidiary compared to losses in prior years for which there was no carryback benefit.

     Discontinued Operations

      The $9.8 million loss from discontinued operations in 1991 related to the sublease of the Cordis' ATC facility in September 1991 (see the Liquidity and Capital Resources section, below, and Note 3 of Notes to Consolidated Financial Statements of Cordis).

     Net Income

      Income from continuing operations was $29.1 million in 1993,
an   increase   of  $5.0  million  (21%)  over  1992,   and   was
$24.0  million  in 1992, an increase of $4.7 million  (24%)  over
1991.   The  increase  in net income in  1993  was  the  same  as
indicated above, while net income in 1992 was $14.5 million (152%) higher than 1991 after the $9.8 million loss from discontinued operations in 1991.

      Earnings per share from continuing operations was $2.00 in 1993 compared to $1.67 in 1992 and $1.38 in 1991. Net income per share was $2.00 in 1993 compared to $1.67 in 1992 and $0.68 in 1991.

Liquidity and Capital Resources

      Cash and cash equivalents increased by $8.1 million to $46.5 million at December 31, 1993 from $38.4 million at June 30, 1993. During the same period, working capital increased by $19.8 million and the current ratio increased to 2.9 from 2.6. The long-term debt to equity ratio remained constant at approximately zero (exclusive of the capital lease liability which has been classified as a net liability of discontinued operations - see Note 3 of Notes to Consolidated Financial Statements of Cordis). During the six months ended December 31, 1993, operations generated cash of approximately $20.7 million compared to $9.8 million in the same period last year. The $10.9 million increase was principally caused by increased cash collections on higher sales, offset to a certain extent by increased cash payments for incremental operating expenses. Net cash used in investing activities, principally additions to property, plant and equipment, increased to $7.4 million from $5.4 million a year ago. Higher net retirement of debt, principally short-term borrowings in Europe, and lower proceeds from the sale of stock options caused cash of $5.3 million to be used in financing activities for the six months ended December 31, 1993 compared to a net increase in cash of $6.9 million in the year-earlier period. Total assets increased by $32.2 million (16%) between December 31, 1993 and June 30, 1993. The major items that contributed to the increase were as follows:

- -     Cash  and cash equivalents increased $8.1 million (21%)  as explained above,

- -     Accounts  receivable  increased  $5.9  million (10%) due to proportionately higher sales in the six-month period  ended
      December 31,  1993 compared to the six-month  period  ended
      June 30, 1993,

- -     Inventories increased $4.6 million (13%) in response to the increased demand for Cordis' products,

- -     Current  and  non-current  deferred  income  taxes combined increased $15.0 million (354%) due to the adoption  of SFAS
      No. 109 at July 1, 1993 (see Note 6 of Notes to Con-solidated Financial Statements of Cordis).

      Cash and cash equivalents increased $25.3 million from $13.1 million at June 30, 1992 to $38.4 million at June 30, 1993. Working capital increased $22.4 million in the same period. The current ratio increased to 2.6 from 2.5, and the long-term debt to equity ratio remained at approximately zero (exclusive of the capital lease liability which has been classified as a net liability of discontinued operations - see Note 3 of Notes to Consolidated Financial Statements of Cordis). In fiscal 1993, cash of $30.2 million was generated from operations compared to $23.9 million in fiscal 1992, mainly due to increased cash collections from higher sales offset to a certain extent by increased cash payments for incremental operating expenses. Additions to property, plant and equipment were $3.3 million higher in 1993 compared to 1992 which explained most of the $2.9 million increase in cash used in investing activities. The year-to-year increase in cash provided by financing activities was $20.7 million, which was principally due to increased short-term borrowings and lower debt reduction, and higher proceeds from the sale of common stock. Total assets at June 30, 1993 increased by $36.1 million (21%) from June 30, 1992. The increase occurred principally in the following areas:

- -     Cash and cash equivalents increased by $25.3 million (192%)
      for the reasons outlined above,

- -     Accounts  receivable  increased  by  $3.3  million (6%) due principally to higher sales in fiscal 1993's fourth quarter
      compared  to  the  same period in fiscal 1992.   The fourth
      quarter sales growth was 14%; the apparent disproportionate change in accounts receivable balances compared to sales growth was due to changes in the exchange rates of various European currencies compared to the U.S. dollar. More than half of the accounts receivable balances are denominated in European currencies; had currency exchange rates remained constant throughout the periods, the growth rates in sales and accounts receivable balances would have been more comparable,

- -     Inventories  increased by  $3.8  million  (12%) to meet the increased demand for Cordis' products,

- -     Other  current assets increased by $1.7 million  (30%)  due principally to the receivable portion of a foreign currency contract entered into in fiscal 1993 offset by the reclass-ification of a preferred stock investment to other assets (see Note 3 of Notes to Consolidated Financial Statements of Cordis).

      Current  liabilities increased by $13.4 million  (32%)  due
principally   to  increased  short-term  borrowings   in   Europe
($6.5 million) and the currency contract payable referred to above ($3.9 million).

      Cordis has a $25 million line of credit and a $2 million letter of credit facility with a U.S. bank. No borrowings were outstanding under the agreement either at December 31, 1993 or June 30, 1993. In addition, Cordis continues its policy of borrowing funds in Europe to provide financing of local receivables and to partially hedge its foreign currency positions. At December 31, 1993 such loans totaled $4.1 million compared to $9.1 million at June 30, 1993.

     In September 1991 Cordis subleased ATC which is held under a capitalized lease until December 31, 2005 (see Note 3 of Notes to Consolidated Financial Statements of Cordis). Under the terms of the sublease the sublessee is responsible for substantially all of the operating expenses of the property, in addition to rental payments. As discussed in Note 3, Cordis recorded a charge of $9.8 million to discontinued operations in fiscal 1991 as a result of the discounted shortfall in rental income compared to the underlying payments over the remaining term of the capitalized lease. A significant part of the shortfall was eliminated in fiscal 1992 with the payment to the sublessee of $5 million in leasehold improvement allowances.

      Management anticipates that cash generated from operations and utilization of its credit lines, if necessary, will be sufficient to meet Cordis' current operating requirements and to cover the shortfall in rental income from the sublease of ATC compared to the underlying lease payments over the lease term. On a long-term basis, management will continue to address Cordis' liquidity requirements and implement necessary financing strategies.

           BENEFICIAL OWNERSHIP OF CORDIS COMMON STOCK

     SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth as of January 31, 1994 the number of shares of Cordis Common Stock beneficially owned by each Director and by each of the Executive Officers of Cordis named below:

                                  Number of           Percentage
                                Common Shares        of Ownership
                                 Beneficially       (* Designates
Beneficial Owners(1)                Owned           Less than 1%)

David R. Challoner, M.D.         8,700(2)                  *
Richard W. Foxen                 9,000(2)                  *
Donald F. Malin, Jr.             8,500(2)                  *
Robert Q. Marston, M.D.          9,075(2)                  *
Jan L. de Ruyter van Steveninck  8,000(3)                  *
Patricia K. Woolf, Ph.D.         9,400(2)                  *
Robert C. Straus               159,848(4)                 1.1%
Rudy J. Kranys                 114,699(5)                  *
Alfred  J. Novak                69,947(6)                  *
Egbert Ratering                102,811(7)                  *
Philip  J. Monks                64,028(8)                  *
All Directors and Executive
  Officers as a group (18)
  including the above          845,327(9)                 5.6%
___________________________
(1) Beneficial ownership, as listed in the chart, includes shares of Cordis Common Stock directly owned or held by the persons named and the group referred to, or by certain members of their families.
(2) Includes 8,000 shares of Cordis Common Stock which may be acquired, when vested, by the exercise of options granted under the Cordis Corporation Director Non-Qualified Stock Option Plan.
(3) Consists of 8,000 shares of Cordis Common Stock which may be acquired, when vested by the exercise of options granted under the Cordis Corporation Director Non-Qualified Stock
     Option Plan. Mr. van Steveninck exercised 9,400 shares during fiscal 1993 with a value realized of $128,075.
(4) Includes 120,000 shares of Cordis Common Stock which may be acquired, when vested, by the exercise of options granted under the Cordis Corporation Non-Qualified Stock Option Plan.
(5) Includes 63,000 shares of Cordis Common Stock which may be acquired, when vested, by the exercise of options granted under the Cordis Corporation Non-Qualified Stock Option Plan.
(6) Includes 56,000 shares of Cordis Common Stock which may be acquired, when vested, by the exercise of options granted under the Cordis Corporation Non-Qualified Stock Option Plan.
(7) Includes 61,000 shares of Cordis Common Stock which may be acquired, when vested, by the exercise of options granted under the Cordis Corporation Non-Qualified Stock Option Plan.
(8) Includes 61,000 shares of Cordis Common Stock which may be acquired, when vested, by the exercise of options granted under the Cordis Corporation Non-Qualified Stock Option Plan.
(9) Includes 650,000 shares of Cordis Common Stock which may be acquired, when vested, by the exercise of options granted under the Cordis Corporation Non-Qualified Stock Option Plan and Director Non-Qualified Stock Option Plan.

         SECURITY OWNERSHIP OF CERTAIN OTHER BENEFICIAL OWNERS

     The following chart names all beneficial owners (other than management of Cordis) of Cordis' voting stock known to
Cordis to own more than 5% of the voting stock on February 10, 1994.

     Name and Address            Number of Common       Percentage
   of Beneficial Owner             Shares Owned        of Ownership

FMR Corp.                         1,896,200 (1)         12.92% (1)
  82 Devonshire Street
  Boston, MA 02109-3614

Twentieth Century Companies, Inc.   975,000 (2)           6.8% (2)
  4500 Main Street
  P.O. Box 418210
  Kansas City, MO 64141-9210
  Attn: Patrick A. Looby

J. & W. Seligman & Co. Incorporated  836,700 (3)         5.86% (3)
  100 Park Avenue
  New York, New York 10017
_____________________
(1)  Based on a Schedule 13G filed on February 14, 1994.
     According to the Schedule 13G, FMR Corp. claims that it has
     (i) sole power to vote or direct the vote of 52,300 shares;
     (ii) shares power to vote or direct the vote of 0 shares;
     (iii) has sole power to dispose or to direct the disposition of 1,896,200 shares; and (iv) shares power to dispose or to direct the disposition of 0 shares. The Schedule 13G also lists Mr. Edward C. Johnson 3d ("Mr. Johnson") as a reporting person, and provides that Mr. Johnson is the owner of 34% of the outstanding voting common stock of FMR Corp.

(2) Based on a Schedule 13G filed on February 10, 1994 by Twentieth Century Companies, Inc. ("TCC"), on its behalf and on behalf of Investors Research Corporation ("IRC"), Twentieth Century Investors, Inc. ("TCI") and James E. Stowers, Jr.
     ("Mr. Stowers"). According to the Schedule 13G: (i) IRC, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is a wholly-owned subsidiary of TCC; (ii) Mr. Stowers controls TCC by virtue of his ownership of approximately 60% of the voting stock of TCC; (iii) as a result of its status as an investment advisor to four investment companies registered under Section 8 of the Investment Company Act and to several institutional investors, IRC is deemed to be the beneficial owner of and has sole authority to dispose of and vote 975,000 shares (the "IRC Shares") or 6.8% of the outstanding common stock of Cordis; (iv) TCC, as a result of its control of IRC, and Mr. Stowers, as a result of his control of TCC, are also deemed to beneficially own all such shares deemed to be beneficially owned by IRC; and (v) Mr. Stowers, TCC and IRC all disclaim beneficial ownership of the IRC Shares.

(3) Based on a Schedule 13G filed on February 11, 1994. According to the Schedule 13G, J. & W. Seligman Co. Incorporated claims that it (i) has sole power to vote or direct the vote of 388,700 shares; (ii) shares power to vote or direct the vote of 0 shares; (iii) has sole power to dispose or to direct the disposition of 676,500 shares; and (iv) shares power to dispose or to direct the disposition of 160,200 shares.

                             DIRECTORS OF CORDIS

      Cordis' Directors are elected annually by the stockholders of Cordis. Cordis' bylaws provide for a Board of not less than three, nor more than nine directors, but permits the stockholders and/or the Directors to leave vacancies on the Board of Directors as they shall designate or determine. Cordis' bylaws also provide that the number of Directors may be increased or diminished from time to time, by bylaws adopted by the stockholders, but shall never be less than three.

      There are currently seven Directors of Cordis. Directors who are compensated as employees of Cordis receive no additional compensation as Directors. Each Director who is not an employee of Cordis receives, effective January 1, 1993, an annual retainer of $20,000; a fee of $1,000 for each Board Meeting attended; and $750 for each Committee Meeting attended. Committee Chairmen are paid $1,000 for each Committee Meeting attended. The Chairman of the Board of Directors receives, effective January 1, 1993, an annual retainer of $75,000, but receives no additional compensation for meeting attendance.

      The following table indicates each of Cordis' Directors' age, principal occupation or employment currently and for the past five years, and the date each person was first elected as Director.

                                                                     Year first
                         Principal Occupation                          elected
   Name (age)               or Employment                             a Director

Robert Q. Marston,     Retired.  President Emeritus, University           1985
  M.D. (71)            of Florida.  Former Director, National
                       Institutes of Health. Member, Institute of Medicine, National Academy of
                       Sciences.  Former Director, Johnson &
                       Johnson Corporation.  Director, The
                       Wackenhut Corporation and First National
                       Bank of Alachua, Florida.

David R. Challoner,    Vice President for Health Affairs,                 1990
  M.D. (58)            University of Florida.  Chairman of the
                       Board, Shands Hospital at the University of
                       Florida.  Former Dean, St. Louis University
                       School of Medicine.  Member, Institute of
                       Medicine, National Academy of Sciences.
                       Member, Directors' Advisory Committee,
                       National Institutes of Health.  Former
                       President, American Federation for Clinical
                       Research.

Richard W. Foxen (66)  Retired.  Until 1988, Senior Vice President,        1989
                       Strategic Management and International,
                       Rockwell International Corporation; Former
                       Vice-President, European Operations, General
                       Electric Corporation; Current Chairman of the
                       Board, Pittsburgh Mercy Health Systems;
                       Adjunct Professor, Business Administration,
                       Carnegie-Mellon University and University of
                       Pittsburgh.

Donald F. Malin, Jr.   Retired.  Until 1991, Partner, Simpson              1982
  (66)                 Thacher & Bartlett, Attorneys at Law, New
                       York City.

Robert C. Strauss (52) President and Chief Executive Officer of            1987
                       Cordis since February 1987.  Formerly
                       Senior Vice President and Chief Financial
                       Officer from 1986 to 1987 and Vice President and Chief Financial Officer from 1983 to
                       1986.  Trustee, University of Miami.
                       Director, Miami Children's Hospital, Health
                       Industry Manufacturers Association (HIMA) and
                       American Bankers Insurance Group.

Jan L. de Ruyter       Retired.  Senior Vice President,                    1990
  van Steveninck (63)  European Operations of Cordis from
                       1987 to June, 1990.  Before 1987, Vice
                       President, European Operations.

Patricia K. Woolf,     Consultant, author, and lecturer, Department        1982
  Ph.D. (59)           of Molecular Biology, Princeton University.
                       Director, American Balanced Fund, Income Fund of America, Growth Fund of America, and Small
                       Cap World Fund.  Director, General Public
                       Utilities Corporation and National Life
                       Insurance Company of Vermont.  Trustee,
                       New Economy Fund.

                                EXECUTIVE OFFICERS

      Executive officers of Cordis serve at the pleasure of the Board of Directors and are elected by the Board annually for a term extending through the election and qualification of their successors. Information about the executive officers of Cordis is given below.

      The executive officers of Cordis as of January 31, 1994 are as follows:


   Name                  Age                   Position

Robert C. Strauss        52      President and Chief Executive Officer

Richard J. Faleschini    46      Vice President, North American Marketing
                                 and Sales

Jeffrey G. Gold          46      Vice President, and President, Cordis
                                 Endovascular Systems Inc.

Daniel G. Hall           47      Vice President, Legal Affairs, Secretary
                                 and General Counsel

Rudy J. Kranys           56      Senior Vice President, North American
                                 Operations

Charles R. McDowell      57      Vice President, Corporate Relations and
                                 Assistant Secretary

Philip J. Monks          46      Vice President, European Marketing and Sales

Alfred J. Novak          46      Vice President, Treasurer and Chief Financial
                                 Officer

Barbara G. Ramseyer      46      Vice President, Regulatory Affairs and
                                 Quality Assurance

Egbert Ratering          45      Vice President, European Operations

Fernando V. Sanchez      40      Vice President and Controller

George von Klan          64      Vice President, International Marketing
                                 and Sales

      Robert C. Strauss was elected President and Chief Executive
Officer of Cordis in February 1987.  He joined Cordis in 1983 as
Vice President and Chief Financial Officer and was elected Senior
Vice President in March 1986.

     Richard J. Faleschini was elected Vice President, North
American Marketing and Sales in June 1990. For the prior five years he was Vice President, Marketing and Sales of Biomagnetic Technologies, Inc.

     Jeffrey G. Gold joined Cordis in May 1978 as Assistant Program Manager, Angiographic Systems, and was promoted to Director, Manufacturing and Development in February 1982, and Vice President, Manufacturing, North American Operations in February 1991. In August 1991, Mr. Gold was elected to the position of Vice President, Research and Development,
North American Operations. In August 1993, Mr. Gold was elected Vice President and President, Cordis Endovascular Systems Inc.

     Daniel G. Hall joined Cordis as General Counsel in
December 1981. He was elected to the additional position of Assistant Secretary in February 1982 and Secretary in July 1982.
In April 1987, he was elected Vice President, Legal Affairs,
Secretary and General Counsel.

     Rudy J. Kranys joined Cordis in October 1984 as Vice
President and President of the Angiographic Products Division.
In April 1987, he was elected Senior Vice President, North
American Operations.

     Charles R. McDowell joined Cordis in January 1976 as
Assistant to the Executive Vice President.  He was named
Assistant to the President in February 1977 and was elected to the position of Assistant Secretary in July 1982. In February
1985, he was elected to the additional position of Vice President, Corporate Relations.

     Philip J. Monks joined Cordis in August 1978 as a sales representative in the United Kingdom. From 1980 through March 1985, he served as Division Manager for the United Kingdom and as Sales Manager for Scandinavia. He became Director, European Sales in April 1985, and was promoted to Division
Vice President, Sales and Marketing, Europe in March 1987.
In June 1990 he was elected Vice President, European Marketing and Sales.

     Alfred J. Novak was elected Vice President and Chief Financial Officer in August 1989 and assumed the additional title of Treasurer in August 1991. He joined Cordis in April 1984 as Manager, Affiliate Operations and in February 1987 was elected President and Chief Executive Officer of Norland Corporation, a former subsidiary of Cordis. In July 1987, he was elected Vice President, Corporate Development and subsequently in February 1988 he was elected Vice President, Administration.

     Barbara G. Ramseyer was elected Vice President, Regulatory Affairs and Quality Assurance in August 1991. Prior to joining Cordis she was Director-Corporate Regulatory Affairs for the Hospital Products Group of Pfizer Corporation since 1984.

     Egbert Ratering joined Cordis' Roden, The Netherlands, subsidiary in March 1974 as Finance and Accounting Manager. He became European Controller in 1978, and was promoted to Director of Finance, Europe in July 1984. In March 1987 he was promoted to Division Vice President, Finance, Europe and was elected to his current position as Vice President, European Operations in June 1990.

     Fernando V. Sanchez joined Cordis in January 1991 as
Vice President and Controller. Prior to joining Cordis he was Vice President, Finance for Racal-Milgo, Inc., from June 1988.
For three years prior, he served as Controller for Racal-Milgo, Inc.

     George von Klan joined Cordis in April 1984 as Director of Sales, Europe and the Middle East. In February 1985, he was elected Vice President, European Marketing. In April 1987, he was elected Vice President, International Marketing and Sales.


                           EXECUTIVE COMPENSATION

Summary Compensation Table

     The following Summary Compensation Table represents, for each of the last three fiscal years, the annual compensation paid by Cordis, together with long-term and other compensation for the Chief Executive Officer and the four most highly compensated Executive Officers of Cordis:



                         SUMMARY COMPENSATION TABLE

                                                                Long Term Compensation
                             Annual Compensation                    Awards         Payouts
                                                    Other     Restricted
                                                    Annual      Stock               LTIP      All Other
     Name and                  Salary    Bonus   Compensation  Award(s)  Options/  Payouts  Compensation
 Principal Position     Year   ($)(1)  ($)(1)(2)     ($)         ($)      SARs(#)    ($)      ($)(3)

Robert C. Strauss        1993  $420,000  $183,951                           22,000             $8,088
 President and Chief     1992  $397,500  $155,176                           22,000               N/A
 Executive Officer       1991  $352,706  $176,960                           22,000               N/A
Rudy J. Kranys           1993  $215,000  $ 91,976                           11,000             $7,036
 Senior Vice President,  1992  $205,000  $ 77,588                           11,000               N/A
 North American          1991  $194,811  $ 88,480                           11,000               N/A
 Operations
Alfred J. Novak          1993  $215,000  $ 91,976                           11,000             $4,066
 Vice President,         1992  $202,500  $ 77,588                           11,000               N/A
 Treasurer and Chief     1991  $176,160  $ 88,480                           11,000               N/A
 Financial Officer
Egbert Ratering          1993  $192,061  $ 91,976                           11,000               N/A
 Vice President,         1992  $188,232  $ 77,588                           11,000               N/A
 European Operations     1991  $162,689  $ 88,480                           11,000               N/A
Philip J. Monks          1993  $191,891  $ 91,976  $46,158(4)               11,000               N/A
 Vice President,         1992  $188,248  $ 77,588                           11,000               N/A
 European Marketing      1991  $162,641  $ 88,480                           11,000               N/A

 (1) Amounts shown include cash compensation earned by the named executive during the year covered, including amounts deferred at the election of those officers. Bonuses are paid in the year following the year for which they are earned.

(2) In 1993 and 1992, the amounts awarded pursuant to Cordis' 1991 Performance Unit Award Plan were in the form of Cordis Stock.
      The value of the units was calculated according to the fair market value of Cordis stock on or about the date of payout based on the number of units awarded and percentage of achievement.
      The 1993 bonus was based on a one-year performance period whereby the target amounts for return on assets and sales growth yielded a bonus payment of 100.941%. The 1992 bonus was based on a one-year performance period whereby the target performance achievements for return on assets and sales growth yielded a bonus payment of 87.3%. The 1991 bonus was a cash payment, pursuant to Cordis' Performance
      Award Plan of 1987 and was based on a one-year performance period whereby the targeted earnings per share yielded a bonus payment of 79%.

(3) Cordis contributions to Cordis' Tax-Sheltered Investment Plan and dollar value of life insurance premiums paid by Cordis.
      European Officers do not participate in the Tax-Sheltered
      Investment Plan.

(4) Includes reimbursements of $32,118 for schooling of dependents under Cordis' Expatriate Policy and automobile reimbursement allowance of $14,040.

                              OPTION/SAR GRANTS TABLE

      The following table provides information on grants of options to purchase Cordis' Common Stock pursuant to the Cordis Corporation Non-Qualified Stock Option Plan during the fiscal year ended
June 30, 1993 to the named Executive Officers:

                  Option/SAR Grants in Last Fiscal Year


                                                              Potential Realizable Value
                                                             at Assumed Annual Rates of
                                                              Stock Price Appreciation
                             Individual Grants             for Options Term (10 Years)(2)
                            % of Total
                             Options/
                               SAR
                   Options/  Granted to Exercise
                    SARs     Employees  on Base
                   Granted   in Fiscal   Price   Expiration
   Name            (#)(1)       Year    ($/Sh)(1)    Date    0%($)   5%($)     10%($)

Robert C. Strauss  22,000       11.2%     $26.75    6/14/03   $0   $370,040  $937,860
Rudy J. Kranys     11,000        5.6%     $26.75    6/14/03   $0   $185,020  $468,930
Alfred J. Novak    11,000        5.6%     $26.75    6/14/03   $0   $185,020  $468,930
Egbert Ratering    11,000        5.6%     $26.75    6/14/03   $0   $185,020  $468,930
Philip J. Monks    11,000        5.6%     $26.75    6/14/03   $0   $185,020  $468,930

(1) The Cordis Corporation Non-Qualified Stock Option Plan, by its terms, became effective on August 31, 1987, and was approved by the shareholders on November 19, 1991 and will be available for the grant of options for a period of ten
     (10) years from the effective date. Under the Plan, the vesting schedule for the above executives is 10% during the second year, 20% during the third year, 30% during the fourth year, and the balance during the fifth year. All remaining options are exercisable and expire on the tenth anniversary of the date of grant. The exercise price of each share subject to options is equal to the fair market value of the share on the date of grant. The Plan provides that if there is a change in control all options outstanding become fully vested.

(2) Optionees will not realize value under the 1993 option grants without a stock price appreciation which will benefit all shareholders. If Cordis' stock does not appreciate in value above the option price set forth above, there will be no benefit to shareholders. If Cordis' stock appreciates 5% in value, the potential appreciation in stock value to shareholders would be $240,047,000. If Cordis' stock appreciates 10% in value, the potential appreciation in stock value to shareholders would be $608,396,000. Total number of shares outstanding as of June 30, 1993 was 14,271,545.
     The assumed rates of stock price appreciation are set by the Securities and Exchange Commission's proxy statement disclosure rules. These assumptions are not intended to forecast future price appreciation of Cordis' stock price. Cordis' stock price may increase or decrease over the time period set forth above.

              OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

      The following table contains information relating to the exercise of stock options by the named Executive Officers in fiscal 1993 as well as the number and value of their unexercised options as of June 30, 1993:

       Aggregated Option/SAR Exercises in Last Fiscal Year,
                  and FY-End Option/SAR Values


                                             Number of Unexercised   Value of Unexercised
                                                  Options/SARs          In-the-Money
                                                   at FY-End            Options/SARs
                          Shares        Value          (#)             at FY-End($)(2)
                        Acquired on    Realized   Unexer-   Exer-     Unexer-     Exer-
  Name                  Exercise(#)    ($)(1)    cisable   cisable    cisable    cisable

Robert C. Strauss         88,000     $1,400,750   66,800    53,200    $375,450  $715,550
Rudy J. Kranys            53,500     $  940,563   33,800    29,200    $192,575  $400,050
Alfred J. Novak           19,500     $  363,063   37,800    38,200    $258,575  $551,550
Egbert Ratering           31,500     $  386,943   33,800    27,200    $192,575  $365,050
Philip J. Monks           21,500     $  361,313   33,800    27,200    $192,575  $365,050

(1) Market value of underlying securities at exercise minus the exercise price.

(2) Market value of underlying securities at June 30, 1993 closing ($32.00), minus the option exercise price. The values were calculated only for "In-the-Money" options, which consists of those options with an exercise price below $32.00 per share.

                   LONG-TERM INCENTIVE PLAN AWARDS TABLE

      The following table provides information relating to performance units awarded to the named Executive Officers under the Cordis
Corporation 1991 Performance Unit Award Plan:


             Long-Term Incentive Plans--Awards in Last Fiscal Year

                                                       Estimated Future Payouts
                                                     Under Non-Stock Price Based
                        Number of   Performance or               Plans
                      Shares, Units other Periods
                        or Other        Until
                         Rights      Maturation  Threshold   Target    Maximum
   Name                  (#)(1)      or Payout      (#)       (#)        (#)

Robert C. Strauss        6,000     7/1/93-6/30/96    0       6,000     11,250
Rudy J. Kranys           3,000     7/1/93-6/30/96    0       3,000      5,625
Alfred J. Novak          3,000     7/1/93-6/30/96    0       3,000      5,625
Egbert Ratering          3,000     7/1/93-6/30/96    0       3,000      5,625
Philip J. Monks          3,000     7/1/93-6/30/96    0       3,000      5,625

(1) The performance objectives for the 1994-1996 Performance Unit Award Plan are based on the following weightings: 50% of a payout is based on achievement of sales growth, 25% is based on achievement of return on assets and 25% is based on targeted sales per employee.

                       RETIREMENT BENEFITS

      The following table illustrates the estimated aggregate annual retirement benefits under Cordis' U.S. Retirement Plan and the U.S. Supplemental Executive Retirement Plan, assuming retirement at age 65, based on years of credited service and the highest five consecutive years average pay. (Primary Social Security Benefits are not included. Effective July 1, 1989, the benefit formula under the Plan was changed from a Social Security Offset formula).

                 Pension Plan Table (U.S. Plan)
                        Annual Retirement

                              Years of Credited Service
                   ________________________________________________
Average Salary         15        20        25        30         35

 $150,000          $ 36,200  $ 48,300  $ 60,300  $ 60,300  $ 60,300
 $200,000          $ 48,900  $ 65,300  $ 81,600  $ 81,600  $ 81,600
 $250,000          $ 61,700  $ 82,300  $102,800  $102,800  $102,800
 $300,000          $ 74,400  $ 99,300  $124,100  $124,100  $124,100
 $350,000          $ 87,200  $116,300  $145,300  $145,300  $145,300
 $400,000          $ 99,900  $133,300  $166,600  $166,600  $166,600
 $450,000          $112,700  $150,300  $187,800  $187,800  $187,800
 $500,000          $125,400  $167,300  $209,100  $209,100  $209,100
 $550,000          $138,200  $184,300  $230,300  $230,300  $230,300
 $600,000          $150,900  $201,300  $251,600  $251,600  $251,600


      The Retirement Plan is a defined benefit plan to which Cordis contributes amounts required to fund this Plan as computed by standard actuarial methods. The Plan provides a monthly pension to qualifying employees who terminate from Cordis with at least five years of service. A participant who is eligible to receive a retirement benefit will receive a monthly benefit equal to the sum of: (1) 1.1% of his average monthly earnings (over his five highest consecutive years of pay, including bonus and overtime up to 50% of base pay) times his years of service (maximum 25 years); and (2) 0.6% of the average monthly earnings in excess of Covered Compensation (average of taxable wage bases under Section 230 of the Social Security Act) times credited service (maximum 25 years).

      The credited years of service and current pay covered for each of the individuals named in the Summary Compensation Table is as follows:

                                     Years        1993 Covered
                                    Credited      Compensation

          Robert C. Strauss           10           $579,626
          Rudy J. Kranys               9           $296,008
          Alfred J. Novak              9           $293,644
          Egbert Ratering (1)                           --
          Philip J. Monks (1)                           --

(1) Egbert Ratering is covered under the Dutch Plan, as set forth in the pension table below. Philip J. Monks is a member of and contributes a percentage of his salary to the United
    Kingdom Plan which does not provide a guaranteed pension at retirement, but is based on funds accrued to purchase a pension to the member's requirement. Cordis also contributes a percentage of Mr. Monks' salary to the United Kingdom Plan.


      The following table illustrates the estimated aggregate annual retirement benefits under Cordis' Dutch Retirement Plan based on years of credited service and last annual pay, as defined:

                 Pension Plan Table (Dutch Plan)

                                Years of Credited Service
                    ________________________________________________
Average Salary         15        20        25        30        35
 $150,000           $ 34,868  $ 46,491  $ 58,113  $ 69,736  $ 81,359
 $200,000           $ 47,993  $ 63,991  $ 79,988  $ 95,986  $111,984
 $250,000           $ 61,118  $ 81,491  $101,863  $122,236  $142,609
 $300,000           $ 74,243  $ 98,991  $123,738  $148,486  $173,234
 $350,000           $ 87,368  $116,491  $145,613  $174,736  $203,859
 $400,000           $100,493  $133,991  $167,488  $200,986  $234,484
 $450,000           $113,618  $151,491  $189,363  $227,236  $265,109
 $500,000           $126,743  $168,991  $211,238  $253,486  $295,734
 $550,000           $139,868  $186,491  $233,113  $279,736  $326,359
 $600,000           $152,993  $203,991  $254,988  $305,986  $356,984


      The Dutch Plan, available to all employees, provides supplemental retirement benefits calculated on the basis of the number of years of service multiplied by 1.75% multiplied by the pension earnings (annual salary minus the social security offset of approximately $17,000 in 1993). The Dutch Plan is designed to provide a pension benefit equal to 70% of the recipient's last pension earnings after 40 years of service; however, salary increases subsequent to age 55 are only partially taken into account. Both Cordis and the employee contribute to the Plan.

                  INFORMATION REGARDING WEBSTER

General

      Webster designs, develops, manufactures and markets a full line of electrophysiology catheters that are used to diagnose cardiac tachyarrhythmias. In addition, Webster is currently conducting human clinical trials under an investigational device exemption ("IDE") from the FDA pursuant to which certain of its deflectable catheters are being used for the treatment of tachyarrhythmias. Tachyarrhythmias are abnormalities in the electrical conduction system of the human heart muscle that result in an abnormally rapid heart rate. Tachyarrhythmias may be the result of congenitally defective or diseased cardiac tissue that alters or interferes with the normal electrical conduction system that governs the heart rate. Patients with tachyarrhythmias may experience dizziness, fatigue, unconsciousness, or even cardiac arrest and death. These patients may be treated with long-term drug therapy, with an implantable electronic device that requires an open-chest surgical procedure or with electrophysiology. Electrophysiology catheters provide a minimally invasive, cost-effective alternative for patients with certain tachyarrhythmias.

      Market research publications estimate that approximately four million people in the United States suffer from some form of tachyarrhythmia. Tachyarrhythmias are subdivided into two principle categories: (i) SVT or supra-ventricular tachycardias - tachyarrhythmias that originate in the atria, or upper chambers of the heart, and (ii) VT or ventricular tachycardias - tachyarrhythmias that originate in the ventricles, the lower chambers of the heart. SVT often is caused by congenitally diseased cardiac tissue and, hence, occurs more frequently in younger patients. VT is typically a secondary result of coronary artery disease and carries significantly higher morbidity and mortality rates then SVT. Currently, Webster's products are used to diagnose and, pursuant to an IDE with respect to certain of its products, treat patients with certain SVT tachyarrhythmias. Approximately 30,000 RF ablation procedures were performed in 1992 and 45,000 RF ablation procedures were performed in 1993 in the United States.

       Webster's fixed-tip and deflectable electrophysiology catheter product lines are used to diagnose or "map" the patient's electrical system in order to identify and locate electrical conduction abnormalities. Webster offers a full line of electrophysiology catheters in order to provide the electrophysiologist with the variety of catheters needed to diagnose patients. Certain of Webster's deflectable catheters are currently under clinical evaluation pursuant to an IDE from the FDA for therapeutic or "ablation" purposes in selected tachyarrhythmia patients. Ablation is the process of producing a lesion within the heart by delivering radio frequency ("RF") energy to a localized area in order to destroy tissue that is interfering with the patient's normal conduction system. Unlike drug therapy and/or implantable devices, which are palliative therapies, Webster believes that RF ablation offers a longer term solution for certain forms of tachyarrhythmias.

       Webster believes it is a leader in the field of electrophysiology as a result of its development of the deflectable tip multi-electrode electrophysiology catheter that allows the electrophysiologist to access specific areas of the heart with improved accuracy. Webster's products are sold and distributed on a direct basis in the United States and through independent distributors in 35 countries throughout the world. Webster was founded in 1969 and incorporated in California in 1980. Webster's principal offices are located at 4750 Littlejohn Street, Baldwin Park, CA, 91706. The telephone number is (818) 960-6404.

Business

      Webster designs, develops, manufactures and sells a full line of electrophysiology catheters that are used to diagnose cardiac tachyarrhythmias. Webster's initial product offerings include comprehensive lines of fixed, deflectable, and orthogonal catheter designs that Webster believes represent one of the broadest product offerings of any electrophysiology catheter supplier. Webster first introduced its deflectable catheter in 1988, which allowed the electrophysiologist to access specific areas of the heart with improved accuracy.

     Initially, Webster designed, engineered and manufactured its electrophysiology catheters and Mansfield, a division of Boston Scientific Corporation ("BSC"), distributed Webster's products under an exclusive worldwide arrangement. Upon mutual agreement, the Webster/Mansfield relationship was dissolved with Webster and Mansfield agreeing to co-market the Webster catheters until December 1992.

      Since March of 1992, Webster has formed a direct sales and marketing team to represent Webster's products in the United States, and has entered into international distributor arrangements covering thirty-five countries. Webster believes it is a leader in the sale of both deflectable and fixed-tip electrophysiology catheters. Webster further believes it has close ties and alliances with recognized electrophysiologists and electrophysiology associations on a national and international basis.

Products

      Webster's products are regulated by the FDA and as such require regulatory clearance prior to commercial sale. Certain of Webster's products have received clearance for diagnostic purposes and are labeled and sold accordingly. In addition, Webster is currently seeking safety and efficacy data from human clinical trials that are being conducted pursuant to an approved IDE from the FDA for submission as part of a premarket approval ("PMA") application for certain of Webster's deflectable catheters for RF cardiac ablation. PMA approval is required prior to commercial sale of these catheters for therapeutic applications. The PMA review and approval process generally has taken one to three years to complete from the date of filing the PMA, but may take longer and may be subject to post-approval requirements.

      The use of electrophysiology catheters during a diagnostic procedure typically involves the use of several catheters in a single patient study. Typically, at least three fixed-tip catheters and one deflectable catheter are used to simultaneously access different locations of the heart. The electrophysiologist may need to place several deflectable catheters in the heart until the appropriate catheter is identified. Currently, fixed catheter prices range from $225 to $400 depending on the number of electrodes on the catheter and whether the catheter has a lumen, or passageway. Deflectable catheter prices currently range from $400 to $995 depending on the number of electrodes on the catheter and the complexity of design.

     Fixed-tip Catheters

       The fixed-tip catheter products are multi-electrode catheters used to provide electrical stimulation or "pace" to the heart muscle and/or sense electrical signals from the heart. The catheters are termed "fixed-tip" catheters since the distal portion (or part that is placed into various segments of the heart) is fixed during the manufacturing process and cannot be deflected. Several different configurations are offered by Webster to meet the needs and preferences of the electrophysiologist, and accommodate different anatomical requirements that may vary from patient to patient. Webster believes it offers one of the broadest and most complete lines of fixed-tip catheters of any electrophysiology company.

     Deflectable Catheters

      Webster's deflectable catheter products are currently used by electrophysiologists to pace, or provide electrical stimulation to, the heart or receive electrical signals produced by the heart muscle for diagnostic purposes. Like fixed-tip catheters, the deflectable catheters are multi-electrode catheters but differ from the fixed-tip catheters insofar as the most distal portion of the deflectable catheter may be manually deflected by the electrophysiologist during use. The ability to deflect the tip of the catheter during use allows the electrophysiologist to place the catheter in the exact or precise location of the segment of the heart that is being studied or mapped. Webster currently offers a broad line of deflectable catheters to accommodate variations in patient anatomies, requirements needed to access different segments of the heart and to fulfill the individual preferences of the electrophysiologist.

     Cables

     Webster also manufactures, sells and distributes a full line of cables that are used to interface between the catheter and the capital equipment with which the catheters are used.

Patents and Trade Secrets

      Webster's policy is to protect its proprietary position by, among other things, filing United States and foreign patent applications to protect technology, inventions and improvements that are important to the development of its business. As of January 31, 1994 Webster held seven issued United States patents and had seven United States and one foreign patent applications pending covering various aspects of its products and technologies.

      There can be no assurances that pending patent applications will be approved or that issued patents will provide competitive advantages for Webster's products or that such patents will not be successfully challenged or circumvented by competitors.

      Webster also relies upon trade secrets and technical know-how and continuing technology innovation to develop and maintain its competitive position. Webster typically requires its employees, consultants and advisors to execute confidentiality and assignment of inventions agreements in connection with the services performed for Webster. There can be no assurances that such agreements will not be breached or that Webster will have adequate remedies for any such breach. Moreover, no assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Webster's proprietary technology, or that Webster can satisfactorily protect its rights in unpatented proprietary technology.

Sales and Marketing

      Webster currently serves the United States customer base on
a   direct  basis  and  has  a  domestic  sales  force  of   nine
representatives and one sales manager. Webster also has one clinical specialist.

     The international segment of Webster's business is served by independent distributors which typically represent Webster's products on a country specific basis. Currently thirty-three distributors represent Webster's products in thirty-five countries around the world. In fiscal 1993, international sales of Webster's products represented twenty-eight percent (28%) of Webster's total sales volume.

      As  part  of  its  sales  and marketing  strategy,  Webster believes  it  has  been  able to achieve  and  maintain  a  close
affiliation     with     leading     electrophysiologists     and
electrophysiology associations around the world.

Competition

     Competition in the field of electrophysiology is intense and is expected to increase in the future. Webster believes there are at least twenty-six companies actively participating in the electrophysiology field and expects that additional companies may begin to compete in the future. Webster's products compete directly against the products of, among others:

          * Bard Electrophysiology, C.R. Bard, Inc.
          * CardioRhythm, Inc. -  A subsidiary of Medtronic, Inc.
          * Daig Inc.
          * Electro-Catheter Corporation
          * E.P. Technologies, Inc.
          * Mansfield - A division of Boston Scientific Corporation

      In the future, other companies, including companies that market lower-priced, site-specific diagnostic catheters, may introduce products competing directly with Webster's existing products. In addition, Webster may face competitive pricing pressures that may have a material adverse effect on unit sales, the average sales price of Webster's products, and profitability.

      In addition to companies and products that directly compete with Webster's products, Webster's products must compete with other methods of diagnosing and treating arrhythmias, including external monitoring through EKG or Holter devices, antiarrhythmic drugs and implantable devices. In addition, interventional cardiology is characterized by rapid technological innovation, and Webster's products could be rendered obsolete as a result of possible future innovations. Many of Webster's current and potential competitors have substantially greater financial, marketing, sales, distribution and technical resources than Webster.

      As noted above, Webster is currently conducting clinical trials pursuant to an IDE from the FDA with certain of Webster's deflectable catheters for RF ablation. Two of Webster's competitors have already filed their PMA application with the FDA for ablation and if these companies or other competitors were to receive approval for their ablation catheters prior to Webster, such approval(s) could have a material adverse effect on
Webster's   business,   financial  condition   and   results   of
operations.

               Selected Financial Data Of Webster

     The data set forth below with respect to Webster's statement of operations data for each of the three years in the period ended November 30, 1993 and with respect to the balance sheet data at November 30, 1992 and 1993 are derived from the financial statements for Webster that have been audited by independent auditors and that are included elsewhere in this Consent Statement/Prospectus, and such financial data are qualified by reference to such financial statements. The statement of operations data for the year ended November 30, 1990 are derived from audited financial statements not included in this Consent Statement/Prospectus. The statement of operations data for the year ended November 30, 1989 are derived from unaudited financial statements not included in this Consent Statement/Prospectus. The financial data set forth below should be read in conjunction with the financial statements, related notes and other financial information included elsewhere in this Consent Statement/Prospectus.

                                              November 30,
                                  1993    1992   1991    1990   1989
                                             (in thousands)

Statement of Operations Data:
 Net Sales                      $14,487  $9,044 $5,173  $2,407 $1,934
 Cost of products sold            3,736   2,933  2,390   1,471  1,334
   Gross Profit                  10,751   6,111  2,783     936    600
 Operating Expenses:
  Research and development        1,655     722    234     139     50
  Selling, general and
   administrative                 4,715   2,295    534     361    342
     Total operating expenses     6,370   3,017    768     500    392
Income from operations            4,381   3,094  2,015     436    208
Other income (expense), net          90      (6)    16       7     10
Income Taxes                      1,770   1,238    817     172     81
Net income                      $ 2,701  $1,850 $1,214    $271   $137


                                             As of November 30,
                                   1993    1992   1991    1990   1989
                                              (in thousands)
Balance Sheet Data:
 Current Assets                  $8,790  $6,034 $2,129  $1,029   $321
 Current Liabilities              2,471     940    423     422    129
 Total Assets                    11,127   6,885  2,514   1,120    760
 Shareholders' Equity             6,395   3,892  2,092   2,095    601

         Webster Management's Discussion and Analysis of
          Financial Condition and Results of Operations

      The following discussion of Webster's financial condition and results of operations should be read in conjunction with the Financial Statements and notes thereto included elsewhere in this Consent Statement/Prospectus.

Overview

      Founded in 1969 and incorporated in California in 1980, Webster designs, develops, manufactures and markets a full line of electrophysiology catheters that are used to diagnose tachyarrhythmias. In addition, Webster is conducting clinical trials to test its deflectable catheter for therapeutic use in the treatment of certain tachyarrhythmias. From 1987 until 1992, nearly all of Webster's revenue was derived from sales through one distributor, Mansfield, a division of BSC. In 1992, Webster began to transition from being an original equipment manufacturer ("OEM") with a single outside distributor to being a fully vertically integrated company. Webster now derives its revenues through a direct domestic sales organization as well as through 33 independent international distributors, who distribute Webster's products in 35 countries. As part of that transition Webster recruited outside Directors to serve on its Board, established a sales and marketing organization, and expanded its executive management team.

Results of Operations

      The following table sets forth, for the periods indicated, certain statement of operations data as a percentage of net sales:

                              Fiscal Year Ended
                                 November 30,
                           1993      1992      1991

Net sales                   100       100       100
Cost of products sold        26        33        46
       Gross Profit          74        67        54

Operating expenses:
   Research and              11         8         5
     development
   Selling, general and      33        25        10
     administrative
        Total operating      44        33        15
          expenses
Income from operations       30        34        39
Other income (expense), net   0         0         0
Income Taxes                 11        14        16
Net income                   19        20        23


     Fiscal Years Ended 1991, 1992, and 1993

     Net Sales

      Webster's 1992 net sales increased approximately $3.9 million (75%) over 1991 net sales, growing from $5.2 million to $9.0 million. The increase was driven by increases in both average unit selling price and volume due primarily to Webster's transition from a development and manufacturing company to a vertically integrated developer, manufacturer, marketer and distributor of electrophysiology catheters and accessories. During that transition Webster was able to realize higher direct sales prices than were possible as an OEM supplier. Although Webster continued to sell catheters to Mansfield, during 1992 Webster began to build a domestic sales and marketing organization. In addition, distribution agreements with international distributors resulted in export sales of $143,000. Throughout 1992 the mix of product volume sold through Webster's direct sales force increased as a percent of total sales, further enhancing the revenue growth rate as Webster captured the additional profitability from market level average-sales-prices, versus the lower average-sales-prices associated with OEM sales to Mansfield.

     In 1993 net sales increased approximately $5.5 million (61%) over 1992 net sales, growing from $9.0 million to $14.5 million. As in 1992, the growth was primarily driven by higher average selling prices and volume increases associated with Webster's transition to a fully integrated electrophysiology product company. Sales to Mansfield ended in March of 1993. Product average selling prices continued to increase relative to 1992, favorably leveraging the volume increases that resulted from a growing user base for Webster's catheter products. During fiscal 1993 Webster's domestic sales force increased 43% over the prior year, enhancing Webster's ability to cover the domestic market. In 1993 domestic revenue increased 14% over 1992. Export revenue in 1993 increased approximately $4.1 million over 1992, from $143,000 to approximately $4.3 million, primarily as a result of increased international coverage through additional distribution arrangements. At 1993 fiscal year-end, international distributors had increased from 24 distributors in 1992 to 33 distributors serving 35 countries in 1993.

     Gross Margins

     Gross margins increased from 54% of net sales in 1991 to 68% in 1992, due primarily to Webster's transition from a development and manufacturing company to a vertically integrated company. Through direct sales, Webster was able to capture additional profit previously earned by Mansfield for the distribution of Webster's product. That trend continued into 1993, with sales to Mansfield ending in March 1993. Consequently, 1993 gross margins increased to 74% from 68% in 1992, reflecting the completion of Webster's transition to direct sales. Additional contributing factors were new, higher-margin products introduced in 1993 and improved production yields.

     Research and Development Expenses

      Webster  has  substantially  increased  its  investment  in product development, both in dollars and as a percentage of sales, to accelerate the delivery of new products to the market. Research and development expenses of $722,000 in 1992 (8% of sales) represented an increase of $488,000 (209%) over the $234,000 expended in 1991 (5% of sales), while 1993 expenses increased to $1,655,000 (11% of sales), an increase of $933,000 (129%) over 1992 levels. The increase in both years is primarily due to costs of clinical trials and other costs associated with preparation to submit a PMA for Webster's deflectable catheters for RF ablation. In addition, Webster has increased its product development staff to provide innovative products for an expanded range of tachyarrhythmias.

     Selling, General and Administrative Expenses

      Selling, general and administrative expenses increased from $534,000 in 1991 to $2.3 million in 1992, and to $4.7 million in 1993. Approximately $1.3 million (74%) of the 1992 increase resulted from the creation of a sales, marketing and distribution organization to fulfill Webster's strategy to transition to a fully vertically integrated company. Further, administrative expenses increased due to additional staffing necessary to support the continuing growth of Webster. Approximately $1.9 million (80%) of the 1993 increases was the result of continued investment in the sales and marketing organization. Of this amount, approximately $1,400,000 was related to staffing additions and associated expenses while the remaining $500,000 was invested in new programs intended to increase market-recognition of Webster through providing product samples to physicians and participating in conventions, conferences and promotions. General and administrative expenses increased by nearly $500,000 in 1993 over the prior year, eighty percent of which was due to the addition of three members to the executive management team. Webster also increased its business development activity in 1993, resulting in $100,000 in additional expenses for professional services over the prior year.

     Interest Income

      While nominal and relatively stable from 1991 to 1992, interest income increased by $100,000 in 1993 over the prior year as Webster generated increased levels of cash from operations. Moreover, Webster received approximately $2.0 million in cash from the sale of redeemable convertible preferred stock in June 1992, which was subsequently invested in a money market fund. Thirty-five percent of the increase in interest income in 1993 and 1992 is attributable to those funds having been invested for the entire fiscal year.

     Provision for Income Taxes

      The provision for income taxes and Webster's effective tax rates were $1.8 million and 40% in fiscal 1993, $1.2 million and 40% in fiscal 1992, and $817,000 and 40% in fiscal 1991.

     Net Income and Earnings Per Share

      As  a  result  of the factors described above,  net  income increased  by  46.0 % to $2.7 million in fiscal  1993  from  $1.8 million  in  fiscal 1992, and by 52.4% in fiscal 1992  from  $1.2 million in fiscal 1991.

Liquidity and Capital Resources

      Webster's primary sources of liquidity are cash flow from operations and available credit under $3.0 million in financing arrangements. Webster has not utilized existing lines of credit and has no debt. In June 1992, Webster received approximately $2.0 million from the sale of redeemable convertible preferred stock.

      Working capital at November 30, 1993 was $6.3 million compared to $5.1 million at November 30, 1992. The increase was primarily the result of net cash flow from operations generated during fiscal 1993. Working capital at November 30, 1992 increased $3.4 million from $1.7 million in working capital at November 30, 1991. The increase during fiscal 1992 was primarily due to the sale of convertible preferred stock described above and net cash flow from operations generated during fiscal 1992.

      Accounts receivable totaled $2.0 million, $1.1 million and $530,000 as of November 30, 1993, 1992 and 1991, respectively. The increases of $900,000 and $570,000, respectively, were primarily the result of the increases in sales during those periods. To a lesser extent, the increases reflected slower overall collections as the percentage of international sales increased. Payment terms given to Webster's international distributors were generally 30 days longer than terms given to domestic customers. Inventories totaled $2.7 million, $1.8 million and $543,000 as of November 30, 1993, 1992, and 1991,
respectively. The increase in inventories was primarily due to the expansion of Webster's raw materials, work-in-process and finished goods inventories in order to meet anticipated future demand for its products.

      During the fiscal years ended November 30, 1993, 1992 and 1991, Webster's cash provided by operations was $2.4 million, $937,000 and $457,000, respectively. During fiscal 1992, Webster received $2.0 million from the sale of convertible preferred stock, whereas cash flow from financing activities during fiscal 1991 and 1993 was not material. Cash and cash equivalents at November 30, 1993, 1992 and 1991 were $3.4 million, $2.8 million and $497,000, respectively. In October 1993 Webster obtained an unsecured $2.0 million, two year revolving line of credit and an unsecured $1.0 million term line of credit for capital expenditure purposes. Neither credit facility has been used.

     Webster acquired equipment and leasehold improvements during fiscal 1993, 1992 and 1991 of $1.7 million, $600,000 and
$190,000, respectively. Equipment included manufacturing and engineering equipment as well as furniture, office equipment, and computer hardware and software. During fiscal 1993 $1.4 million was spent on leasehold improvements related primarily to a new facility designed to house Webster's primary controlled-environment manufacturing operations as well as corporate administrative offices. The 1993 expenditures included remodeling a portion of Webster's existing manufacturing facilities to house its marketing and sales organization.

      Webster believes that inflation has not had a material effect on its operations.

      Effective  December 1, 1991, Webster adopted  Statement  of
Financial  Accounting  Standards No. 109, Accounting  for  Income
Taxes.   That  adoption  did not have a material  effect  on  the
financial condition or operations of Webster.

          BENEFICIAL OWNERSHIP OF WEBSTER COMMON STOCK

      The following table sets forth in the beneficial ownership of Webster Common Stock as of January 31, 1994 as to (i) each person who is known by Webster to own beneficially more than five percent of Webster's Common Stock, (ii) each of Webster's directors, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.

                                           Shares Beneficially
 5% Shareholders, Directors, Named              Owned (1)
Executive Officers, and Directors and                    Percent of
  Executive Officers as a Group             Number        Total

Brentwood Associates V, L.P.               1,200,000      20.41%
  1920 Main Street
  Suite 820
  Irvine, CA 92714

Wilton W. Webster, Jr. and Helen E.        3,600,000      61.22%
Webster as Community Property
  Webster Laboratories, Inc.
  5114 Commerce Drive
  Baldwin Park, CA  91706

James R. Tyberg                              400,000       6.80%
  Webster Laboratories, Inc.
  5114 Commerce Drive
  Baldwin Park, CA  91706

Wilton W. Webster, Jr. (2)                 3,600,000      61.22%
  Webster Laboratories, Inc.
  5114 Commerce Drive
  Baldwin Park, CA  91706

Tony R. Brown, Ph.D.                         266,667       4.53%

David W. Chonette (3)                      1,200,000      20.41%
  1920 Main Street
  Suite 820
  Irvine, CA 92714

Glendon E. French (4)                          8,000          *

Ross A. Jaffe, M.D.                                0          *

Robert W. Evans (5)                           43,750          *

Barry Michaels (5)                             9,375          *

Thomas Schroeder (5)                          14,583          *

John Stevens (5)                               5,833          *

All directors and executive officers as a  5,148,208      86.35%
group (9 persons) (6)

* Less than 1%.
(1) The persons named in this table have sole voting and investment power with respect to all shares of Webster Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the other footnotes to this table.
(2) Represents shares held by Wilton W. Webster, Jr. and Helen E. Webster as community property.
(3) Represents shares held by Brentwood Associates V, L.P. Mr. Chonette is a general partner of an entity that is the general partner of Brentwood Associates V, L.P.
(4) Represents   shares   issuable   upon   exercise   of   options
    exercisable within 60 days of January 31, 1994. Exercisability of Mr. French's options have been accelerated subject to the closing of the Merger.
(5) Represents shares issuable upon exercise of options exercisable within 60 days of January 31, 1994.
(6) Includes an aggregate of 81,541 shares issuable upon exercise of options exercisable within 60 days of January 31, 1994. Also includes 1,200,000 shares held by Brentwood Associates V, L.P. See footnote (3) above.

           EXECUTIVE OFFICERS AND DIRECTORS OF WEBSTER

      The  following sets forth certain information as of January
31, 1994, with respect to the executive officers and directors of Webster who are to serve as executive officers of the surviving corporation:


        Name                  Age         Position

Wilton W. Webster, Jr.        66  Chairman of the Board of
                                  Directors, Vice President
                                  and Chief Engineer
Tony R. Brown, Ph.D.          54  President, Chief Executive
                                  Officer and Director
Robert W. Evans               50  Vice President, Sales and
                                  Marketing
Barry Michaels                44  Vice President, Finance and
                                  Administration, Chief
                                  Financial Officer
Thomas Schroeder              54  Vice President, Regulatory
                                  Affairs and Quality
                                  Assurance
John Stevens                  48  Vice President,
                                  Manufacturing


      There are no family relationships among any directors or executive officers of Webster.

      Wilton W. Webster, Jr. is a co-founder of Webster and has been Chairman of the Board since its founding. In April 1993, Mr. Webster was elected Vice President and Chief Engineer. From Webster's inception until April 1993, Mr. Webster served as its President and Chief Executive Officer.

      Tony R. Brown, Ph.D., has been President, Chief Executive Officer and a director of Webster since April 1993. From August 1990 to April 1993, Dr. Brown was Chief Operating Officer of Bio-Rad Laboratories, a manufacturer of clinical diagnostic, life science and analytical instruments and products. Prior to joining Bio-Rad in 1990, he held a variety of executive positions with Baxter Healthcare Corporation ("Baxter") and American Hospital Supply Corporation ("AHSC"). Dr. Brown joined AHSC in 1972 as Vice President of Research and Development for the Pharmaseal Division and subsequently was appointed Vice President of Business Planning and Development for the Medical Sector of AHSC. Following Baxter's acquisition of AHSC in 1985, Dr. Brown served as President of the Edwards Cardiovascular Surgery Division and President of Bentley Laboratories. He began his career with Midwest Applied Science Corporation and has a total of 24 years of professional experience. Dr. Brown received his Ph.D., M.S.M.E. and B.S.M.E. from Purdue University.

      Robert W. Evans joined Webster in February 1992 as Vice President, Sales and Marketing. Previously, Mr. Evans served as Vice President of Sales and Marketing at Interpore Corporation for more than five years. Prior to joining Interpore, he was Vice President of Sales for Cardiovascular Devices, and previous to that served in a variety of management and executive positions for Edwards. Mr. Evans was employed at Edwards for 13 years, most recently as Vice President of North American Sales. Mr. Evans received his baccalaureate degree from Duquesne University.

       Barry Michaels joined Webster in June 1993 as Vice President, Finance and Administration and Chief Financial Officer. Prior to joining Webster, Mr. Michaels served as Vice President, Worldwide Controller and Principal Financial Officer at ICN Biomedicals ("ICN") from August 1991 to July 1992. Prior to joining ICN in 1991, he served in a variety of executive positions with Medtronic, Inc., Baxter and AHSC. Mr. Michaels joined AHSC in 1980, where he served in a variety of management and executive positions with the McGaw and Pharmaseal Divisions. Following Baxter's acquisition of AHSC in 1985, he served as Vice President, Finance of the NDM Division and subsequently as Vice President and Controller of the Parental Products Group. He joined Medtronic, Inc. as Vice President and Corporate Controller in 1988. Mr. Michaels began his career with Ford Aerospace and Communications Corporation and has more than 15 years of professional experience. Mr. Michaels received his B.A. and M.B.A. from San Diego State University.

      Thomas Schroeder joined Webster in August 1992 as Vice President, Regulatory Affairs and Quality Assurance. From February 1990 to February 1992, Mr. Schroeder served as Vice President of Quality Assurance and Regulatory Affairs at Intertherapy, Inc. ("Intertherapy"). Prior to joining Intertherapy, he served as Director of Quality Assurance for the Paramax Division of Baxter for approximately five years. Mr. Schroeder has an aggregate of over thirty years experience in the engineering, quality and regulatory fields. Mr. Schroeder received a B.S. in electrical engineering from the University of Illinois.

      John Stevens joined Webster in July 1993 as Vice President, Manufacturing. Prior to joining Webster, Mr. Stevens served as Vice President of Manufacturing for Intertherapy, a manufacturer of intravascular ultrasound catheters and imaging equipment, from March 1990 to January 1993. Prior to joining Intertherapy in March 1990, he served as Director of Operations for Vision Technologies International (1988-1990) and Director of Manufacturing for Printronix (1986-1988). Mr. Stevens began his career in 1971 with AHSC, where he served in a variety of management positions, most recently as the Manufacturing Engineering Manager for the Medical Specialties Division.
Mr. Stevens received a B.S. in operations management from California State University, Long Beach.


                     EXECUTIVE COMPENSATION

     The following table sets forth the compensation received for Webster's 1993 fiscal year ("Fiscal 1993") by Webster's executive officers, each of whom will serve as executive officers of Cordis or the Surviving Corporation.

                    Summary Compensation Table

                                                        Long-Term
                                  Annual               Compensation
                               Compensation                Awards
                                                                Securities
                                                   Restricted   Underlying
  Name and Principal                                Stock         Option/
       Position            Salary(1)   Bonus(2)(3) Awards($)(4) (Shares)(#)(5)

 Tony R. Brown, Ph.D. (6)  $ 93,333      $26,667         (7)           --
 President and Chief
 Executive Officer

 Wilton W. Webster, Jr.    $103,958      $15,000         --            --
 Chairman, Vice President
 and Chief Engineer

 Robert W. Evans           $107,222      $13,000         --         100,000
 Vice President, Sales
 and Marketing

 Barry Michaels  (8)       $ 38,000      $10,000         --          50,000
 Vice President, Finance
 and Administration and
 Chief Financial Officer

 Thomas Schroeder          $ 86,488      $11,000         --          33,333
 Vice President,
 Regulatory Affairs and
 Quality Assurance

 John Stevens (9)          $ 27,740      $10,000         --          40,000
 Vice President,
 Manufacturing

(1) Consists   of   salary   paid   to   the   following  executive
    officers during the period beginning on their respective employment commencement dates.

(2) Includes bonuses earned in the indicated year and paid in the subsequent year. Excludes bonuses paid in the indicated year but earned in the preceding year.

(3) Executive  officers  are  entitled  to  discretionary   bonuses
    based on individual and corporate performance. These bonuses are determined by the Board of Directors.

(4) At   the   end   of  Fiscal 1993, Dr. Brown held 266,667 shares
    of restricted Webster Common Stock having a value of $1,000,001, representing a fair market value at fiscal year-end of $4.00 per share, the latest determination of the fair market value of such stock during Fiscal 1993 by Webster's Board of Directors, less the $0.25 per share paid by Dr. Brown at the time of purchase. In connection with the issuance of
    14,500 stock options to several employees of Webster in December 1993, the Webster Board of Directors determined that the fair market value of the Webster Common Stock was $8.00 per share. No other named executive officers held shares of restricted stock at fiscal year-end. Dr. Brown's shares are subject to a repurchase option to the company which lapses ratably over a four-year period with his continued employment by Webster. The repurchase option will expire upon, among other things, the transfer of a majority of the voting securities of Webster, and, accordingly, would lapse entirely upon the consummation of the Merger. Dividends will be payable on Dr. Brown's shares if and to the extent paid on Webster Common Stock. See footnote (7) below.

(5) Webster stock options are issued pursuant to Webster's 1992 Stock Plan and generally carry a ten-year term and vest ratably over a four-year period with the continued employment of the optionee by Webster. Options are generally granted at an exercise price equal to the fair market value of shares of Webster Common Stock on the date of grant, as determined in good faith by the Board of Directors.

(6) Dr. Brown commenced employment with Webster on April 5, 1993, and was elected as a director and the President and Chief Executive Officer on April 14, 1993. Effective upon Dr. Brown's election to the Presidency of Webster, Mr. Webster, previously the Chairman, President and Chief Executive Officer of Webster, became Vice President and Chief Engineer and remained the Chairman of the Board of Directors.

(7) Dr. Brown purchased 266,667 shares of Webster Common Stock at a purchase price of $0.25 per share via promissory note on April 19, 1993. Such price was determined to be the fair market value of a share of Webster Common Stock on the date of the grant of the purchase right by the Board of Directors at its meeting on April 14, 1993. See footnote (4) above.

(8) Mr.  Michaels commenced employment with Webster  in  June 1993.

(9) Mr.  Stevens  commenced employment with Webster  in  July 1993.


Option Grants in Last Fiscal Year

      The following table sets forth information for the named executive officers with respect to grants of options to purchase
Common Stock of Webster made in Fiscal 1993 and the potentially realizable value of such options.

                          Stock Option Grants in Fiscal 1993
                                    Individual Grants
                        _________________________________________
                                                                       Potential
                                                                       Realizable
                        Number of     % of Total   Exer-             Value at Assumed
                        Securities    Options      cise              Annual Rates
                        Underlying    Granted to    or               of Stock Price
                         Options      Employees    Base    Expira-   Appreciation for
                         Granted      in Fiscal    Price    tion     Option Term(4)
    Name                 (#)(1)(2)    Year(3)      ($/Sh)   Date       5%       10%

Tony R. Brown, Ph.D.            0           0%        $0      --       --        --

Wilton W. Webster, Jr.          0           0%        $0      --       --        --

Robert W. Evans           100,000       24.90%     $0.25   04/14/03  $15,722   $39,844

Barry Michaels             50,000       12.45%     $1.00   06/22/03  $31,445   $79,687

Thomas Schroeder           33,333        8.30%     $0.25   04/14/03   $5,241   $13,281

John Stevens               40,000        9.96%     $2.00   08/11/03  $50,312  $127,499

(1) For a description of the material terms of the options, see footnote (5) to the Summary Compensation Table.

(2) Mr.  Evans' and   Mr.   Schroeder's  options  were  granted  on
    April 14, 1993, Mr. Michaels' on June 22, 1993, and Mr. Stevens' on August 11, 1993.

(3) Webster granted options to employees for the purchase of up to an aggregate of 401,566 shares of Webster Common Stock during Fiscal 1993. Excludes options to purchase 21,000 shares issued to non-employee directors and consultants in 1993. See also footnote (5) to the Summary Compensation Table.

(4) Gains are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises would be dependent on the future performance of Webster Common Stock, as well as the optionee's continued employment through the vesting period. There is no assurance that the amounts reflected would be realized. The assumed appreciation rates do not give effect to the Merger.


Option Exercises and Year-End Value Table

     The following table sets forth information for the named executive officers with respect to exercises in 1993 of options to purchase Common Stock of Webster.

   Aggregated Option Exercises in Fiscal 1993 and Year-End Option Values

                                                Number of
                                               Securities        Value of
                                               Underlying      Unexercised
                                               Unexercised     In-the-Money
                         Shares                 Options at       Options at
                        Acquired                 11/30/93         11/30/93
                          on        Value     (Exercisable/   (Exercisable/
   Name                Exercise   Realized    Unexercisable)   Unexercisable)(1)

Tony R. Brown, Ph.D.       0          0             0/0            $0/$0

Wilton W. Webster, Jr.     0          0             0/0            $0/$0

Robert W. Evans            0          0        35,417/64,583  $132,814/$242,186

Barry Michaels             0          0          0/50,000       $0/$150,000

Thomas Schroeder           0          0        11,805/21,528  $44,269/$80,730

John Stevens               0          0          0/40,000        $0/$80,000

(1) The fair market value of the Webster's Common Stock on November 30, 1993, was $4.00 per share, which represents to latest determination of the fair market value of such stock by Webster's Board of Directors prior to the end of Webster's fiscal year. In connection with the issuance of 14,500 stock options to several employees of Webster in December 1993, the Webster Board of Directors determined that the fair market value of the Webster Common Stock was $8.00 per share.


     Pursuant to an employment agreement with Webster dated March 15, 1993, Tony R. Brown, Ph.D., became Webster's President and Chief Executive Officer at an initial base salary of $160,000 per year and an initial bonus of $40,000 for fiscal 1993, pro-rated for the portion of the fiscal year during which Dr. Brown was actually employed by Webster. Dr. Brown's employment agreement provides for the stock purchase described below in "CERTAIN
RELATIONSHIPS AND RELATED TRANSACTIONS" and for a thirty-day notice prior to the termination of his employment at Webster. Under his agreement, Dr. Brown is entitled to receive severance pay equal to twelve months base salary if his employment is terminated by Webster other than for good cause or by reason of disability. Such severance obligation would be reduced by amounts received by Dr. Brown from subsequent employers during the twelve-month severance period and would cease upon the commencement of comparable employment by Dr. Brown within the severance period. The shares of Webster Common Stock held by Dr. Brown are subject to a repurchase option to Webster, which repurchase option lapses ratably over a four-year period with his continued employment at Webster. Webster's repurchase option on Dr. Brown's shares will lapse in its entirety upon a change-in-control of Webster, and, accordingly, upon the closing of the Merger.

      On July 22, 1992, Webster and Thomas P. Schroeder entered into an employment agreement pursuant to which Mr. Schroeder joined Webster and assumed management responsibility for regulatory affairs and quality assurance at an initial base salary of $85,000 per year. Mr. Schroeder's agreement also provides, among other things, for three weeks of paid vacation and salary and benefit continuation for a minimum of three months after Mr. Schroeder's involuntary termination from Webster.


         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In April 1993, Webster sold and issued to Tony R. Brown, Ph.D., Webster's President and Chief Executive Officer, 266,667 shares of Webster Common Stock at a purchase price of $0.25 per share, which price was determined to be the fair market value of such shares on the date of grant by the Webster Board of Directors. Dr. Brown paid for such shares with a full recourse promissory note secured by a pledge of the shares. All principal and accrued but unpaid interest on Dr. Brown's promissory note is due and payable on April 19, 1997. At fiscal year-end, Dr. Brown's promissory note carried an outstanding principal balance of $66,667.

      Webster has entered into indemnification agreements with each of its directors and executive officers, which may require Webster, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' liability insurance if available on reasonable terms.


                          LEGAL MATTERS

      The validity of the Cordis Common Stock to be issued in the Merger will be passed upon for Cordis by Daniel G. Hall, Vice President, Legal Affairs, Secretary and General Counsel of Cordis. Venture Law Group, Menlo Park, California will provide an opinion on the federal income tax consequences of the Merger to Webster shareholders.


                             EXPERTS

      The consolidated financial statements of Cordis as of June 30, 1993 and 1992 and for each of the three years in the period ended June 30, 1993, included in this Consent Statement/Prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche, independent auditors, as stated in their report appearing herein and elsewhere in this Consent Statement/Prospectus and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements of Webster as of November 30, 1993 and 1992 and for each of the three years in the period ended November 30, 1993, included in this Consent Statement/Prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their report appearing herein and elsewhere in this Consent Statement/Prospectus and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF CORDIS

                                                                    Page

Report of Independent Certified Public Accountants                   F-2

Management's Responsibility for Financial Reporting                  F-3

Consolidated Statements of Operations for the three years
in the period ended June 30, 1993 and the six months ended
December 31, 1993 and 1992                                       F-4-F-5

Consolidated Balance Sheets at December 31, 1993 and
June 30, 1993 and 1992                                           F-6-F-7

Consolidated Statements of Shareholders' Equity for the
three years in the period ended June 30, 1993 and the
six months ended December 31, 1993                               F-8-F-9

Consolidated Statements of Cash Flows for the three
years in the period ended June 30, 1993 and the six
months ended December 31, 1993 and 1992                        F-10-F-11

Notes to Consolidated Financial Statements                     F-12-F-27

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Cordis Corporation

We have audited the accompanying consolidated balance sheets of Cordis Corporation and its subsidiaries as of June 30, 1993 and 1992 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended June 30 1993. These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Cordis Corporation and subsidiaries as of June 30, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1993 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE

Miami, Florida
August 10, 1993

Management's Responsibility for Financial Reporting

Management is responsible for the preparation as well as the integrity and objectivity of the Company's financial statements. The financial statements have been prepared in conformity with generally accepted accounting principles and, accordingly, include amounts which represent the best estimates and judgments of management.

While no system of internal control can ensure elimination of errors and irregularities, the systems employed by the Company have been designed to provide reasonable assurance that assets are safeguarded, policies and procedures are followed and transactions are properly executed and reported. These systems are periodically reviewed and modified in response to changing conditions.

The Audit Committee of the Board of Directors, which is comprised of directors who are not officers or employees of the Company, meet with senior management, the chief financial officer, the Company's internal auditor and the independent certified public accountants to review audit plans and results as well as management's actions taken in discharging its responsibilities for accounting, financial reporting and internal control systems. The Audit Committee reports its findings to the Board of Directors and also recommends the selection and engagement of independent certified public accountants. Management, the internal auditor and the independent certified public accountants have direct and confidential access to the Audit Committee.

ROBERT C. STRAUSS

Robert C. Strauss
President and Chief Executive Officer

ALFRED J. NOVAK

Alfred J. Novak
Vice President, Treasurer
and Chief Financial Officer

                           Cordis Corporation
                 Consolidated Statements of Operations
                   Three Years ended June 30, 1993
           (Dollars in thousands except per share amounts)

                                             1993       1992        1991

Net sales                                  $255,458   $222,959    $198,907

Operating costs and expenses:
Cost of goods sold                          101,949     89,809      81,328
Research and development                     19,097     19,290      14,690
Selling, general and administrative          90,266     80,987      74,563

Total operating costs and expenses          211,312    190,086     170,581

Operating profit                             44,146     32,873      28,326

Other expenses (income):
Interest expense                              1,639      3,156       2,916
Interest income                              (1,115)    (1,000)       (734)
Other, net                                    4,907     (1,572)        174

Total other expenses                          5,431        584       2,356

Income from continuing operations
  before income taxes                        38,715     32,289      25,970
Provision for income taxes                    9,655      8,275       6,638

Income from continuing operations            29,060     24,014      19,332

Loss from discontinued operations                --         --      (9,800)

Net income                                 $ 29,060   $ 24,014    $  9,532

Earnings per share:
Income from continuing operations          $   2.00   $   1.67    $   1.38
Loss from discontinued operations                --         --        (.70)

Net income                                 $   2.00   $   1.67    $    .68

See accompanying notes.

                           Cordis Corporation
                   Consolidated Statements of Operations
               Six Months Ended December 31, 1993 and 1992
                              (Unaudited)
             (Dollars in thousands except per share amounts)

                                                         1993              1992
Net sales                                       $     144,546     $     124,486

Operating costs and expenses:
Cost of goods sold                                     57,765            47,672
Research and development                               11,140            10,020
Selling, general and administrative                    49,903            44,956

Total operating costs and expenses                    118,808           102,648

Operating profit                                       25,738            21,838

Other expenses (income):
Interest expense                                          844               815
Interest income                                          (974)             (531)
Other, net                                               (846)            3,243

Total other expenses (income)                            (976)            3,527

Income before income taxes and
  cumulative effect of accounting change               26,714            18,311
Provision for income taxes                             10,215             5,340

Income before cumulative
  effect of accounting change                          16,499            12,971

Cumulative effect of accounting change                 10,115                --

Net income                                       $     26,614      $     12,971

Earnings per share:
Income before cumulative effect of
 accounting change                               $       1.13      $        .89
Cumulative effect of accounting change                    .69                --

Net income                                       $       1.82      $        .89

See accompanying notes.

                                 Cordis Corporation
                           Consolidated Balance Sheets
               At December 31, 1993 and June 30, 1993 and 1992
                             (Dollars in thousands)


                                     December 31,        June 30,          June 30,
                                        1993               1993              1992
                                     (Unaudited)
Assets
Current assets:
Cash and cash equivalents           $     46,533      $    38,406       $     13,146

Accounts receivable (less allowance
for doubtful accounts of $1,628 at
December 31, 1993, $1,617 at June 30,
1993 and $1,535 at June 30, 1992)         64,271           58,369             55,119

Inventories:
Finished goods                            20,954           18,506             16,169
Work-in-process                           10,222            9,213              8,330
Raw materials and supplies                 8,146            7,002              6,393
                                          39,322           34,721             30,892

Deferred income taxes                      9,541            3,564              1,906
Other current assets                       3,559            7,583              5,836

Total current assets                     163,226          142,643            106,899

Property, plant and equipment, at cost:
Land                                       4,812            4,829              4,761
Buildings and improvements                51,233           49,940             50,413
Leasehold improvements                     1,220            1,073              1,088
Machinery and equipment                   53,720           50,653             48,576
Construction in progress                   5,975            4,403              4,435
                                         116,960          110,898            109,273
Less accumulated depreciation and
amortization                              57,329           53,801             53,113
                                          59,631           57,097             56,160

Deferred income taxes                      9,665              663                725
Other assets                               3,947            3,888              4,370

                                   $     236,469    $     204,291      $     168,154

See accompanying notes.

                               Cordis Corporation
                          Consolidated Balance Sheets
              At December 31, 1993 and June 30, 1993 and 1992
                            (Dollars in thousands)


                                     December 31,      June 30,        June 30,
                                        1993             1993            1992
                                     (Unaudited)

Liabilities and Shareholders' Equity

Current liabilities:
Notes payable                       $     4,061      $     9,092     $     2,638
Accounts payable                          6,825            5,846           6,576
Accrued salaries and employee
 benefits                                17,417           15,288          12,182
Accrued taxes                             6,746            6,528           4,041
Other accrued expenses                   11,513            9,271           8,387
Income taxes                              7,627            3,753           6,363
Current portion of long-term debt         1,034              903             945
Net liabilities of discontinued
 operations                               1,025              988           1,074
Other current liabilities                   137            3,900              --

    Total current liabilities            56,385           55,569          42,206

Long-term liabilities:
Long-term debt                            1,204            1,112           2,181
Net liabilities of discontinued
 operations                               3,233            3,484           3,921
Other long-term liabilities               3,816            3,497           3,575

    Total long-term liabilities           8,253            8,093           9,677

    Total liabilities                    64,638           63,662          51,883

Commitments and contingencies (Note 8)

Shareholders' equity:
Preferred stock, $1 par value;
 authorized 2,500,000 shares; none issued    --               --              --
Common stock, $1 par value;
 authorized 50,000,000 shares, issued
 and outstanding 14,309,617 shares at
 December 31, 1993, 14,271,545 shares
 at June 30, 1993 and 14,024,791 shares
 at June 30, 1992                        14,310           14,272          14,025
Capital in excess of par value           63,985           58,246          55,064
Retained earnings                        89,210           62,596          33,536
Foreign currency translation
 adjustments                              4,326            5,515          13,646

    Total shareholders' equity          171,831          140,629         116,271

                                  $     236,469    $     204,291   $     168,154


See accompanying notes.

                              Cordis Corporation
                 Consolidated Statements of Shareholders' Equity
      Three years ended June 30, 1993 and six months ended December 31, 1993
                         (Dollars and shares in thousands)

                                                                             Foreign
                                                             Retained       Currency
                                                 Capital     Earnings        Trans-
                                                   in         (Accu-         lation
                           Common Stock         Excess of     mulated        Adjust-
                        Shares      Amount      Par Value     Deficit)        ments       Total

Balance at
 June 30, 1990          13,527      $13,527      $47,549      $   (10)       $ 8,555      $ 69,621

Stock issued under
 employee retirement and
 stock option plans        278          278        4,059           --             --         4,337
Stock issued under
 employee performance
 award plan                 69           69          947           --             --         1,016
Foreign currency
 translation adjustments    --           --           --           --         (4,901)       (4,901)
Net income                  --           --           --        9,532             --         9,532

Balance at
 June 30, 1991          13,874       13,874       52,555        9,522          3,654        79,605

Stock issued under
 employee retirement
 and stock option plans    151          151        2,509           --             --         2,660
Foreign currency
 translation adjustments    --           --           --           --          9,992         9,992
Net income                  --           --           --       24,014             --        24,014

Balance at
 June 30, 1992          14,025       14,025       55,064       33,536         13,646       116,271

Stock issued under
 employee retirement
 and stock option plans    429          429        6,559           --             --         6,988
Tax benefit from exercise
 of stock options           --           --          383           --             --           383
Stock issued under
 employee performance
 award plan                 31           31          893           --             --           924
Purchases and retirement
 of common stock          (213)        (213)      (4,653)          --             --        (4,866)
Foreign currency
 translation adjustments    --           --           --           --         (8,131)       (8,131)
Net income                  --           --           --       29,060             --        29,060

Balance at
 June 30, 1993          14,272       14,272       58,246       62,596          5,515       140,629

(Continued)

                            Cordis Corporation
                Consolidated Statements of Shareholders' Equity
      Three years ended June 30, 1993 and six months ended December 31, 1993
                     (Dollars and shares in thousands)
                               (Unaudited)
(Continued)

                                                                             Foreign
                                                             Retained       Currency
                                                 Capital     Earnings        Trans-
                                                   in         (Accu-         lation
                           Common Stock         Excess of     mulated        Adjust-
                        Shares      Amount      Par Value     Deficit)        ments       Total

Balance at
June 30, 1993           14,272      $14,272      $58,246      $62,596        $ 5,515       $140,629

Stock issued under
 employee retirement
 and stock option plans     38           38          894           --             --            932
Tax benefit from exercise
 of stock options           --           --        4,826           --             --          4,826
Stock issued under
 employee performance
 award plan                 37           37        1,082           --             --          1,119
Purchases and retirement
 of common stock           (37)         (37)      (1,063)          --             --         (1,100)
Foreign currency
 translation adjustments    --           --           --           --         (1,189)        (1,189)
Net income                  --           --           --       26,614             --         26,614

Balance at
 December 31, 1993      14,310      $14,310      $63,985      $89,210        $ 4,326       $171,831

See accompanying notes.

                               Cordis Corporation
                    Consolidated Statements of Cash Flows
                        Three years ended June 30, 1993
                             (Dollars in thousands)

                                                            1993       1992       1991
Cash flows from operating activities:
      Income from continuing operations                  $ 29,060    $ 24,014   $ 19,332
      Noncash items included therein:
            Depreciation and amortization                   9,902      12,496      9,558
            Deferred income tax benefit                    (3,346)     (1,882)      (411)
            Provisions for inventory obsolescence,
             doubtful accounts and uncollectible
             investment                                     4,144       1,962      2,634
            Currency transaction losses (gains)             2,604         332        (18)
Changes in assets and liabilities:
      Increase in accounts receivable                     (11,937)     (7,846)    (3,779)
      (Increase) decrease in inventories                   (7,975)     (2,158)     2,830
      Increase in other current assets                     (1,785)     (1,088)    (1,701)
      Decrease (increase) in other assets                     164      (3,709)    (1,139)
      Increase in accounts payable and accruals             9,611       4,510      2,495
      Increase in current and deferred
       income taxes payable, net                            1,233       3,870      1,520
      Decrease in net liabilities of
       discontinued operations                               (523)     (7,081)    (3,220)
      Other, net                                             (926)        507     (1,505)

      Net cash provided by operating
       activities                                          30,226      23,927     26,596

Cash flows from investing activities:
      Additions to property, plant and
       equipment                                          (14,085)    (10,751)   (9,141)
      Proceeds from the sale of property,
       plant and equipment                                    215         408       384
      Proceeds from collections of notes
       receivable                                             846         202       422

      Net cash used in investing activities               (13,024)    (10,141)   (8,335)

Cash flows from financing activities:
      Bank loans                                            7,801       3,175    10,822
      Debt retirement                                      (1,077)    (17,752)  (30,555)
      Proceeds from the sale of common stock                6,389       2,096     4,337
      Repurchases of common stock                          (4,866)         --        --

      Net cash provided by (used in) financing
       activities                                           8,247     (12,481)  (15,396)

Effect of exchange rate changes on cash                      (189)        223      (438)

Increase in cash and cash equivalents                      25,260       1,528     2,427

Cash and cash equivalents:
      Beginning of year                                    13,146      11,618     9,191
      End of year                                        $ 38,406    $ 13,146  $ 11,618

See accompanying notes.

                              Cordis Corporation
                     Consolidated Statements of Cash Flows
                 Six Months Ended December 31, 1993 and 1992
                                  (Unaudited)
                            (Dollars in thousands)


                                                         1993              1992

Cash flows from operating activities:
      Net income                                 $     26,614      $     12,971
      Noncash items included therein:
            Cumulative effect of accounting
              change                                  (10,115)               --
            Depreciation and amortization               4,588             4,338
            Deferred income tax provision               1,926               203
            Provisions for inventory obsolescence
             and doubtful accounts                        518               461
            Loss on disposition of property, plant
             and equipment                                 91                38
            Currency transaction losses                   569             2,140
      Changes in assets and liabilities:
            Increase in accounts receivable            (7,519)           (6,446)
            Increase in inventories                    (5,388)           (5,851)
            Decrease in other current assets              279               569
            Increase in other assets                     (403)             (227)
            Increase in accounts payable and accruals   7,241             3,389
            Increase (decrease) in current and
             deferred income taxes payable, net         2,316            (3,486)
            Decrease in net liabilities of
              discontinued operations                    (214)             (266)
            Other, net                                    245             1,978

            Net cash provided by operating activities  20,748             9,811

Cash flows from investing activities:
      Additions to property, plant and equipment       (7,579)           (5,486)
      Proceeds from the sale of property, plant
       and equipment                                      214                46

      Net cash used in investing activities            (7,365)           (5,440)

Cash flows from financing activities:
      Bank loans                                          906             2,644
      Debt retirement                                  (5,668)             (624)
      Proceeds from the sale of common stock              598             4,888
      Repurchases of common stock                      (1,100)               --

      Net cash (used in) provided by financing
       activities                                      (5,264)            6,908

Effect of exchange rate changes on cash                     8               (87)

Increase in cash and cash equivalents                   8,127            11,192

Cash and cash equivalents:
      Beginning of period                              38,406            13,146
      End of period                              $     46,533      $     24,338


See accompanying notes.

                           Cordis Corporation

              Notes to Consolidated Financial Statements
  December 31, 1993 (Unaudited) and June 30, 1993, 1992 and 1991

1.    Summary of significant accounting policies

      a.    Principles of consolidation

The Consolidated Financial Statements of Cordis Corporation include the accounts of Cordis Corporation and its subsidiaries ("Cordis"). All significant intercompany transactions have been eliminated.

      b.    Revenue recognition

Cordis' revenue is derived from sales of medical devices. Revenue from such sales is generally recognized at the time of shipment to customers.

      c.    Inventories

Inventories are stated at the lower of cost (first-in, first-out) or net realizable value. Inventory costs include material, labor and manufacturing overhead.

      d.    Property, plant and equipment

The lives used in calculating provisions for depreciation and amortization of the principal assets using the straight-line method are as follows:

      Buildings and improvements    10 - 30 years
      Leasehold improvements        10 - 20 years
      Machinery and equipment        3 - 10 years

      e.    Earnings per share

Primary earnings per share of common stock have been determined on the basis of the average number of shares of common stock and common stock equivalents outstanding during the year or period. The exercise of outstanding options, computed under the treasury stock method based upon average stock prices during the year or period, has been included in the computation when dilutive. The computation of fully diluted earnings per share resulted in no material dilution.

      f.    Foreign currency translation

Foreign currency translation adjustments, which result from translating the assets and liabilities of foreign subsidiaries into the U.S. dollar, have been excluded from each component of the Consolidated Statements of Cash Flows. Aggregate exchange (losses) gains resulting from foreign currency transactions during the years ended June 30, 1993, 1992 and 1991 were $(2,604,000), $(332,000) and $18,000, respectively, and are included in the Consolidated Statements of Operations.

      g.    Cash and cash equivalents

For the purposes of reporting cash flows, cash and cash equivalents include marketable securities with a maturity of three months or less at acquisition, and approximate fair values at June 30, 1993 and 1992. One investment, representing approximately 27% of the recorded balance at June 30, 1993, is a money market mutual fund maintained with a brokerage firm. For the years ended June 30, 1993, 1992 and 1991, income taxes paid, net, were $11,998,000, $7,430,000 and $5,413,000, and interest paid, including interest on the capitalized lease (see Note 3), was $3,748,000, $4,664,000 and $4,995,000, respectively.

      h.    Foreign currency contracts

Cordis enters into foreign currency contracts as a hedge against assets and liabilities denominated in foreign currencies. Such assets and liabilities relate mainly to intercompany purchases of inventory. At the end of each period, foreign currency contract balances are marked to market, and the resulting gain or loss is recognized in the Consolidated Statements of Operations. At June 30, 1993 the carrying value of such contracts approximated fair value.

      i.    Reclassifications

Certain amounts in prior years have been reclassified to conform to the fiscal 1994 Consolidated Financial Statement presentation.

      j.    Interim financial statements

The interim financial information for the six months ended December 31, 1993 and 1992 is unaudited. However, in the opinion of Management, such information reflects all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the information shown.
The disclosures presented herein do not contain certain information as of December 31, 1993 and the six months ended December 31, 1993 and 1992 normally included in Cordis' annual financial statements and notes.
Results for interim periods are not necessarily indicative of results expected for the full year.

2.    Inventory obsolescence

Cost of goods sold for the years ended June 30, 1993, 1992 and 1991 included provisions for obsolescence of $1,061,000, $994,000 and $669,000, respectively, for inventory which management considered to be in excess of that required for future sales. At June 30, 1993 and 1992 inventories are stated net of allowances for obsolescence of approximately $2,472,000 and $2,826,000, respectively.

3.    Discontinued operations

During fiscal 1987, Cordis initiated a plan to dispose of all businesses other than its angiographic and neuroscience product lines. This plan included the disposal of the worldwide cardiac pacing operations, of which the Administrative and Technical Center ("ATC") in Miami, Florida was a principal asset.

In September 1991, Cordis entered into an agreement to sublease ATC.
Both the sublease and Cordis' existing capitalized lease expire on December
31, 2005. Under the terms of the sublease, the sublessee is responsible for all taxes (except taxes on vacant land), insurance and operating expenses, in addition to rental payments which commenced on January 1, 1992 of $1.2 million annually which increase annually to $2.2 million in the final year of the sublease. During 1992 Cordis paid the sublessee $5.0 million in leasehold improvement allowances. The sublease gives cancellation options at the end of the fifth and tenth years to the sublessee which, if exercised, will require repayments of leasehold improvement allowances by the sublessee to Cordis of $3.8 million and $2.0 million, respectively.
The sublessee also has an option to extend the lease for five years or to purchase the facility at December 31, 2005. In 1991 Cordis recorded a charge to discontinued operations of $9.8 million, related to the discounted shortfall in rental income from the sublease compared to the underlying payments over the full term of its existing capitalized lease as a reserve for future costs.

The net annual cost of the capitalized lease, which expires in December 2005, is approximately $2.2 million. Aggregate gross future payments under the capitalized lease totaled approximately $30,193,000 at June 30, 1993.

Rental income received by Cordis in 1993 and 1992 was $1,237,000 and $595,000, respectively. Future minimum sublease payments receivable under the noncancellable portion are as follows:

    Year Ending June 30           Amount

      1994                  $     1,333,000
      1995                        1,438,000
      1996                        1,553,000
      1997 (6 months)               807,000

Assets and liabilities of the discontinued operations are reflected below (in thousands):

                                   December 31,   June 30,       June 30,
                                      1993         1993           1992
                                   (Unaudited)

Property, plant & equipment         $ 29,453      $ 30,411      $ 33,692
 Less accumulated depreciation
  and amortization                   (10,993)      (10,944)      (12,671)
                                      18,460        19,467        21,021

Other assets, net                      1,330         1,353         1,393
Capital lease liability              (17,013)      (17,380)      (18,062)
Net capital lease asset                2,777         3,440         4,352
Reserve for future costs              (7,035)       (7,912)       (9,347)
                                      (4,258)       (4,472)       (4,995)
Amount included in current
 liabilities                           1,025           988         1,074
Net liabilities-non-current         $ (3,233)     $ (3,484)     $ (3,921)


In fiscal 1990 Cordis disposed of its subsidiary Norland Corporation for cash and Class A convertible preferred stock which was redeemable for $1.9 million in cash on September 30, 1992. In fiscal 1993, Cordis extended the redemption date to April 30, 1994 in exchange for a revised redemption price of approximately $2.0 million as of June 30, 1993. However, Cordis' investment in Norland Corporation has been fully reserved at June 30, 1993. At June 30, 1992, the carrying value was $1,858,000, included in other current assets.

4.    Notes payable and long-term debt

Notes payable:

Cordis' European subsidiaries have various lines of credit agreements denominated in local currencies which are available to provide working capital and to hedge foreign exchange exposures. The total amount of credit available under these agreements was $22,300,000 at June 30, 1993. Amounts outstanding were $9,092,000 at June 30, 1993 and $2,460,000 at June 30, 1992,
with interest rates ranging from 7% to 20-3/4% throughout the years ended June 30, 1993 and 1992.

Long-term debt:

Cordis has a $25 million revolving line of credit and a $2 million letter of credit facility with a U.S. bank, which terminates on December 31, 1995.
A one year extension of the termination date may be granted annually at the discretion of the lender. During the revolving credit period, Cordis has the option of borrowing at the prime interest rate, or at the London Interbank Offered Rate plus 1-1/4%. A facility fee of 1/4% of the unused portion of the $25 million commitment is payable quarterly. The agreement contains various covenants, which require Cordis to maintain certain financial ratios and meet certain net worth and indebtedness tests, and which restrict the payment of cash dividends by Cordis. No borrowings were outstanding under the agreement at June 30, 1993 or 1992. Interest rates ranged from 6% to 6-1/2% throughout the years ended June 30, 1993 and 1992.

At June 30, 1993 and 1992, Cordis' European subsidiaries had long-term borrowings totaling $1,930,000 and $3,027,000, respectively, under several agreements. These loans, one of which is secured by tangible fixed assets, are denominated in European currencies at interest rates ranging from 8-7/8% to 9-3/4% throughout the periods, due at various times through January 1997. The carrying amounts of these loans approximated their fair values at June 30, 1993 and 1992.

Principal payments on existing long-term debt for the fiscal years ending June 30, are as follows: 1994 - $903,000; 1995 - $681,000; 1996 -
$210,000; 1997 - $221,000.

5.    Stock option plans

The Cordis Corporation Non-Qualified Stock Option Plan ("Non-Qualified Plan") authorizes grants of options to purchase up to 1,875,000 shares of Cordis' authorized but unissued common stock. The options granted pursuant to the Plan either are exercisable after one year from the date of grant or vest in increments over four years, must be exercised within either five or ten years depending on the date of the grant, and must be granted at a price not less than the market value on the date of grant.

At June 30, 1993, awards to purchase 1,553,100 shares under the Non-Qualified Plan (net of cancellations and repurchases) had been granted. There are 321,900 shares available for future grants under the Non-Qualified Plan.
Of the options granted, 377,650 shares were exercised under the Non-Qualified Plan during 1993. At June 30, 1993 and 1992, 337,110 and 547,700 options, respectively, were exercisable under the Non-Qualified Plan.

The Cordis Corporation Incentive Stock Option Plan of 1982 ("Option Plan") expired by its terms in October 1992. In 1993, 29,825 shares were exercised under the Option Plan. No options were granted under this plan in either fiscal 1993 or fiscal 1992, and 27,125 and 57,250 options were outstanding and exercisable at June 30, 1993 and 1992, respectively.
Options under the Option Plan qualify as "incentive stock options" under the Economic Recovery Tax Act of 1981.

The Cordis Corporation Director Non-Qualified Stock Option Plan provides incentives in the form of stock option grants for the non-employee members of Cordis' Board of Directors. Of the 100,000 shares authorized, 42,000 have been granted to Board members through June 30, 1993, and 28,000 and 14,000 of these were exercisable at June 30, 1993 and 1992, respectively. The options, which are granted automatically each year, vest in full one year after the anniversary of the date of the grant, must be exercised within five years and are granted at a price equal to the market value on the date of the grant.

A summary of option transactions follows:

                             1993                         1992                         1991
                      No. of       Option          No. of       Option         No. of      Option
                       Shares   Price per Share    Shares    Price per Share   Shares    Price per Share
Options outstanding
 at beginning of
 year                1,183,650  $14.50 to $36.75  1,094,075  $14.50 to $36.75 1,213,950  $10.88 to $19.88
Options granted        210,250  $22.50 to $26.75    221,550  $24.75 to $35.50   209,750  $19.50 tO $36.75
Options exercised     (407,475) $14.50 to $27.25   (130,725) $14.50 to $19.88  (276,525) $11.00 to $19.88
Options cancele        (11,200) $14.50 to $36.75     (1,250) $19.88 to $27.25   (53,100) $10.88 to $19.88
Options outstanding
 at end of year        975,225  $14.50 to $36.75  1,183,650  $14.50 to $36.75 1,094,075  $14.50 to $36.75


The income tax benefits derived from the exercise of non-qualified stock options and disqualifying dispositions of incentive stock options, when realized, are credited to capital in excess of par value.

6.    Income taxes

Effective July 1, 1993, Cordis adopted Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." The cumulative effect on prior periods of this accounting change of $10.1 million, or $.69 per share, is reported as a one time benefit in the Consolidated Statement of Operations for the six months ended December
31, 1993. In addition, a one time adjustment of $4.2 million was recorded to capital in excess of par value in the Consolidated Balance Sheet as of December 31, 1993 due to the income tax benefits derived from the exercise of non-qualified stock options and disqualifying dispositions of incentive stock options.

SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in Cordis' financial statements or tax returns. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than enactments of changes in the tax law or rates. Previously, Cordis used the Statement of Financial Accounting Standards No. 96 ("SFAS No. 96"), "Accounting for Income Taxes," asset and liability approach that gave no recognition to future events other than the recovery of assets and settlement of liabilities at their carrying amounts.

The tax effect of the significant temporary differences which comprised the deferred tax assets and liabilities at July 1, 1993 was as follows (in thousands):

Assets:
Discontinued operations                               $     5,214
Intercompany profit adjustments in
 inventories and other assets                               3,152
Foreign, general business and AMT
 tax credits                                                4,861
Other accrued expenses                                      3,561
Net operating loss carryforwards                            3,351
Asset valuation reserves                                    1,870
Depreciation                                                1,322
Employee benefits                                           1,099
Other                                                          60
                                                           24,490
Valuation allowance                                        (3,338)

   Total deferred tax assets                               21,152

Liabilities:
 Employee benefit plans                                      (594)
 Other                                                       (248)
Total deferred tax liabilities                               (842)
Net deferred tax asset                               $     20,310

The valuation allowance relates primarily to net operating loss carryforwards of Cordis' French subsidiary. As of June 30, 1993 the French subsidiary had a net operating loss carryforward of approximately $9,200,000 of which $9,100,000 can be carried forward indefinitely and $100,000 expires in 1994. The French subsidiary utilized the net operating loss carryforward due to expire in 1993.

Due to the adoption of SFAS No. 109, Cordis' effective income tax rate for its year ending June 30, 1994 will approximate the statutory rates of the countries in which it operates. For the six months ended December 31, 1993, Cordis' effective income tax rate was 38%. Included in the provision for income taxes in the Consolidated Statement of Operations for the six months ended December 31, 1993 is a one time benefit related to Cordis increasing its net deferred tax asset by approximately $400,000, or $0.03 per share, as a result of legislation enacted in August 1993 increasing the U.S. corporate tax rate from 34% to 35%.

As permitted under SFAS No. 109, financial statements for the years in the period ended June 30, 1993, 1992 and 1991 and for the six months ended December 31, 1992 have not been restated and are accounted for under SFAS No. 96.

For the six months ended December 31, 1992, the provision for income taxes was based on the U.S. statutory rate of 34%, adjusted for foreign tax rate differentials, and the tax benefit of the utilization of tax credits of $2,500,000.

The distribution of pretax income between domestic and foreign sources was as follows for the years in the period ended June 30 (in thousands):

                    1993              1992              1991

Domestic    $     17,606      $     15,549      $        797
Foreign           21,109            16,740            15,373

Total       $     38,715      $     32,289      $     16,170

The provision (benefit) for income taxes for the years in the period ended June 30 consists of (in thousands):

                  1993          1992        1991

Current:
Federal         $ 3,455       $  593      $  250
State               303          178          65
Foreign           9,243        9,386       6,734

                 13,001       10,157       7,049

Deferred:
Federal          (2,009)           _          (9)
State               (42)          (3)          3
Foreign          (1,295)      (1,879)       (405)

                 (3,346)      (1,882)       (411)

Provision for
 income taxes -
 continuing
 operations     $ 9,655       $8,275      $6,638

The provision (benefit) for income taxes includes deferred (prepaid) taxes arising from reporting certain items of income and expense for tax purposes in periods different from those used for financial statement purposes. Tax credits are reflected as reductions of income tax expense using the flow through method in the year they are utilized.

The principal temporary differences in the deferred tax (benefit) provision for the years in the period ended June 30 were (in thousands):

                                             1993             1992        1991

Intercompany profit adjustments in
 foreign inventories                  $     (1,339)     $     (122) $     (285)
Asset valuation reserves:
 Domestic                                     (263)             --          --
 Foreign                                        --             197        (205)
Foreign research and development
 credits                                        --          (1,954)        104
Deferred expenses                           (1,325)             --          --
Other items, net                              (419)             (3)        (25)

Total                                 $     (3,346)     $   (1,882) $     (411)

The effective income tax rates in the Consolidated Statements of Operations for the years in the period ended June 30 differ from the statutory federal income tax rates as follows:

                                         1993            1992            1991

Statutory U.S. income tax rate           34.0%           34.0%           34.0%
Increase (decrease) resulting from:
Foreign statutory tax rates
 differential                             1.7             3.8             4.1
Foreign operating loss for which
 no carryback
 benefit is available                      .2             1.1              .3
Utilization of net operating losses      (8.4)          (16.4)           (1.7)
Minimum tax                               2.0             1.8             1.5
Foreign tax credits                      (9.3)              _               _
Other items, net                          4.7             1.3             2.9

Effective tax rates                      24.9%           25.6%           41.1%

As of June 30, 1993 the remaining domestic net operating loss carryforward was approximately $11,200,000 for financial reporting purposes which will begin to expire in the year 2013. Temporary differences between income and deductions reported for tax and financial statement purposes consist of financial statement valuation accounts not currently deductible (including the reserve for discontinued operations), inventory valuation differences and depreciation and amortization. Cordis also has various foreign, alternative minimum and general business tax credit carryforwards totaling $4,900,000 of which $3,900,000 expires between 1994 and 2004; the balance of which can be carried forward indefinitely.

Undistributed earnings of foreign subsidiaries of $60.8 million at June 30, 1993 are indefinitely reinvested in foreign operations; accordingly no provision has been made for income taxes that might be payable upon remittance. It is not practical to estimate the amount of tax that might be payable on the eventual remittance of such earnings. On remittance, certain foreign countries impose withholding taxes that are then available for use as credits or deductions against U.S. tax liability, if any, subject to certain limitations. The amount of withholding tax that would be payable on remittance of the entire amount of undistributed earnings at June 30, 1993 would approximate $3.1 million.


7.    Employee benefit plans

Cordis has a domestic non-contributory defined benefit pension plan (the "Plan") which covers substantially all full-time domestic employees.
Cordis' policy is to contribute amounts as are necessary on an actuarial basis to provide assets sufficient to meet the benefits requirements in accordance with ERISA and federal income tax regulations. The assets of the Plan consist mainly of common stock and intermediate bond investments.

Net periodic pension cost for each of the three years ended June 30, 1993, 1992 and 1991 included the following components (in thousands):

                                        1993              1992              1991

Service cost - benefits earned
during the period                   $     1,303      $     1,148     $    1,081
Interest cost on projected
 benefit obligation                       2,585            2,272          2,050
Return on assets                         (2,339)          (2,990)           480
Net amortization and deferral               102              739         (2,710)
Net pension cost                    $     1,651      $     1,169      $     901

The actuarial assumptions used in the three year period ended June 30, 1993 were as follows:

                                                                 1992 and
                                                      1993         1991

      Discount rates                                  8-1/2%      8-1/2%
      Long-term rate of return on assets               9%         8-1/2%
      Rates of increase in compensation levels:
            To age 30                                  9%           10%
            To age 40                                  7%            8%
            Thereafter                                 5%            6%

The following table sets forth the Plan's funded status and amounts recognized in Cordis' Consolidated Balance Sheets at June 30, 1993 and 1992 (in thousands):

                                                         1993             1992

Actuarial present value of benefit obligations:
      Vested benefit obligation                  $     (27,756)    $    (23,900)
      Nonvested benefit obligation                        (404)            (329)
      Accumulated benefit obligation                   (28,160)         (24,229)
      Excess of projected benefit obligation over
       accumulated benefit obligation                   (5,284)          (5,039)
Projected benefit obligation                           (33,444)         (29,268)
Plan assets at fair value                               27,965           24,723
Projected benefit obligation in excess of
 plan assets                                            (5,479)          (4,545)
Unrecognized net loss                                    4,886            3,283
Unrecognized prior service cost                          3,633            4,165
Unrecognized net transition (asset) originating
 July 1, 1986                                           (4,490)          (5,238)

      Accrued pension costs                       $     (1,450)     $    (2,335)

Cordis sponsors a defined contribution retirement savings plan for its domestic employees and matches a portion of employee contributions. Prior to April 1991, Cordis contributed cash to the plan; commencing April 1991 the contributions were in the form of Cordis' stock. Contributions made to the plan for the years ended June 30, 1993, 1992 and 1991 were $599,000, $564,000 and $262,000, respectively.

Certain of Cordis' foreign subsidiaries provide retirement and termination indemnity benefits for employees through multiemployer and other types of plans with insurance companies, which cover a majority of full-time employees, based on compensation and years of service. Pension costs for these plans for the years ended June 30, 1993, 1992 and 1991 were $828,000, $778,000 and $662,000, respectively. At June 30, 1993 and 1992, unfunded benefits included in current and other long-term liabilities were $939,000 and $1,021,000, respectively.

Cordis maintains a performance award plan for officers and key senior employees. Awards are earned upon achievement of certain performance objectives as determined annually by the Compensation Committee of the Board of Directors. For the years ended June 30, 1993, 1992 and 1991, provisions for this plan were $2,541,000, $1,005,000 and $1,416,000 respectively.

Cordis has deferred compensation or supplemental retirement agreements with present and past key officers, directors and employees. The cost of such plans is being or has been accrued over the period of active employment from the contract or agreement date. Certain payments, insignificant in amount, are charged to expense when due. Costs for these agreements approximated $520,000, $471,000 and $501,000 for the years ended June 30, 1993, 1992 and 1991, respectively.

In December 1990, Statement of Financial Accounting Standards No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions" was issued, effective no later than Cordis' fiscal year ending June 30, 1994 for U.S. plans and fiscal year ending June 30, 1996 for foreign plans.
In November 1992, SFAS No. 112, "Employers' Accounting for Postemployment Benefits" was issued, effective for the fiscal year ending June 30, 1995. Cordis does not believe that adoption of either of these standards will have a significant effect on future operations.

8.    Commitments and contingencies

Cordis has several long-term operating leases which expire at various times through 2008. Most of the leases contain renewal options and require Cordis to pay for maintenance, taxes and insurance. Rental expenses charged to operations in 1993, 1992 and 1991 were $2,098,000, $1,753,000 and
$1,617,000, respectively. Future lease commitments are estimated as follows: 1994 - $2,083,000; 1995 - $1,173,000; 1996 - $698,000; 1997 -
$494,000; 1998 - $484,000; thereafter - $1,188,000.

In April 1992, Cordis' manufacturing facility in France received a Warning Letter from the U. S. Food and Drug Administration ("FDA") advising Cordis that, during the inspection of that facility in January 1992, conditions were observed which may constitute violations of the Food, Drug, and Cosmetic Act and Good Manufacturing Practice regulations. Cordis filed written responses to the allegations of deficiencies and produced documentation to support the responses and corrective actions implemented by Cordis. Due to the Warning Letter, devices manufactured by the French facility were refused entry into the United States pending the completion of the FDA process. In July 1992 the FDA reinspected the French facility and issued no observations. In September 1992 the FDA lifted the import ban into the United States.

Cordis is engaged in various ordinary routine litigation and administrative proceedings incidental to the business of Cordis, some of which involve claims for substantial amounts of money and include claims for punitive damages. Cordis does not, however, anticipate that any amounts required to be paid by reason thereof will, in the aggregate, have a material adverse effect on the financial condition of Cordis.

Cordis self-insures a portion of its products liability claims and maintains insurance coverage in excess of that retention. Such insurance may not cover or indemnify awards of punitive damages. Cordis believes its insurance coverage is adequate to protect it against any product related losses that could otherwise have a material adverse effect on the financial condition of Cordis.

As part of the transaction involving the sale of Cordis' pacing operations in 1987, the purchaser assumed certain contingent liabilities including several pending lawsuits. However, Cordis retained liability for any punitive damages awarded in connection with pacer-related products liability litigation involving products sold by Cordis prior to April 30, 1987.
Since 1987 there have been no such punitive damage awards, nor does Cordis anticipate that future awards, if any, would have a material adverse effect on the financial condition of Cordis.

In December 1988, Cordis was sued in the U.S. District Court for the Southern District of Florida by approximately 160 former Cordis employees who became employed by the company which purchased the pacing operations in 1987. The suit alleged that these employees were entitled to severance benefits and pay in lieu of notice as a result of their termination of employment with Cordis. In January 1993, the Court granted Cordis' cross motion for summary judgment. The former employees have appealed the decision.

On or about May 1, 1990 a class action suit was filed by a former employee of Cordis against Cordis, Cordis' Retirement Plan ("the Plan"), and the
Plan Administration Committee, in the U.S. District Court for the Southern District of Florida, alleging that the former employees who became employed by the purchaser of the pacing operations were entitled to lump sum distributions under the Plan and that Cordis failed to notify class members of their right under COBRA to elect continued health insurance coverage under Cordis' health insurance plans upon termination of their employment with Cordis, thus entitling the class to statutory penalties.
The District Court Judge granted Cordis' motion to dismiss the lump sum claim. The former employee voluntarily dismissed the COBRA claim and has appealed the lump sum count.

In March 1991, a class action suit was filed in the U. S. District Court for the Southern District of Florida by a former employee of Cordis, against Cordis, Cordis' Tax Sheltered Investment Plan ("the Plan"), and the Plan Administrative Committee, alleging entitlement to the distribution of his Plan account as of June 30, 1987 after his employment was "terminated" upon the sale of assets of the pacer division in which he worked, instead of transferring his account balance to the purchaser's 401(k) Plan. At the trial in June 1992 the court denied the motion to certify the class.
In May 1993, the court ruled in favor of Cordis. The former employee agreed not to appeal the decision in exchange for Cordis' withdrawal of its motion for attorney's fees.

In December 1989, Cordis' former Middle Eastern distributor filed an action in the United States District Court for the Southern District of Florida, alleging breach of contract, intentional interference with business relationships and wrongful termination and is seeking monetary damages against Cordis. Cordis subsequently counterclaimed against the distributor for damages relating to fraud, defamation and breach of contract. The case is presently in the discovery stage with a trial date in September 1994.
Cordis believes that the distributor's claim is without merit and intends to continue to vigorously contest the action.

In June 1992, Cordis sued C. R. Bard, Inc. ("Bard") in the U. S. District
Court in Houston, Texas to vacate or modify a ruling by an independent arbiter that certain of Cordis' balloon angioplasty catheters, including all devices for coronary application, are covered by claims in patents held by Bard. In March 1993, the court granted Bard's motion for summary judgment and awarded attorneys' fees to Bard. In November 1993, Final Judgment was entered in favor of Bard. Cordis elected not to litigate the matter further and has paid the attorneys' fees awarded to Bard and the royalties due pursuant to the original settlement agreement. The suit arose in connection with a settlement agreement between Cordis and Bard in April 1991.
Under the terms of the settlement, Cordis will pay a predetermined royalty on certain of its balloon catheters. In addition, Cordis intends to pay the sum of $3,000,000 as a license fee pursuant to the provisions of the settlement agreement. Of this amount Cordis has expensed $1.6 million of the $3.0 million license fee during the six months ended December 31, 1993 utilizing a five year amortization period from the agreement date of May
1991.  Such royalties have been accrued at June 30, 1993.

In October 1992, a suit was filed by Schneider (USA) Inc. against Cordis in the United States District Court for the District of Minnesota, Third Division, alleging that certain of Cordis' angiographic catheters and Cordis' guiding catheters infringe a Schneider patent. Cordis has counterclaimed by alleging that certain of Schneider's guiding catheters infringe one of Cordis' patents. Discovery proceedings are continuing, with a cutoff period established for September 1994.

It is not expected that the outcomes of the suits described above, either individually or in the aggregate, will have a material adverse effect on the financial condition of Cordis.

In November 1986, a product liability class action suit was filed against Cordis and others in the United States District Court for the Southern District of Ohio. The suit seeks compensatory and punitive damages regarding certain of Cordis' pacemakers. In 1989, a second pacemaker class action lawsuit was filed against Cordis in the United States District Court for the Eastern District of California. This case was transferred and consolidated with the Ohio action in 1990.

Cordis has vigorously defended the pacemaker product liability class action since its inception. In December 1992, the court conditionally certified the proceedings as a class action. The Complaint claims substantial compensatory and punitive damages are due to the class members. However, the number of claimants and nature and extent of damages allegedly suffered by any purported class members are not yet known and Cordis is unable to meaningfully assess the likely final outcome of the class action litigation. Cordis believes it has defenses to plaintiffs' claims and, as more fully described below, that it has available adequate and effective indemnification and insurance coverage.

Beginning in 1986 and thereafter, Cordis duly notified its insurance carriers of the filing of the initial pacemaker class action. In response, the carriers agreed to provide a defense to Cordis, subject to various reservations of rights. Such insurance may not cover or indemnify against awards of punitive damages.

In 1987, subsequent to the filing of the pacemaker class action claim, Cordis sold its pacemaker business to TNC Medical Devices Pte, Ltd. ("TNC").
As part of that transaction, TNC agreed to indemnify Cordis for contingent liabilities relating to its pacemaker operations, including the pacemaker class action litigation and other pacemaker product liability actions, except for any award of punitive damages. This obligation was guaranteed by Telectronics Holdings, Ltd., the parent of TNC. In past pacemaker cases, there has never been an award of punitive damages against Cordis.

In November and December 1993, Cordis' insurance carriers filed two separate actions against Cordis and TNC in the United States District Court for the Southern District of Florida, seeking a declaratory adjudication of the extent of their duties to defend and indemnify Cordis for claims made in the pacemaker class action. Additionally the carriers seek an adjudication that, in connection with TNC's acquisition of Cordis' pacemaker business, TNC agreed to assume the primary obligation to defend and indemnify Cordis for the pacemaker product liability litigation. Cordis intends to vigorously respond to the insurance carriers' lawsuits and urge the court to affirm the responsibility of Cordis' insurance carriers and TNC for any award of compensatory damages and all defense costs relating to the pacemaker product liability class action. Only in the event that the class action plaintiffs are successful in their claims and Cordis' defenses are rejected, and there is an adjudication that neither Cordis' insurance carriers nor TNC and its parent have responsibility for any such liability
(or Cordis is unable to collect any amounts owed to it pursuant to the terms of TNC's indemnity or the guarantee of TNC's parent), could these lawsuits have a material adverse effect on Cordis' financial condition.
Based upon current facts, communications with outside counsel and internal analyses of the cases, Cordis believes that such an outcome is unlikely.

9.    Foreign and domestic operations and segment reporting

Cordis operates in a single industry segment: the design, manufacture and sale of medical devices. These products are sold to hospitals and other medical institutions and physicians. In order to reduce credit risk, Cordis performs credit evaluations of its customers on a regular basis, and generally does not require collateral. Cordis has a large number of customers worldwide with no single customer accounting for a significant portion of trade accounts receivable. At June 30, 1993, the principal geographical regions and their respective balances included in accounts receivable were as follows (in thousands):

      United States     $14,598
      Spain               8,270
      Italy               8,079
      France              5,847

The following presents information on geographic segments for the fiscal years ended June 30, 1993, 1992 and 1991 (in thousands):


                                                                        Adjustments
                                        Domestic         Foreign             and
                                       Operations       Operations      Eliminations        Consolidated

1993
Sales to unaffiliated customers     $     124,855     $     130,603     $          --      $     255,458
Transfers between geographic areas         26,472            12,759           (39,231)                --
Total revenues                      $     151,327     $     143,362     $     (39,231)     $     255,458
Operating profit from geographic
  segments                          $      33,238     $      30,181     $      (1,084)     $      62,335
Research and development                                                                         (19,097)
General corporate expense                                                                         (3,998)
Interest expense, net                                                                               (525)
Income from continuing operations
  before income taxes                                                                       $     38,715
Identifiable assets                 $      79,233     $      89,732     $      (3,080)      $    165,885
Corporate assets                                                                                  38,406
Total assets at June 30, 1993                                                               $    204,291

1992
Sales to unaffiliated customers     $     113,851     $     109,108     $          --       $    222,959
Transfers between geographic areas         18,540            11,298           (29,838)                --
Total revenues                      $     132,391     $     120,406     $     (29,838)      $    222,959
Operating profit from geographic
 segments                           $      31,081     $      25,818     $         462       $     57,361
Research and development                                                                         (19,290)
General corporate expense                                                                         (3,626)
Interest expense, net                                                                             (2,156)
Income from continuing operations
 before income taxes                                                                         $    32,289
Identifiable assets                 $      69,332     $      87,094     $      (1,418)       $   155,008
Corporate assets                                                                                  13,146
Total assets at June 30, 1992                                                                $   168,154

1991
Sales to unaffiliated customers     $     102,126     $     96,781      $          --        $   198,907
Transfers between geographic areas         14,785            9,452            (24,237)                --
Total revenues                      $     116,911     $    106,233      $     (24,237)       $   198,907
Operating profit from geographic
 segments                           $      24,429     $     23,331      $      (1,477)       $    46,283
Research and development                                                                         (14,690)
General corporate expense                                                                         (3,441)
Interest expense, net                                                                             (2,182)
Income from continuing operations
  before income taxes                                                                         $   25,970
Identifiable assets                  $     69,114     $     66,955      $      (5,706)        $  130,363
Corporate assets                                                                                  11,618
Total assets at June 30, 1991                                                                 $  141,981

Transfers between geographic areas are made at amounts which would approximate those prices charged to unaffiliated distributors. Operating profits from geographic segments represent total revenue less cost of goods sold and direct operating expenses. It excludes research and development expense, general corporate expense, net interest expense, income taxes, and loss from discontinued operations.

Identifiable assets are those that are identified with the operations in each geographic area. Corporate assets are cash and cash equivalents. Total foreign assets at June 30, 1993, 1992 and 1991 are indicated above. The corresponding liabilities for foreign operations were $29,038,000, $27,136,000 and $19,234,000, respectively.

10.   Quarterly financial data

Quarterly financial data is as follows (unaudited) (dollars in thousands except per share amounts):

                                    First      Second      Third       Fourth
                                   Quarter     Quarter     Quarter     Quarter

1994

Net sales                         $ 69,145    $ 75,401          -           -

Gross profit                        41,838      44,943          -           -

Income before cumulative effect
  of accounting change               7,908       8,591          -           -

Net income                          18,023       8,591          -           -

Income before cumulative effect
  of accounting change per share       .54         .58          _           -

Net income per share                  1.24         .58          _           _

1993

Net sales                         $ 62,515    $ 61,971    $ 64,219    $ 66,753

Gross profit                        38,493      38,321      37,631      39,064

Net income                           6,054       6,917       7,743       8,346

Net income per share                   .42         .47         .53         .58

1992

Net sales                         $ 50,129    $ 55,290    $ 59,062    $ 58,478

Gross profit                        30,231      33,161      34,926      34,832

Net income                           4,771       5,492       6,527       7,224

Net income per share                   .33         .38         .46         .50


11.   Common stock purchase rights

On September 12, 1986 Cordis' Board of Directors adopted a Rights Agreement, as subsequently amended, authorizing a dividend distribution on each share of common stock, $1.00 par value, of Cordis' outstanding shares on the distribution date, as defined, in the form of a right to purchase one-half of a share of common stock upon the occurrence of certain events.
The exercise price to purchase one-half of a share of common stock, initially established at $25, is subject to adjustment. The rights become exercisable if an entity, person or group acquires beneficial ownership of 20% or more of Cordis' outstanding common stock or commences a tender offer that would result in that entity, person or group acquiring beneficial ownership of 30% or more of the outstanding common stock of Cordis. The rights, which do not entitle holders to vote or receive dividends, expire on September 22, 1996 and may be redeemed by Cordis at a price of $0.01 per right at any time prior to the earlier of (i) the tenth day following the public announcement of intent to acquire Cordis' stock as described above or the date a majority of the Board of Directors becomes aware of an acquiring entity, person or group, as defined, or (ii) the expiration date.
As of June 30, 1993 rights to purchase 6,619,770 shares of common stock were outstanding.

INDEX TO FINANCIAL STATEMENTS OF WEBSTER

                                                      Page

Report of Independent Certified Accountants           F-29

Balance Sheets at November 30, 1993 and 1992          F-30-F-31

Statements of Earnings for the three years
  ended November 30, 1993                             F-32

Statements of Stockholders' Equity for the
  three years ended November 30, 1993                 F-33

Statements of Cash Flows for the three years
  ended November 30, 1993                             F-34

Notes to Financial Statements                         F-35-F-40

INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Webster Laboratories, Inc.
Baldwin Park, California


We have audited the accompanying balance sheets of Webster Laboratories, Inc. as of November 30, 1993 and 1992, and the related statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended November 30, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Webster Laboratories, Inc. as of November 30, 1993 and 1992, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1993, in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE

Costa Mesa, California
December 21, 1993

          WEBSTER LABORATORIES, INC.

          BALANCE SHEETS
          AS OF NOVEMBER 30, 1993 AND 1992

                                                             1993       1992
          ASSETS

          CURRENT ASSETS:
          Cash and cash equivalents (Note 1)              $3,449,415 $2,810,340

          Accounts receivable, net of allowance for
            doubtful accounts of $36,182 and $5,589
            in 1993 and 1992, respectively                 2,038,444  1,108,323
          Deferred income tax asset, net (Note 3)            493,000    127,000

          Inventories (Note 1):
            Raw materials                                    491,893    874,709
            Work in process                                  895,423    369,650
            Finished goods                                 1,297,112    511,700

              Total inventories                            2,684,428  1,756,059

          Prepaid expenses and other current assets          124,955    232,160

                Total current assets                       8,790,242  6,033,882

          PROPERTY AND EQUIPMENT (Note 1):
          Machinery and equipment                            812,618    564,185
          Furniture and fixtures                             591,721    372,268
          Leasehold improvements                           1,633,490    277,284
          Construction-in-progress                                       83,508

                                                           3,037,829  1,297,245
          Less accumulated depreciation and amortization    (738,228)  (449,300)

                Property and equipment, net                2,299,601    847,945


          OTHER ASSETS                                        37,570      3,206

                                                         $11,127,413 $6,885,033



          See notes to financial statements.

          WEBSTER LABORATORIES, INC.

          BALANCE SHEETS
          AS OF NOVEMBER 30, 1993 AND 1992

                                                           1993         1992
          LIABILITIES AND STOCKHOLDERS' EQUITY

          CURRENT LIABILITIES:
          Accounts payable                               $445,909     $390,768
          Customer advances                               192,851       24,365
          Accrued liabilities                             264,591       23,639
          Accrued employee compensation                   716,832      389,830
          Income taxes payable (Notes 1 and 3)             41,019      111,625
          Deferred income (Note 2)                        810,177

              Total current liabilities                 2,471,379      940,227

          COMMITMENTS AND CONTINGENCIES (Note 2)

          MANDATORILY REDEEMABLE STOCK (Note 4):
          Redeemable, convertible Series A preferred
            stock (no par); 4,000,000 shares authorized;
            1,200,000 shares issued and outstanding
            (preferred liquidation preference
            $2,004,000)                                 2,261,212    2,053,236
          Common stock (no par), 400,000 shares
            issued and outstanding
            in 1993 and 1992                               33,748       33,748
          Note receivable from sale of mandatorily
            redeemable common stock                       (33,748)     (33,748)


              Total mandatorily redeemable stock        2,261,212    2,053,236

          STOCKHOLDERS' EQUITY (Note 4):
          Common stock (no par); 10,000,000 shares
            authorized; 4,277,067 and 4,000,000 shares
            issued and outstanding                        183,108      106,042
          Additional paid-in capital (Note 3)              26,567       26,567
          Retained earnings                             6,251,813    3,758,961
          Note receivable from sale of common stock       (66,666)

            Net stockholders' equity                    6,394,822    3,891,570

                                                      $11,127,413   $6,885,033


          See notes to financial statements.

          WEBSTER LABORATORIES, INC.

          STATEMENTS OF EARNINGS
          FOR THE YEARS ENDED NOVEMBER 30, 1993, 1992 AND 1991

                                             1993          1992         1991

          NET SALES (Notes 1 and 6)      $14,487,317     $9,043,812   $5,173,169

          COST OF GOODS SOLD               3,736,402      2,933,183    2,390,024

          GROSS PROFIT                    10,750,915      6,110,629    2,783,145

          GENERAL AND ADMINISTRATIVE
            EXPENSES                       1,506,829        986,639      534,178

          SALES AND MARKETING
            EXPENSES                       3,208,225      1,308,350

          RESEARCH AND DEVELOPMENT
            EXPENSES                       1,655,279        721,611      234,441

          EARNINGS FROM  OPERATIONS        4,380,582      3,094,029    2,014,526

          OTHER EARNINGS (EXPENSES), NET      90,246         (6,092)      16,243

          EARNINGS BEFORE INCOME TAXES     4,470,828      3,087,937    2,030,769

          INCOME TAXES (Notes 1 and 3)     1,770,000      1,238,000      817,000

          NET EARNINGS                    $2,700,828     $1,849,937   $1,213,769













          See notes to financial statements

          WEBSTER LABORATORIES, INC.

          STATEMENTS OF STOCKHOLDERS' EQUITY
          FOR THE YEARS ENDED NOVEMBER 30, 1993, 1992 AND 1991

                                                                                               Note
                                                                                             receivable
                                                                        Addi-                   from      Net
                                                   Common Stock        tional                 sale of    stock-
                                                                       paid-in   Retained     common     holders
                                                Shares      Amount     capital   earnings     stock      equity

          BALANCES, December 1, 1990           4,000,000    $106,042   $   --  $  771,825   $    --   $  877,867

          Net earnings                                                          1,213,769              1,213,769

          BALANCES, November 30, 1991          4,000,000     106,042            1,985,594              2,091,636

          Accretion to redemption value on
            Series A preferred stock
            (Note 4)                                                              (76,570)               (76,570)

          Tax benefit due to exercise of
            stock option (Notes 3 and 4)                               26,567                             26,567


          Net earnings                                                          1,849,937              1,849,937

          BALANCES, November 30, 1992          4,000,000     106,042   26,567   3,758,961              3,891,570

          Accretion to redemption value on
            Series A preferred stock (Note 4)                                    (207,976)              (207,976)

          Exercise of stock options (Note 4)     266,667      66,666                        (66,666)

          Exercise of stock options (Note 4)      10,400      10,400                                      10,400

          Net earnings                                                          2,700,828              2,700,828

          BALANCES, November 30, 1993          4,277,067    $183,108  $26,567  $6,251,813  $(66,666)  $6,394,822



          See notes to financial statements.

          WEBSTER LABORATORIES, INC.

          STATEMENTS OF CASH FLOWS
          FOR THE YEARS ENDED NOVEMBER 30, 1993, 1992 AND 1991

                                                      1993           1992        1991

          CASH FLOWS FROM OPERATING ACTIVITIES:
          Net earnings                            $2,700,828     $1,849,937   $1,213,769
          Adjustments to reconcile net earnings
            to net cash provided by operating
            activities:
            Depreciation and amortization            288,930        137,066       62,059
            Changes in assets and liabilities:
              Accounts receivable                   (930,121)      (578,258)    (343,194)
              Deferred income tax asset             (366,000)      (127,000)
              Inventories                           (928,369)    (1,212,734)    (239,519)
              Prepaid expenses and other current
                assets                               107,205        327,189     (472,839)
              Other assets                           (34,364)        (3,206)
              Accounts payable                        55,141        322,544       20,749
              Customer advances                      168,486         24,365
              Accrued liabilities                    240,952          4,210       17,309
              Accrued employee compensation          327,002        109,263      146,829
              Income taxes payable                   (70,606)        83,605       52,279
              Deferred income                        810,177

                Net cash provided by
                  operating activities             2,369,261        936,981      457,442

          CASH FLOWS FROM INVESTING ACTIVITIES -
            Acquisitions of property and
              equipment                           (1,740,586)      (599,972)    (189,732)

          CASH FLOWS FROM FINANCING ACTIVITIES:
          Net proceeds from issuance of Series
            A preferred stock                                     1,976,666
          Proceeds from issuance of common stock      10,400
          Payments on note payable                                               (56,431)

                Net cash provided by (used in)
                  financing activities                10,400      1,976,666      (56,431)

          NET INCREASE IN CASH AND CASH
            EQUIVALENTS                              639,075      2,313,675      211,279

          CASH AND CASH EQUIVALENTS,
            beginning of year                      2,810,340        496,665      285,386

          CASH AND CASH EQUIVALENTS,
            end of year                           $3,449,415     $2,810,340   $  496,665

          SUPPLEMENTAL DISCLOSURES OF CASH FLOW
            INFORMATION -- Cash paid for:
            Income taxes                          $2,205,500     $1,198,500   $  785,000
            Interest                              $        _     $        -   $      564


WEBSTER LABORATORIES, INC.

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED NOVEMBER 30, 1993, 1992 AND 1991


1.    BUSINESS DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Webster Laboratories, Inc. ("Webster") manufactures and distributes electrophysiology catheters. Webster was founded in 1969 as a sole proprietorship and was incorporated as a California corporation in December 1980.

      Revenue Recognition - Sales are recorded on the date of shipment of Webster's products to its customers.

      Credit Risk - Webster sells products both on cash and credit terms. Webster performs ongoing credit evaluations of its customers and generally does not require collateral. Webster maintains reserves for potential credit losses.

      Cash and Cash Equivalents - Webster considers all cash on hand and on deposit and debt securities with original maturities of less than three months to be cash and cash equivalents.

      Inventories - Inventories are stated at the lower of cost (first-in, first-out) or market.

      Property and Equipment - Property and equipment are stated at cost. Depreciation and amortization are provided principally by the straight-line method over the lesser of the lease term (if applicable) or the estimated useful lives of the assets.

      Depreciable lives used for the principal classes of assets are as follows:

    Machinery and equipment and furniture and fixtures   5 to 7 years
    Leasehold improvements                                   10 years


      Sales and Marketing Expenses - During May 1992, Webster terminated its distribution agreement with a third party and began handling sales and marketing activities internally.

      Income Taxes - Effective December 1, 1991, Webster adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. This adoption did not have a material impact on the financial condition or operations of Webster.



2.    COMMITMENTS AND CONTINGENCIES

      Operating Leases - Aggregate future minimum net lease payments, excluding the facility currently under a month-to-month lease, under noncancelable facility operating leases are as follows:

Year ending November 30:
  1994                               $251,575
  1995                                249,552
  1996                                249,552
  1997                                249,552
  1998                                249,552
  Thereafter                        1,111,140

                                   $2,360,923


      In addition to minimum annual rentals, some leases contain provisions whereby Webster is required to pay maintenance, insurance and other expenses. Rental expense amounted to approximately $235,000, $130,000 and $99,000 for the years ended November 30, 1993, 1992 and 1991, respectively.

      The leases also include options to renew and provide for increases in rent based on a certain consumer index.

      Royalty Agreement - Webster has a royalty agreement with a third party requiring payments determined by sales of certain products by Webster.
During the years ended November 30, 1993, 1992 and 1991, Webster paid approximately $35,000, $29,000 and $26,000 under this agreement, respectively.

      Litigation - Webster is involved in litigation relating to matters arising out of Webster's normal business activities. Management does not expect the outcome of this litigation to have a material adverse effect on the financial statements.

      Employment Contract - Webster has one outstanding employment contract with an officer. The contract, which has no definitive termination date, calls for minimum annual aggregate payments totaling $160,000.

      Distribution Agreement - In February 1993, Webster entered into a distribution agreement with a third party whereby the third party has the right to distribute Webster's products in Japan through December 31, 1997. Under this agreement, Webster granted certain product pricing discounts in exchange for a nonrefundable payment of $1,000,000. This payment has been recorded as deferred income and is amortized as discounts are granted to the third party. At November 30, 1993, approximately $190,000 of this payment has been amortized to revenue.

      Reclassifications - Certain reclassifications to the 1992 and 1991 financial statements have been made to conform them to the 1993 presentation.


3.    INCOME TAXES

      Income taxes are summarized as follows:

                                     1993         1992       1991

Current income taxes
 Federal                       $1,667,000   $1,074,000   $645,000
 State                            469,000      291,000    172,000

  Total current                 2,136,000    1,365,000    817,000

Deferred income taxes:
  Federal                        (296,000)    (125,000)
  State                           (70,000)      (2,000)

   Total deferred                (366,000)    (127,000)

                               $1,770,000   $1,238,000   $817,000


      Temporary differences which gave rise to deferred tax assets and liabilities were as follows at November 30, 1993 and 1992:



Bad debt reserve                   $ 11,000   $  2,000
Inventory reserves                    2,000      6,000
State taxes                         136,000     90,000
Vacation and sick pay accrual        52,000     42,000
Deferred income                     351,000

  Deferred income tax asset         552,000    140,000

Accelerated depreciation            (28,000)   (13,000)
Other                               (31,000)

  Deferred income tax liability     (59,000)   (13,000)

Deferred income tax asset, net     $493,000   $127,000


      Webster recorded approximately $27,000 to additional paid-in capital for the tax benefit of a stock option exercised by an employee of Webster during the year ended November 30, 1992.



4.    STOCKHOLDERS' EQUITY AND MANDATORILY REDEEMABLE STOCK

      On July 16, 1992, a 2,000-for-1 stock split occurred on all outstanding shares of common stock. All common share amounts in the accompanying financial statements reflect the split.

      Issuance of Preferred Shares - In July 1992, Webster issued 1,200,000 shares of Series A preferred stock for $1,976,666, net of costs of $27,334 associated with the issuance. The Series A preferred stock has a preferred liquidation preference of $1.67 per share plus any declared but unpaid dividends. After a return of $1.25 per share plus any declared and unpaid dividends for each common share, each preferred share, on an if-converted basis, and each common share participate equally on remaining distributions upon liquidation. In addition, the Series A preferred stockholders have voting rights determined by the number of common shares into which the preferred stock may be converted.

      Dividends - Preferred Stock - Holders of Series A preferred stock are entitled to receive noncumulative cash dividends at an annual rate of $.1336 per share, payable in preference and priority to any dividend on common stock, when and as declared by the Board of Directors. For the years ended November 30, 1993 and 1992, no dividends were declared.

      Redemption - Preferred Stock - The terms of the Series A preferred stock provide for redemption at the option of the holder by Webster after July 27, 1996, if such redemption has been requested by a majority of preferred stockholders. The stock is redeemable at an amount equal to the sum of (i) $1.67 per share, (ii) a rate of return of 10% per annum, compounded annually, and (iii) any declared and unpaid dividends, and is payable in three equal annual installments. During the years ended November 30, 1993 and 1992, Webster recorded $207,976 and $76,570, respectively, as an increase to preferred stock and a decrease to retained earnings to reflect the accretion of the difference between the net proceeds received from the sale of the stock and the redemption value of the Series A preferred stock.

      Conversion Rights - Preferred Stock - Each share of Series A preferred stock is convertible at the option of the holder, at any time after the date of issuance, into common stock based on the ratio of the conversion price (initial liquidation preference of $1.67 per share plus adjustments for antidilution) divided by $1.67 per share. The preferred stock is mandatorily convertible upon the closing of an underwritten public offering of Webster's common stock for at least $10,000,000 and a minimum of $5.00 per share.

      Stock Plan - During 1992, Webster adopted a Stock Plan (the Plan) under which nonstatutory and incentive stock options to acquire shares of Webster's common stock and rights to purchase shares of Webster's common stock may be granted to directors, officers, employees or consultants of Webster. The Plan is administered by the Board of Directors (the Administrator) and permits the issuance of up to 1,066,667 shares of Webster's common stock. Incentive stock options and rights to purchase shares of common stock may be granted at an exercise or purchase price not less than the fair market value of the underlying shares on the date of grant. Non-statutory stock options may be granted at an exercise price of not less than 85% of the fair market value of the underlying shares on the date of grant. To date, no shares have been issued or options granted at a price less than the fair market value on the date of grant. Options granted under the Plan are exercisable over a period of time, not to exceed ten years, designated by the Administrator and are subject to other terms and conditions as determined by the Administrator.


      The following table sets forth options and stock purchase rights granted, canceled, forfeited and outstanding during the years ended November 30:

                                       1993                     1992            1991
                                              Price                 Price            Price
                                               per                   per               per
                                  Shares      share        Shares   share   Shares    share
Outstanding, beginning of year    340,000   $0.25         400,000   $0.08   400,000   $0.08
 Options/ shares granted          689,233   $0.25-$4.00   340,000   $0.25
 Options exercised/shares
  purchased                      (277,067)  $0.25-$1.00  (400,000)  $0.08
 Options returned                  (4,500)  $1.00

Outstanding, end of year          747,666   $0.25-$4.00   340,000   $.025   400,000   $0.08


      Exercise of Stock Options - Pursuant to the stock option and stock repurchase agreement dated October 31, 1988, during fiscal 1988, Webster granted to an employee an option to purchase 400,000 shares of common stock at $.08 per share, the fair market value at the date of grant. In July 1992, the option was exercised. In consideration for the stock, Webster received a note receivable for $33,748. This note receivable bears interest at 5% and is due in July 1995. The tax benefit upon exercise of the nonstatutory stock option was $26,567. At the election of the employee, Webster may be required to repurchase these shares at a price equal to Webster's book value under terms defined in the option agreement.

Pursuant to a restricted stock purchase agreement, in April 1993, Webster sold 266,667 shares of Webster's common stock to an officer at $.25 per share, which was determined to be the fair market value at the date of grant. In consideration for the stock, Webster received a note receivable for $66,667. This note receivable bears interest at 4% and is due and payable on April 19, 1997 or 15 days following employment termination, whichever occurs first. At the election of Webster, Webster may repurchase these shares at a price equal to the original purchase price per share under terms defined in the Restricted Stock Purchase Agreement.


5.    LINES OF CREDIT

      Effective October 1993, Webster obtained a new revolving line of credit and a term line of credit with a new banking institution. The new revolving line of credit and term line of credit permit indebtedness up to $2,000,000 and $1,000,000, respectively, and are unsecured. The outstanding principal balances of the revolving line of credit and term line of credit bear interest at a rate per annum of prime rate plus .25% and .5%, respectively. (The bank's prime rate was 6.0% at November 30, 1993.) The credit agreements contain various covenants, including the maintenance of defined financial ratios. Webster was in compliance with these covenants at November 30, 1993. Webster had no outstanding balances at November 30, 1993.


6.    EXPORT SALES AND SIGNIFICANT CUSTOMERS

      Export sales amounted to approximately $4,282,000, $143,000 and $81,000 for the years ended November 30, 1993, 1992 and 1991, respectively.
Sales to one significant customer (see Notes 1 and 2 for information regarding distribution agreements) were approximately zero, $5,458,000 and $4,885,000 for the years ended November 30, 1993, 1992 and 1991, respectively.

                              APPENDIX A





                  AGREEMENT AND PLAN OF REORGANIZATION

                             BY AND AMONG

                          CORDIS CORPORATION,

                       CORDIS ACQUISITION, INC.,

                      WEBSTER LABORATORIES, INC.,

                                 and

                     CERTAIN OF THE SHAREHOLDERS OF
                       WEBSTER LABORATORIES, INC.














                     Dated as of January 20, 1994

                        TABLE OF CONTENTS



                                                          Page




                            ARTICLE I
                           THE MERGER

  SECTION 1.01.     The Merger.                           1

  SECTION 1.02.     Effective Time.                       2

  SECTION 1.03.     Effect of the Merger.                 2

  SECTION 1.04.     Articles of Incorporation;
                    By-Laws.                              3

  SECTION 1.05.     Directors and Officers.               3

                           ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE
                         OF CERTIFICATES

  SECTION 2.01.     Conversion of Securities.             3

  SECTION 2.02.     Exchange of Certificates.             5

  SECTION 2.03.     Stock Transfer Books.                 9

  SECTION 2.04.     Stock Options.                        9

  SECTION 2.05.     Dissenting Shareholders.             10

  SECTION 2.06.     Post-closing Adjustment.             10

  SECTION 2.07.     Closing.                             12

                           ARTICLE III
                 REPRESENTATIONS AND WARRANTIES
                         OF THE COMPANY

  SECTION 3.01.     Organization and Qualification.      12

  SECTION 3.02.     Articles of Incorporation and By-
                    Laws.                                13

  SECTION 3.03.     Capitalization; Subsidiaries.        13

  SECTION 3.04.     Authority.                           15

  SECTION 3.05.     No Conflict; Required Filings and
                    Consents.                            15

  SECTION 3.06.     Permits; Compliance.                 16

  SECTION 3.07.     Financial Information; Books and
                    Records.                             17

  SECTION 3.08.     Absence of Undisclosed
                    Liabilities.                         17

  SECTION 3.09.     Absence of Certain Changes or
                    Events.                              18

  SECTION 3.10.     Absence of Litigation.               19

  SECTION 3.11.     Contracts; No Default.               19

  SECTION 3.12.     Employee Benefit Plans; Labor
                    Matters.                             21

  SECTION 3.13.     Taxes.                               22

  SECTION 3.14.     FDA and Other Regulatory
                    Compliance.                          24

  SECTION 3.15.     Customers.                           25

  SECTION 3.16.     Certain Business Practices and
                    Regulations.                         25

  SECTION 3.17.     Insurance.                           26

  SECTION 3.18.     Potential Conflicts of Interest.     26

  SECTION 3.19.     Accounting and Tax Matters.          27

  SECTION 3.20.     Receivables; Inventories.            28

  SECTION 3.21.     Real Property; Leases.               29

  SECTION 3.22.     Books and Records.                   31

  SECTION 3.23.     Title to Assets.                     31

  SECTION 3.24.     No Infringement or Contest.          31

  SECTION 3.25.     Board Recommendation.                32

  SECTION 3.26.     Vote Required.                       32

  SECTION 3.27.     Banks; Attorneys-in-fact.            32

  SECTION 3.28.     Affiliate Agreements.                33

  SECTION 3.29.     Brokers.                             33

  SECTION 3.30.     Environmental Matters.               33

  SECTION 3.31.     Disclosure.                          35

  SECTION 3.32.     Company Shareholders.                35

                          ARTICLE IV
               REPRESENTATIONS AND WARRANTIES
                 OF THE COMPANY SHAREHOLDERS             36

                          ARTICLE V
               REPRESENTATIONS AND WARRANTIES
                OF THE SCHEDULE 2 SHAREHOLDERS           36

                           ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES
                  OF ACQUIROR AND ACQUIROR SUB

  SECTION 6.01.     Organization and Qualification;
                    Subsidiaries.                        36

  SECTION 6.02.     Articles of Incorporation and By-
                    Laws.                                37

  SECTION 6.03.     Authority.                           37

  SECTION 6.04.     No Conflict; Required Filings and
                    Consents.                            37

  SECTION 6.05.     Absence of Litigation.               38

  SECTION 6.06.     Ownership of Acquiror Sub; No
                    Prior Activities.                    39

  SECTION 6.07.     Brokers.                             39

  SECTION 6.08.     SEC Reports.                         39

  SECTION 6.09.     Acquiror Common Stock.               40

  SECTION 6.10.     Taxes.                               40

                           ARTICLE VII
            COVENANTS RELATING TO CONDUCT OF BUSINESS

  SECTION 7.01.     Affirmative Covenants.               40

  SECTION 7.02.     Negative Covenants of the Company.   41

  SECTION 7.03.     Negative Covenants of Acquiror.      44

  SECTION 7.04.     Access and Information.              44

                           ARTICLE VIII
                      ADDITIONAL AGREEMENTS

  SECTION 8.01.     Registration Statement; Proxy
                    Statement.                           45

  SECTION 8.02.     Meeting of Shareholders.             47

  SECTION 8.03.     Appropriate Action; Consents;
                    Filings; Other.                      47

  SECTION 8.04.     Unaudited Financial Information.     48

  SECTION 8.05.     Letters of Accountants.              49

  SECTION 8.06.     Update Disclosure; Breaches.         49

  SECTION 8.07.     Affiliates; Accounting and Tax
                    Treatment.                           49

  SECTION 8.08.     Public Announcements.                50

  SECTION 8.09.     NASD Listing.                        50

  SECTION 8.10.     Employee Matters.                    50

  SECTION 8.11.     Assumption of Agreements.            50

  SECTION 8.12.     Benefit Arrangements.                50

  SECTION 8.13.     Principal Offices.                   51

  SECTION 8.14.     Obligations of Acquiror Sub;
                    Assets of Acquiror Sub.              51

  SECTION 8.15.     Approval of Merger.                  51

  SECTION 8.16.     Tax Returns.                         52

  SECTION 8.17.     Indemnification.                     52

  SECTION 8.18.     Procedures; Conditions of
                    Indemnification.                     53

  SECTION 8.19.     Agreement with Brentwood.            54

  SECTION 8.20.     Condition of Wilton Webster.         54

                           ARTICLE IX
                       CLOSING CONDITIONS

  SECTION 9.01.     Conditions to Obligations of
                    Acquiror and the Company Under This
                    Agreement.                           55

  SECTION 9.02.     Additional Conditions to
                    Obligations of Acquiror.             56

  SECTION 9.03.     Additional Conditions to
                    Obligations of the Company.          58

                            ARTICLE X
                TERMINATION, AMENDMENT AND WAIVER

  SECTION 10.01.    Termination.                         60

  SECTION 10.02.    Effect of Termination.               61

  SECTION 10.03.    Expenses.                            61

  SECTION 10.04.    Amendment.                           62

  SECTION 10.05.    Waiver.                              62

                           ARTICLE XI
                       GENERAL PROVISIONS

  SECTION 11.01.    Survival of Representations,
                    Warranties and Agreements After
                    Effective Time.                      63

  SECTION 11.02.    Limitation of Liability of Company
                    Shareholders and Schedule 2
                    Shareholders.                        63

  SECTION 11.03.    Notices.                             64

  SECTION 11.04.    Certain Definitions.                 65

  SECTION 11.05.    Headings.                            66

  SECTION 11.06.    Severability.                        66

  SECTION 11.07.    Entire Agreement.                    66

  SECTION 11.08.    Assignment.                          67

  SECTION 11.09.    Parties in Interest.                 67

  SECTION 11.10.    Mutual Drafting.                     67

  SECTION 11.11.    Governing Law.                       67

  SECTION 11.12.    Counterparts.                        67



EXHIBITS

EXHIBIT A      FORM OF AGREEMENT OF MERGER
EXHIBIT B      FORM OF ESCROW AGREEMENT
EXHIBIT C      FORM OF AFFILIATE AGREEMENT
EXHIBIT D      FORM OF BRENTWOOD AGREEMENT
EXHIBIT E-1    FORM OF WEBSTER EMPLOYMENT AGREEMENT
EXHIBIT E-2    FORM OF BROWN EMPLOYMENT AGREEMENT

                     Index of Defined Terms

                                           Section

Acquiror                                   PREAMBLE
Acquiror Common Stock                      SECTION 2.01(a)(i)
Acquiror Disclosure Schedule               ARTICLE VI PREAMBLE
Acquiror Material Adverse Effect           SECTION 6.01
Acquiror Option                            SECTION 2.04
Acquiror Sub                               PREAMBLE
Acquiror Sub Common Stock                  SECTION 2.01(c)
Acquiror SEC Reports                       SECTION 6.08
Adjustment Date                            SECTION 2.06(a)(i)
Adjustment Escrow Shares                   SECTION 2.06(a)
Adjustment Property                        SECTION 2.06(a)(i)
affiliate                                  SECTION 11.04(a)
Affiliate Agreement                        SECTION 3.28
Agreement                                  PREAMBLE
Agreement of Merger                        SECTION 1.02
Amended Articles                           SECTION 1.04
Amended By-Laws                            SECTION 1.04
approvals                                  SECTION 3.14
Assets                                     SECTION 3.21(g)
Audited Balance Sheets                     SECTION 3.07(a)
Audited Statements                         SECTION 3.07(a)
Average Trading Price                      SECTION 2.01(a)(i)
beneficial owner                           SECTION 11.04(b)
best efforts                               SECTION 11.04(c)
Blue Sky Laws                              SECTION 3.05(a)
Bona Fide Proposal                         SECTION 7.02(g)
Brentwood                                  SECTION 3.03
business day                               SECTION 11.04(d)
California Law                             PREAMBLE
Claim Amount                               SECTION 2.06(a)(iii)
Certificates                               SECTION 2.02(b)
Claims                                     SECTION 8.18
Closing                                    SECTION 2.07
Closing Date                               SECTION 2.07
Code                                       PREAMBLE
Company                                    PREAMBLE
Company Affiliates                         SECTION 3.28
Company Benefit Plans                      SECTION 3.12(a)
Company Common Stock                       SECTION 2.01(a)(i)
Company Contracts                          SECTION 3.11(a)
Company Disclosure Schedule                ARTICLE III PREAMBLE
Company Material Adverse Effect            SECTION 3.01
Company Options                            SECTION 2.04
Company Permits                            SECTION 3.06(a)
Company Preferred Stock                    SECTION 3.03
Company Shareholders                       PREAMBLE
Company Stock Plan                         SECTION 2.04
Competing Transaction                      SECTION 7.02(g)
Confidentiality Agreement                  SECTION 7.02(g)
control                                    SECTION 11.04(e)
Damages                                    SECTION 8.17
Disability                                 SECTION 2.01(a)(iii)
Dissenting Shares                          SECTION 2.01(a)(i)
Dissenting Shareholder                     SECTION 2.05
Documents                                  SECTION 3.21(g)
Effective Time                             SECTION 1.02
employee benefit plan                      SECTION 3.12(a)
Encumbrances                               SECTION 3.21(g)
Environmental Laws                         SECTION 3.30(h)
ERISA                                      SECTION 3.12(a)
Escrow Agent                               SECTION 2.02(h)
Escrow Agreement                           SECTION 2.02(h)
excess parachute payment                   SECTION 3.12(b)
Exchange Act                               SECTION 3.05(a)
Exchange Agent                             SECTION 2.02(a)
Exchange Fund                              SECTION 2.02(a)
Exchange Ratio                             SECTION 2.01(a)(i)
FDA                                        SECTION 3.14
Financial Statements                       SECTION 8.04
GAAP                                       SECTION 3.07(b)
Governmental Entities                      SECTION 3.05(a)
group                                      SECTION 7.02(g)
Hazardous Discharge                        SECTION 3.30(h)
Hazardous Materials                        SECTION 3.30(h)
Holders                                    SECTION 2.06(a)(iii)
HSR Act                                    SECTION 3.05(a)
Indemnification Amount                     SECTION 2.06(a)(ii)
Indemnified Person or Indemnified Persons  SECTION 8.17
IRS                                        SECTION 3.12(a)
knowledge                                  SECTION 11.04(f)
Laws                                       SECTION 3.05(a)
Maximum Liability Amount                   SECTION 11.02
MDRs                                       SECTION 3.14
Merger                                     PREAMBLE
NASD                                       SECTION 3.05(a)
NASDAQ/NMS                                 SECTION 2.01(a)(i)
Other Agreements                           SECTION 3.21(g)
PCBs                                       SECTION 3.30(h)
person                                     SECTION 11.04(g)
Plan                                       SECTION 3.19(b)
PMA                                        SECTION 3.14
Post-closing Adjustment Period             SECTION 2.06(a)(i)
Pre-Merger Period                          SECTION 3.19(a)
Proxy Statement                            SECTION 8.01(a)
Real Property                              SECTION 3.21(g)
Recomputed Exchange Ratio                  SECTION 2.01(a)(ii)
Registration Rights Agreement              SECTION 3.03
Registration Statement                     SECTION 8.01(a)
Representative                             SECTION 2.02(h)
Returns                                    SECTION 3.13(d)
Review Period                              SECTION 8.15
Sale                                       SECTION 3.19(b)
Schedule 2 Shareholders                    ARTICLE V
SEC                                        SECTION 3.28
Securities Act                             SECTION 3.05(a)
Series A Preferred Stock Purchase
  Agreement                                SECTION 3.03
Shareholders' Meeting                      SECTION 8.01(b)
Significant Subsidiary or Significant
  Subsidiaries                             SECTION 11.04(h)
subsidiary or subsidiaries                 SECTION 11.04(i)
Surviving Corporation                      SECTION 1.01
Tax or Taxes                               SECTION 3.13(d)
Unaudited Balance Sheets                   SECTION 8.04
Unaudited Statements                       SECTION 8.04

      AGREEMENT AND PLAN OF REORGANIZATION, dated as of January 20, 1994 (this "Agreement"), among CORDIS CORPORATION, a Florida corporation ("Acquiror"), CORDIS ACQUISITION, INC., a California corporation ("Acquiror Sub") and a wholly owned subsidiary of Acquiror, WEBSTER LABORATORIES, INC., a California corporation (the "Company"), and each of the shareholders of the Company as named on
Schedule 1 hereto (the "Company Shareholders").

     WHEREAS, Acquiror Sub, upon the terms and subject to the conditions of this Agreement and in accordance with Sections 1100 et seq. of the Corporations Code of the State of California ("California Law"), will merge with and into the Company (the "Merger");

     WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to the holders of Company Common Stock (as defined in Section 2.01(a)) and Company Preferred Stock (as defined in Section 3.03) and is in the best interests of such shareholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby and recommended approval and adoption of this Agreement by the shareholders of the Company;

     WHEREAS, the Board of Directors of Acquiror has determined that the Merger is in the best interests of Acquiror and its stockholders and the Boards of Directors of Acquiror and Acquiror Sub have approved and adopted this Agreement and the transactions contemplated hereby;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of Section 368(a) of the United States Internal
Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests" pursuant to APB Opinion No. 16, Staff Accounting Releases 130 and
135 and Staff Accounting Bulletins No. 65 and No. 76;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                         ARTICLE I


                        THE MERGER


SECTION 1.01.  The Merger.



Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with California Law, at the Effective Time (as defined in Section 1.02) Acquiror Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquiror Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").


SECTION 1.02.  Effective Time.



As promptly as practicable after the Closing (as defined in Section 2.07), the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger substantially in the form attached hereto as Exhibit A (the "Agreement of Merger") and the officers' certificates required to be filed therewith with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, California Law (the date and time of such filing being the "Effective Time").


SECTION 1.03.  Effect of the Merger.



At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess, and succeed without other transfer to, all the rights, privileges, powers, franchises and property as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties, of each of Acquiror Sub and the Company; and all and singular, the rights, privileges, powers and franchises of each of Acquiror Sub and the Company, and all property, real, personal and mixed, and all debts due to either Acquiror Sub or the Company on whatever account, as well as for share subscriptions as all other things in action or belonging to each of such corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter as effectually the property of the Surviving Corporation as they were of Acquiror Sub and the Company, and the title to any real estate vested, by deed or otherwise, under the laws of the State of California or of any other state, in Acquiror Sub or the Company, shall not revert or be in any way impaired by reason of the California General Corporation Law; but all rights of creditors and all liens upon any property of Acquiror Sub or the Company shall be preserved unimpaired, and all debts, liabilities and duties of Acquiror Sub and the Company shall thenceforth attach to the Surviving Corporation (and the Surviving Corporation shall be subject thereto) and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Any action or proceeding pending by or against Acquiror Sub may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place. The Surviving Corporation shall continue its corporate existence under the laws of the State of California, and its name shall be Cordis-Webster, Inc. (or a variation thereof as reasonably determined by Acquiror).


SECTION 1.04.  Articles of Incorporation; By-Laws.



At the Effective Time, the Articles of Incorporation and the By-Laws of the Company, as amended as provided in the Agreement of Merger (the "Amended Articles" and the "Amended By-Laws," respectively), shall be the articles of incorporation and the by-laws of the Surviving Corporation, subject to any subsequent amendment.


SECTION 1.05.  Directors and Officers.



The directors of Acquiror Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Amended Articles and Amended By-Laws, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.


                   ARTICLE II


 CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES


SECTION 2.01.  Conversion of Securities.



At the Effective Time, as provided in the Agreement of Merger, by virtue of the Merger and without any action on the part of the Acquiror Sub, the Company or the holders of any of the following securities:


         (a)(i) Each share of common stock, no par value per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.01(b) or shares ("Dissenting Shares") held by any Company shareholder who elects to exercise appraisal rights under Sections 1300 et seq. of California Law) shall be converted, subject to Section 2.02(e), into the right to receive that number of shares of common stock, par value $1.00 per share ("Acquiror Common Stock") of Acquiror determined by dividing $12.81364 by the Average Trading Price (as defined below) of a share of Acquiror Common Stock; provided, however, if the Average Trading Price is greater than $52.02, such number shall be deemed to be 0.246321 and if the Average Trading Price is less than $42.56, such number shall be deemed to be
     0.301072. Such number as so determined, including any adjustments thereto made as provided below in this
     Section 2.01(a)(i), shall be referred to as the "Exchange Ratio". Based on the Exchange Ratio, the minimum and maximum numbers of shares of Acquiror Common Stock issuable pursuant to the Merger as contemplated under this Agreement (assuming the conversion prior to the Effective Time of all shares of Company Preferred Stock into Company Common Stock as contemplated hereunder and assuming the issuance prior to the Effective Time of all shares of Company Common Stock issuable pursuant to Company Options (as defined in Section 2.04)) shall be 1,634,008 and 1,997,203, respectively. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Acquiror Common Stock into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Acquiror
     Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.02, without interest. No fractional share of Acquiror Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(e) hereof. In any event, if between the date of this Agreement and the Effective Time the outstanding shares Acquiror Common Stock, Company Common Stock or Company Preferred Stock (as defined in Section 3.03) shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. As used in this Agreement, the term "Average Trading Price" shall mean the average of the reported closing prices of a share of Acquiror Common Stock on the NASDAQ National Market System ("NASDAQ/NMS") as reported by NASDAQ for the 20 consecutive trading days immediately preceding the third trading day before the date of the Closing Date (as defined in Section 2.07).


         (ii) Notwithstanding any other provision of this Agreement, if between the date of this Agreement and the Effective Time, Mr. Wilton Webster shall have died or suffered a Disability (as defined below) based upon the notice procedures described below in Section 2.01(a)(iii), the Recomputed Exchange Ratio (as defined below) shall be used for purposes of the Merger, this Agreement and the Agreement of Merger so that wherever the term "Exchange Ratio" appears or applies for such purposes, such term shall be deemed replaced by the term "Recomputed Exchange Ratio." The Recomputed Exchange Ratio shall be determined by dividing $12.05969 by the Average Trading Price of a share of Acquiror Common Stock; provided, however, if the Average Trading Price is greater than $52.02, such number shall be deemed to be 0.231828, and if the Average Trading Price is less than $42.56, such number shall be deemed to be 0.283357, subject to adjustments of the type described in the next-to-last sentence of Section 2.01(a)(i). Based on the Recomputed Exchange Ratio, the minimum and maximum numbers of shares of Acquiror Common Stock issuable pursuant to the Merger as contemplated under this Agreement (assuming the conversion prior to the Effective Time of all shares of Company Preferred Stock into Company Common Stock as contemplated hereunder and assuming the issuance prior to the Effective Time of all shares of Company Common Stock issuable pursuant to Company Options (as defined in Section 2.04)) shall be 1,537,805 and 1,879,669, respectively.

         (iii) For purposes of Section 2.01(a)(ii) above, Mr. Webster shall be deemed to have suffered a "Disability" if (A) Mr. Webster would be unable to perform services for the Company consistent with past practice and as contemplated under the Employment Agreement referred to in Section 8.10 after the Effective Time by virtue of a mental or physical condition and either (B) Acquiror provides written notice to the Company of Acquiror's belief that Mr. Webster has such mental or physical condition and the Company fails to contest such belief in a written notice to Acquiror provided by the Company within two days of receipt of such notice from Acquiror or (C) the Company contests such belief by written notice to Acquiror within the period specified in clause (B) and a physician to be selected by mutual agreement of Acquiror and the Company or, if not mutually agreed to within 24 hours of Acquiror's receipt of the Company's notice, by the chairperson of the Department of Internal Medicine at the Stanford Medical
     School, after examining Mr. Webster, confirms in writing to the Company and Acquiror as promptly as practicable following such examination that Mr. Webster suffers from a mental or physical condition that in such physician's reasonable judgment makes it reasonably likely that Mr. Webster would be unable to perform services for the Company as described in clause (A) after the Effective Time.




         (b) Any shares of Company Common Stock or Company Preferred Stock held in the treasury of the Company and any shares of Company Common Stock or Company Preferred Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.


         (c) Each share of common stock, par value $0.01 per share, of Acquiror Sub ("Acquiror Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.


SECTION 2.02.   Exchange of Certificates.



         (a) Exchange Agent. As of the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with a bank or trust company designated by Acquiror (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the whole shares of Acquiror Common Stock (such certificates for shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto, being hereafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 (excluding the Adjustment Escrow Shares (as defined in Section 2.06) which Acquiror shall deliver to the Escrow Agent (as defined in Section 2.02(h)) pursuant to Section 2.06 hereof) in exchange for outstanding shares of Company Common Stock and cash in an amount sufficient to permit payment of the cash payable in lieu of fractional shares pursuant to Section 2.02(e) hereof; it being understood that all outstanding shares of Company Preferred Stock shall have been converted to Company Common Stock prior to the Closing provided the Merger occurs. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Acquiror Common Stock contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. Except as contemplated by Section 2.02(e) hereof, the Exchange Fund shall not be used for any other purpose.

            (b) Exchange Procedures.  Promptly after the
Effective Time, Acquiror shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates")
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Acquiror Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificates (after taking into account all shares of Company Common Stock then held by such holder), less a number of shares of Acquiror Common Stock constituting such holder's proportionate interest of the shares held in escrow pursuant to Section 2.02(h) hereof (based on such holder's respective proportionate interest immediately following the Effective Time in the Acquiror Common Stock into which the outstanding shares of Company Common Stock have been converted, pursuant to Section 2.01 hereof) as set forth in Schedule 2.01 together with cash in lieu of fractional shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.02(c), and the Certificates so surrendered shall forthwith be canceled. In addition, the holder of such Certificate subsequently may receive shares of Acquiror Common Stock and other property after the post-closing adjustment described in Section 2.06 hereof. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Acquiror Common Stock may be issued to a transferee if the Certificates representing such shares of Company Common Stock are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Acquiror Common Stock, cash in lieu of any fractional shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.02(c).

          (c) Distributions with Respect to Unexchanged Shares of Acquiror Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws (as defined in Section 3.05(a)), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock, including Adjustment Escrow Shares (as defined in
Section 2.06(a)), subject to the provisions of Section 2.06 hereof, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock, including Adjustment Escrow Shares, subject to the provisions of Section 2.06 hereof.

          (d) No Further Rights in Company Common Stock. All shares of Acquiror Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Sections 2.02(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

          (e) No Fractional Shares. No fractional shares of Acquiror Common Stock shall be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Acquiror Common Stock, after aggregating all shares of Acquiror Common Stock to which such holder would be entitled to receive under
Section 2.01(a), shall receive an amount in cash equal to the Average Trading Price (provided, however, that for purposes of this subparagraph (e), if the Average Trading Price is greater than $52.02, the Average Trading Price shall be deemed to be $52.02, and if the Average Trading Price is less than $42.56, the Average Trading Price shall be deemed to be $42.56) multiplied by the fraction of a share of Acquiror Common Stock to which such holder would otherwise be entitled. Such payment in lieu of fractional shares shall be administered by the Exchange Agent pursuant to the procedures set forth in Section 2.02(b).

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Acquiror for the shares of Acquiror Common Stock, any cash in lieu of fractional shares of Acquiror Common Stock to which they are entitled pursuant to
Section 2.02(e) and any dividends or other distributions with respect to Acquiror Common Stock to which they are entitled pursuant to Section 2.02(c).

          (g) No Liability. Neither Acquiror nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Acquiror Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (h) Escrowed Shares. At the Effective Time, ten percent of the shares of Acquiror Common Stock issuable pursuant to Section 2.01 hereof to the holders of Company Common Stock theretofore outstanding shall be deposited by Acquiror with the escrow agent pursuant to the Escrow Agreement to be entered into by the Company, Acquiror, Acquiror Sub, the escrow agent thereunder (the "Escrow Agent") and the representative of the Company Shareholders (the "Representative") substantially in the form attached hereto as Exhibit B (the "Escrow Agreement") to provide for the post-closing adjustment described in Section 2.06 hereof (the execution and delivery of the Escrow Agreement constituting a condition of this Agreement). The Acquiror, the Company, Acquiror Sub and the Representative shall enter into the Escrow Agreement with the Escrow Agent at the Closing. In the event the person initially appointed as the Representative under
Section 2.06(a) shall be unable or unwilling to execute and deliver the Escrow Agreement as required hereunder, the Company Shareholders shall appoint another person or entity for such purpose.

          (i) Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock and cash for fractional shares, if any, as may be required pursuant to this
Article II; provided, however, that Acquiror may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation, or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.


SECTION 2.03.  Stock Transfer Books.



At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock or Company Preferred Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Acquiror for any reason shall be converted into shares of Acquiror Common Stock, any cash in lieu of fractional shares of Acquiror Common Stock to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).


SECTION 2.04.  Stock Options.



Prior to the Effective Time, the Company and Acquiror shall take such action as may be necessary or appropriate for the Acquiror, at its option, to assume or to issue a substitute option with respect to each outstanding unexpired and unexercised option to purchase shares of Company Common Stock (collectively, the "Company Options") under the Company's 1992 Stock Plan (the "Company Stock Plan"), so that at the Effective Time each Company Option will become or be replaced by an option (an "Acquiror Option") to purchase a number of whole shares of Acquiror Common Stock equal to the number of shares of Company Common Stock that could have been purchased (assuming full vesting) under the Company Option multiplied by the Exchange Ratio (and eliminating any fractional share), at a price per share of Acquiror Common Stock equal to the per-share option exercise price specified in the Company Option divided by the Exchange Ratio. Each substituted Acquiror Option shall otherwise be subject to the same terms and conditions as apply to the related Company Option. The date of grant of each substituted Acquiror Option for purposes of such terms and conditions shall be deemed to be the date on which the corresponding Company Option was granted. As to each assumed Company Option, at the Effective Time (i) all references to the Company in the stock option agreements with respect to the Company Options being assumed shall be deemed to refer to Acquiror; (ii) Acquiror shall assume all of the Company's obligations with respect to the related Company Option; and (iii) Acquiror shall issue to each holder of a Company Option a document evidencing the foregoing assumption by Acquiror. Nothing in this Section 2.04 shall affect the schedule of vesting with respect to the Company Options in accordance with the terms of the Company Stock Plan. It is the purpose and intention of the parties that, subject to applicable Law, the assumption of Company Options or the substitution of Acquiror Options for Company Options shall meet the requirements of Section 424(a) of the Code and that each assumed Company Option or the substituted Acquiror Option shall qualify immediately after the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent that the related Company Option so qualified immediately before the Effective Time and the foregoing provisions of this Section 2.04 shall be interpreted to further such purpose and intention. The Company represents and warrants that the assumption of Company Options or substitution of Acquiror Options therefor, as contemplated by this Section 2.04, may be effected pursuant to the terms of the Company Options and the Company Stock Plan without the consent of any holder of a Company Option and without liability to any such holder.


SECTION 2.05.  Dissenting Shareholders.



Subject to the terms and conditions hereof, at and after the Effective Time, any holder of shares of Company Common Stock and Company Preferred Stock who complies with Sections 1300 et seq. of the California Law (a "Dissenting Shareholder") shall be entitled to obtain payment from the Surviving Corporation of the fair value of his shares of Company Common Stock or Company Preferred Stock as determined pursuant to Sections 1300 et seq. of the California Law; provided, however, that no such payment shall be made unless and until such Dissenting Shareholder has surrendered to the Exchange Agent the Certificate representing the shares of Company Common Stock or Company Preferred Stock for which payment is being made. The Company shall give Acquiror prompt notice of any demands for appraisal or withdrawals of demands for appraisal received by the Company and any other documents obtained by the Company pursuant to the provisions of
Section 1300 et seq. of the California Law and, except with the prior written consent of Acquiror, which shall not unreasonably be withheld, shall not settle or offer to settle any such demands.


SECTION 2.06.  Post-closing Adjustment.



          (a) The shares of Acquiror Common Stock held in escrow pursuant to Section 2.02(h) hereof (the "Adjustment Escrow
Shares"),


          (i) together with any property ("Adjustment Property") that would have been distributed to the holders of such Adjustment Escrow Shares as a result of any non-taxable stock dividend, stock split, recapitalization, merger, combination or similar transaction occurring during the period (the "Post-closing Adjustment Period") beginning at the Effective Time and ending on the date (the "Adjustment Date") that ends one year after the Effective Time,


          (ii) less any Adjustment Escrow Shares (determined pursuant to Section 2.06(b)), and any Adjustment Property distributed with respect thereto, that have been applied as provided in Section 2.06(b) hereof and the Escrow Agreement in satisfaction of any amounts owing to any Indemnified Persons (as defined in Section 8.17) (an "Indemnification Amount"), and

          (iii) less any Adjustment Escrow Shares (determined pursuant to Section 2.06(b)), and any Adjustment Property distributed with respect thereto, determined pursuant to the Escrow Agreement to be necessary to provide for any claim or claims for Damages (as defined in Section 8.17) asserted in writing by one or more of the Indemnified Persons pursuant hereto during the Post-closing Adjustment Period but not finally determined as provided in Section 2.06(b) hereof and the Escrow Agreement (a "Claim Amount"), shall be delivered as soon as practicable after the Adjustment Date (and in any event within 90 days after the Adjustment Date) as set forth in the Escrow Agreement to the Representative of the Company Shareholders other than Dissenting Shareholders (such non-Dissenting Shareholders are hereinafter referred to as the "Holders"), or otherwise in accordance with written instructions provided by such Representative, for redelivery to the Holders based on each such Holder's proportionate interest immediately following the Effective Time in the Acquiror Common Stock as set forth in Schedule 2.01. Notwithstanding such delivery, any remaining Adjustment Escrow Shares (and any Adjustment Property distributed with respect thereto) held in escrow pursuant to clause (iii) above shall continue to be held by the Escrow Agent under the Escrow Agreement in accordance with the provisions of the Escrow Agreement. By their execution and delivery of this Agreement, the Company Shareholders hereby appoint David W. Chonette as Representative of the Company Shareholders (other than Dissenting Shareholders) for purposes of this Section 2.06.

          (b) The procedure set forth in the Escrow Agreement shall be used for the application of the Adjustment Escrow Shares to satisfy indemnification obligations to Indemnified Persons hereunder. The number of Adjustment Escrow Shares to which an Indemnified Person shall be entitled in respect of an Indemnification Amount or Claim Amount shall be determined by dividing (i) the Indemnification Amount or Claim Amount, as the case may be, by (ii) the Average Trading Price (provided, however, that for purposes of this subparagraph (b), if the Average Trading Price is greater than $52.02, the Average Trading Price shall be deemed to be $52.02, and if the Average Trading Price is less than $42.56, the Average Trading Price shall be deemed to be $42.56). Any portion of the Adjustment Escrow Shares applied to satisfy any indemnification obligations to Indemnified Persons hereunder shall be delivered to the Indemnified Persons (together with any Adjustment Property distributed with respect thereto) as set forth in the Escrow Agreement.

          (c) If the Adjustment Escrow Shares (together with any Adjustment Property distributed with respect thereto) are insufficient to cover the full amount of the adjustments made pursuant to Section 2.06(b) hereof, the Acquiror shall have available such other remedies as may exist at law or in equity to satisfy any claim or claims for Damages, subject to the provisions of Sections 11.01 and 11.02.

          (d) During the Post-closing Adjustment Period, the Escrow Agent under the Escrow Agreement shall (to the extent legally permissible) vote the Adjustment Escrow Shares and any other shares of stock included in the Adjustment Property in accordance with the written instructions of the Holders who would receive such shares if all of the Adjustment Escrow Shares and any other shares of stock included in the Adjustment Property were delivered to the Holders pursuant to Section 2.06(a) hereof.

          (e) Acquiror shall show the Adjustment Escrow Shares as issued and outstanding on its balance sheet after the Effective Time and such shares shall be duly authorized and validly issued under applicable state law.

          (f)  Cash dividends paid with respect to the Adjustment
Escrow Shares shall be distributed as, if and when paid to the Holders in proportion to each such Holder's proportionate interest immediately following the Effective Time in the Acquiror
Common Stock as set forth in Schedule 2.01, subject to the provisions of Section 2.02(b) and (c).


SECTION 2.07.  Closing.



Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place as soon as practicable after satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in Article IX hereof (the "Closing Date"), at the offices of Hogan & Hartson, Columbia Square, 555 13th Street, N.W., Washington, D.C. 20004, unless another date or place is agreed to in writing by the parties hereto; provided, however, that the Closing Date shall in no event be less than thirty (30) days from the initial filing of the Registration Statement (as defined in Section 8.01(a)).


                    ARTICLE III


   REPRESENTATIONS AND WARRANTIES OF THE COMPANY


Except as set forth in the Disclosure Schedule delivered by the Company to Acquiror prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule"), which shall identify exceptions by specific Section references, the Company hereby represents and warrants to Acquiror and Acquiror Sub as follows:


SECTION 3.01.  Organization and Qualification.



The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California, has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to do so would not have a Company Material Adverse Effect. The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, is or is reasonably likely to be materially adverse to the financial condition, business, results of operations or prospects of the Company. Section 3.01 of the Company Disclosure Schedule sets forth a list of the jurisdictions where the Company is duly qualified to do business as a foreign corporation.


SECTION 3.02.  Articles of Incorporation and By-Laws.



The Company has heretofore furnished to Acquiror a complete and correct copy of the Articles of Incorporation and the By-Laws of the Company, each as amended or restated and currently in effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.


SECTION 3.03.  Capitalization; Subsidiaries.



The authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock of which: (w) 4,680,234 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Company's Articles of Incorporation or By-Laws or any agreement to which the Company is a party or is bound; (x) no shares of Company Common Stock are or were held in the treasury of the Company; and (y) 753,666 shares of Company Common Stock were reserved for future issuance pursuant to outstanding employee stock options under the Company Stock Plan and (ii) 4,000,000 shares of serial preferred stock, no par value per share ("Company Preferred Stock"), of which 1,200,000 shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Company's Articles of Incorporation or By-Laws, or any agreement to which the Company is a party or is bound. Except as described in this Section 3.03, no shares of Company Common Stock are reserved for any other purpose. Since November 30, 1993, no shares of Company Common Stock have been issued by the Company, except pursuant to the exercise of outstanding options in accordance with their terms, and no shares of Company Preferred Stock have been issued since such date. Except as contemplated by this Agreement, there have been no changes in the terms of outstanding options since November 30, 1993. Each of the outstanding shares of capital stock of the Company were issued in compliance with all applicable federal and state laws concerning the issuance of securities, and, to the Company's knowledge, such shares are owned by the Company Shareholders free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever. Except as set forth in clause (i) above, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which the Company is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, the Company or obligating the Company to grant, issue or sell any shares of the capital stock of, or other equity interests in, the Company, by sale, lease, license or otherwise. The names and addresses of, and number of shares held by, all holders of Company Common Stock and Company Preferred Stock as well as similar information relating to the holders of all options, warrants or rights to purchase Company Common Stock or Company Preferred Stock are set forth in Section 3.03 of the Company Disclosure Schedule. There are no obligations, contingent or otherwise, of the Company to (x) repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock; or (y) provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person. The Company does not directly or indirectly own, nor has the Company agreed to purchase or otherwise acquire, any of the capital stock of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, capital stock of, or other equity interests in, any corporation, partnership, joint venture or other business association or entity. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any of the revenues or earnings, or any payment based thereon or calculated in accordance therewith, of the Company. The Company has no subsidiaries or equity or other interest in any entity other than those listed in Section 3.03 of the Company Disclosure Schedule. The outstanding shares of Company Preferred Stock as of the date hereof are convertible into 1,200,000 shares of Company Common Stock and no event or transaction has occurred or is expected to occur between the date hereof and the Effective Time that would increase or otherwise modify such number of shares of Company Common Stock into which such shares of Company Preferred Stock are convertible. The 1,200,000 shares of Company Preferred Stock issued and outstanding on the date hereof will be converted into an aggregate of 1,200,000 shares of Company Common Stock prior to the Effective Time in accordance with the agreement among the Company, Acquiror and Brentwood Associates V, L.P. ("Brentwood") referred to in Section 8.19. The Company has not declared any dividends on the Company Preferred Stock since the date of issuance thereof and the Conversion Price of the Company Preferred Stock (as defined in the Articles of Incorporation of the Company) is $1.67 per share, and there has been no adjustment to or readjustment of the Conversion Price or event or circumstance that would cause any such adjustment or readjustment. The Company has not engaged in any transactions that have given rise to the right of first offer set forth in
Section 7.6 of the Series A Preferred Stock Purchase Agreement dated as of July 17, 1992, between the Company and the purchasers listed on Exhibit A thereto (the "Series A Preferred Stock Purchase Agreement"). Brentwood is the only record and, to the Company's knowledge, beneficial owner of the Company Preferred Stock and, to the Company's knowledge, is the only person or entity entitled to exercise and possess rights under the Series A Preferred Stock Purchase Agreement and the Registration Rights Agreement dated as of July 17, 1992 referred to therein and executed and delivered by the parties in connection therewith (the "Registration Rights Agreement").


SECTION 3.04.  Authority.



The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the approval and adoption of this Agreement, by the holders of a majority of the outstanding shares of Company Common Stock and the holders of a majority of the outstanding shares of Company Preferred Stock in accordance with California Law and the Company's Articles of Incorporation and By-Laws). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror, Acquiror Sub and each of the Company Shareholders, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general principles of equity (whether considered in a proceeding in equity or at law). To the Company's knowledge, this Agreement has been duly executed and delivered by each of the Company Shareholders and, to the Company's knowledge, constitutes a legal and binding obligation of each Company Shareholder enforceable in accordance with its terms, subject to the exceptions described in the immediately preceding sentence.


SECTION 3.05.  No Conflict; Required Filings and Consents.



          (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Articles of Incorporation or By-Laws of the Company, (ii) subject to (x) obtaining the requisite approval and adoption of this Agreement by the holders of a majority of the outstanding shares of the Company Common Stock and the holders of a majority of the outstanding shares of Company Preferred Stock in accordance with California Law and the Company's Articles of Incorporation and By-Laws; (y) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any governmental, quasi-governmental or regulatory authority, domestic or foreign ("Governmental Entities"), pursuant to the applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of l934, as amended, and the rules and regulations thereunder (the "Exchange Act"), state securities laws and the rules and regulations thereunder ("Blue Sky Laws"), the National Association of Securities Dealers, Inc. (the "NASD"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and the filing and recordation of appropriate transaction documents as required by California Law; and (z) obtaining the consents, approvals, authorizations or permits described in Section 3.05(b) of the Company Disclosure Schedule, to the Company's knowledge, conflict with or violate any foreign or domestic federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or by which any of its properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected except for any such conflicts or violations described in clause (ii) or breaches or defaults described in clause (iii) (other than any relating to Company Contracts as defined in Section 3.11(a)) that would not have a Company Material Adverse Effect.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws, the NASD, the HSR Act, the consents, approvals, authorizations or permits described in Section 3.05(b) of the Company Disclosure Schedule and the filing and recordation of appropriate transaction documents as required by California Law or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not adversely affect the ability of the Company to consummate, or prevent or delay the consummation of, the transactions contemplated by this Agreement and where such failure would not result in losses to Acquiror or any of its affiliates (after the Effective Time) or the Company or any of its affiliates (before the Effective Time) in excess of $10,000.


SECTION 3.06.  Permits; Compliance.



          (a) The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits") except where the failure to possess such Company Permits would not have a Company Material Adverse Effect. To the Company's knowledge, all Company Permits are valid, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. To the Company's knowledge, the Company is not in conflict with, or in default or violation of, (i) any Law applicable to the Company or by which any of its properties is bound or affected or (ii) any of the Company Permits. To the Company's knowledge, the Company has not failed to remedy any such previously existing conflict, default or violation. Since December 1, 1991, the Company has not received written, or, to the knowledge of the Company, oral notice from any Governmental Entity of any such conflict, default or violation.

          (b) The Company has filed all forms, reports, statements, and other documents required to be filed with any Governmental Entities, including, without limitation, state insurance and health regulatory authorities, except where the failure to file such forms, reports, statements or other documents under this clause (b) would not have a Company Material Adverse Effect except for matters addressed in Section 3.12 or 3.13, which shall be governed by such Section 3.12 or 3.13, respectively.


SECTION 3.07.  Financial Information; Books and Records.



          (a) The Company has caused to be prepared audited balance sheets, as of November 30, 1993 and 1992, of the Company (the "Audited Balance Sheets") and the related audited statement of earnings and shareholders' equity and audited statement of cash flows of the Company for each of the three fiscal years ended November 30, 1993, 1992 and 1991 (the Audited Balance Sheets and such statements of earnings and shareholders' equity and audited statements of cash flows and any related notes and schedules are hereinafter referred to collectively as the "Audited
Statements"), in each case, audited by Deloitte & Touche, in accordance with generally accepted auditing standards. A true and complete copy of each of the Audited Statements has been delivered to Acquiror and is included as Section 3.07 to the Company Disclosure Schedule.

          (b) The Audited Statements (i) are complete and correct in all material respects and have been prepared from the books and records of the Company and (ii) fairly present the financial position of the Company and the results of its operations and its cash flows as of and for the respective time periods in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis.

          (c) The financial books and records of the Company are complete and correct and have been maintained in accordance with reasonable business practices.


SECTION 3.08.  Absence of Undisclosed Liabilities.



The Company has no liabilities or obligations (whether accrued, absolute or contingent), including but not limited to liabilities for Taxes (as defined in Section 3.13(d)), that are not reflected on, or reserved against in, the Audited Statements except (a) as described in Section 3.08 of the Company Disclosure Schedule or
(b) for liabilities or obligations incurred since November 30, 1993 in the ordinary course of business and consistent with past practice.


SECTION 3.09.  Absence of Certain Changes or Events.



Except as disclosed in Section 3.09 of the Company Disclosure Schedule, (a) since November 30, 1992, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice, and (b) since November 30, 1992, there has not been: (i) any damage, destruction or loss (not covered by insurance) with respect to any material assets of the Company; (ii) any change by the Company in its accounting methods, principles and practices, except any such change after the date of this Agreement required by a change in GAAP adopted after the date of this Agreement; (iii) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Common Stock or Company Preferred Stock or any redemption, purchase or other acquisition of any of the Company's securities or any payment by the Company to any of its affiliates; (iv) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to directors, officers or employees of the Company, except for increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice to employees of the Company who are not directors or officers of the Company; (v) any transaction or contract material to the Company or any commitment to do the same, entered into by the Company other than in the ordinary course of business and consistent with past practice; (vi) any transfer, mortgage, pledge, encumbrance or disposition by the Company of any of its assets, other than in the ordinary course of business and consistent with past practice and not material in the aggregate; (vii) any cancellation or writing off as worthless and uncollectible any inventory, debt, note or account receivable of the Company, except where previously reserved against in the Audited Statements; (viii) any receipt by the Company of written or, to the knowledge of the Company, oral notice that any material contract, agreement or arrangement to which it is a party has been or will be canceled; (ix) any issuance by the Company of any share of stock, bond, note, option, warrant or other corporate security; (x) any individual capital expenditure by the Company or commitment to make such capital expenditure in excess of $10,000; (xi) any payment or incurring of liability to pay any Taxes, assessments, fees, penalties, interest or other governmental charges, other than those arising and discharged or to be discharged in the ordinary course of business and consistent with past practice; (xii) any loans in excess of $10,000 made by the Company to any person or entity, including but not limited to, any employee, officer or director of the Company; (xiii) any incurring of indebtedness by the Company for borrowed money or commitment by the Company to borrow money other than in the ordinary course of business, consistent with past practice; (xiv) a Company Material Adverse Effect; or (xv) authorization, approval, agreement or commitment by the Company to take any action described in clauses (i) through (xiii) above.


SECTION 3.10.  Absence of Litigation.



          (a) There is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of the Company, investigation of any kind to which the Company is a party, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company, threatened nor, to the knowledge of the Company, is there any reasonable basis therefor; and (b) the Company is not subject to any consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing order or investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, in each case in this clause (b) relating to the business conducted by the Company or otherwise applicable to the Company or any of its officers or directors in connection with the business conducted by the Company.


SECTION 3.11.  Contracts; No Default.



          (a) Section 3.11(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of each contract or agreement of the Company including, without limitation, contracts or agreements between the Company, on the one hand, and one or more persons who are affiliates of each other, on the other hand (together with the contracts and agreements listed in Section 3.11(b) of the Company Disclosure Schedule, the "Company Contracts"):


          (i) involving an aggregate payment or commitment per contract or agreement on the part of the counterparty or counterparties thereto of more than $50,000 during the 12-month period ending November 30, 1993 or $50,000 during the remaining term thereof from and after the date hereof;


          (ii) with an individual or entity rendering professional health care services as an employee of or contractor to the Company under which, during the 12 month-month period ending November 30, 1993, the Company was obligated or became committed to pay in excess of $50,000 or under which, during the next 12 months, the Company is reasonably expected to pay or to become obligated to pay in excess of $50,000;

          (iii) concerning a partnership or joint venture with another person;

          (iv) concerning employment or consulting arrangements with the Company's directors, officers or employees (which arrangements, in the case of employees other than the officers and directors of the Company, provide for annual compensation in excess of $50,000 to such persons), or providing for severance payments to any such directors, officers or employees.

          (v) involving agreements or commitments with any Governmental Entity or with any labor union;

          (vi) involving any contract with independent contractors or consultants (or similar arrangements) involving a reasonably expected aggregate payment or commitment of more than $50,000 for the 12-month period ended November 30, 1993 or $50,000 during the remaining term thereof from and after the date of the Agreement or which are not cancelable without penalty or without payment;

          (vii) involving any sales agency, data processing or insurance brokerage agreements which are not cancelable without penalty upon thirty or fewer days' notice;

          (viii) involving commitments for capital expenditures in excess of $10,000 for any single project;

          (ix) involving agreements or instruments relating to the extension of credit not in the ordinary course of business and consistent with past practice;

          (x) involving agreements of guaranty in respect of any obligation for borrowed money or otherwise;

          (xi) involving agreements with any affiliate of the Company;

          (xii)  with a supplier or distributor of the Company; and


          (xiii) involving all other contracts, agreements, commitments, or arrangements (including arrangements with sole source suppliers) whether or not made in the ordinary course of business which are material to the Company or the conduct of its business or the absence of which would have a Company Material Adverse Effect.


The Company has made available to Acquiror, or given access to Acquiror to inspect, copies of all written Company Contracts (including all amendments thereto). Section 3.11(a) of the Company Disclosure Schedule includes a description of all material terms of all unwritten Company Contracts.

          (b) Section 3.11(b) of the Company Disclosure Schedule lists each contract or agreement to which the Company or any of its affiliates is a party limiting the right of the Company or any of its affiliates prior to the Effective Time, or Acquiror or any of its affiliates at or after the Effective Time, to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or any of its affiliates prior to the Effective Time, or Acquiror or any of its affiliates after the Effective Time.

          (c) Each Company Contract, and each other contract or agreement of the Company which would have been required to be disclosed in Section 3.11(a) of the Company Disclosure Schedule had such contract or agreement been entered into prior to the date of this Agreement, is, to the Company's knowledge, in full force and effect and is a legal, valid and binding contract or agreement and there is (i) no default (or any event which, with the giving of notice or lapse of time or both, would be a default) by the Company or, to the Company's knowledge, any other party, in the timely performance of any obligation to be performed or paid under any of the Company Contracts or any such other contract or agreement, (ii) to the knowledge of the Company, no threat of cancellation or termination of any Company Contract, or (iii) no written or oral modification or amendment or reasonably expected change to any Company Contract, except as specifically described in Section 3.11(a) of the Company Disclosure Schedule.


SECTION 3.12.  Employee Benefit Plans; Labor Matters.



          (a) Section 3.12(a) of the Company Disclosure Schedule lists each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), applicable to employees of the Company to which the Company has contributed or under which the Company has any material liability (the "Company Benefit Plans"). The Company has delivered to Acquiror a true and correct copy of (i) the three most recent annual reports (Form 5500 series) filed with the United States Internal Revenue Service (the "IRS") with respect to each Company Benefit Plan,
(ii) each such Company Benefit Plan document, (iii) each trust agreement or other funding vehicle relating to each such Company Benefit Plan, (iv) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, and (v) the most recent determination letter issued by the IRS with respect to any Company Benefit Plan qualified under
Section 401(a) of the Code.

          (b) Except as set forth in Section 3.12(a) of the Company Disclosure Schedule: (i) the terms of, and benefits provided under, the Company Benefit Plans have not been changed since December 1, 1992, except as required by Law or by the terms of the Company Benefit Plans as in effect on December 1, 1992;
(ii) none of the Company Benefit Plans is a multiemployer pension plan as defined in Section 3(37) of ERISA; (iii) none of the Company Benefit Plans promises or provides for medical or life insurance benefits to any person after termination of employment other than as required by Sections 601 through 608 of ERISA;
(iv) as to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, the Company has received a favorable determination letter from the IRS to the effect that such Company Benefit Plan is so qualified and nothing has occurred since the date of such letter to affect the qualified status of such Company Benefit Plan; (v) no plan or arrangement of the Company (including the Company Benefit Plans) in effect on the date hereof provides, separately or in the aggregate, for any payment that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, or for which the Company would not be entitled to a deduction under the Code, assuming closing of the transactions contemplated by this Agreement; (vi) each Company Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of applicable Law and has been funded, or adequately reserved or provided for in the Audited Statements, with respect to all accrued benefits thereunder; (vii) except for the payment of benefits provided for under the terms of the Company Benefit Plans, the Company has not incurred, and does not reasonably expect to incur, any material liability under the terms of such Company Benefit Plans or any other applicable Law; and
(viii) none of the Company Benefit Plans is subject to Title IV of ERISA, and the Company has not incurred, and does not reasonably expect to incur, any direct or indirect liability under or by operation of Title IV of ERISA.

          (c) Section 3.12 (c) of the Company Disclosure Schedule lists, as of the date of this Agreement, all collective bargaining or other labor union contracts to which the Company is a party or by which it is bound that are applicable to persons employed by the Company. There is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company which may interfere with the business activities of the Company. To the Company's knowledge, neither the Company nor its representatives or employees has committed any unfair labor practices (as defined in 29 U.S.C. Section 158(a)) in connection with the operation of the business of the Company, and there is no pending or, to the knowledge of the Company, threatened charge or complaint against the Company by the National Labor Relations
Board or any comparable state agency.


SECTION 3.13.  Taxes.



          (a)  (i)   All Returns (as defined below) in respect of
Taxes (as defined below) required to be filed by or on behalf of the Company prior to the date hereof and any state Tax return that includes the Company on a consolidated, combined or unitary basis have been timely filed, and no extension of time within which to file any such Return has been requested, which Return has not since been filed; (ii) all Taxes required to be shown on such Returns or otherwise due or payable by the Company prior to the date of this Agreement have been timely paid and all payments of estimated Taxes required to be made by or on behalf of the Company under Section 6655 of the Code or any comparable provision of state, local or foreign law prior to the date of this Agreement for the current taxable years of the Company have been made; (iii) all such Returns are true, correct and complete;
(iv) no adjustment relating to any of such Returns has been proposed in writing by any Tax authority and, to the Company's knowledge, no basis exists for any such adjustment; (v) there are no outstanding subpoenas with respect to any Returns of the Company or the Taxes reflected on such Returns; (vi) there are no pending or threatened actions or proceedings for the assessment or collection of Taxes against the Company or, to the Company's knowledge, any corporation that was included in the filing of a Return with the Company on a consolidated, combined or unitary basis with respect to any period for which such corporation was so included; (vii) the Company does not have and never has had any subsidiaries or other corporate affiliates; (viii) no consent under Section 341(f) of the Code has been filed with respect to the Company; (ix) there are no Tax liens on any assets of the Company other than liens for Taxes not yet due or payable or which the Company is contesting in good faith through appropriate proceedings which are disclosed in Section 3.13(a) of the Company Disclosure Schedule; (x) neither the Company nor any affiliate of the Company is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code; (xi) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired; (xii) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xiii) the Company does not owe any amount pursuant to any Tax sharing agreement or arrangement, and the Company will not have any liability after the date hereof in respect of any Tax sharing agreement or arrangement executed or agreed to prior to the date hereof with respect to any company that has been sold or disposed of by the Company, whether any such agreement or arrangement is written or unwritten; (xiv) all Taxes required to be withheld, collected or deposited by the Company have been timely withheld, collected or deposited and, to the extent required prior to the date hereof, have been paid to the relevant Tax authority; (xv) any adjustment of Taxes of the Company made by the IRS that is required to be reported to any state, local or foreign Tax authority timely has been so reported; and (xvi) the books and records of the Company reflect reserves that are adequate for the payment of all Taxes not yet due and payable that are properly accruable thereon as of the date hereof (including Taxes being contested), and there is no difference between the amounts of the book basis and the tax basis of assets (net of liabilities) that is not accounted for by an accrual on the books for federal income tax purposes.

          (b) (i) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company may be subject;
(ii) the Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code; (iii) the Company has not had any income reportable for a period ending after the Closing but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending at or prior to the Closing which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction involving in excess of $50,000 in any case); and (iv) there are no written requests for rulings currently outstanding that could affect the Taxes of the Company, or any similar matters pending with respect to any Tax authority.

          (c) (i) Section 3.13(c) of the Company Disclosure Schedule lists all income, franchise and similar Returns (federal, state, local and foreign) filed on behalf of the Company for taxable periods ended on or after January 1, 1989, indicates the most recent income, franchise or similar Return for each relevant jurisdiction for which an audit has been completed and indicates all Returns that currently are the subject of audit; (ii) the Company has made available and, when requested, has delivered to Acquiror correct and complete copies of all federal, state and foreign income, franchise, sales and use, and real and personal property Tax Returns and made available all other Returns, elections relating to Taxes of the Company, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 1989;
(iii) the Company has delivered to Acquiror a true and complete copy of any Tax sharing or allocation agreement or arrangement to which the Company is a party and a true and complete description of any such agreement or arrangement that is unwritten or informal; (iv) Section 3.13(c) of the Company Disclosure Schedule sets forth information with respect to the Company as of the most recent practicable date (and, in each case, specifying such date) regarding the aggregate tax basis of the Company in its assets.

          (d) For purposes of this Agreement, "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, and other governmental assessments and impositions of a similar kind, payable to any federal, state, local or foreign governmental taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and
(iii) interest, penalties and additions to tax imposed with respect thereto; and "Returns" shall mean any and all returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other Governmental Entity or Tax authority or agency, whether domestic or foreign, including without limitation, consolidated, combined and unitary tax returns.


SECTION 3.14.  FDA and Other Regulatory Compliance.



Schedule 3.14 of the Company Disclosure Schedule sets forth a complete and accurate list, referencing relevant records and documents, for the last five years, of (a) all Food and Drug Administration ("FDA") and any other Governmental Entity inspector lists of observations or similar documents made at inspections, including, but not limited to, Form(s) FDA-483, with respect to the Company; (b) Regulatory or Warning Letters, Notices of Adverse Findings or Section 305 notices issued by the Food and Drug Administration or any similar letters or notices issued by any other Governmental Entity to the Company; (c) all United States Pharmacopoeia product problem reporting program complaints or reports and MedWatch FDA forms 3500, device experience network complaints received by the Company and Medical Device Reports ("MDRs") filed by the Company; (d) all product recalls and safety alerts conducted by or issued to the Company;
(e) any civil penalty actions begun by FDA or any other Governmental Entity against the Company and known about by the Company; and (f) all 510(k) substantial equivalence letters or premarket approval ("PMA") letters (hereinafter jointly referred to as "approvals") for devices sold by the Company and all assurances, written and/or oral, that any modifications to devices subject to such 510(k)s or PMAs remain covered by such FDA and any other Governmental Entity approvals. The Company has delivered to Acquiror copies of all documents referred to in
Section 3.14 of the Company Disclosure Schedule. The Company has obtained all consents, approvals, certifications, authorizations and permits of, and has made all filings with, or notifications to, all Governmental Entities pursuant to applicable requirements of all FDA laws, rules and regulations, and all corresponding state and, to the Company's knowledge, foreign laws, rules and regulations applicable to the Company and relating to its medical device business. To the Company's knowledge, the Company is in compliance with all FDA laws, rules and regulations, and all corresponding state and, to the Company's knowledge, foreign laws, rules and regulations (including Good Manufacturing Practices) relating to medical device manufacturers and distributors or otherwise applicable to the Company's business and the Company has no reason to believe that any of its consents, approvals, authorizations, registrations, certifications, permits, filings or notifications which it has received or made to operate its business have been or are being revoked or questioned. To the Company's knowledge, there is no investigation or inquiry pending or threatened relating to the operation of the Company's business and its compliance with applicable Laws relating to its medical device business.


SECTION 3.15.  Customers.



To the Company's knowledge, the relationships of the Company with its customers are good commercial working relationships. During the 12 months prior to the date of this Agreement, no customer of the Company which accounted for in excess of $50,000 of the revenues of the Company during such 12 months has canceled or otherwise terminated its relationship with the Company.


SECTION 3.16.  Certain Business Practices and Regulations.



Neither the Company, nor any of its officers, directors, or to the Company's knowledge, its shareholders, employees or agents has (i) made or agreed to make any contribution, payment or gift to any customer, supplier, governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any Law, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on its books and records for any reason,
(iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state or local public office in violation under any Law, or (iv) engaged in any activity constituting fraud or abuse under the Laws relating to healthcare, insurance or the regulation of professional corporations. In addition, to the Company's knowledge, it has (a) complied in all material respects with all applicable Laws relating to employee and civil rights and relating to employment opportunities and (b) filed in a timely manner all reports and documents required to be filed with Governmental Entities (and the information contained therein was correct and complete in all material respects) under applicable Law.


SECTION 3.17.  Insurance.



Section 3.17 of the Company Disclosure Schedule lists all policies of title, asset, fire, hazard, casualty, liability, life, worker's compensation and other forms of insurance of any kind owned or held by the Company. All such policies: (a) are with insurance companies reasonably believed by the Company to be financially sound and reputable; (b) are, to the Company's knowledge, in full force and effect; (c) are sufficient for compliance by the Company with all requirements of law and of all material agreements to which the Company is a party; (d) are, to the Company's knowledge, valid and outstanding policies enforceable against the insurer; (e) insure against risks of the kind customarily insured against by companies engaged in similar businesses and provide adequate insurance coverage for the businesses and assets of the Company; and (f) provide that they will remain in full force and effect through the respective dates set forth in Section 3.17 of the Company Disclosure Schedule.


SECTION 3.18.  Potential Conflicts of Interest.



None of the officers or directors of the Company, or any entity controlled by any of the foregoing or any member of the immediate family of any of the foregoing and, with respect to subparagraphs
(b), (c), (d), (e) and (f), none of the other employees of the Company with salaries in excess of $60,000 and/or a member of their immediate families:


          (a) owns, directly or indirectly, any interest in (except for stock holdings not in excess of two percent (2%) held solely for investment purposes in securities which are listed on a national securities exchange or which are regularly traded in the over-the-counter market), or is an owner, sole proprietor, stockholder, partner, director, officer, employee, provider, consultant or agent of any person which is a competitor, lessor, lessee or customer of, or supplier of goods or services to, the Company, except where the value to such individual of any such arrangement with the Company has been less than $10,000 in the last 12 months;


          (b) owns directly or indirectly, in whole or in part, any real property, leasehold interests, tangible property or intangible property with a fair market value of $10,000 or more which the Company currently uses in its business;

          (c) to the Company's knowledge, has any cause of action or other suit, action or claim whatsoever against, or owes any amount to the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Company Benefit Plans and similar matters; or

          (d) has sold to, or purchased from, the Company any assets or property for consideration in excess of $10,000 in the aggregate since January 1, 1990;

          (e) is a party to any contract or participates in any arrangement, written or oral, pursuant to which the Company provides office space to any such individual or entity, or provides services of any nature to any such individual or entity, except where such individual is an employee of the Company, in each case, where the amount involved has been greater than $10,000 in the last 12 months or is reasonably expected to be greater than $10,000 in the 12 months following the date hereof;
     or


          (f) has, since January 1, 1990, engaged in any other material transaction with the Company (other than in connection with such person's employment relationship, if any).


As used in this Section 3.18, a person's immediate family shall mean such person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law.


SECTION 3.19.  Accounting and Tax Matters.



          (a) At least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger will be held by the Company at the Effective Time. For the purpose of determining the percentage of the Company's net and gross assets held by the Company at the Effective Time, the following assets will be treated as property held by the Company immediately prior to but not at the Effective
Time: (i) assets disposed of by the Company prior to the Merger and in contemplation thereof (including without limitation any asset disposed of by the Company, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with the Acquiror regarding the Merger (the "Pre-Merger Period")),
(ii) assets used by the Company to pay shareholders perfecting dissenters' rights or other expenses or liabilities incurred in connection with the Merger and (iii) assets used to make distributions, redemptions or other payments in respect of the Company Common Stock or Company Preferred Stock or rights to acquire such stock (including payments treated as such for tax purposes but excluding regular, normal dividends) that are made in contemplation of the Merger or related thereto.

          (b) The Company has no knowledge of, and believes that there does not exist, any plan or intention on the part of the Company's shareholders (a "Plan") to engage in a sale, exchange, transfer, distribution (including, without limitation, a distribution by a partnership to its partners or by a corporation to its shareholders), pledge, disposition or any other transaction which results in a reduction in the risk of ownership or a direct or indirect disposition (a "Sale") of a number of shares of Acquiror Common Stock to be issued to such shareholders in the Merger, which would reduce the Company's shareholders' ownership of Acquiror Common Stock to a number of shares having an aggregate fair market value, as of the Effective Time of the Merger, of less than fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of Company Common Stock. For purposes of this paragraph, shares of Company Common Stock (i) with respect to which a Company Shareholder receives consideration in the Merger other than Acquiror Common Stock (including, without limitation, cash received pursuant to the exercise of dissenters' rights or in lieu of fractional shares of Acquiror Common Stock) and/or
(ii) shares of Company Common Stock or Company Preferred Stock with respect to which a Sale occurs prior to and in contemplation of the Merger, shall be considered shares of outstanding Company Common Stock exchanged for Acquiror Common Stock in the Merger and then disposed of pursuant to a Plan.

          (c)  No shares of Company Common Stock or Company
Preferred Stock have been owned during the past five years by Acquiror.

          (d) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (e) As of the Effective Time, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

          (f) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section
368(a)(3)(A) of the Code.

          (g) The Company has not taken or agreed to take any action that would prevent the transactions contemplated by this Agreement from being effected as a pooling of interests.


SECTION 3.20.  Receivables; Inventories.



The accounts receivable of the Company shown on the Audited Balance Sheets or thereafter acquired by the Company, have been collected or are collectible in amounts not less than the amounts thereof carried on the books of the Company, without right of recourse, defense, deduction, counterclaim, offset or setoff on the part of the obligor, and can reasonably be expected to be collected within 120 days of the date incurred, except for an allowance of $36,000 for doubtful accounts plus an additional $25,000. Except as set forth in Section 3.20 of the Company Disclosure Schedule, the accounts receivable of the Company acquired after November 30, 1993 have been collected or are collectible in amounts not less than the face amount thereof less an allowance of $36,000 for doubtful accounts plus an additional $25,000, without right of recourse, defense, deduction, counterclaim, offset or setoff on the part of the obligor, and can reasonably be expected to be collected within 120 days of the date incurred. The inventories reflected in the Financial Statements and those inventories held by the Company on the date hereof are in good, merchantable and usable condition and have been reflected in the Financial Statements at the lower of cost or market, in accordance with GAAP, and include no obsolete or discontinued items, except to the extent reserved against in the Financial Statements or except as disclosed in Section 3.20 of the Company Disclosure Schedule.


SECTION 3.21.  Real Property; Leases.



          (a) Section 3.21(a) of the Company Disclosure Schedule lists all of the Real Property (as defined below) currently used by the Company and its officers and directors in the course of the Company's business, and all such Real Property is suitable and adequate for the uses for which it is currently devoted. The Company does not own any Real Property except to the extent that its leasehold interests constitute ownership.

          (b) To the Company's knowledge, all buildings, structures, fixtures and other improvements on the Real Property are in good repair, free of defects (latent or patent), and fit for the uses to which they are currently devoted. To the Company's knowledge, all such buildings, structures, fixtures and improvements on the Real Property conform to all Laws. To the Company's knowledge, the buildings, structures, fixtures and improvements on each parcel of the Real Property lie entirely within the boundaries of such parcel of the Real Property as set forth in Section 3.21(a) of the Company Disclosure Schedule, and no structures of any kind encroach on the Real Property.

          (c)  To the Company's knowledge, none of the Real
Property is subject to any Other Agreement (as defined below) or other restriction of any nature whatsoever (recorded or unrecorded) preventing or limiting the Company's right to use it.

          (d) To the Company's knowledge, no portion of the Real Property or any building, structure, fixture or improvement thereon is the subject of, or affected by, any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending, and the Company has no knowledge that any of the foregoing are, or will be, the subject of, or affected by, any such proceeding.

          (e) The Real Property has direct and unobstructed access to adequate electric, gas, water, sewer and telephone lines, and public streets, all of which are adequate for the uses to which the Real Property is currently devoted.

          (f) Section 3.21(f) of the Company Disclosure Schedule lists and briefly describes all leases and Other Agreements under which the Company is lessee or lessor of any Asset (as defined below), or holds, manages or operates any Asset owned by any third party, or under which any Asset owned by the Company is held, operated or managed by a third party. The Company is the owner and holder of all the leasehold estates purported to be granted by the Documents (as defined below) described in the Company Disclosure Schedule to it and is the owner of all equipment, machinery and other Assets thereon or in buildings and structures thereon, in each case free and clear of all Encumbrances (as defined below). Each such lease and Other Agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto and grants the leasehold estate it purports to grant free and clear of all Encumbrances. All necessary governmental approvals with respect thereto have been obtained, all necessary filings or registrations therefor have been made, and there have been no threatened cancellations thereof and there are no outstanding disputes thereunder. The Company has in all material respects performed all obligations thereunder required to be performed by it to date. To the Company's knowledge, no party is in default in any material respect under any of the foregoing, and, to the Company's knowledge, there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. All of the Assets subject to such leases are in good operating condition and repair, normal wear and tear excepted.

          (g) "Real Property" means the real property owned or used by the Company as of November 30, 1993, and any additional real property owned or used since that date and set forth on
Section 3.21(a) of the Company Disclosure Schedule; "Encumbrance" means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, Other Agreement, claim or equity of any kind; "Other Agreements" means any concurrence of understanding and intention between two or more persons (or entities) with respect to their relative rights and/or obligations or with respect to a thing done or to be done (whether or not conditional, executory, express, implied, in writing or meeting the requirements of contract), including, without limitation, contracts, leases, promissory notes, covenants, easements, rights of way, covenants, commitments, arrangements and understandings; "Assets" means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property; and "Documents" means any paper or other material (including, without limitation, computer storage media) on which is recorded (by letters, numbers or other marks) information that may be used, including, without limitation, legal opinions, mortgages, indentures, notes, instruments, leases, Other Agreements, insurance policies, reports, studies, financial statements (including, without limitation, the notes thereto), other written financial information, schedules, certificates, charts, maps, plans, photographs, letters, memoranda and all similar materials.


SECTION 3.22.  Books and Records.



The books of account, stock records, minute books and other records of the Company are complete and correct and have been maintained in accordance with good business practices, and the matters contained therein are appropriately and accurately reflected in the Financial Statements.


SECTION 3.23.  Title to Assets.



Except as otherwise noted in Section 3.23 of the Company Disclosure Schedule, the Company is the sole owner of and has, and at the Effective Time will have, good title to all of its assets, free and clear of all liens, mortgages, security interests, encumbrances, restrictions, agreements, defects or equities of any kind. All material tangible assets of the Company are in good operating condition and repair, normal wear and tear excepted.


SECTION 3.24.  No Infringement or Contest.



Section 3.24 of the Company Disclosure Schedule (i) identifies each fictitious business name, trademark, service mark, trade name, copyright and all registrations and applications for any of the foregoing owned or used by the Company; (ii) lists each patent, invention, industrial model, process, design and all registrations and applications for any of the foregoing owned or used by the Company; and (iii) lists all contracts and other agreements to which the Company is a party, either as licensee or licensor, for each such item of intangible personal property.
Using its best efforts, the Company has delivered to Acquiror a list of all trade secrets of the Company and certain related information. None of the Company's affiliates, including any of its shareholders, has any interest in, owns, possesses or otherwise holds in any manner any patent, invention, industrial model, process, design, registration, application, know-how, or other technical data, trade secret or other business information used by the Company. To the Company's knowledge, all patents, copyrights, trademarks, state, federal and foreign registrations and applications, and other rights and property listed in
Section 3.24 of the Company Disclosure Schedule are valid and in full force and effect and are not subject to any taxes, maintenance fees, or actions falling due within ninety (90) days after the date hereof. The Company owns or has the irrevocable right to use all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, trade dress, labels and logos developed or used in connection with the business now operated by it. The Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets. To the Company's knowledge, all trade secrets of the Company are presently valid and protectible, and are not part of the public knowledge or literature, nor to the knowledge of the Company have they been used, divulged, or appropriated for the benefit of any person other than the Company or to the detriment of the Company. The Company has not received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing, and there is no claim, action, suit or proceeding pending or, to the knowledge of the Company, threatened or reasonably anticipated against the Company with respect thereto. Except as set forth in
Section 3.24 of the Company Disclosure Schedule, the Company is not required to pay any royalty to anyone with respect to any such patent, patent right, license, invention, copyright, know-how, trademark, service mark, trade name, trade dress, label or logo owned or used by the Company. The Company irrevocably possesses the right to use all such trademarks, service marks, trade names, trade dress, labels and logos necessary for the conduct of its business and, to the Company's knowledge, such use has not and will not conflict with, infringe upon, or violate any patent or other proprietary right of any other person, and the Company has not infringed or is not now infringing any proprietary rights belonging to any other person.


SECTION 3.25.  Board Recommendation.



At a meeting duly called and held in compliance with California Law, the Board of Directors of the Company has adopted by unanimous vote a resolution (i) determining that the Merger is fair to the holders of Company Common Stock and Company Preferred Stock and is in the best interests of such Company Shareholders and (ii) approving and adopting this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby and recommending approval and adoption of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby by the shareholders of the Company.


SECTION 3.26.  Vote Required.



The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and the holders of a majority of the outstanding shares of Company Preferred Stock are the only votes of the holders of any class or series of capital stock of the Company necessary to approve the transactions contemplated under this Agreement and the Agreement of Merger.


SECTION 3.27.  Banks; Attorneys-in-fact.



Section 3.27 of the Company Disclosure Schedule sets forth a complete list showing the name of each bank or other financial institution in which the Company has accounts (including a description of the names of all persons authorized to draw thereon or to have access thereto). Such list also shows the name of each person holding a power of attorney from the Company and a brief description thereof.


SECTION 3.28.  Affiliate Agreements.



In accordance with Section 8.07, the officers, directors and certain shareholders of the Company specified in Section 3.28 of the Company Disclosure Schedule ("Company Affiliates") have agreed to execute and deliver the affiliate agreements in substantially the form attached hereto as Exhibit C (the "Affiliate Agreements") and each such Affiliate Agreement, when so executed and delivered, will, to the knowledge of the Company, constitute a legal, valid and binding obligation of the respective Company Affiliate who is a party thereto, enforceable against such Company Affiliate in accordance with its terms. Except as set forth in Section 3.28 of the Company Disclosure Schedule, there are no affiliates of the Company as of the date hereof as that term is used in Securities and Exchange Commission (the "SEC") Accounting Series Release Nos. 130 and 135 and SEC Rule 145.


SECTION 3.29.  Brokers.



No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.


SECTION 3.30.  Environmental Matters.



          (a) The Company has complied and is in compliance with, and the Real Property and all improvements thereon during the Company's occupation of the Real Property are in compliance with, all Environmental Laws (as defined below), except where the failure to comply would not have an Environmental Adverse Effect (as defined below).

          (b) There are no pending or, to the Company's knowledge, threatened actions, suits, claims, legal proceedings or other proceedings based on, and neither the Company, nor any officer, director or, to the Company's knowledge, any Company Shareholder has directly or indirectly received any formal or informal notice of, any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any governmental authority or any other person or entity or knows of any incidents which are reasonably likely to form the basis for any such actions or notices arising out of or attributable to: (i) the current or past presence at any part of the Real Property of Hazardous Materials (as defined below) or any substances that pose a hazard to human health or an impediment to working conditions; (ii) the current or past release or threatened release by the Company into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions;
(iii) the off-site treatment or disposal of Hazardous Materials by or for the Company, its businesses or Assets; (iv) any facility operations, procedures or designs of the Company which do not conform to requirements of the Environmental Laws; or (v) any violation of Environmental Laws at any part of the Real Property during the Company's occupation thereof or otherwise arising from the Company's activities involving Hazardous Materials, in each case other than those which would not have an Environmental Adverse Effect.

          (c) The Company has been duly issued, and currently has and will maintain through the Effective Time, all permits, licenses, certificates and approvals required under any Environmental Law. A true and complete list of such permits, licenses, certificates and approvals, all of which are, to the knowledge of the Company, valid and in full force and effect, is set out in Section 3.30(c) of the Company Disclosure Schedule. Except in accordance with such permits, licenses, certificates and approvals, there has been no discharge by the Company of any other material regulated by such permits, licenses, certificates or approvals, nor any other Hazardous Discharge (as defined below).

          (d) To the Company's knowledge, the Real Property contains no underground storage tanks, or underground piping associated with such tanks, used currently or in the past for the storage, throughput or other management of Hazardous Materials.

          (e) The Company has furnished to Acquiror accurate and complete information in the Company's possession pertaining to the operations of the Company and compliance with Environmental
Laws by the Company.

          (f) The Company will promptly furnish to Acquiror written notice of any Hazardous Discharge or of any actions or notices described in Section 3.30(b) occurring after the date hereof and prior to the Effective Time which are not disclosed on the Company Disclosure Schedule.

          (g) To the Company's knowledge, neither PCBs (as defined below) nor asbestos-containing materials are present on or in the Real Property.

          (h) "Environmental Laws" means any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), including any regulations or orders promulgated pursuant to such Laws previously in effect or in effect at the Effective Time, relating to the protection of human health or the environment, to noise control, or to the generation, production, use, storage, treatment, transportation, disposal, release, spilling, leaking, discharging or emitting of Hazardous Materials; "Environmental Adverse Effect" means any situation involving compliance and/or non-compliance with Environmental Laws that, individually or when taken with all other such situations, could result in any losses, costs, damages, liabilities, expenses or payments by the Company (before the Effective Time) or by the Surviving Corporation (after the Effective Time) in connection with the remediation of any such situation and/or any fines, taxes, assessments, fees, penalties, losses, costs, damages, liabilities, expenses or other payments related thereto in excess of $50,000; "Hazardous Materials" means any wastes, substances or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants or contaminants, including, without limitation, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws, and includes PCBs, asbestos, lead-based paints, and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof);
"Hazardous Discharge" means any emission, spill, release or discharge (whether on Real Property, on property adjacent to the Real Property, or at any other location or disposal site) into or upon the air, soil or improvements, surface water or ground water, or the sewer, septic system, or waste treatment, storage or disposal systems servicing the Real Property, in each case of Hazardous Materials used, stored, generated, treated or disposed of at the Real Property; and "PCBs" means polychlorinated biphenyls.


SECTION 3.31.  Disclosure.



          (a) None of the information supplied by the Company expressly for inclusion (and so included or relied on for information included) in (i) the Registration Statement (as defined in Section 8.01(a)) and (ii) the Proxy Statement (as defined in Section 8.01(a)), at the respective times that (i) the Registration Statement is filed with the SEC, (ii) the Registration Statement becomes effective, (iii) the Proxy Statement is mailed and (iv) any meeting of shareholders (and any adjournment thereof) is held to consider, or written consents are effective with respect to approval of, the transactions contemplated by this Agreement, shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (b) All facts of material importance to the business and prospects of the Company have been fully and truthfully disc-losed to Acquiror in this Agreement. No representation or warranty by the Company, and no document, statement, certificate, schedule or exhibit furnished or to be furnished to Acquiror pursuant to this Agreement or otherwise in connection therewith, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained therein not misleading. The Company has previously provided to the Acquiror its current business plan, which was prepared in good faith and on the basis of reasonable assumptions, which have been fully disclosed to Acquiror, and, to the Company's knowledge, no events or circumstances have occurred that would lead the Company and its officers and directors to believe that any changes are required in the assumptions underlying such business plan.


SECTION 3.32.  Company Shareholders.



Except as set forth in Section 3.32 of the Company Disclosure
Schedule, all holders of Company Common Stock and Company
Preferred Stock are residents of the State of California.


                    ARTICLE IV


        REPRESENTATIONS AND WARRANTIES
         OF THE COMPANY SHAREHOLDERS


Except as set forth in the Company Disclosure Schedule delivered to Acquiror by the Company prior to the execution and delivery of this Agreement, which shall identify exceptions by specific Section references, each of the Company Shareholders hereby severally but not jointly represent and warrant to the Acquiror and Acquiror Sub that to such Company Shareholder's knowledge, no representation or warranty by the Company, and no document, statement, certificate, schedule or exhibit furnished or to be furnished to Acquiror pursuant to this Agreement or otherwise in connection therewith, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained therein not misleading.


                    ARTICLE V


        REPRESENTATIONS AND WARRANTIES OF
           THE SCHEDULE 2 SHAREHOLDERS


Except as set forth in the Company Disclosure Schedule delivered to Acquiror by the Company prior to the execution and delivery of this Agreement, which shall identify exceptions by specific Section references, those shareholders of the Company named on
Schedule 2 hereto (the "Schedule 2 Shareholders") hereby severally but not jointly represent and warrant to Acquiror and Acquiror Sub that the representations and warranties contained in Sections 3.07, 3.08, 3.22, 3.31(a) and the first and third sentences of Section 3.31(b) are true and correct.


                    ARTICLE VI


         REPRESENTATIONS AND WARRANTIES
          OF ACQUIROR AND ACQUIROR SUB


Except as set forth in the Disclosure Schedule delivered by Acquiror and Acquiror Sub to the Company prior to the execution and delivery of this Agreement (the "Acquiror Disclosure Schedule"), which shall identify exceptions by specific Section references, Acquiror and Acquiror Sub hereby jointly and severally represent and warrant to the Company as follows:


SECTION 6.01.  Organization and Qualification; Subsidiaries.



Each of Acquiror, Acquiror Sub and Acquiror's Significant Subsidiaries (as defined in Section 11.04(h)) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and each of Acquiror and its Significant Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to do so would not have an Acquiror Material Adverse Effect. The term "Acquiror Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, is or is reasonably likely to be materially adverse to the financial condition, business or results of operations of Acquiror and its subsidiaries, taken as a whole.


SECTION 6.02.  Articles of Incorporation and By-Laws.



Acquiror has heretofore furnished to the Company a complete and correct copy of the Articles of Incorporation and the By-Laws, as amended or restated, of each of Acquiror and Acquiror Sub.
Neither Acquiror nor Acquiror Sub is in violation of any of the provisions of its Articles of Incorporation or By-Laws.


SECTION 6.03.  Authority.



Each of Acquiror and Acquiror Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and Acquiror Sub, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and Acquiror Sub and, assuming the due authorization, execution and delivery by the Company and the Company Shareholders, constitutes a legal, valid and binding obligation of Acquiror and Acquiror Sub in accordance with its terms, except as such enforceability may be subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general principles of equity (whether considered in a proceeding in equity or at law).


SECTION 6.04.  No Conflict; Required Filings and Consents.



          (a) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub shall not, (i) conflict with or violate the Articles of Incorporation or By-Laws or equivalent organizational documents of Acquiror, Acquiror Sub or any of Acquiror's Significant Subsidiaries, (ii) subject to
(x) obtaining the consents, approvals, authorizations and permits of, and making filings or notifications to, any Governmental Entities pursuant to the applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the NASD, the HSR Act and the filing and recordation of appropriate merger documents as required by California Law and (y) obtaining the consents, approvals, authorizations or permits described in
Section 6.04(b) of the Acquiror Disclosure Schedule, conflict with or violate any Laws applicable to Acquiror, Acquiror Sub or any of Acquiror's Significant Subsidiaries or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Acquiror, Acquiror Sub or any of Acquiror's Significant Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror, Acquiror Sub or any of Acquiror's Significant Subsidiaries is a party or by which Acquiror, Acquiror Sub or any of Acquiror's Significant Subsidiaries or any of their respective properties is bound or affected, except for any such conflicts or violations described in clause (ii) or any breaches or defaults described in clause
(iii) that would not have an Acquiror Material Adverse Effect.

          (b) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the NASD, the HSR Act, the consents, approvals, authorizations or permits described in Section 6.04(b) of the Acquiror Disclosure Schedule and the filing and recordation of appropriate merger documents as required by California Law or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not adversely affect the ability of Acquiror to consummate, or prevent or delay the consummation of, the transactions contemplated by this Agreement.


SECTION 6.05.  Absence of Litigation.



          (a) There is no claim, action, suit, litigation, proceeding, arbitration, or, to the knowledge of Acquiror, investigation of any kind to which Acquiror or any of its Significant Subsidiaries are a party, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of Acquiror, threatened, except for claims, suits, litigations, proceedings, arbitrations or investigations which individually or in the aggregate cannot reasonably be expected to have an Acquiror Material Adverse Effect; and (b) neither Acquiror nor any of its Significant Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Acquiror, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders, except for such matters which are not reasonably expected to have an Acquiror Material Adverse Effect.


SECTION 6.06.  Ownership of Acquiror Sub; No Prior Activities.



          (a) Acquiror Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

          (b) As of the Effective Time, all of the outstanding capital stock of Acquiror Sub will be owned directly by Acquiror. As of the Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Acquiror Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Acquiror Sub or obligating Acquiror Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Acquiror Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Acquiror Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Acquiror Sub.

          (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Acquiror Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.


SECTION 6.07.  Brokers.



No broker or finder (other than Grayson & Co.) or investment banker (other than Cowen & Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.


SECTION 6.08.  SEC Reports.



Acquiror has filed all forms, reports, statements and other documents required to be filed with the SEC since January 1, 1991 by Acquiror, including, without limitation, (A) all Annual Reports on Form 10-K, (B) all Quarterly Reports on Form 10-Q, (C) all proxy statements relating to meetings of shareholders (whether annual or special), (D) all reports on Form 8-K, (E) all other reports or registration statements and (F) all amendments and supplements to all such reports and registration statements (collectively, the "Acquiror SEC Reports"). As of their respective filing dates the Acquiror SEC Reports complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act. To the Acquiror's knowledge, the Acquiror SEC Reports did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.


SECTION 6.09.  Acquiror Common Stock.



Acquiror Common Stock, when issued and delivered to the shareholders of the Company pursuant to the Merger, will be duly authorized, validly issued, fully paid and non-assessable.


SECTION 6.10.  Taxes.



          (a) Acquiror has no present plan or intention following the Effective Time to cause the Company to issue additional shares of stock that would result in Acquiror losing control of the Company within the meaning of Section 368(c)(1) of the Code.

          (b) Acquiror has no present plan or intention following the Effective Time to reacquire any shares of Acquiror
Common Stock issued in the Merger.

          (c) Acquiror has no present plan or intention following the Effective Time to liquidate the Company, merge the Company with or into another corporation, sell or otherwise dispose of the stock of the Company (except for transfers of stock to corporations controlled by Acquiror) or cause the Company to sell or otherwise dispose of any of its assets or of any of the assets acquired by it from Acquiror Sub, except for dispositions made in the ordinary course of business or transfers of assets to corporations controlled by the Company.

          (d) Acquiror and Acquiror Sub are not investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.


                    ARTICLE VII


   COVENANTS RELATING TO CONDUCT OF BUSINESS


SECTION 7.01.  Affirmative Covenants.



The Company hereby covenants and agrees that, from the date of this Agreement until the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror, the Company will:

          (a) operate its business only in the usual and ordinary course consistent with past practice;

          (b) use its best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain the relationships with its customers and suppliers; and

          (c) use its best efforts to keep in full force and effect liability and other insurance and bonds comparable in amount and scope of coverage to that currently maintained.


SECTION 7.02.  Negative Covenants of the Company.



Except as expressly contemplated by this Agreement, as set forth in Section 7.02 of the Company Disclosure Schedule or otherwise consented to in writing by Acquiror, from the date of this Agreement until the Effective Time the Company shall not do any of the following:

          (a) (i) increase the compensation payable or to become payable to any director, officer or employee, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with past practice to employees of the Company who are not directors or officers of the Company; (ii) grant any severance or termination pay (other than pursuant to the normal severance policy of the Company or as required under an existing agreement listed in Section 7.02 of the Company Disclosure Schedule in effect on the date of this Agreement) to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any director, officer or employee of the Company; or (iii) establish, adopt, enter into or amend any employee benefit plan or arrangement, except as may be required to comply with applicable Law;

          (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

          (c) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms);

          (d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares (except for the issuance of shares upon the exercise of outstanding options or warrants in accordance with their terms), or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

          (e) except as contemplated by agreements, arrangements or letters of intent which have been identified in Section
     7.02 of the Company Disclosure Schedule, acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

          (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets, except for dispositions in the ordinary course of business and consistent with past practice;

          (g) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or enter into discussions or furnish any information or negotiate with any person or entity or otherwise cooperate in any way in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of the officers, employees, agents, representatives or directors of the Company to take any such action, and the Company shall direct and instruct and use its best efforts to cause the directors, officers, employees, agents and representatives of the Company (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company) not to take any such action, and the Company shall promptly notify Acquiror if any such inquiries or proposals are received by the Company or any of its or their respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants or other representatives, and the Company shall promptly inform Acquiror as to the material terms of such inquiry or proposal and, if in writing, promptly deliver or cause to be delivered to Acquiror a copy of such inquiry or proposal, and the Company shall keep Acquiror informed, on a current basis, of the nature of any such inquiries and the status and terms of any such proposals; provided, however, that nothing contained in this subsection (g) shall prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction (a "Bona Fide Proposal"), if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with and based upon the written advice of independent legal counsel (a copy of which is furnished to Acquiror), determines in good faith that the Bona Fide Proposal is financially superior to the Merger, is otherwise in the best interests of the shareholders of the Company and is reasonably financeable and that accordingly such action is required for the Board of Directors of the Company to comply with its fiduciary duties to shareholders imposed by California Law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Acquiror to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, (C) prior to furnishing such information to such person or entity, the Company receives from such person or entity an executed confidentiality agreement with terms no less favorable to the Company than those contained in the nondisclosure agreement, dated October 22, 1993, between Acquiror and the Company (the "Confidentiality Agreement") and (D) the Company keeps Acquiror informed, on a current basis, of the status of any such discussions or negotiations; or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent or more of the assets of the Company or issuance of ten percent or more of the outstanding voting securities of the Company in a single transaction or series of transactions; (iii) any tender offer or exchange offer for ten percent or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith;
     (iv) any solicitation of proxies in opposition to approval by the Company's shareholders of the Merger; (v) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, ten percent or more of the then outstanding shares of capital stock of the Company; or (vi) any agreement to, or public announcement by the Company or any other person of a proposal, plan or intention to, do any of the foregoing;

          (h)  adopt any amendments to its Articles of
     Incorporation or By-Laws;

          (i) (A) change any of its methods of accounting in effect at November 30, 1993 or (B) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending November 30, 1992, except in either case as may be required by Law, the IRS or generally accepted accounting principles;

          (j) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except for additional borrowings made with the prior written consent of Acquiror;

          (k) take any action or fail to take any action which could reasonably be expected to have a Company Material Adverse Effect prior to or after the Effective Time or an Acquiror Material Adverse Effect after the Effective Time, or that could reasonably be expected to adversely effect the ability of the Company prior to the Effective Time, or Acquiror or any of its subsidiaries after the Effective Time, to obtain consents of third parties or approvals of Governmental Entities required to consummate the transactions contemplated in this Agreement; or

          (l) agree in writing or otherwise to do any of the foregoing.


SECTION 7.03.  Negative Covenants of Acquiror.




Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, Acquiror shall not do, and shall not permit any of its subsidiaries to do, any of the following:

          (a) amend any of the material terms or provisions of Acquiror's securities, except for any such amendments which affect equally all shares of Acquiror Common Stock;

          (b) knowingly take any action which would result in a failure to maintain the trading of Acquiror Common Stock on NASDAQ/NMS without causing such stock to be listed for trading on a national securities exchange at or prior to the termination of its trading on NASDAQ/NMS;

          (c) agree in writing or otherwise to do any of the foregoing.


SECTION 7.04.  Access and Information.



         (a) For so long as this Agreement is in effect, the Company and Acquiror shall (and shall cause their respective subsidiaries to) afford to each other and their respective officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours to all information concerning the business, properties, contracts, records and personnel of the Company or Acquiror, as the case may be, or their respective subsidiaries as such other party may reasonably request.


         (b) The parties and their respective officers, employees, accountants, consultants, legal counsel and other representatives will comply with all of their respective obligations under the Confidentiality Agreement.


                    ARTICLE VIII


               ADDITIONAL AGREEMENTS


SECTION 8.01.  Registration Statement; Proxy Statement.


          (a) As promptly as practicable after the execution of this Agreement, Acquiror shall prepare and file with the SEC a registration statement on Form S-4 (the registration statement together with the amendments thereto being the "Registration Statement"), containing a proxy statement/prospectus, in connection with the registration under the Securities Act of the Acquiror Common Stock, the vote of the Company's shareholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders, being the "Proxy Statement") and the other transactions contemplated by this Agreement. Each of Acquiror and the Company will use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of shares of Acquiror Common Stock in the Merger. Each of Acquiror and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its shareholders. The Proxy Statement shall include the recommendation of the Company's Board of Directors to shareholders to vote in favor of the Merger unless otherwise required by the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with and based upon the written advice of independent legal counsel under the circumstances described in the proviso in Section 7.02(g).

          (b) The information supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders to consider the Merger (the "Shareholders' Meeting") shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Acquiror. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (c) The information supplied by Acquiror for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Acquiror for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders' Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Acquiror or any of its respective affiliates, or its or their respective officers or directors, should be discovered by Acquiror which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Acquiror shall promptly inform the Company. All documents that Acquiror is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (d) The Company and Acquiror each hereby (i) consents to the use of its name and, on behalf of its subsidiaries and affiliates, the names of such subsidiaries and affiliates and to the inclusion of financial statements and business information relating to such party and its subsidiaries and affiliates (in each case, to the extent required by applicable securities laws) in any registration statement or proxy statement prepared by the Company or the Acquiror, (ii) agrees to use its best efforts to obtain the written consent of any person or entity retained by it which may be required to be named (as an expert or otherwise) in such registration statement or proxy statement; and (iii) agrees to cooperate, and agrees to use its best efforts to cause its subsidiaries and affiliates to cooperate, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties specified in clause (i) in connection with the preparation of any and all information required, as determined after consultation with each party's counsel, to be disclosed by applicable securities laws in any such registration statement or proxy statement.


SECTION 8.02.  Meeting of Shareholders.



The Company shall promptly after the date of this Agreement take all action necessary in accordance with California Law and its Articles of Incorporation and By-Laws to convene the Shareholders' Meeting, and the Company shall consult with Acquiror in connection therewith. The Company shall use its best efforts to solicit from the shareholders of the Company proxies or consents in favor of the Merger and shall take all other actions necessary or advisable to secure the vote or consent of shareholders required by California Law to approve the Merger, unless otherwise required by the applicable fiduciary duties of directors of the Company, as determined by such directors in good faith after consultation with and based upon the written advice of independent legal counsel under the circumstances described in the proviso in Section 7.02(g).


SECTION 8.03.  Appropriate Action; Consents; Filings; Other.



          (a)  The Company and Acquiror shall use best efforts to
(i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquiror or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and (C) any other applicable Law; provided that Acquiror and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Acquiror shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

          (b)  (i)   The Company and Acquiror shall give
(or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, best efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as the case may be, or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or an Acquiror Material Adverse Effect from occurring after the Effective Time.

                (ii)   In the event that either party
shall fail to obtain any third party consent described in subsection (b)(i) above, such party shall use best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Acquiror, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

          (c) From the date of this Agreement until the Effective Time, the Company shall promptly notify Acquiror in writing of any pending or, to the knowledge of the Company, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with the Merger or the conversion of the Company Common Stock into Acquiror Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or, to the knowledge of the Company, its subsidiaries to own or operate all or any portion of the businesses or assets of the Company.

          (d)  The Company shall take the actions called for by
Section 8.03(d) of the Company Disclosure Schedule with respect to certain oral and written agreements.


SECTION 8.04.  Unaudited Financial Information.



The Company will cause to be prepared (and furnish to Acquiror) as promptly as possible on a monthly basis unaudited balance sheets, beginning as of December 31, 1993, and quarterly unaudited balance sheets beginning as of February 28, 1994, of the Company (the "Unaudited Balance Sheets") and the related unaudited statement of earnings and shareholders' equity and statement of cash flow to the Company for the respective one-month and three-month periods (such statements of earnings and shareholders' equity and statements of cash flows, together with the Unaudited Balance Sheets, are referred to in this Agreement as the "Unaudited Statements" and, together with the Audited Statements, as the "Financial Statements"). The Unaudited Statements will be complete and correct in all material respects and will be prepared from the books and records of the Company and will fairly present the financial position of the Company and the results of its operations and its cash flows as of and for the respective time periods in conformity with GAAP applied on a consistent basis, except as noted thereon and subject to normal and recurring year-end adjustments.


SECTION 8.05.  Letters of Accountants.



     The Company shall use its best efforts to cause to be delivered to Acquiror "cold comfort" letters of Deloitte & Touche, its independent public accountant, dated the date on which the Registration Statement shall become effective and as of the Effective Time, respectively, and addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.


SECTION 8.06.  Update Disclosure; Breaches.



From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto by written update to its Disclosure Schedule of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of the Company or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 8.06 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the rights and remedies available hereunder to the party receiving such notice, subject to the provisions of Section 8.17; provided, further, that the delivery of any notice pursuant to this Section 8.06 shall be deemed accepted by the party to whom it is addressed as an updated disclosure for purposes of Sections 8.17 and 11.02 only if the Closing occurs hereunder.


SECTION 8.07.  Affiliates; Accounting and Tax Treatment.



     Prior to the Effective Time, the Company shall obtain Affiliate Agreements from each person listed in Section 3.28 of the Company Disclosure Schedule and any person who may be deemed to have become an affiliate of the Company (under SEC Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment) after the date of this Agreement and on or prior to the Effective Time, provided that the Company shall use its best efforts to obtain Affiliate Agreements from each such person as soon as practicable after the date of this Agreement or the date on which such person attains such status, as the case may be. Each party hereto, including Company Shareholders, as the case may be, shall use their best efforts to cause the Merger to qualify, and shall not take any actions which could prevent the Merger from qualifying, for pooling-of-interests accounting treatment and as a reorganization qualifying under the provisions of Section 368(a) of the Code.


SECTION 8.08.  Public Announcements.



Acquiror and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with the NASD.


SECTION 8.09.  NASD Listing.



Acquiror shall use all reasonable efforts to cause the shares of Acquiror Common Stock to be issued in the Merger to be approved for listing on the NASDAQ/NMS prior to the Effective Time.


SECTION 8.10.  Employee Matters.



The Company and Acquiror shall offer to and endeavor to enter into employment agreements at the Effective Time with the officers and employees of the Company listed in Section 8.10 of the Company Disclosure Schedule on terms reasonably satisfactory to Acquiror and summarized therein. By their execution and delivery of this Agreement, the Company and each of Wilton Webster and Tony Brown acknowledge having been advised by Acquiror that the execution and delivery by Messrs. Webster and Brown of such employment agreements at the Closing are material inducements to Acquiror to consummate the Merger as contemplated under this Agreement because of the importance of Messrs. Webster and Brown to the future operating and financial performance and future prospects of the Surviving Corporation.


SECTION 8.11.  Assumption of Agreements.



The Surviving Corporation shall execute written consents, where required, to assume the obligations of the Company, which consents shall be in form and substance reasonably satisfactory to Acquiror and the Company.


SECTION 8.12.  Benefit Arrangements.



Except as otherwise expressly contemplated in Section 8.12 of the Company Disclosure Schedule, to which Acquiror and the Company hereby agree, for a period of one year from and after the Effective Time or until such employee benefit plans or arrangements are integrated with Acquiror's employee benefit plans and arrangements, whichever is earlier, Acquiror shall endeavor to, or shall endeavor to cause the Surviving Corporation to, provide employee benefit plans and arrangements for the benefit of the employees of the Surviving Corporation that are reasonably comparable in the aggregate to the employee benefit plans and arrangements of the Company as in effect on the date hereof; provided, however, that Acquiror reserves the right to make any changes to such employee benefit plans and arrangements as are necessary to comply with, or respond to changes in, applicable Law or are otherwise deemed reasonably appropriate by the Acquiror as being in the best interests of Acquiror and the Surviving Corporation. Except in the sole discretion of Acquiror or as otherwise set forth in Section 8.12 of the Company Disclosure Schedule, the Acquiror shall not give full credit for eligibility, vesting or benefit accrual for each participant's period of service with the Company prior to the Effective Time.


SECTION 8.13.  Principal Offices.



As of the Effective Time, the principal offices of the  Surviving
Corporation shall be located at the current principal offices of the Company in Baldwin Park, California.


SECTION 8.14.  Obligations of Acquiror Sub; Assets of
Acquiror Sub.



Acquiror shall take all action necessary to cause Acquiror Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.


SECTION 8.15.  Approval of Merger.



Subject to the rights of each such shareholder to terminate the voting agreement as to such shareholder hereafter described in this Section, each of the Company Shareholders listed in
Section 8.15 of the Company Disclosure Schedule shall vote all shares of Company Common Stock and Company Preferred Stock owned by him or her in favor of approval of the Merger on the terms and conditions set forth herein, and each such shareholder that is a member of the Board of Directors of the Company, shall (subject to any fiduciary obligations to the contrary) recommend that the shareholders of the Company approve the Merger on the terms and conditions set forth herein, when the same is presented to the shareholders of the Company for consideration. After Acquiror and the Company shall have delivered to the shareholders of the Company the Proxy Statement prior to the Shareholders' Meeting or any action by written consent approving the Merger described in
Section 8.01(b) hereof, the Company Shareholders listed in
Section 8.15 of the Company Disclosure Schedule shall have the right to cancel the aforementioned voting agreement by written notice delivered to Acquiror within the period (the "Review Period") beginning on the date of his or her initial receipt of such Proxy Statement and ending on the earlier of (i) five days after such initial receipt or (ii) the meeting of the shareholders of the Company held to consider the Merger or any action by written consent of shareholders of the Company approving the Merger. This right to so cancel the aforementioned voting agreement shall irrevocably terminate after the expiration of the Review Period; provided, however, that if Acquiror updates, amends or supplements the Proxy Statement, a new Review Period shall commence, beginning on the date of the Company Shareholders' initial receipt of such update, amendment or supplement and ending on the earlier of (i) five days after receipt of such update, or (ii) the meeting of the shareholders of the Company held to consider the Merger or any action by written consent of shareholders of the Company approving the Merger.


SECTION 8.16.  Tax Returns.



          (a) To the extent permitted under applicable tax laws, the Merger shall be reported as a "reorganization" within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code in all federal, state and local tax returns filed after the Effective Time. Notwithstanding any other provision of this Agreement, the obligations set forth in this Section 8.16 shall survive the Effective Time without limitation as to time or in any other respect.

          (b) Acquiror will cause the Company to hold following the Merger at least 90% of the fair market value of its net assets and, assuming the accuracy of the representation in
Section 3.19 hereof, at least 70% of the fair market value of its gross assets, and at least 90% of the fair market value of Acquiror Sub's net assets and 70% of the fair market value of Acquiror Sub's gross assets held immediately prior to the Merger. For purposes of this subsection (b), amounts paid by the Company or Acquiror Sub to dissenters, to shareholders who receive cash or other property, to pay reorganization expenses, and in connection with redemptions and distributions (except for regular, normal distributions) will be treated as assets of the Company or Acquiror Sub, respectively, immediately prior to the Merger.

          (c) Following the Merger, Acquiror will cause the Company to continue its historic business or use a significant portion of its business assets in a business.


SECTION 8.17.  Indemnification.



From time to time after the Effective Time, the Company Shareholders shall jointly and severally indemnify and hold harmless Acquiror, the Surviving Corporation and their respective officers and directors, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (all such persons hereinafter are referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons," but in no event shall any shareholder of the Company be such an Indemnified Person), from and against any and all losses, costs, damages, liabilities and expenses, including attorneys' fees and expenses, ("Damages") actually suffered (after giving effect to any insurance proceeds) and arising out of the breach of the representations, warranties, covenants and agreements given or made by the Company and the Company Shareholders in this Agreement, in the Agreement of Merger or in the Exhibits or Schedules hereto or in any certificate or document delivered by or on behalf of the Company pursuant hereto, after giving effect to any updated disclosure made pursuant to Section 8.06 hereof. The indemnity obligation of the Company Shareholders under this Section 8.17 shall be satisfied through the application by Acquiror of the Adjustment Escrow Shares held in escrow pursuant to this Agreement to amounts owing to Indemnified Persons pursuant to this
Section 8.17, and the maximum liability of the Company Shareholders for indemnification under this Section 8.17 shall be limited to an amount equal to the number of Adjustment Escrow Shares multiplied by the Average Trading Price (provided, however, that for purposes of this Section 8.17, if the Average Trading Price is greater than $52.02, the Average Trading Price shall be deemed to be $52.02, and if the Average Trading Price is less than $42.56, the Average Trading Price shall be deemed to be $42.56), provided, further, that Company Shareholders shall have no liability under this Section 8.17 or the Escrow Agreement to the extent claims for Damages hereunder do not exceed $250,000; provided, however, that if such Damages exceed $250,000, then the indemnification provided for hereunder shall apply to all Damages without regard to the $250,000 threshold provided for above. It shall be a condition of the right of each Indemnified Person to indemnification pursuant to this Section 8.17 that such Indemnified Person shall assert a claim for such indemnification on or prior to the Adjustment Date. Notwithstanding the foregoing, or anything in this Agreement to the contrary, the application by Acquiror of the Adjustment Escrow Shares held in escrow pursuant to this Agreement to amounts owing to Indemnified Persons shall not be the exclusive remedy pursuant to which Acquiror may satisfy claims for Damages as defined in this
Section 8.17 against the Company Shareholders and the Schedule 2 Shareholders but shall be the exclusive remedy for satisfying the indemnity obligation under this Section 8.17. Such other remedies shall be subject to the provisions of Sections 11.01 and
11.02 hereof and shall give effect to any updated disclosure made under Section 8.06 hereof.


SECTION 8.18.  Procedures; Conditions of Indemnification.



With respect to any indemnification provided pursuant to this Agreement, the Indemnified Person agrees to give prompt written notice to the indemnifying party of any claim or other assertion of liability by third parties (hereinafter called collectively "Claims"), it being understood that the failure to give such notice shall not affect the Indemnified Person's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, unless that indemnifying party's rights with respect to such Claim are thereby demonstrably and materially prejudiced.

     The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to this Agreement resulting from any Claim shall be subject to the following terms and conditions:

          (a) The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Claim.

          (b) In the event that the indemnifying party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Person shall fail to defend, the Indemnified Person (upon further written notice to the indemnifying party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof).

          (c) Anything in this Section 8.18 to the contrary notwithstanding, (i) if the Indemnified Person notifies the indemnifying party that the Indemnified Person has concluded that a Claim may materially and adversely affect the Indemnified Person other than as a result of money damages or other money payments, the Indemnified Person shall have the right, at its own cost and expense to participate in the defense, compromise or settlement of the Claim, (ii) the indemnifying party shall not, without the Indemnified Person's written consent, settle or compromise any Claim or consent to entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Person of a release from all liability in respect of such Claim, and (iii) in the event that the indemnifying party undertakes defense of any Claim, the Indemnified Person, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the Indemnified Person and their respective counsel or other representatives shall cooperate with respect to such Claim.

          (d)  Notwithstanding any other provision of this
Section 8.18, the Indemnified Person may at any time assume full control over the responsibility for any Claim, by written notice to the indemnifying party releasing the indemnifying party from any further indemnity obligation pursuant to this Agreement with respect to said Claim.


SECTION 8.19.  Agreement with Brentwood.



Upon execution and delivery of this Agreement, Brentwood, the Company and the Acquiror shall have entered into an agreement in substantially the form attached hereto as Exhibit D. Brentwood and the Company shall perform their obligations under such agreement.


SECTION 8.20.  Condition of Wilton Webster.



Within 30 days after the date of execution and delivery of this Agreement, Wilton Webster shall submit to be examined by a physician or physicians, selected by Acquiror, at a convenient time and place in order to assess the insurability of Mr. Webster and his condition generally. Mr. Webster agrees to submit to be examined by a physician or physicians and otherwise to cooperate in good faith in order to facilitate implementation of the procedures set forth in Section 2.01(a)(iii).


                    ARTICLE IX


               CLOSING CONDITIONS


SECTION 9.01.  Conditions to Obligations of Acquiror and the
Company Under This Agreement.



The respective obligations of Acquiror and the Company to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

          (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Acquiror or the Company, threatened by the SEC. Acquiror shall have received all other federal or state securities permits and other authorizations necessary to issue Acquiror Common Stock in exchange for Company Common Stock and to consummate the Merger.

          (b)  Shareholder Approval.  This Agreement, the
     Agreement of Merger and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company.

          (c) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

          (d) HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

          (e) Other Approvals. All consents, waivers, approvals and authorizations required to be obtained, and all filings or notices required to be made, by Acquiror and the Company prior to consummation of the transactions contemplated in this Agreement (other than the filing of merger documents in accordance with California Law) shall have been obtained from and made with all required Governmental Entities.

          (f) Escrow Agreement. The Escrow Agent shall execute and deliver the Escrow Agreement with the other parties thereto.



SECTION 9.02.  Additional Conditions to Obligations of Acquiror.



The obligations of Acquiror to effect the Merger and the other transactions contemplated herein are also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

          (a) Representations and Warranties. Each of the representations and warranties of the Company, Company Shareholders and Schedule 2 Shareholders contained in this Agreement, without giving effect to any update to the Company Disclosure Schedule under Section 8.06, shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company and from each Company Shareholder and Schedule 2 Shareholder to that effect.

          (b) Agreements and Covenants. The Company, each Company Shareholder and each Schedule 2 Shareholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time. Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, each Company Shareholder and each Schedule 2 Shareholder to that effect.

          (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the Merger under all loan or credit arrangements, notes, mortgages, indentures, leases or other agreements or instruments to which it is a party.

          (d) Opinion of Counsel. Acquiror shall have received from independent counsel to the Company reasonably satisfactory to Acquiror one or more opinions dated the Effective Time, in form and substance reasonably satisfactory to Acquiror, covering the matters set forth in the form of opinion delivered to such counsel prior to execution of this Agreement.

          (e)  Fractional Shares; Dissenters.  The aggregate of
     (i) the fractional share interests in Acquiror Common Stock to be paid in cash pursuant to Section 2.02(e) of this Agreement and (ii) the shares of Acquiror Common Stock that otherwise would be issuable by virtue of the Merger with respect to the shares of Company Common Stock outstanding on the record date for the Shareholders' Meeting that will not be converted into Acquiror Common Stock due to the shareholders of the Company demanding an appraisal of the fair value of such shares pursuant to Section 1300 et seq. of California Law and Section 2.05 hereof, if applicable, shall not be more than 2% of the maximum aggregate number of shares of Acquiror Common Stock which could be issued as a result of the Merger.

          (f) No Challenge. There shall not be pending any action, proceeding or investigation by any Governmental Entity (i) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock into Acquiror Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or its subsidiaries to own or operate all or any portion of the business or assets of the Company.

          (g) Accountant Letters. Acquiror shall have received from the Company "cold comfort" letters of Deloitte & Touche dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Acquiror, in form and substance satisfactory to Acquiror, and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

          (h) Pooling Opinion. Acquiror shall have received the opinion of Deloitte & Touche, dated as of the date on which the Registration Statement shall become effective and the Effective Time, to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

          (i) Affiliate Agreements. Acquiror shall have received from each person listed in Section 3.28 of the Company Disclosure Schedule and any other person who may be deemed to have become an affiliate of the Company (under SEC Rule 145 of the Securities Act or otherwise under applicable SEC accounting releases with respect to pooling-of-interests accounting treatment) after the date of this Agreement and on or prior to the Effective Time a signed Affiliate Agreement.

          (j) Fairness Opinion. The opinion of Cowen & Company, dated January 20, 1994 to the effect that the consideration to be paid by Acquiror in the Merger pursuant to this Agreement is fair from a financial point of view to the holders of Acquiror Common Stock has not been modified or withdrawn.

          (k) Conversion of Company Preferred Stock. Brentwood shall have converted the Company Preferred Stock into Company Common Stock in accordance with the provisions of the agreement among Brentwood, the Company and Acquiror referred to in Section 8.19.

          (l) Employment Agreements. Acquiror shall have received executed copies of employment agreements in substantially the forms attached hereto as Exhibits E-1 and E-2 with the individuals listed in Section 8.10 of the Company Disclosure Schedule.

          (m)  Company Material Adverse Effect.  Since
     November 30, 1993, there shall not have been a Company Material Adverse Effect; it being understood that the death or disability of Wilton Webster shall not be deemed a Company Material Adverse Effect for purposes of this subparagraph (m), subject to the implementation of Section 2.01(a)(iii) hereof.

          (n) Additional Company Actions. The Company shall have taken the actions with respect to certain oral and written agreements called for by Section 8.03(d) of the Company Disclosure Schedule.


SECTION 9.03.  Additional Conditions to Obligations of the
Company.



The obligations of the Company to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

          (a) Representations and Warranties. Each of the representations and warranties of Acquiror contained in this Agreement, without giving effect to any update to the Acquiror Disclosure Schedule under Section 8.06, shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a statement of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.

          (b) Agreements and Covenants. Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.

          (c) Opinion of Counsel. The Company shall have received from the General Counsel to the Acquiror one or more opinions dated the Effective Time, in form and substance reasonably satisfactory to the Company, covering the matters set forth in the form of opinion delivered to such counsel prior to execution of this Agreement.

          (d) No Challenge. There shall not be pending any action, proceeding or investigations by any Governmental Entity (i) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock and Company Preferred Stock into Acquiror Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or its subsidiaries to own or operate all or any portion of the businesses or assets of the Company, which in either case is reasonably likely to have an Acquiror Material Adverse Effect after the Effective Time.

          (e) Acquiror Material Adverse Effect. Since September 30, 1993, there shall not have been an Acquiror Material Adverse Effect; it being understood that the matters described in the Acquiror Disclosure Schedule shall not be deemed an Acquiror Material Adverse Effect for purposes of this subparagraph (e).

          (f) Quotation of Acquiror Common Stock on NASDAQ/NMS. The Company shall have received from Acquiror or NASDAQ/NMS evidence reasonably satisfactory to the Company that the shares of Acquiror Common Stock to be issued to Company Shareholders in the Merger shall be quoted on NASDAQ/NMS immediately after the Effective Time.

          (g) Tax Representations. The representations, warranties and covenants of Acquiror and Acquiror Sub contained in Sections 6.10 and 8.16 shall be true and correct in all material respects at all times from the date of this Agreement through the Effective Time.


                    ARTICLE X


        TERMINATION, AMENDMENT AND WAIVER


SECTION 10.01. Termination.



This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement, the Agreement of Merger and the Merger by the shareholders of the Company:

          (a) by mutual written consent of Acquiror and the Company;

          (b) (i) by Acquiror, if there has been a breach by the Company, Company Shareholders or the Schedule 2 Shareholders of any of their representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in any such case such that Section 9.02(a) or Section 9.02(b) will not be satisfied and such breach or condition has not been promptly cured within 10 days following receipt by the Company of written notice of such breach;

               (ii) by the Company, if there has been a breach by the Acquiror of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in any such case such that Section 9.03(a) or Section 9.03(b) will not be satisfied and such breach or condition has not been promptly cured within 10 days following receipt by Acquiror of written notice of such breach;

          (c) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

          (d) by either Acquiror or the Company if the Merger shall not have been consummated by May 15, 1994; provided, however, that this Agreement may be extended not more than 60 days by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of the other party having failed by such date to receive all regulatory approvals or consents required to be obtained by such party with respect to the Merger; provided further, however, that the right to terminate this Agreement under this Section 10.01(d) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (e) by either Acquiror or the Company if the Agreement shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company at the Shareholders' Meeting;

          (f) by Acquiror, if the Board of Directors of the Company shall have recommended to the shareholders of the Company any Bona Fide Proposal or resolved to do so under the circumstances described in the proviso in
     Section 7.02(g);

          (g) by the Company, if the Board of Directors of the Company shall have recommended to the shareholders of the Company any Bona Fide Proposal or resolved to do so under the circumstances described in the proviso in
     Section 7.02(g); provided that any termination of this Agreement by the Company pursuant to this Section 10.01(g) shall not be effective until the close of business on the second full business day after notice thereof to Acquiror; and

          (h) by either Acquiror or the Company if circumstances arise which make it impossible, in the reasonable judgment of either Acquiror or the Company, as the case may be, for a condition to such party's obligation to effect the Merger and the other transactions contemplated herein, as set forth in Article IX, to be satisfied prior to May 15, 1994; provided, however, that the right to terminate this Agreement under this Section 10.01(h) shall not be available to any party whose act or failure to act or whose breach of any obligation under this Agreement is responsible for such circumstances arising.


SECTION 10.02. Effect of Termination.



In the event of termination of this Agreement by either Acquiror or the Company as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Acquiror Sub, the Company Shareholders, the Schedule 2 Shareholders or the Company or any of their respective officers or directors except (i) as set forth in Sections 10.03 and 11.01 hereof, (ii) nothing herein shall relieve any party from liability for any breach hereof,
(iii) each party shall be entitled to any remedies at law or in equity for such breach and (iv) this Section 10.02 and Sections 7.04(b), 10.03 and Article XI shall remain in full force and effect and survive any termination of this Agreement.


SECTION 10.03. Expenses.



          (a) Subject to subsection (b) of this Section 10.03, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except that expenses incurred in connection with printing the documents distributed to shareholders (including the Proxy Statement) and the Registration Statement, registration and filing fees incurred in connection with the Registration Statement and the listing of additional shares pursuant to Section 8.09 and fees, costs and expenses associated with compliance with applicable state securities laws in connection with the Merger shall be shared equally by Acquiror and the Company.

          (b)  If this Agreement is terminated pursuant to
Section 10.01(f) or (g), then the Company shall promptly pay to Acquiror a termination fee of (i) $2 million in cash plus
(ii) 35% of the difference, if any, between the value of the consideration offered to the Company in the Bona Fide Proposal, in cash, and $85 million plus (iii) reasonable fees and expenses incurred by Acquiror in connection with this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby, not to exceed $500,000.

          (c)  If this Agreement is terminated pursuant to
Section 10.01(e), then the Company shall promptly pay to Acquiror a termination fee of $2 million plus reasonable fees and expenses incurred by Acquiror in connection with this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby, not to exceed $500,000.


SECTION 10.04. Amendment.



This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.


SECTION 10.05. Waiver.



At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and
(c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be found thereby.


                    ARTICLE XI


GENERAL PROVISIONS


SECTION 11.01. Survival of Representations, Warranties and
Agreements After Effective Time.



The representations and warranties of the Company contained in
Article III hereof shall survive the Effective Time; it being understood that the only remedy available for a breach by the Company of such representations and warranties in such Article III are the post-closing adjustment provisions contained in
Section 2.06 hereof and the indemnification provisions contained in Section 8.17 hereof. The representations and warranties of the Company Shareholders contained in Article IV and of the Acquiror contained in Article VI shall survive the Effective Time for a period of three years. The representations and warranties of the Schedule 2 Shareholders contained in Article V shall survive the Effective Time for a period of 18 months. Any claim for Damages resulting from a breach of any representations and warranties of the Company Shareholders contained in Article IV and the Schedule 2 Shareholders contained in Article V shall be subject to the limitations contained in this Section 11.01 and
Section 11.02 hereof.


SECTION 11.02. Limitation of Liability of Company Shareholders and Schedule 2 Shareholders.



In the event of any claim for Damages made against Company Shareholders or Schedule 2 Shareholders for breaches of representations or warranties contained in Articles IV and V hereunder, each Company Shareholder or Schedule 2 Shareholder, as the case may be, shall have maximum liability for such breaches in an amount ("Maximum Liability Amount") not to exceed the sum of (i) the number of shares of Acquiror Common Stock received by such Company Shareholder or Schedule 2 Shareholder at the Closing plus (ii) the number of Adjustment Escrow Shares to which each such Company Shareholder or Schedule 2 Shareholder is entitled (after giving effect to claims made against Adjustment Escrow Shares pursuant to Section 2.06 hereof), multiplied by the Average Trading Price (provided, however, that for purposes of this Section 11.02, if the Average Trading Price is greater than $52.02, the Average Trading Price shall be deemed to be $52.02, and if the Average Trading Price is less than $42.56, the Average Trading Price shall be deemed to be $42.56); provided, further, however, that in the case of a Schedule 2 Shareholder, the maximum liability shall not exceed 95% of the Maximum Liability Amount. In the event Acquiror seeks to recover amounts for breaches of representations and warranties contained in Articles III, IV or V, Acquiror shall first make claims against the Adjustment Escrow Shares, to the extent such shares are available and to the extent permitted under the terms of this Agreement and the Escrow Agreement.


SECTION 11.03. Notices.



All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:


(a)  If to Acquiror or Acquiror Sub:


Cordis Corporation
14201 N.W. 60th Avenue
Miami Lakes, FL  33014
Telecopier No.:  (305) 824-2440
Attention:     Daniel Hall, Esq. - Vice President, Legal Affairs,
               Secretary and General Counsel

With a copy (which shall not constitute notice) to:

Hogan & Hartson
Columbia Square
555 Thirteenth Street, N.W.
Washington, DC  20004
Telecopier No.:  (202) 637-5910
Attention:     Howard I. Flack, Esq.

(b)  If to the Company:

Webster Laboratories, Inc.
5114 Commerce Drive
Baldwin Park, CA  91706
Telecopier No.:  (818) 960-7463
Attention:     Tony Brown, Ph.D.

With a copy (which shall not constitute notice) to:

Venture Law Group
2800 Sand Hill Road
Menlo Park, CA  94025
Telecopier No.:  (415) 854-1121
Attention:     Michael W. Hall

SECTION 11.04. Certain Definitions.



For purposes of this Agreement, the term:

          (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "beneficial owner" means with respect to any shares of Company Common Stock or Acquiror Common Stock a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly,
(A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding voting or disposing of any such shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

          (c) "best efforts" shall mean, as to a party hereto, an undertaking by such party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such party shall not be required to (i) expend funds other than for payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such party in connection with the performance or satisfaction of such obligation or duty or other action or (ii) institute litigation or arbitration as a part of its best efforts.

          (d) "business day" shall mean any day other than a day on which banks in the State of Florida are authorized or obligated to be closed;

          (e) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

          (f) "knowledge" will be deemed to be present (i) with respect to the Company or Acquiror, when the matter in question was brought to the attention of or, if due diligence had been exercised, would have been brought to the attention of, any officer or responsible employee of the Company or Acquiror, as the case may be; and (ii) with respect to a Company Shareholder or a Schedule 2 Shareholder, as the case may be, when the matter was brought to the attention of, or should have been reasonably known to, the Company Shareholder or Schedule 2 Shareholder, as the case may be, in each case in light of, among other things, the particular circumstances applicable to such Company Shareholder or Schedule 2 Shareholder.

          (g) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

          (h) "Significant Subsidiary" or "Significant Subsidiaries" means any subsidiary of the Acquiror disclosed in its most recent Annual Report on Form 10-K, and any other subsidiary that would constitute a "Significant Subsidiary" of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC; and

          (i) "subsidiary" or "subsidiaries" of the Company, Acquiror, the Surviving Corporation or any other person, means any corporation, partnership, joint venture or other legal entity of which the Company, Acquiror, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.


SECTION 11.05. Headings.



The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


SECTION 11.06. Severability.



If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.


SECTION 11.07. Entire Agreement.



This Agreement (together with the Exhibits, the Company and Acquiror Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.


SECTION 11.08. Assignment.



This Agreement shall not be assigned by operation of law or otherwise.


SECTION 11.09. Parties in Interest.



This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article II, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.


SECTION 11.10. Mutual Drafting.



Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.



SECTION 11.11. Governing Law.


This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Florida, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.


SECTION 11.12. Counterparts.



This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



     IN WITNESS WHEREOF, Acquiror, Acquiror Sub and the Company have caused this Agreement to be executed and delivered, and each Company Shareholder has executed and delivered this Agreement in their name and on their behalf, as of the date first written above.

                              CORDIS CORPORATION

                              By:/s/ Robert C. Strauss
                                    Name:  Robert C.Strauss
                                    Title:  President and
                                            Chief Executive Officer


                               CORDIS ACQUISITION, INC.
                               By:/s/ Robert C. Strauss
                                     Name:  Robert C. Strauss
                                     Title:  President, Chief
                                             Executive Officer and
                                             Chief Financial
                                             Officer


                                WEBSTER LABORATORIES, INC.
                                By:/s/ Tony R. Brown
                                      Name:  Tony R. Brown
                                      Title:  President and Chief
                                              Executive Officer


                                COMPANY SHAREHOLDERS:
                                BRENTWOOD ASSOCIATES V, L.P.

                                By:Brentwood V Ventures, L.P.,
                                   its General Partner

                                   By:/s/ David W. Chonette
                                   Title:  General Partner


                                /s/ Wilton W. Webster, Jr.
                                Company Shareholder


                                /s/ Helen E. Webster
                                Company Shareholder


                                /s/ Tony R. Brown
                                Company Shareholder


                                /s/ Richard B. Webster
                                Company Shareholder


                                /s/ Alec J. Webster
                                Company Shareholder


                                /s/ James R. Tyberg
                                Company Shareholder


                                /s/ Theodore M. Joyce
                                Company Shareholder


                                Company Shareholder

SCHEDULE 1

Shareholders

Tony R. Brown
Ted Joyce
James R. Tyberg
Alec J. Webster
Richard B. Webster
Wilton W. Webster, Jr.
Helen E. Webster
Brentwood Associates V, L.P.

                          SCHEDULE 2.01

                                              Proportionate
                              Shares of        Interest in
Shareholders                Company Common    Company Common
                                Stock*           Stock*/**

Tony R. Brown                       266,667         0.045350
Ted Joyce                            10,400         0.001769
James R. Tyberg                     400,000         0.068024
Alec J. Webster                     200,000         0.034012
Richard B. Webster                  200,000         0.034012
Wilton W. Webster, Jr.
 and Helen E. Webster, as
 community property               3,600,000         0.612221
Yvette Hill                           3,167         0.000539
Brentwood Associates V,L.P.*      1,200,000         0.204073


      Total*                      5,880,234


* After giving effect to conversion of Company Preferred Stock into Company Common Stock

**These percentages will be amended if options are exercised between signing and closing.

                           SCHEDULE 2

Shareholders

Tony R. Brown
Alec J. Webster
Richard B. Webster
Wilton W. Webster, Jr.
Helen E. Webster

                                                     EXHIBIT A

                       AGREEMENT OF MERGER

     This Agreement of Merger (the "Agreement of Merger") is entered into as of _____________ ___, 1994 by and between Cordis Acquisition, Inc., a newly formed California corporation and a wholly owned subsidiary of Acquiror (as defined below) ("Acquiror Sub"), and Webster Laboratories, Inc., a California corporation (the "Company" or, after the Effective Time (as defined below), the "Surviving Corporation"). The Company and Acquiror Sub are herein at times collectively referred to as the "Constituent Corporations."

                            RECITALS

     A. Cordis Corporation, a Florida corporation ("Acquiror"), directly owns all of the outstanding shares of capital stock of Acquiror Sub.

     B. The Constituent Corporations, Acquiror and each of the shareholders of the Company (the "Company Shareholders") have entered into an Agreement and Plan of Reorganization dated as of January ___, 1994 (the "Reorganization Agreement") providing for certain representations, warranties and agreements.

     C. The Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations and in the best interests of their respective shareholders that Acquiror Sub be merged with and into the Company (the "Merger") pursuant and subject to the terms and conditions of the Reorganization Agreement and this Agreement of Merger and in accordance with the provisions of Section 1100 et seq. of the California Corporations Code.

     D. The Merger is intended to qualify a a "reorganization" under the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Staff Accounting Releases 130 and 135 and Staff Accounting Bulletins No. 65 and No. 76.

     NOW THEREFORE, the Constituent Corporations hereby agree as follows:

                            ARTICLE I

         Capitalization of the Constituent Corporations

     1.01 Organization of the Company.

          (a) The Company was incorporated under the laws of the State of California on December 17, 1980.

          (b)  The Company has an authorized capitalization of
(i) 10,000,000 shares of common stock, without par value ("Company Common Stock"), of which 4,680,234 shares were issued and outstanding as of the date hereof, and (ii) 4,000,000 shares of serial preferred stock, without par value ("Company Preferred Stock"), of which 1,200,000 shares were issued and outstanding as of the date hereof. Prior to the Effective Time, all outstanding shares of the Company Preferred Stock shall have been converted into Company Common Stock as provided for an in accordance with the Articles of Incorporation of the Company then in effect and that certain agreement referred to in Section 8.19 of the Reorganization Agreement.

     1.02 Organization of Acquiror Sub.

          (a) Acquiror Sub was incorporated under the laws of the State of California on January 12, 1994.

          (b) Acquiror Sub has an authorized capitalization of 1,000 shares of common stock, par value $0.01 per share
("Acquiror Sub Common Stock"), of which 1,000 shares are issued and outstanding on the date hereof, all of which are owned by Acquiror.

                           ARTICLE II

                           The Merger

     2.01 Effective Time of the Merger. The Merger shall become effective upon acceptance for filing by the California Secretary of State (the "Secretary") of this Agreement of Merger and the officers' certificates required to be filed with the Secretary of State (the "Effective Time"), as contemplated under Section 1.02 of the Reorganization Agreement.

     2.02 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Sections 1100 et seq. of the Corporations Code of the State of California ("California Law"). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess, and succeed without other transfer to, all the rights, privileges, powers, franchises and property as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties, of each of Acquiror Sub and the Company; and all and singular, the rights, privileges, powers and franchises of each of Acquiror Sub and the Company, and all property, real, personal and mixed, and all debts due to either Acquiror Sub or the Company on whatever account, as well as for share subscriptions as all other things in action or belonging to each of such corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter as effectually the property of the Surviving Corporation as they were of Acquiror Sub and the Company, and the title to any real estate vested, by deed or otherwise, under the laws of the State of California or of any other state, in Acquiror Sub or the Company, shall not revert or be in any way impaired by reason of the California General Corporation Law; but all rights of creditors and all liens upon any property of Acquiror Sub or the Company shall be preserved unimpaired, and all debts, liabilities and duties of Acquiror Sub and the Company shall thenceforth attach to the Surviving Corporation (and the Surviving Corporation shall be subject thereto) and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Any action or proceeding pending by or against Acquiror Sub may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place. The Surviving Corporation shall continue its corporate existence under the laws of the State of California, and its name shall be Cordis-Webster, Inc. (or a variation thereof as reasonably determined by Acquiror).

                           ARTICLE III

             Articles of Incorporation, By-Laws and
       Directors and Officers of the Surviving Corporation

     3.01 Articles of Incorporation. The Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation unless and until amended as provided by law and such Articles of Incorporation, except to the extent that such articles shall be deemed to be amended hereby to reflect the change of the Company's corporate name to "Cordis-Webster, Inc."

     3.02 By-Laws. The By-Laws of the Company in effect immediately prior to the Effective Time of the Merger shall be the By-Laws of the Surviving Corporation unless and until amended or repealed as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

     3.03 Directors and Officers. The directors of the Company immediately prior to the Effective Time shall tender their resignations as of the Effective Time, and the directors of Acquiror Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Company, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                           ARTICLE IV

            Manner And Basis Of Converting Securities
                 of the Constituent Corporations

     4.01 Conversion of Securities in the Merger.  At the
Effective Time, as provided in this Agreement of Merger, by virtue of the Merger and without any action on the part of the Acquiror Sub, the Company or the holders of any of the following securities:

          (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to
Section 4.01(b) or shares ("Dissenting Shares") held by any Company shareholder who elects to exercise appraisal rights under Sections 1300 et seq. of California Law) shall be converted, subject to Section 4.02(e), into the right to receive _____ shares of common stock, par value $1.00 per share ("Acquiror Common Stock") of Acquiror (the "Exchange Ratio"). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Acquiror Common Stock into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Acquiror Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 4.02, without interest. No fractional share of Acquiror Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 4.02(e) hereof.

          (b) Any shares of Company Common Stock or Company Preferred Stock held in the treasury of the Company and any shares of Company Common Stock or Company Preferred Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (c) Each share of Acquiror Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one newly and validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

     4.02 Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with a bank or trust company designated by Acquiror (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article IV, through the Exchange Agent, certificates representing the whole shares of Acquiror Common Stock (such certificates for shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto, being hereafter referred to as the "Exchange Fund") issuable pursuant to Section 4.01 (excluding the Adjustment Escrow Shares (as defined in Section
2.06 of the Reorganization Agreement) which Acquiror shall deliver to the Escrow Agent (as defined in Section 4.02(h)) pursuant to Section 2.06 of the Reorganization Agreement) in exchange for outstanding shares of Company Common Stock and cash in an amount sufficient to permit payment of the cash payable in lieu of fractional shares pursuant to Section 4.02(e) hereof; it being understood that all outstanding shares of Company Preferred Stock shall have been converted to Company Common Stock prior to the Closing provided the Merger occurs. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Acquiror Common Stock contemplated to be issued pursuant to Section 4.01 out of the Exchange Fund. Except as contemplated by Section 4.02(e) hereof, the Exchange Fund shall not be used for any other purpose.

          (b) Exchange Procedures. Promptly after the Effective Time, Acquiror shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Acquiror Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificates (after taking into account all shares of Company Common Stock then held by such holder), less a number of shares of Acquiror Common Stock constituting such holder's proportionate interest of the shares held in escrow pursuant to Section 4.02(h) hereof (based on such holder's respective proportionate interest immediately following the Effective Time in the Acquiror Common Stock into which the outstanding shares of Company Common Stock have been converted, pursuant to Section 4.01 hereof) as set forth in Schedule 4.01 together with cash in lieu of fractional shares of Acquiror
Common Stock to which such holder is entitled pursuant to
Section 4.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 4.02(c), and the Certificates so surrendered shall forthwith be canceled. In addition, the holder of such Certificate subsequently may receive shares of Acquiror Common Stock and other property after the post-closing adjustment described in Section 2.06 of the Reorganization Agreement. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Acquiror Common Stock may be issued to a transferee if the Certificates representing such shares of Company Common Stock are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Acquiror Common Stock, cash in lieu of any fractional shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 4.02(e) and any dividends or other distributions to which such holder is entitled pursuant to
Section 4.02(c).

          (c) Distributions with Respect to Unexchanged Shares of Acquiror Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 4.02(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws (as defined in Section 3.05(a) of the Reorganization Agreement), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 4.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock, including Adjustment Escrow Shares (as defined in Section 2.06(a) of the Reorganization Agreement), subject to the provisions of Section
2.06 of the Reorganization Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock, including Adjustment Escrow Shares, subject to the provisions of
Section 2.06 of the Reorganization Agreement.

          (d) No Further Rights in Company Common Stock. All shares of Acquiror Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Sections 4.02(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

          (e) No Fractional Shares. No fractional shares of Acquiror Common Stock shall be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Acquiror Common Stock, after aggregating all shares of Acquiror Common Stock to which such holder would be entitled to receive under
Section 4.01(a), shall receive an amount in cash equal to $_______ multiplied by the fraction of a share of Acquiror Common Stock to which such holder would otherwise be entitled. Such payment in lieu of fractional shares shall be administered by the Exchange Agent pursuant to the procedures set forth in Section 4.02(b).

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article IV shall thereafter look only to Acquiror for the shares of Acquiror Common Stock, any cash in lieu of fractional shares of Acquiror Common Stock to which they are entitled pursuant to
Section 4.02(e) and any dividends or other distributions with respect to Acquiror Common Stock to which they are entitled pursuant to Section 4.02(c).

          (g) No Liability. Neither Acquiror nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Acquiror Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any abandoned property, escheat or similar law.

          (h) Escrowed Shares. At the Effective Time, ten percent of the shares of Acquiror Common Stock issuable pursuant to Section 4.01 hereof to the holders of Company Common Stock theretofore outstanding shall be deposited by Acquiror with the escrow agent pursuant to the Escrow Agreement (the "Escrow Agreement") to be entered into by the Company, Acquiror, Acquiror Sub, the escrow agent thereunder (the "Escrow Agent") and the representative of the Company Shareholders (the "Representative") to provide for the post-closing adjustment of the number of shares of Acquiror Common Stock issuable to the holders of Company Common Stock to reflect certain indemnification obligations of the holders of Company Common Stock to Indemnified Persons, such terms and such obligations being defined and set forth in the Reorganization Agreement, respectively. The Acquiror, the Company, Acquiror Sub and the Representative shall enter into the Escrow Agreement with the Escrow Agent at the Closing. In the event the person initially appointed as the Representative under Section 2.06(a) of the Reorganization Agreement shall be unable or unwilling to execute and deliver the Escrow Agreement as required hereunder, the Company Shareholders shall appoint another person or entity for such purpose.

          (i) Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock and cash for fractional shares, if any, as may be required pursuant to this
Article IV; provided, however, that Acquiror may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation, or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     4.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock or Company Preferred Stock except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Acquiror for any reason shall be converted into shares of Acquiror Common Stock, any cash in lieu of fractional shares of Acquiror Common Stock to which the holders thereof are entitled pursuant to Section 4.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 4.02(c).

     4.04 Stock Options. Prior to the Effective Time, the Company and Acquiror shall take such action as may be necessary or appropriate for the Acquiror, at its option, to assume or to issue a substitute option with respect to each outstanding unexpired and unexercised option to purchase shares of Company Common Stock (collectively, the "Company Options") under the Company's 1992 Stock Plan (the "Company Stock Plan"), so that at the Effective Time each Company Option will become or be replaced by an option (an "Acquiror Option") to purchase a number of whole shares of Acquiror Common Stock equal to the number of shares of Company Common Stock that could have been purchased (assuming full vesting) under the Company Option multiplied by the Exchange Ratio (and eliminating any fractional share), at a price per share of Acquiror Common Stock equal to the per-share option exercise price specified in the Company Option divided by the Exchange Ratio. Each substituted Acquiror Option shall otherwise be subject to the same terms and conditions as apply to the related Company Option. The date of grant of each substituted Acquiror Option for purposes of such terms and conditions shall be deemed to be the date on which the corresponding Company Option was granted. As to each assumed Company Option, at the Effective Time (i) all references to the Company in the stock option agreements with respect to the Company Options being assumed shall be deemed to refer to Acquiror; (ii) Acquiror shall assume all of the Company's obligations with respect to the related Company Option; and (iii) Acquiror shall issue to each holder of a Company Option a document evidencing the foregoing assumption by Acquiror. Nothing in this Section 4.04 shall affect the schedule of vesting with respect to the Company Options in accordance with the terms of the Company Stock Plan. It is the purpose and intention of the parties that, subject to applicable Law, the assumption of Company Options or the substitution of Acquiror Options for Company Options shall meet the requirements of Section 424(a) of the Code and that each assumed Company Option or the substituted Acquiror Option shall qualify immediately after the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent that the related Company Option so qualified immediately before the Effective Time and the foregoing provisions of this Section 4.04 shall be interpreted to further such purpose and intention. The Company represents and warrants that the assumption of Company Options or substitution of Acquiror Options therefor, as contemplated by this Section 4.04, may be effected pursuant to the terms of the Company Options and the Company Stock Plan without the consent of any holder of a Company Option and without liability to any such holder.

     4.05 Dissenting Shareholders. Subject to the terms and conditions hereof, at and after the Effective Time, any holder of shares of Company Common Stock and Company Preferred Stock who complies with Sections 1300 et seq. of the California Law (a "Dissenting Shareholder") shall be entitled to obtain payment from the Surviving Corporation of the fair value of his shares of Company Common Stock or Company Preferred Stock as determined pursuant to Sections 1300 et seq. of the California Law.

                            ARTICLE V

                    Termination and Amendment

     5.01 Termination. This Agreement of Merger may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement of Merger and the Merger by the shareholders of the Company:

          (a) by mutual written consent of Acquiror and the Company;

          (b) (i) by Acquiror, if there has been a breach by the Company, Company Shareholders or the Schedule 2 Shareholders (as defined in Article V of the Reorganization Agreement) of any of their representations, warranties, covenants or agreements contained in the Reorganization Agreement, or any such representation and warranty shall have become untrue, in any such case such that Section 9.02(a) or Section 9.02(b) of the Reorganization Agreement will not be satisfied and such breach or condition has not been promptly cured within 10 days following receipt by the Company of written notice of such breach;

               (ii) by the Company, if there has been a breach by the Acquiror of any of its representations, warranties, covenants or agreements contained in the Reorganization Agreement, or any such representation and warranty shall have become untrue, in any such case such that Section 9.03(a) or Section 9.03(b) of the Reorganization Agreement will not be satisfied and such breach or condition has not been promptly cured within 10 days following receipt by Acquiror of written notice of such breach;

          (c) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity (as defined in Section 3.05(a) of the Reorganization Agreement) preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

          (d) by either Acquiror or the Company if the Merger shall not have been consummated by May 15, 1994; provided, however, that this Agreement of Merger may be extended not more than 60 days by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of the other party having failed by such date to receive all regulatory approvals or consents required to be obtained by such party with respect to the Merger; provided further, however, that the right to terminate this Agreement of Merger under this
Section 5.01(d) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement of Merger has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and

          (e) by either Acquiror or the Company if circumstances arise which make it impossible, in the reasonable judgment of either Acquiror or the Company, as the case may be, for a condition to such party's obligation to effect the Merger and the other transactions contemplated in the Reorganization Agreement, as set forth in Article IX of the Reorganization Agreement, to be satisfied prior to May 15, 1994; provided, however, that the right to terminate this Agreement under this Section 5.01(e) shall not be available to any party whose act or failure to act or whose breach of any obligation under this Agreement is responsible for such circumstances arising.

     5.02 Effect of Termination. In the event of termination of this Agreement of Merger by either Acquiror or the Company as provided in Section 5.01, this Agreement of Merger shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Acquiror Sub, the Company Shareholders, the Schedule 2 Shareholders or the Company or any of their respective officers or directors except (i) as set forth in Sections 10.03 and 11.01 of the Reorganization Agreement,
(ii) nothing herein shall relieve any party from liability for any breach hereof, (iii) each party shall be entitled to any remedies at law or in equity for such breach and
(iv) Section 10.02 and Sections 7.04(b), 10.03 and Article XI of the Reorganization Agreement shall remain in full force and effect and survive any termination of this Agreement of Merger.

     5.03 Amendment. This Agreement of Merger may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement of Merger upon consummation of the Merger. This Agreement of Merger may not be amended except by an instrument in writing signed by the parties hereto.

     5.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be found thereby.


     IN WITNESS WHEREOF, the parties have caused this Agreement of Merger to be executed and delivered as of the date first written above.


                                   CORDIS ACQUISITION, INC.

                                   By:_______________________________
                                         Name:
                                         Title:


                                   WEBSTER LABORATORIES, INC.

                                   By:_______________________________
                                         Name:
                                         Title:

                                                     EXHIBIT B



                        ESCROW AGREEMENT

          THIS ESCROW AGREEMENT ("Escrow Agreement") is entered into as of _______ __, 1994 by and among Cordis Corporation, a Florida corporation ("Acquiror"), Cordis Acquisition, Inc., a California corporation and wholly owned subsidiary of Cordis ("Acquiror Sub"), Webster Laboratories, Inc., a California corporation (the "Company"), ____________ (the "Escrow Agent"), and David W. Chonette, as representative of and on behalf of the shareholders of the Company (the "Representative") set forth on Schedule 1 hereto (the "Company Shareholders").

          WHEREAS, pursuant to the Agreement and Plan of Reorganization dated as of _____________, 1994 (the "Reorganization Agreement") by and among Acquiror, Acquiror Sub, the Company and the Company Shareholders and the related Agreement of Merger (the "Agreement of Merger") between Acquiror Sub and the Company, Acquiror Sub is being merged with and into the Company;

          WHEREAS, the adoption and approval of the Reorganization Agreement and the Agreement of Merger by the holders of Company Common Stock and Company Preferred Stock also constitutes their approval of the specific terms of the Reorganization Agreement and the Agreement of Merger provided therein (including this escrow), of the terms and provisions of this Escrow Agreement, of the appointment of the Escrow Agent, and of the appointment of the Representative to act on behalf of the Company Shareholders;

          WHEREAS, pursuant to the terms of the Reorganization
Agreement, the parties thereto have agreed, as a condition to their respective obligations thereunder, to enter into this Escrow Agreement;

          WHEREAS, the Escrow Agent has agreed to act as Escrow Agent hereunder, in accordance with the terms and conditions hereinafter set forth; and

          WHEREAS, capitalized terms used and not defined herein shall have the meanings specified in the Reorganization
Agreement and Agreement of Merger;

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

          1.   Appointment of Escrow Agent; Compensation

          Acquiror, the Company and the Representative hereby mutually appoint and designate the Escrow Agent as escrow agent to receive, hold and disburse the Shares (as defined in Section 2 hereof), and the Escrow Agent hereby accepts such appointment and designation. Acquiror shall pay all reasonable fees and expenses of the Escrow Agent as set forth in Schedule 2 hereto.

          2.   Escrow Deposit

          At the Effective Time, Acquiror shall deliver to the Escrow Agent certificates representing the Adjustment Escrow Shares. In connection with any delivery of any Adjustment Escrow Shares pursuant to this Escrow Agreement, all Adjustment Property distributed with respect thereto shall be delivered with such Adjustment Escrow Shares to the recipient thereof. The Adjustment Escrow Shares together with any Adjustment Property are sometimes collectively referred to herein as the "Shares." The Shares shall be registered in the name of the Escrow Agent as escrow agent hereunder. The Escrow Agent shall hold the Shares for the accounts of the Company Shareholders in accordance with each Company Shareholder's respective interest in the Adjustment Escrow Shares (as determined pursuant to Section 2.02(b) of the Reorganization Agreement), and shall (to the extent legally permissible) vote the Adjustment Escrow Shares and any other shares of stock included in the Adjustment Property in accordance with the written instructions of the Company Shareholder for whose account such Adjustment Escrow Shares and other stock are held. Any cash dividends and any taxable stock dividends paid with respect to the Shares shall be paid to the Company Shareholders in accordance with each Company Shareholder's respective proportionate interest in the Adjustment Escrow Shares.

          3.   Conditions of Escrow

          The Escrow Agent shall hold the Shares for the exclusive benefit of Acquiror, the Indemnified Persons and the Company Shareholders, as provided in this Escrow Agreement, the Reorganization Agreement and the Agreement of Merger, and shall deliver the Shares to Acquiror, the Indemnified Persons and/or the Company Shareholders only in accordance with the following terms and conditions:

               3(a) If an Indemnified Person is entitled to payment of an Indemnification Amount, then such Indemnified Person may provide written notice (an "Adjustment Notice") to the Escrow Agent of the amount of such payment, the basis upon which such payment is required to be made, and the number of Adjustment Escrow Shares deliverable to such Indemnified Person (calculated pursuant to Section 2.06(b) of the Reorganization Agreement) with respect thereto. A copy of such Adjustment Notice shall be personally delivered or deposited in the mail in accordance with the provisions of
Section 8 hereof, addressed to the Representative, within three business days after the delivery of such Adjustment Notice to the Escrow Agent, and a certification of the latest date on which such personal delivery or deposit in the mail shall have occurred (the "Adjustment Notice Date") shall be furnished by the Indemnified Person to the Escrow Agent.

          (i) If the Representative does not deliver to the Escrow Agent a notice contesting the number of Adjustment Escrow Shares deliverable to the Indemnified Person as specified in the Adjustment Notice within 20 business days after the Adjustment Notice Date, then the Escrow Agent shall deliver to such Indemnified Person the number of Adjustment Escrow Shares specified in such notice (together with any Adjustment Property distributed with respect thereto) on the 16th business day after the Adjustment Notice Date.

          (ii) If the Representative delivers to the Escrow Agent a notice contesting the delivery of all or any portion of the Adjustment Escrow Shares to the Indemnified Person as specified in the Adjustment Notice within 20 business days after the Adjustment Notice Date, then the Escrow Agent shall deliver to the Indemnified Person only the number of Adjustment Escrow Shares not so contested (together with any Adjustment Property distributed with respect thereto) on the 21st business day after the Adjustment Notice Date. Unless the Indemnified Person and the Representative deliver a notice to the Escrow Agent modifying the provisions of the Adjustment Notice, the Adjustment Escrow Shares (together with any Adjustment Property distributed with respect thereto) contested and not so distributed as provided in the preceding sentence shall be distributed to the Indemnified Person in accordance with the Adjustment Notice on the 50th business day following the delivery of the contesting notice to the Escrow Agent, provided that the Escrow Agent shall have not received an order of a court of competent jurisdiction directing that such delivery not be made by the Escrow Agent to the Indemnified Person. If it is determined by a final non-appealable order of a court of competent jurisdiction that delivery of the Adjustment Escrow Shares should not be made to the Indemnified Person, the Indemnified Person shall pay the costs incurred by the Representative in obtaining such court order.

               3(b)  At any time prior to the close of
business on the Adjustment Date, Acquiror may provide written notices ("Claim Notices") of the number of Adjustment Escrow Shares that Acquiror shall have determined to be necessary to provide for Damages actually suffered (after giving effect to any insurance proceeds) pursuant to Section 8.17 of the Reorganization Agreement ("Claim Shares"). As soon as practicable after the Adjustment Date (and in any event within 90 days after the Adjustment Date), the Escrow Agent shall:

          (i) Deliver to the respective Indemnified Persons any Adjustment Escrow Shares to which any Indemnified Person remains entitled to under
               Section 3(a) above, together with any
               Adjustment Property distributed with respect thereto;

          (ii) Set aside for the retention by it for application in accordance with the terms of
               Section 3(a) of this Escrow Agreement any Claim
               Shares identified pursuant to this Section 3(b); and

          (iii)     Deliver any remaining Adjustment Escrow
               Shares (together with any Adjustment Property distributed with respect thereto) to the Company Shareholders in accordance with
               Section 2.06(a) of the Reorganization Agreement based on each such Company Shareholder's respective proportionate interest in the
               Adjustment Escrow Shares (as determined
               pursuant to Section 2.02(b) of the
               Reorganization Agreement).

               3(c) Notwithstanding the foregoing, in each circumstance under any of the foregoing provisions in which shares of Acquiror Common Stock are deliverable to Acquiror or an Indemnified Person, the number of shares so deliverable shall be rounded downward to the nearest whole number.

               3(d) Notwithstanding the foregoing, in the event that, under any of the foregoing provisions, the Escrow Agent would be required to deliver fractional interests in shares of Acquiror Common Stock to Company Shareholders, Acquiror shall be entitled at its option to purchase from the Escrow Agent such number of shares of Acquiror Common Stock (or fractional interests therein) as shall be necessary to eliminate such fractional interests, at a purchase price equal to the Average Trading Price (provided, however, that for the purposes of this Section 3(d), if the Average Trading Price is greater than $_____, the Average Trading Price shall be deemed to be $_____, and if the Average Trading Price is less than $_____, the Average Trading Price shall be deemed to be $_____). In such event, the Escrow Agent shall distribute to the Company Shareholders who would otherwise have been entitled to fractional interests in shares of Acquiror Common Stock the cash equivalent of such fractional interests (based on the purchase price calculated as described above).

          4.   Indemnification of Escrow Agent

               4(a) The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any certificate or affidavit furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties.

               4(b) The Escrow Agent shall not be liable for any action taken by it in good faith and without negligence and believed by it to be authorized or within the rights or powers conferred upon it by this Escrow Agreement.

               4(c) Acquiror hereby agrees to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on the part of the Escrow Agent arising out of or in connection with its entering into this Escrow Agreement and carrying out its duties hereunder, including costs and expenses of defending itself from any claims of liability with respect thereto.

               4(d)  The Escrow Agent (and any successor
Escrow Agent) may at any time resign as such by delivering the Shares to any successor Escrow Agent jointly designated in writing by Acquiror and the Representative or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. The resignation of the Escrow Agent will take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day which is 30 days after the date of delivery of its written notice of resignation to Acquiror and the Representative. If at that time the Escrow Agent has not received a designation of a successor Escrow Agent, the Escrow Agent's sole responsibility after that time shall be to safekeep the Shares until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by Acquiror and the Representative or a final order of a court of competent jurisdiction.

               4(e) This Escrow Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement between Acquiror, the Company and/or the Representative except this Escrow Agreement and, solely for the purposes of defining the Escrow Agent's responsibilities with respect to this Escrow Agreement, the Reorganization Agreement and the Agreement of Merger.

          5.   Termination

          This Escrow Agreement shall be terminated when the Shares have been finally disbursed as provided in Section 3 hereof and may be terminated prior thereto by written instruction signed by Acquiror and the Representative.

          6.   Waiver

          The waiver by the Representative of a breach of this Escrow Agreement by the Escrow Agent shall not constitute a waiver of any right or remedy the Representative or the Company Shareholders may have against Acquiror under the Reorganization Agreement, the Agreement of Merger or hereunder. The waiver by Acquiror of a breach of this Escrow Agreement by the Escrow Agent shall not constitute a waiver of any right or remedy it may have against the Representative or the Company Shareholders under the Reorganization Agreement, the Agreement of Merger or hereunder. No delay or failure on the part of any party hereto in exercising any right, power, or privilege under this Escrow Agreement or under any other agreement or instrument given or entered into in connection with or pursuant to this Escrow Agreement shall impair any such right, power, or privilege or be construed as a waiver of any event of default hereunder or any acquiescence therein.
No single or partial exercise of any such right, power, or privilege shall preclude the further exercise of such right, power, or privilege, or the exercise of any other right, power, or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.


          7.   Additional Actions and Documents

          Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Escrow Agreement.

          8.   Notices

          All notices, demands, requests, or other communications that may be required to be given, served or sent by any party to any other party pursuant to this Escrow Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand-delivery, telegram, telex or facsimile transmission addressed as follows:

               8(a)  if to Acquiror and/or Acquiror Sub:

                  Cordis Corporation
                  14201 N.W. 60th Avenue
                  Miami Lakes, Florida  33014
                  Telecopier No.: (305) 824-2440
                  Attention:  Daniel G. Hall, Esq.

               with a copy (which shall not constitute notice) to:

                  Hogan & Hartson
                  Columbia Square
                  555 Thirteenth Street, N.W.
                  Washington, D.C. 20004-1109
                  Telecopier No.: (202) 637-5910
                  Attention:  Howard I. Flack, Esq.

               8(b)  if to the Representative:

                  David W. Chonette
                  c/o Brentwood Associates
                  1920 Main Street, Suite 820
                  Irvine, CA 92714
                  Telecopier No.: (714) 251-1011

               8(c)  if to the Company:

                  Webster Laboratories, Inc.
                  5114 Commerce Drive
                  Baldwin Park, CA 91706
                  Telecopier No.: (818) 960-7463
                  Attention:  Tony Brown, Ph.D.

               with a copy (which shall not constitute notice) to:

                  Venture Law Group
                  2800 Sand Hill Road
                  Menlo Park, CA 94025
                  Telecopier No.: (415) 854-1121
                  Attention:  Michael W. Hall, Esq.

               8(d)  if to the Escrow Agent:

                  ________________________
                  ________________________
                  ________________________
                  ________________________
                  ________________________

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

          9.   Representative

               9(a) David W. Chonette has been designated as the initial Representative and in such capacity shall act as representative and agent of each of the Company Shareholders in connection with this Escrow Agreement. If such Representative shall resign, become disabled or die, a successor Representative (and, if necessary, further successor Representatives), reasonably satisfactory to Acquiror, shall be appointed by the Company Shareholders.

               9(b) The Company Shareholders hereby jointly and severally agree to indemnify each Representative, ratably according to the respective number of shares of Acquiror Common Stock to be received by each Company Shareholder from the escrow (including the Representative), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against any Representative in any way relating to or arising out of this Escrow Agreement, the Reorganization Agreement, the Agreement of Merger or any other related documents or any action taken or omitted to be taken by any Representative under this Escrow Agreement, the Reorganization Agreement, the Agreement of Merger or any other related documents; provided, however, that no Company Shareholders shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Representative's gross negligence or willful misconduct.

               9(c) The parties hereto hereby agree that the terms of Section 9(b) above are solely for the purpose of determining the rights and obligations of the Company Shareholders and the Representative vis-a-vis each other, and shall in no way impose any obligations on Acquiror other than those explicitly set forth herein.

          10.  Binding Effect; Assignment

          This Escrow Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Escrow
Agreement shall not be assignable by any party without the prior consent of each of the other parties hereto.

          11.  Entire Agreement; Amendment

          This Escrow Agreement, the Reorganization Agreement (together with the Exhibits, the Company and Acquiror Disclosure Schedules and the other documents delivered pursuant thereto) and the Agreement of Merger constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. This Escrow Agreement shall not be amended, altered or modified except by instrument in writing duly executed by each of the parties hereto.

          12.  Headings

          The headings of the Sections of this Escrow
Agreement are inserted for convenience of reference only and do not form a part or affect the meaning hereof.

          13.  Governing Law

          This Escrow Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and in accordance with the laws of the State of Florida (but not including the choice-of-law rules thereof).

          14.  Counterparts

          This Escrow Agreement may be signed in two or more counterparts, none of which need contain the signatures of all of the parties hereto, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument. It shall not be necessary in making proof of this Escrow Agreement to produce or account for more than the number of counterparts containing the respective signatures on behalf of all the parties hereto.

          IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Escrow Agreement, or caused this Escrow Agreement to be duly executed and delivered in its name and on its behalf, as of the day and year first hereinabove set forth.


                              CORDIS CORPORATION

                              By_________________________________
                                   Name:
                                   Title:


                              CORDIS ACQUISITION, INC.

                              By_________________________________
                                   Name:
                                   Title:


                              WEBSTER LABORATORIES, INC.

                              By_________________________________
                                   Name:
                                   Title:



                              [ESCROW AGENT]

                              By_________________________________
                                   Name:
                                   Title:

                              THE REPRESENTATIVE, ON
                              BEHALF OF THE SHAREHOLDERS
                              OF WEBSTER LABORATORIES, INC.

                              _____________________________

                           SCHEDULE 1

                           SCHEDULE 2

                                                     EXHIBIT C

                       AFFILIATE AGREEMENT


     THIS AFFILIATE AGREEMENT (the "Affiliate Agreement") is entered into as of the ____ day of ____________, 199__ between Cordis Corporation, a Florida corporation ("Acquiror"), and the undersigned shareholder (the "Shareholder") of Webster Laboratories, Inc., a California corporation (the "Company").

                            RECITALS

     A. The Company, Acquiror, Cordis Acquisition, Inc., a newly formed California corporation and a wholly-owned subsidiary of Acquiror ("Acquiror Sub"), and each of the shareholders of the Company (the "Company Stockholders") have entered into an Agreement and Plan of Reorganization dated as of _____________, 1994 (the "Reorganization Agreement"), pursuant to which Acquiror Sub will be merged with and into the Company (the "Merger"), and the Company will become a wholly owned subsidiary of Acquiror.

     B. Upon the consummation of the Merger and in connection therewith, the undersigned Shareholder will become the owner of shares of Common Stock of Acquiror (the "Acquiror Shares").

     C. The Merger is intended to qualify as a "reorganization" under the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Accounting Series Releases No. 130 and No. 135 and Staff Accounting Bulletins No. 65 and No. 76.


     NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants set forth in the Reorganization Agreement and in this Affiliate Agreement, it is hereby agreed as follows:

     1.   The undersigned Shareholder hereby agrees that:

          (a) The undersigned Shareholder is/may be deemed to be (but does not hereby admit to be) an "affiliate" of the Company within the meaning of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and Accounting Series Release No. 130, as amended, of the Securities and Exchange Commission (the "SEC") ("Release No. 130").

          (b) The undersigned Shareholder will not sell, exchange, transfer, pledge, dispose of or otherwise reduce the undersigned Shareholder's risk relative to the Acquiror Shares or any part thereof until such time after the Effective Time as financial results covering at least thirty (30) days of the combined operations of Acquiror and the Company after the Effective Time have been, within the meaning of said Release No. 130, filed by Acquiror with the SEC or published by Acquiror in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Current Report on Form 8-K, a quarterly earnings report, a press release or other public issuance that includes combined sales and income of the Company and Acquiror. Acquiror shall have sole discretion to decide whether to make a special filing or publication for such purpose but will comply with all applicable requirements under the federal securities laws. The undersigned will not, during the thirty (30) day period prior to the Effective Time, sell, exchange, transfer, pledge, dispose of or otherwise reduce the undersigned Shareholder's risk relative to the Acquiror Shares or any part thereof.

          (c) Subject to paragraph (b) of this Section 1, the undersigned Shareholder agrees not to offer, sell, exchange, transfer, pledge or otherwise dispose of any of the Acquiror
Shares unless at that time either:

                (i) such transaction is permitted pursuant to the provisions of Rule 145(d) under the Securities Act;

                (ii)    counsel representing the undersigned
     Shareholder, satisfactory to Acquiror, shall have advised Acquiror in a written opinion letter satisfactory to Acquiror and Acquiror's counsel, and upon which Acquiror and its counsel may rely, that no registration under the Securities Act is required in connection with the proposed sale, transfer or other disposition;

                (iii)    a registration statement under the
     Securities Act covering the Acquiror Shares proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, is filed with the SEC and made effective under the Securities Act; or

                (iv) an authorized representative of the SEC shall have rendered written advice to the undersigned Shareholder (sought by the undersigned Shareholder or counsel to the undersigned Shareholder, with a copy thereof and of all other related communications delivered to Acquiror) to the effect that the SEC will take no action, or that the staff of the SEC will not recommend that the SEC take action, with respect to the proposed offer, sale, exchange, transfer, pledge or other disposition if consummated.

          (d) All certificates representing the Acquiror Shares deliverable to the undersigned Shareholder pursuant to the Reorganization Agreement and in connection with the Merger and any certificates subsequently issued with respect thereto or in substitution therefor shall, unless one or more of the alternative conditions set forth in the subparagraphs of paragraph (c) of this Section 1 shall have occurred, bear a legend substantially as follows:

          "The shares represented by this certificate may not be offered, sold, exchanged, transferred, pledged or otherwise disposed of except in accordance with the requirements of the Securities Act of 1933, as amended, and the other conditions specified in that certain Affiliate Agreement dated as of ________ 1994 between Cordis Corporation and _____________________, a copy of which Affiliate Agreement may be inspected by the holder of this certificate at the offices of Cordis Corporation, 14201 N.W. 60th Avenue, Miami Lakes FL 33014, or Cordis Corporation will furnish, without charge, a copy thereof to the holder of this certificate upon written request therefor."

Acquiror, at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for the Acquiror Shares but not as to the certificates for any part of the Acquiror Shares as to which said legend is no longer appropriate when one or more of the alternative conditions set forth in the subparagraphs of paragraph (c) of this Section 1 shall have occurred.

          (e) The undersigned Shareholder will observe and comply with the Securities Act and the General Rules and Regulations thereunder, as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any offer, sale, exchange, transfer, pledge or other disposition of the Acquiror Shares or any part thereof.

          (f) The undersigned Shareholder undertakes and agrees to indemnify and hold harmless Acquiror, the Company and each of their respective current and future officers and directors and each person, if any, who now or hereafter controls or may control Acquiror or the Company within the meaning of the Securities Act (an "Indemnified Person") from and against any and all claims, demands, actions, causes of action, losses, costs, damages, liabilities and expenses ("Claims") based upon, arising out of or resulting from any breach or nonfulfillment of any undertaking, covenant or agreement made by the undersigned Shareholder in subparagraph (b), (c) or (e) of this Section 1, or caused by or attributable to, directly or indirectly, the undersigned Shareholder, or the undersigned Shareholder's agents or employees, or representatives, brokers, dealers and/or underwriters insofar as they are acting on behalf of and in accordance with the instruction of or with the knowledge of the undersigned Shareholder, in connection with or relating to any offer, sale, pledge, transfer or other disposition of any of the Acquiror Shares by or on behalf of the undersigned Shareholder, which claim or claims result from any breach or nonfulfillment as set forth above. The indemnification set forth herein shall be in addition to any liability that the undersigned Shareholder may otherwise have to the Indemnified Persons.

          (g) Promptly after receiving definitive notice of any Claim in respect of which an Indemnified Person may seek indemnification under this Affiliate Agreement, such Indemnified Person shall submit notice thereof to the undersigned Shareholder. The omission by the Indemnified Person so to notify the undersigned Shareholder of any such Claim shall not relieve the undersigned Shareholder from any liability the undersigned Shareholder may have hereunder except to the extent that (i) such liability was caused or increased by such omission, or (ii) the ability of the undersigned Shareholder to reduce or defend against such liability was adversely affected by such omission. The omission of the Indemnified Person so to notify the undersigned Shareholder of any such Claim shall not relieve the undersigned Shareholder from any liability the undersigned Shareholder may have otherwise than hereunder. The Indemnified Persons and the undersigned Shareholder shall cooperate with and assist one another in the defense of any Claim and any action, suit or proceeding arising in connection therewith.

     2. Reports. From and after the Effective Time and for so long as necessary in order to permit the undersigned Shareholder to sell the Acquiror Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Acquiror will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, referred to in paragraph (c)(1) of Rule 144 under the Securities Act (or, if applicable, Acquiror will use its best efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144), in order to permit the undersigned Shareholder to sell, pursuant to the terms and conditions of Rule 145 and the applicable provisions of Rule 144, the Acquiror Shares.

     3. Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Affiliate Agreement shall be effective unless in writing.

     4. Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Affiliate Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, as follows:

          (a) If to the Shareholder, at the address set forth below the Shareholder's signature at the end hereof.

          (b) If to Acquiror, the Company or the other
Indemnified Persons:

               Cordis Corporation
               14201 N.W. 60th Avenue
               Miami Lakes, FL  33014
               Telecopier No.:  (305) 824-2440
               Attention: Daniel Hall, Esq. - Vice President,
               Legal Affairs, Secretary and General Counsel

               With a copy (which shall not constitute notice) to:

              ____________________
              ____________________
              ____________________
              ____________________
              Attention: _________

or to such other address as any party hereto or any Indemnified
Person may designate for itself by notice given as herein provided.

     5. Counterparts. For the convenience of the parties hereto, this Affiliate Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     6. Successors and Assigns. This Affiliate Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. Moreover, this Affiliate Agreement shall be enforceable by, and shall inure to the benefit of, the Indemnified Persons and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

     7. Governing Law. This Affiliate Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Florida (but not including the choice-of-law rules thereof).

     8. Effectiveness: Severability. This Affiliate Agreement shall become effective at the Effective Time. If a court of competent jurisdiction determines that any provision of this Affiliate Agreement is unenforceable or enforceable only if limited in time and/or scope, this Affiliate Agreement shall continue in full force and effect with such provision stricken or so limited.

     9. Attorneys' Fees. In the event of any legal action or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

     10. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Affiliate Agreement.

     11. Definitions. All capitalized terms used herein shall have the meaning defined in the Reorganization Agreement, unless otherwise defined herein.


IN WITNESS WHEREOF, the parties have caused this Affiliate
Agreement to be executed and delivered as of the date first above written.


CORDIS CORPORATION             SHAREHOLDER


By: _______________________    _______________________________
       Name:                   (Signature)
       Title:
                               _______________________________
                               (Print Name)

                               _______________________________
                               (Print Address)

                               _______________________________
                               (Print Address)

                               ________________________________
                               (Print Telephone Number)

                                                     EXHIBIT D

                            AGREEMENT



     THIS AGREEMENT (the "Agreement") is made this ___ day of ___________, 1994, by and among Webster Laboratories, Inc., a California corporation (the "Company"), Cordis Corporation, a Florida corporation ("Acquiror"), and Brentwood Associates V, L.P., a ___________________ ("Brentwood").

     WHEREAS, the Company and Brentwood have entered into that certain Series A Preferred Stock Purchase Agreement dated as of July 17, 1992 (the "Purchase Agreement"), pursuant to which Brentwood purchased 1,200,000 shares of the Series A Preferred Stock of the Company (the "Company Preferred Stock").

     WHEREAS, the Company's Articles of Incorporation provide for the rights, preferences and privileges of the Company Preferred
Stock.

     WHEREAS, the Company and Acquiror now propose to enter into an Agreement and Plan of Reorganization (the "Reorganization Agreement"), whereby a newly formed wholly-owned subsidiary of Acquiror ("Acquiror Sub") will be merged with and into the Company and whereby it presently is contemplated that, in consideration thereof, each share of the then outstanding common stock of the Company will be converted into the right to receive a certain number of shares of the common stock of Acquiror ("Acquiror Common Stock"), as set forth in the Reorganization Agreement based upon the Exchange Ratio (as defined in the Reorganization Agreement) or the Recomputed Exchange Ratio (as defined in the Reorganization Agreement), as the case may be (such transaction hereinafter being referred to as the "Merger").

     WHEREAS, the Merger is intended to (i) qualify as a tax-free reorganization within the meaning of Section 368 of the Internal
Revenue Code of 1986, as amended, and (ii) be accounted for as a pooling of interests pursuant to APB Opinion No. 16.

     WHEREAS, the Reorganization Agreement calls for the parties hereto to enter into this Agreement.

     WHEREAS, the Reorganization Agreement and the Merger must be submitted to the shareholders of the Company for approval.

     NOW, THEREFORE, in view of the foregoing and in consideration of the benefits to the Company, Brentwood and Acquiror as a result of the Merger, the sufficiency of which hereby is acknowledged, the parties hereto agree as follows:

     A. Conversion of Company Preferred Stock. Effective after the shareholders of the Company and the sole stockholder of Acquiror Sub have approved the Reorganization Agreement, but immediately prior to the closing of the Merger (and provided the Merger occurs), Brentwood shall convert all of the Company Preferred Stock into common stock of the Company in accordance with the Company's Articles of Incorporation. As a result of such conversion, the rights, preferences and privileges (including, without limitation, the right to receive payment for any dividend thereon and to have the Merger considered as a liquidation of the Company) set forth in the Company's Articles of Incorporation with respect to the Company Preferred Stock shall be eliminated and shall be of no further force or effect, and the Company Preferred Stock shall be canceled and retired, all as set forth in the Company's Articles of Incorporation.

     B. Affiliate Agreement. Prior to the Closing (as defined in the Reorganization Agreement), Brentwood will execute and deliver to Acquiror an Affiliate Agreement, substantially in the form attached hereto as Exhibit A, as called for in Sections 3.28 and 9.02(i) of the Reorganization Agreement.

     C. Termination of Certain Agreements. Effective as of the Effective Time (as defined in the Reorganization Agreement), the Company and Brentwood agree that the Purchase Agreement and the Registration Rights Agreement (as defined in the Reorganization Agreement) and all rights and obligations thereunder shall be terminated and no longer of any force or effect.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first set forth above.

                              WEBSTER LABORATORIES, INC.

                              By:________________________________

                              Title:_____________________________


                              CORDIS CORPORATION

                              By:_________________________________

                              Title:______________________________

                              BRENTWOOD ASSOCIATES V, L.P.

                              By:  Brentwood V Ventures, L.P.,
                                     its General Partner

                                By:_______________________________

                                Title:____________________________

                                                  EXHIBIT E-1

                          EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of this _______ day of ____________, 1994, by and among Wilton W. Webster, Jr., residing at 7388 Crest Drive, Altadena, California, 91001 ( the "Employee"), and Cordis Corporation, a Florida corporation, having its principal place of business located at 14201 N.W. 60th Avenue, Miami Lakes, Florida 33014 (the "Corporation"), and Cordis Webster, Inc., a California corporation, having its principal place of business located at 5114 Commerce Drive, Baldwin Park, California 91706 (the "Subsidiary").

                         W I T N E S S E T H:

     WHEREAS, the Corporation is the sole owner of all of the stock of the Subsidiary, and

     WHEREAS, the Corporation and the Subsidiary desire to obtain the services of the Employee as Vice President and Senior Scientific Advisor of the Corporation and as Vice President Research & Development and Chief Engineer of the Subsidiary, and the Employee is willing to render such services to the Corporation and the Subsidiary upon the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1.   SALARY, DUTIES AND BENEFITS.

          1.1  Salary and Benefits.

     The Corporation and the Subsidiary agree to employ the Employee and the Employee agrees to accept employment by the Corporation on a full-time basis as Vice President and Senior Scientific Advisor of the Corporation and as Vice President Research & Development and Chief Engineer of the Subsidiary at an annual salary of $115,000, payable during the Term of Employment (as defined in Section 2 hereof). Such salary shall be payable in equal installments during each year of employment pursuant to this Agreement in accordance with the payment schedule of employees of the Subsidiary or such other pay period established from time to time by the Corporation, pursuant to the standard employment practices of the Corporation or the Subsidiary, as the case may be, and shall be subject to deduction for withholding, other applicable taxes and benefit contributions. During the Term of Employment, the Employee shall be governed by the Corporation and the Subsidiary's policies applicable to other Employees of the Corporation and the Subsidiary, as applicable, with respect to periodic reviews and increases in salary and fringe benefits as hereinafter described, provided for such employees. The Employee shall be entitled to participate in all fringe benefit programs established for or on behalf of employees of the Subsidiary and all fringe benefit programs established by the Board of Directors for employees of the Corporation similarly situated to the Employee, including any pension, retirement, hospitalization, vacation, and sick leave, medical or insurance plan or any other benefit policy, plan or other practice that under applicable law constitutes a benefit of employment to which employees of the Corporation, similarly situated to Employee are generally entitled. The Employee's participation in other benefits or incentive payments shall be at the discretion of the Board of Directors of the Corporation or Subsidiary, as applicable.

          1.2  Duties.

     The Employee shall perform duties which shall include, but not be limited to, the following:

          (i) Service as an advisor to the Board of Directors and management of the Corporation with regard to the research, development and engineering of medical devices and products;

          (ii) Service as the senior engineering officer of the Subsidiary, directing the research, development, new product development and investigation and engineering of medical devices and products of the Subsidiary;

          (iii) Service in such additional capacities appropriate to Employee's responsibilities and skills as shall be designated by the Corporation. The Employee shall conduct business in a manner that will reflect favorably on the Corporation and the Subsidiary, their products and good names, and avoid any deceptive, misleading or unethical practice or practices that is, or might be, detrimental to the Corporation, the Subsidiary or any of the products of the Corporation or Subsidiary and he shall carry out the other terms and conditions of this Agreement diligently and in good faith.

          1.3  Extent of Service.

     The Employee shall carry out his duties under the general supervision of the President of the Corporation or his designee and the President of the Subsidiary or his designee and the
Board of Directors of  the Subsidiary.    The Employee shall
devote his entire business time, attention and energies to the business of the Company during the Term of Employment (as defined in Section 2.1 below) with the Company. The foregoing, however, shall not preclude the Employee from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and service do not interfere or conflict
with his responsiblities to the Company.   The Corporation and
the Subsidiary reserve the right to change, from time to time, the nature and scope of the Employee's duties and the place where such duties shall be performed, but the Employee shall not be required to be based outside of the United States.

          1.4   Expenses.

     The Employee shall be reimbursed periodically for reasonable travel and other expenses, as approved from time to time by the President of the Corporation or his designee, or the Board of Directors of the Subsidiary which are incurred and accounted for in accordance with the normal practices for reimbursement of such expenses established by the Corporation or the Subsidiary.


          1.5  Vacation.

     The Employee shall be entitled to vacation of three weeks or the amount of vacation time allowable under his contract in effect just prior to the execution of this Agreement, whichever is greater during each year of his employment pursuant to this Agreement, which vacation shall be in accordance with the standard vacation policies of the Subsidiary and which shall be taken at such time or times and for such periods as shall be mutually agreed upon by the Employee, the Corporation and the Subsidiary. Carryover of vacation shall be limited to one week each year that may be taken the following year. The Employee shall also be entitled to all public holidays observed by the Subsidiary.

          1.6  Travel.

     The Employee shall undertake such travel as may be required in the performance of his duties.


     2.   TERM OF EMPLOYMENT.

          2.1  Term of Employment.

     The "Term of Employment" as used herein during which the Corporation and the Subsidiary will employ or continue to employ the Employee in their businesses, and the Employee will work or continue to work for the Corporation and the Subsidiary, shall initially be a period of two years from the effective date of this Agreement or any period shorter than two years marked by the termination of the Employee pursuant to the terms hereof or by mutual agreement. Subsequent to the initial two-year term, the Term of Employment shall then continue from year-to-year thereafter, unless and until such employment hereunder shall have been terminated at the end of any such period or any such year, upon one-month advance notice from one party to the others, or unless and until such employment hereunder shall have been otherwise terminated as hereinafter provided.

          2.2  Termination.

               2.2(a)

     Notwithstanding any other provisions of this Agreement, the employment of the Employee pursuant to this Agreement shall be terminated immediately upon (i) the death of the Employee; (ii) a determination by the Board of Directors or the President of the Corporation or the Board of Directors of the Subsidiary as the case may be, acting in good faith, but made in the sole discretion of such Board or President, that the Employee (A) has become physically or mentally incapacitated or unable to perform his duties under this Agreement and that such incapacity or inability has continued for three consecutive calendar months,
(B) has materially breached any of the terms of this Agreement,
(C) has willfully failed to perform his duties, (d) has committed a willful act which constitutes gross misconduct, or (E) has committed a violation of a federal or a state law or regulation applicable to the business of the Company.


               2.2(b)

     The Employee, the Corporation or the Subsidiary may terminate this Agreement at any time, without cause, by giving not less than 30 days advance written notice to the other parties.

               2.2(c)

     (A). If the Corporation or the Subsidiary terminates the Employee's Term of Employment without cause, pursuant to paragraph 2.2(b) above, the Employee shall be entitled to receive severance pay in an amount equal to twelve months annual salary at his annual salary level in effect at the time of such termination; provided, however, that such payment shall be reduced to the extent of any other compensation that the Employee receives from a subsequent employer and the Corporation's or Subsidiary's obligation to pay severance shall cease in the event the Employee obtains comparable new employment prior to the end of the twelve months. Such payment shall be in lieu of any other severance or severance-type benefits to which the Employee may be entitled under Company or Subsidiary benefit plans and programs. Any severance payments to which the Employee is entitled pursuant to this section 2.2(c) shall be paid periodically, in accordance with the Subsidiary's normal payroll schedule.

     (B). In the event, however, that the Employee resigns his employment with the Corporation or the Subsidiary or the Employee's Term of Employment is terminated pursuant to any of the provisions of Section 2.2(a) above, the Employee shall not be entitled to any severance or other benefits except as may be payable to the Employee under the Company's or Subsidiary's then existing benefit plans or programs.


     3.   OTHER COMPENSATION.

     The Employee shall be entitled to participate in, and receive compensation from, any bonus compensation, incentive compensation, stock option plans or any and all other executive bonus compensation plans available to officers of the Corporation or the Subsidiary. Participation in the plans, payment of any bonus compensation or the grant of any stock options thereunder to be in the sole discretion of the Board of Directors of the Corporation or the Subsidiary, as applicable.

     4.   EMPLOYEE ACKNOWLEDGEMENTS

          4.1  Confidential Information.

     The Employee acknowledges (i) that the use, misappropriation or disclosure of the Confidential Information (as defined in
Section 5.2(c)) would constitute a breach of trust and cause irreparable injury to the Corporation and the Subsidiary, (ii) that all such Confidential Information is the property of the Corporation or the Subsidiary , as applicable, and (iii) that it is essential to the protection of the business and goodwill of the Corporation and the Subsidiary and to the maintenance of the competitive position of the Corporation and the Subsidiary that the Confidential Information be kept secret and that the Confidential Information not be disclosed by the Employee to others or used by the Employee for his own advantage or the
advantage of others.   The Employee further acknowledges that the
Employee's agreement to the provisions of Article 5 and the enforceability of such provisions against the Employee are an essential element of this Agreement and that, absent enforceability thereof, the Corporation and the Subsidiary would not (i) employ or continue the employment of the Employee, or
(ii) permit the Employee access to or the use of  Confidential
Information.

          4.2   Competition.

     The Employee further recognizes and acknowledges that it is essential for the proper protection of the business of the Corporation and the Subsidiary that the Employee be restrained from competing against the Corporation or the Subsidiary during the Term of Employment.


     5.   RESTRICTIVE COVENANTS.

          5.1  Exclusive Arrangements.

               5.1(a)

     The Employee shall not at any time during the Term of Employment engage in any business on behalf of any other corporation or other business organizations or himself and shall not directly or indirectly own, or own an interest in (except for a less than 5% stock ownership in a publicly traded corporation), manage, operate, join, control, be employed by, act as an agent for or participate, either directly or indirectly, in the ownership, management, operation or control of, or be connected in any manner with, any business selling to or doing business with the Corporation or the Subsidiary or any business which is competitive with the business of the Corporation or the Subsidiary.

               5.1(b)

     During the Term of Employment, the Employee shall not, directly or indirectly, on his own behalf or on behalf of, or as an employee or agent of, any other person or business, contact or approach any person or business, wherever located, with a view to selling or assisting others to sell products or services competing with any products or services of the Corporation or the Subsidiary, or sell or solicit orders for the sale of such products or services.


          5.2  Confidential Information.

               5.2(a)

     Unless authorized or instructed in writing by the Corporation or the Subsidiary, the Employee shall not, during or at any time after the Term of Employment, except as required in the conduct of the Corporation or Subsidiary's business, disclose to others, or use, or permit to be disclosed to others or use, any of the Corporation or the Subsidiary's inventions, discoveries, works, ideas, information, knowledge or data (whether in oral, written, or machine-readable form) which the Employee may develop or obtain during the course of, or in connection with, the Employee's employment, including such inventions, discoveries, works, ideas, information, knowledge, or data relating to machines, equipment, products, systems, software, research and/or development, designs, compositions, formula, processes, manufacturing procedures or business methods, whether or not developed by the Employee, by others in the Corporation or the Subsidiary, or obtained by the Corporation or the Subsidiary from third parties, and irrespective of whether or not such inventions, discoveries, works, ideas, information, knowledge or data have been identified by the Corporation or Subsidiary as secret or confidential, unless and until, and then to the extent and only to the extent that, such inventions, discoveries, works, ideas, information, knowledge or data become available to the public other than by the Employee's wrongful act or omission.

               5.2(b)

     During the Term of Employment and thereafter the Employee shall not, except as required in the conduct of the Corporation's or Subsidiary's business, disclose to others, or use, any of the information relating to present and prospective customers of the Corporation or Subsidiary, business dealings with such customers, prospective marketing, promotion, sales and advertising programs and strategies, and agreements with representatives or prospective representatives of the Corporation or the Subsidiary, including but not limited to customers, customer lists, costs, prices and earnings, whether or not such information is developed by the Employee, by others in the Corporation or Subsidiary, or obtained by the Corporation or Subsidiary from third parties, and irrespective of whether or not such information has been identified by the Corporation as secret or confidential, unless and until, and then only to the extent that, such information becomes available to the public or other than by the Employee's wrongful act or omission.

               5.2(c)

     All inventions, discoveries, works, ideas, information, knowledge, and data described or referred to in Section 5.2(a) and 5.2(b) are referred to herein collectively as "Confidential
Information").

          5.3  Assignment Of Proprietary Rights.

               5.3(a)

     The Employee agrees to disclose immediately to the Corporation and the Subsidiary and hereby assigns to the Corporation or the Subsidiary, at the discretion of the Corporation, all proprietary rights including, but not limited to, all patents, copyrights, trade secrets and trademarks, the Employee might otherwise have, by operation of law or otherwise, in all inventions, discoveries, works, ideas, information, knowledge and data (i) related to the Employee's access to Confidential Information; or (ii) made, developed, prepared, created, discovered, conceived or first reduced to practice by the Employee, solely or jointly with others, during the Term of Employment (either during or outside of the Employee's working hours and either on or off the Corporation or the Subsidiary's premises), which inventions, discoveries, works, ideas, information, knowledge or data are or were made, developed, prepared, created, discovered or conceived either in the course of such employment, or with the use of the Corporation's or the Subsidiary's time, material, facilities or funds, or which relate to, or are suggested by, any subject matter with which the Employee's employment by the Corporation or the Subsidiary may bring the Employee into contact, or which relate to any investigations or obligations undertaken by the Corporation or the Subsidiary.

               5.3(b)

     The Employee further agrees to execute and deliver any additional documents, instruments, applications, oaths or other writings necessary or desirable to further evidence the assignment described in Section 5.3(a) ("Supporting Documents"). If the Employee fails or refuses to execute or deliver any Supporting Documents, Employee hereby agrees, for himself and his successors, assigns, donees, executors, administrators, transferees and personal representatives, to the fullest extent permitted by law, that the President of the Corporation shall be appointed, and the same is hereby irrevocably appointed, the Employee's attorney-in-fact with full authority to execute Supporting Documents and perform all other acts necessary to further evidence such assignment.

               5.3(c)

     The Employee further agrees, without further charge during the Term of Employment, and after the termination or expiration of the Term of Employment at the same base salary rate (excluding any bonuses, deferred compensation or other benefits) as during the last year of the Employee's employment (determined on an hourly basis for this purpose), to assist the Corporation or the Subsidiary, and to perform such further acts, including giving testimony or furnishing evidence in the prosecution or defense of appeals, interferences, suits and controversies relating to any aforesaid inventions, discoveries, works, ideas, information, knowledge or data as may be deemed necessary by the Corporation, the Subsidiary or either of their nominees to effectuate the vesting or perfecting in the Corporation or the Subsidiary or the nominees of the Subsidiary or the Corporation of all right, title and interest in and to the said inventions, discoveries, works, ideas, information, knowledge or data described in Section 5.3(a).

               5.3(d)

     The Employee shall keep complete, accurate and authentic accounts, notes, data and records of all inventions, made, developed, prepared, created, discovered or conceived by the Employee as described in this Section 5.3, in the manner and form requested by the Corporation or the Subsidiary. Upon termination or expiration of the Term of Employment, the Employee agrees to return to the Corporation or the Subsidiary all records created and maintained pursuant to this section and any and all documents or materials constituting or, directly or indirectly, relating to any Confidential Information.

     6.   REPRESENTATIONS AND WARRANTIES.

     The Employee represents and warrants to the Corporation and the Subsidiary that (i) he has been advised by the Corporation that the execution and delivery by him of this Agreement at the closing of the acquisition of the Subsidiary by the Corporation is a material inducement to the Corporation to consummate the acquisition as contemplated to preserve the importance of Employee to the future operating and financial performance and future prospects of the Corporation and the Subsidiary; (ii) neither the execution and delivery of this Agreement, nor the carrying out of any of the transactions contemplated hereby will in any respect result in any violation of, or be in conflict with, any term or provision of any agreement, document or instrument to which the Employee is a party, or by which he is bound; and (iii) he has furnished the Corporation and the Subsidiary with copies of any such agreements, documents or instruments to which the Employee is a party or by which he is bound. The Employee agrees not to divulge to the Corporation or the Subsidiary any information which would violate any such agreement, document or instrument, nor to divulge to the Corporation or the Subsidiary any trade secrets of prior employers.

     7.   MISCELLANEOUS.

          7.1  Additional Actions and Documents.

     Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed, such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

          7.2  Assignment.

     The Employee shall not assign his rights or obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the Corporation and the Subsidiary, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.

          7.3  Sale of Business

     In the event that the Corporation sells or transfers to any other party or entity which is not a subsidiary or affiliate of the Corporation, all or a majority of the shares of common stock of the Subsidiary, or sells or transfers to any other party or entity which is not a subsidiary or affiliate of the Corporation, all or substantially all of the assets of the Subsidiary, Employee may terminate this Agreement.


          7.4  Entire Agreement; Amendment.

     This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.


          7.5  Waiver.

     No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

          7.6  Forum.

     The Corporation, the Subsidiary and the Employee hereby irrevocably submit to the exclusive jurisdiction of any Florida State Court or Federal Court, in either case sitting in Dade County, Florida, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each such party hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such Florida State Court or Federal Court. The Employee, the Corporation and the Subsidiary irrevocably consent to the service of any and all process in any such actions or proceeding by the mailing of copies of such process to such party at the address specified pursuant to Section 9.7. The Employee, the Corporation and the Subsidiary irrevocably confirm that service of process out of such courts, in such manner, shall be deemed due service upon each of them for the purposes of any such action or proceeding. The Employee, the Corporation and the Subsidiary hereby irrevocably waive (i) any objection each of them may have to the laying of venue of any such action or proceeding in any of such courts, or (ii) any claim that each of them may have that any such action or proceeding has been brought in an inconvenient forum. The Employee, the Corporation and the Subsidiary irrevocably agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the right of any party hereto to serve legal process in any other
manner permitted by law.   The Corporation, the Subsidiary and
the Employee further agree that any party hereto instituting legal proceedings arising out of or relating to this Agreement and, thereafter, not prevailing in such proceedings, shall pay the costs and expenses of the party or parties against whom such proceedings were brought, including reasonable attorney's fees.

          7.7   Governing Law.

     This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Florida (excluding the choice of law rules thereof).

          7.8  Notices.

     All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:


               (i)  If to the Corporation:

                    Cordis Corporation
                    14201 N.W. 60th Avenue
                    Miami Lakes, FL  33014
                    Attn: President

               (ii) If  to the Subsidiary:

                    Daniel G. Hall
                    14201 N.W. 60th Avenue
                    Miami Lakes, FL  33014

               (iii)     If to the Employee:

                    Wilton W. Webster, Jr.
                    7388 Crest Drive
                    Altadena, CA  91001

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or that shall be delivered to a telegraph corporation, shall be deemed sufficiently given, served, sent, received or delivered, for all purposes, at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

          7.9  Headings.

     Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

          7.10 Execution of Counterparts.

     To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.


          7.11 Limitation on Benefits.

     The covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

          7.12 Binding Effect.

     Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

     IN WITNESS WHEREOF, the Corporation and the Subsidiary have caused this Agreement to be executed by their duly authorized officers and the Employee has hereunto set his hand as of the date first above written.

                              CORDIS CORPORATION

                         By:________________________________
                               Name:
                               Title:

                               CORDIS-WEBSTER, INC.

                         By:________________________________
                               Name:
                               Title:


                              _______________________________
                              Wilton W. Webster, Jr.

                                                     EXHIBIT E-2

                       EMPLOYMENT AGREEMENT



     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of this _______ day of ____________, 1994, by and among Tony R. Brown, residing at 6605 Canyon Hill Road, Anaheim Hills, California, 92807 ( the "Employee"), and Cordis Corporation, a Florida corporation, having its principal place of business located at 14201 N.W. 60th Avenue, Miami Lakes, Florida 33014 (the "Corporation"), and Cordis Webster, Inc., a California corporation, having its principal place of business located at 5114 Commerce Drive, Baldwin Park, CA 91706 (the "Subsidiary").

                       W I T N E S S E T H:

     WHEREAS, the Corporation is the sole owner of all of the stock of the Subsidiary, and

     WHEREAS, the Corporation and the Subsidiary desire to obtain the services of the Employee as Vice President of the Corporation and as President and Chief Executive Officer of the Subsidiary, and the Employee is willing to render such services to the Corporation and the Subsidiary upon the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1.   SALARY, DUTIES AND BENEFITS.

          1.1  Salary and Benefits.

     The Corporation and the Subsidiary agree to employ the Employee and the Employee agrees to accept employment by the Corporation on a full-time basis as Vice President of the Corporation and President and Chief Executive Officer of the Subsidiary at an annual salary of $160,000, payable during the Term of Employment (as defined in Section 2 hereof). Such salary shall be payable in equal installments during each year of employment pursuant to this Agreement in accordance with the payment schedule of employees of the Subsidiary or such other pay period established from time to time by the Corporation, pursuant to the standard employment practices of the Corporation or the Subsidiary, as the case may be, and shall be subject to deduction for withholding, other applicable taxes and benefit contributions. During the Term of Employment, the Employee shall be governed by the Corporation and the Subsidiary's policies applicable to other Employees of the Corporation and the Subsidiary, as applicable, with respect to periodic reviews and increases in salary and fringe benefits as hereinafter described, provided for such employees. The Employee shall be entitled to participate in all fringe benefit programs established for or on behalf of employees of the Subsidiary and all fringe benefit programs established by the Board of Directors for employees of the Corporation similarly situated to the Employee, including any pension, retirement, hospitalization, vacation, and sick leave, medical or insurance plan or any other benefit policy, plan or other practice that under applicable law constitutes a benefit of employment to which employees of the Corporation, similarly situated to Employee are generally entitled. The Employee's participation in other benefits or incentive payments shall be at the discretion of the Board of Directors of the Corporation or Subsidiary, as applicable.

          1.2  Duties.

     The Employee shall perform duties which shall include, but not be limited to, the following:

          (i) Management and direction of the operations of the Subsidiary including management and direction of vice presidents and other Corporate officers of the Subsidiary in the day-to-day administration and operation of the Subsidiary business; and

          (ii) Service in such additional capacities appropriate to Employee's responsibilities and skills as shall be designated by the Corporation. The Employee shall conduct business in a manner that will reflect favorably on the Corporation and the Subsidiary, their products and good names, and avoid any deceptive, misleading or unethical practice or practices that is, or might be, detrimental to the Corporation, the Subsidiary or any of the products of the Corporation or Subsidiary and he shall carry out the other terms and conditions of this Agreement diligently and in good faith.

          1.3  Extent of Service.

     The Employee shall carry out his duties under the general supervision of the President of the Corporation or his designee
and the Board of Directors of  the Subsidiary.   The Employee
shall devote his entire business time, attention and energies to the business of the Corporation and the Subsidiary during the Term of Employment (as defined in Section 2.1 below). The foregoing, however, shall not preclude the Employee from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and service do not interfere or conflict with his responsiblities to the Corporation or the Subsidiary. The Corporation and the Subsidiary reserve the right to change, from time to time, the nature and scope of the Employee's duties and the place where such duties shall be performed, but the Employee shall not be required to be based outside of the United States.

          1.4   Expenses.

     The Employee shall be reimbursed periodically for reasonable travel and other expenses, as approved from time to time by the President of the Corporation or his designee, or the Board of Directors of the Subsidiary which are incurred and accounted for in accordance with the normal practices for reimbursement of such expenses established by the Corporation or the Subsidiary.



          1.5  Vacation.

     The Employee shall be entitled to vacation of 3 weeks or the amount of vacation time allowable under his contract in effect just prior to the execution of this Agreement, whichever is greater) during each year of his employment pursuant to this Agreement, which vacation shall be in accordance with the standard vacation policies of the Subsidiary and which shall be taken at such time or times and for such periods as shall be mutually agreed upon by the Employee, the Corporation and the
Subsidiary.   Carryover of vacation shall be limited to one week
each year that may be taken the following year. The Employee shall also be entitled to all public holidays observed by the Subsidiary.

          1.6  Travel.

     The Employee shall undertake such travel as may be required in the performance of his duties.

     2.   TERM OF EMPLOYMENT.

          2.1  Term of Employment.

     The "Term of Employment" as used herein during which the Corporation and the Subsidiary will employ or continue to employ the Employee in their businesses, and the Employee will work or continue to work for the Corporation and the Subsidiary, shall initially be a period of two years from the effective date of this Agreement or any period shorter than two years marked by the termination of the Employee pursuant to the terms hereof or by mutual agreement. Subsequent to the initial two-year term, the Term of Employment shall then continue from year-to-year thereafter, unless and until such employment hereunder shall have been terminated at the end of any such period or any such year, upon one-month advance notice from one party to the others, or unless and until such employment hereunder shall have been otherwise terminated as hereinafter provided.

          2.2  Termination.

               2.2(a)

     Notwithstanding any other provisions of this Agreement, the employment of the Employee pursuant to this Agreement shall be terminated immediately upon (i) the death of the Employee; (ii) a determination by the Board of Directors or the President of the Corporation or the Board of Directors of the Subsidiary as the case may be, acting in good faith, but made in the sole discretion of such Board or President, that the Employee (A) has become physically or mentally incapacitated or unable to perform his duties under this Agreement and that such incapacity or inability has continued for three consecutive calendar months,
(B) has materially breached any of the terms of this Agreement,
(C) has willfully failed to perform his duties, (D) has committed a willful act which constitutes gross misconduct, or (E) has committed a violation of a federal or a state law or regulation applicable to the business of the Company.


               2.2(b)

     The Employee, the Corporation or the Subsidiary may terminate this Agreement at any time, without cause, by giving not less than 30 days advance written notice to the other parties.

               2.2(c)

     (A). If the Corporation or the Subsidiary terminates the Employee's Term of Employment without cause, pursuant to paragraph 2.2(b) above, the Employee shall be entitled to receive severance pay in an amount equal to twelve months annual salary at his annual salary level in effect at the time of such termination; provided, however, that such payment shall be reduced to the extent of any other compensation that the Employee receives from a subsequent employer and the Corporation's or Subsidiary's obligation to pay severance shall cease in the event the Employee obtains comparable new employment prior to the end of the twelve months. Such payment shall be in lieu of any other severance or severance-type benefits to which the Employee may be entitled under Company or Subsidiary benefit plans and programs. Any severance payments to which the Employee is entitled pursuant to this section 2.2(c) shall be paid periodically, in accordance with the Subsidiary's normal payroll schedule.

     (B). In the event, however, that the Employee resigns his employment with the Corporation or the Subsidiary or the Employee's Term of Employment is terminated pursuant to any of the provisions of Section 2.2(a) above, the Employee shall not be entitled to any severance or other benefits except as may be payable to the Employee under the Company's or Subsidiary's then existing benefit plans or programs.

     3.   OTHER COMPENSATION.

     The Employee shall be entitled to participate in, and receive compensation from, any bonus compensation, incentive compensation, stock option plans or any and all other executive bonus compensation plans available to officers of the Corporation or the Subsidiary. Participation in the plans, payment of any bonus compensation or the grant of any stock options thereunder to be in the sole discretion of the Board of Directors of the Corporation or the Subsidiary, as applicable.

     4.   EMPLOYEE ACKNOWLEDGEMENTS

          4.1  Confidential Information.

     The Employee acknowledges (i) that the use, misappropriation or disclosure of the Confidential Information (as defined in
Section 5.2(c)) would constitute a breach of trust and cause irreparable injury to the Corporation and the Subsidiary, (ii) that all such Confidential Information is the property of the Corporation or the Subsidiary , as applicable, and (iii) that it is essential to the protection of the business and goodwill of the Corporation and the Subsidiary and to the maintenance of the competitive position of the Corporation and the Subsidiary that the Confidential Information be kept secret and that the Confidential Information not be disclosed by the Employee to others or used by the Employee for his own advantage or the
advantage of others.   The Employee further acknowledges that the
Employee's agreement to the provisions of Article 5 and the enforceability of such provisions against the Employee are an essential element of this Agreement and that, absent enforceability thereof, the Corporation and the Subsidiary would not (i) employ or continue the employment of the Employee, or
(ii) permit the Employee access to or the use of  Confidential
Information.

          4.2  Competition.

     The Employee further recognizes and acknowledges that it is essential for the proper protection of the business of the Corporation and the Subsidiary that the Employee be restrained from competing against the Corporation or the Subsidiary during the Term of Employment.


     5.   RESTRICTIVE COVENANTS.

          5.1  Exclusive Arrangements.

               5.1(a)

     The Employee shall not at any time during the Term of Employment engage in any business on behalf of any other corporation or other business organizations or himself and shall not directly or indirectly own, or own an interest in (except for a less than 5% stock ownership in a publicly traded corporation), manage, operate, join, control, be employed by, act as an agent for or participate, either directly or indirectly, in the ownership, management, operation or control of, or be connected in any manner with, any business selling to or doing business with the Corporation or the Subsidiary or any business which is competitive with the business of the Corporation or the Subsidiary.

               5.1(b)

     During the Term of Employment, the Employee shall not, directly or indirectly, on his own behalf or on behalf of, or as an employee or agent of, any other person or business, contact or approach any person or business, wherever located, with a view to selling or assisting others to sell products or services competing with any products or services of the Corporation or the Subsidiary, or sell or solicit orders for the sale of such products or services.

          5.2  Confidential Information.

               5.2(a)

     Unless authorized or instructed in writing by the Corporation or the Subsidiary, the Employee shall not, during or at any time after the Term of Employment, except as required in the conduct of the Corporation or Subsidiary's business, disclose to others, or use, or permit to be disclosed to others or use, any of the Corporation or the Subsidiary's inventions, discoveries, works, ideas, information, knowledge or data (whether in oral, written, or machine-readable form) which the Employee may develop or obtain during the course of, or in connection with, the Employee's employment, including such inventions, discoveries, works, ideas, information, knowledge, or data relating to machines, equipment, products, systems, software, research and/or development, designs, compositions, formulae, processes, manufacturing procedures or business methods, whether or not developed by the Employee, by others in the Corporation or the Subsidiary, or obtained by the Corporation or the Subsidiary from third parties, and irrespective of whether or not such inventions, discoveries, works, ideas, information, knowledge or data have been identified by the Corporation or Subsidiary as secret or confidential, unless and until, and then to the extent and only to the extent that, such inventions, discoveries, works, ideas, information, knowledge or data become available to the public other than by the Employee's wrongful act or omission.

               5.2(b)

     During the Term of Employment and thereafter the Employee shall not, except as required in the conduct of the Corporation's or Subsidiary's business, disclose to others, or use, any of the information relating to present and prospective customers of the Corporation or Subsidiary, business dealings with such customers, prospective marketing, promotion, sales and advertising programs and strategies, and agreements with representatives or prospective representatives of the Corporation or the Subsidiary, including but not limited to customers, customer lists, costs, prices and earnings, whether or not such information is developed by the Employee, by others in the Corporation or Subsidiary, or obtained by the Corporation or Subsidiary from third parties, and irrespective of whether or not such information has been identified by the Corporation as secret or confidential, unless and until, and then only to the extent that, such information becomes available to the public or other than by the Employee's wrongful act or omission.

               5.2(c)

     All inventions, discoveries, works, ideas, information, knowledge, and data described or referred to in Section 5.2(a) and 5.2(b) are referred to herein collectively as "Confidential
Information").

          5.3  Assignment Of Proprietary Rights.

               5.3(a)

     The Employee agrees to disclose immediately to the Corporation and the Subsidiary and hereby assigns to the Corporation or the Subsidiary, at the discretion of the Corporation, all proprietary rights including, but not limited to, all patents, copyrights, trade secrets and trademarks, the Employee might otherwise have, by operation of law or otherwise, in all inventions, discoveries, works, ideas, information, knowledge and data (i) related to the Employee's access to Confidential Information; or (ii) made, developed, prepared, created, discovered, conceived or first reduced to practice by the Employee, solely or jointly with others, during the Term of Employment (either during or outside of the Employee's working hours and either on or off the Corporation or the Subsidiary's premises), which inventions, discoveries, works, ideas, information, knowledge or data are or were made, developed, prepared, created, discovered or conceived either in the course of such employment, or with the use of the Corporation's or the Subsidiary's time, material, facilities or funds, or which relate to, or are suggested by, any subject matter with which the Employee's employment by the Corporation or the Subsidiary may bring the Employee into contact, or which relate to any investigations or obligations undertaken by the Corporation or the Subsidiary.

               5.3(b)

     The Employee further agrees to execute and deliver any additional documents, instruments, applications, oaths or other writings necessary or desirable to further evidence the assignment described in Section 5.3(a) ("Supporting Documents"). If the Employee fails or refuses to execute or deliver any Supporting Documents, Employee hereby agrees, for himself and his successors, assigns, donees, executors, administrators, transferees and personal representatives, to the fullest extent permitted by law, that the President of the Corporation shall be appointed, and the same is hereby irrevocably appointed, the Employee's attorney-in-fact with full authority to execute Supporting Documents and perform all other acts necessary to further evidence such assignment.

               5.3(c)

     The Employee further agrees, without further charge during the Term of Employment, and after the termination or expiration of the Term of Employment at the same base salary rate (excluding any bonuses, deferred compensation or other benefits) as during the last year of the Employee's employment (determined on an hourly basis for this purpose), to assist the Corporation or the Subsidiary, and to perform such further acts, including giving testimony or furnishing evidence in the prosecution or defense of appeals, interferences, suits and controversies relating to any aforesaid inventions, discoveries, works, ideas, information, knowledge or data as may be deemed necessary by the Corporation, the Subsidiary or either of their nominees to effectuate the vesting or perfecting in the Corporation or the Subsidiary or the nominees of the Subsidiary or the Corporation of all right, title and interest in and to the said inventions, discoveries, works, ideas, information, knowledge or data described in Section 5.3(a).

               5.3(d)

     The Employee shall keep complete, accurate and authentic accounts, notes, data and records of all inventions, made, developed, prepared, created, discovered or conceived by the Employee as described in this Section 5.3, in the manner and form requested by the Corporation or the Subsidiary. Upon termination or expiration of the Term of Employment, the Employee agrees to return to the Corporation or the Subsidiary all records created and maintained pursuant to this section and any and all documents or materials constituting or, directly or indirectly, relating to any Confidential Information.



     6.   REPRESENTATIONS AND WARRANTIES.

     The Employee represents and warrants to the Corporation and the Subsidiary that (i) he has been advised by the Corporation that the execution and delivery by him of this Agreement at the closing of the acquisition of the Subsidiary by the Corporation is a material inducement to the Corporation to consummate the acquisition as contemplated to preserve the importance of Employee to the future operating and financial performance and future prospects of the Corporation and the Subsidiary; (ii) neither the execution and delivery of this Agreement, nor the carrying out of any of the transactions contemplated hereby will in any respect result in any violation of, or be in conflict with, any term or provision of any agreement, document or instrument to which the Employee is a party, or by which he is bound; and (iii) he has furnished the Corporation and the Subsidiary with copies of any such agreements, documents or instruments to which the Employee is a party or by which he is bound. The Employee agrees not to divulge to the Corporation or the Subsidiary any information which would violate any such agreement, document or instrument, nor to divulge to the Corporation or the Subsidiary any trade secrets of prior employers.

     7.   MISCELLANEOUS.

          7.1  Additional Actions and Documents.

     Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed, such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

          7.2  Assignment.

     The Employee shall not assign his rights or obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the Corporation and the Subsidiary, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.


          7.3  Sale of Business

          In the event that the Corporation sells or transfers to any other party or entity which is not a subsidiary or affiliate of the Corporation, all or a majority of the shares of common stock of the Subsidiary, or sells or transfers to any other party or entity which is not a subsidiary or affiliate of the Corporation, all or substantially all of the assets of the Subsidiary, Employee may terminate this Agreement.

          7.4  Entire Agreement; Amendment.

     This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

          7.5  Waiver.

     No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

          7.6  Forum.

     The Corporation, the Subsidiary and the Employee hereby irrevocably submit to the exclusive jurisdiction of any Florida State Court or Federal Court, in either case sitting in Dade County, Florida, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each such party hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such Florida State Court or Federal Court. The Employee, the Corporation and the Subsidiary irrevocably consent to the service of any and all process in any such actions or proceeding by the mailing of copies of such process to such party at the address specified pursuant to Section 9.7. The Employee, the Corporation and the Subsidiary irrevocably confirm that service of process out of such courts, in such manner, shall be deemed due service upon each of them for the purposes of any such action or proceeding. The Employee, the Corporation and the Subsidiary hereby irrevocably waive (i) any objection each of them may have to the laying of venue of any such action or proceeding in any of such courts, or (ii) any claim that each of them may have that any such action or proceeding has been brought in an inconvenient forum. The Employee, the Corporation and the Subsidiary irrevocably agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the right of any party hereto to serve legal process in any other
manner permitted by law.   The Corporation, the Subsidiary and
the Employee further agree that any party hereto instituting legal proceedings arising out of or relating to this Agreement and, thereafter, not prevailing in such proceedings, shall pay the costs and expenses of the party or parties against whom such proceedings were brought, including reasonable attorney's fees.

          7.7   Governing Law.

     This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Florida (excluding the choice of law rules thereof).


          7.8  Notices.

     All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

               (i)  If to the Corporation:

                    Cordis Corporation
                    14201 N.W. 60th Avenue
                    Miami Lakes, FL  33014
                    Attn: President

               (ii) If to the Subsidiary:

                    Daniel G. Hall
                    14201 N.W. 60th Avenue
                    Miami Lakes, FL  33014

               (iii)     If to the Employee:

                    Tony R. Brown, Ph.D.
                    6605 Canyon Hills Road
                    Anaheim Hills, CA 92807

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or that shall be delivered to a telegraph corporation, shall be deemed sufficiently given, served, sent, received or delivered, for all purposes, at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

          7.9  Headings.

     Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

          7.10 Execution of Counterparts.

     To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

          7.11 Limitation on Benefits.

     The covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

          7.12 Binding Effect.

     Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

     IN WITNESS WHEREOF, the Corporation and the Subsidiary have caused this Agreement to be executed by their duly authorized officers and the Employee has hereunto set his hand as of the date first above written.


                              CORDIS CORPORATION

                         By:______________________________________
                                Name:
                                Title:


                              CORDIS-WEBSTER, INC.

                         By:______________________________________
                                Name:
                                Title:


                              ____________________________________
                              Tony R. Brown, Ph.D.

Appendix B


CHAPTER 13.  DISSENTERS' RIGHTS

      (Sec.) 1300 Shareholder in short-form merger; Purchase at fair market value; "Dissenting Shares"; "Dissenting shareholder". (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.
      (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:
            (1) Which were not immediately prior to the reorganization or short-form merger either (i) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (ii) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation;
 and provided, further, that this provision does not apply to any class of shares described in clause (i) or (ii) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.
            (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (i) were not voted in favor of the reorganization or, (ii) if described in clause (i) or (ii) paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-forms merger; provided, however, that clause (i) rather than clause (ii) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.
            (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with
Section 1301.
            (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.
      (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

      (Sec.) 1301 Notice to holder of dissenting shares of reorganization approval; Demand for purchase of shares; Contents of demand. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under
Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.
     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof(1) in the case of shares described in clause (i) or (ii) or paragraph (1) of subdivision
(b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision
(a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.
      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

      (Sec.) 1302 Stamping or endorsing dissenting shares. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificate securities, the shareholder's certificates representing any shares which the shareholders demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

      (Sec.) 1303 Dissenting shareholder entitled to agreed price with interest thereon; When price to be paid. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.
      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates thereof, unless provided otherwise by agreement.

      (Sec.) 1304 Action by dissenters to determine whether shares are dissenting shares or fair market value of dissenting shares or both; Joinder of shareholders; Consolidation of actions; Determination of issues; Appointment of appraisers. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying to the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.
      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.
      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

      (Sec.) 1305 Duty and report of appraisers; Court's confirmation of report; Determination of fair market value by court; Judgment, and Payment; Appeal; Costs of action. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. With in the time fixed by the court, the appraisers, or a majority of them, shall make and rule a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.
      (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.
      (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.
      (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.
      (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with
Section 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

      (Sec.) 1306 Prevention of payment to holders of dissenting shares of fair market value; Effect. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

      (Sec.) 1307 Disposition of dividends upon dissenting shares. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section
152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

      (Sec.) 1308 Rights and privileges of dissenting shares; Withdrawal of demand for payment. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

      (Sec.) 1309 When dissenting shares lose their status. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:
      (a) The corporation abandons the reorganization. Upon the abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.
      (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.
      (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.
      (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

      (Sec.) 1310 Suspension of proceedings for compensation or valuation pending litigation. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation.

      (Sec.) 1311  Shares to which chapter inapplicable.  This chapter, except
Section 1312, does not apply to classes shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

      (Sec.) 1312 Attack on validity of reorganization or short-form merger; Rights of shareholders; Burden of proof. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.
      (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization of short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.
      (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                     PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS



Item 20.  Indemnification of Directors and Officers.

            Under the Florida Business Corporation Act ("FBCA"), a corporation has the power to indemnify its officers, directors, employees and agents against liability incurred in connection with a proceeding (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for (i)expenses (including attorneys' fees) and certain amounts paid in settlement, and (ii) in the event the person seeking indemnification has been adjudicated liable, amounts deemed proper, fair and reasonable by the appropriate court upon application thereto. The FBCA provides that to the extent that such persons have been successful in defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred in connection therewith. The FBCA also provides that, unless a corporation's articles of incorporation provide otherwise, if a corporation does not so indemnify such persons, they may select, and a court may order, indemnification under certain circumstances even if the board of directors or stockholders of the corporation have determined that the persons are not entitled to indemnification. The indemnification authorized by the FBCA is not exclusive and the corporation may grant its officers, directors, employees and agents additional indemnification.

            Article VIII of Cordis' Bylaws contains a provision authorizing the indemnification of Cordis' directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding. This provision also states that such indemnification shall in no way be exclusive of any other rights of indemnification to which any of such persons would otherwise be entitled under any other bylaw, agreement, vote of stockholders or disinterested directors or otherwise.


Item 21.  Exhibits and Financial Statement Schedules.

      (a)   Exhibits:

      The following exhibits are filed herewith or are incorporated by reference to previously filed registration statements or reports of Cordis as indicated in the "Incorporated by Reference to" column.


          Incorporated
         by Reference to
 Ex-                     Ex-
hibit     Registration   hibit
 No.     No. or Report   No.               Description
 2          --           --     Agreement and Plan of Reorganization by and among
                                Cordis Corporation ("Cordis"), Cordis Acquisition,
                                Inc., Webster Laboratories, Inc. ("Webster") and
                                Certain Shareholders of Webster dated as of
                                January 20, 1994.*

 3(a)(i) Form 10-K for    3     Restated Articles of Incorporation of Cordis
         year ended             filed with the Florida Secretary of State on
         June 30, 1983          February 14, 1978 and Articles of Amendment
                                thereto filed with the Florida Secretary of State
                                on November 1, 1978.

 3(a)(ii)   --           --     Articles of Amendment to Cordis' Restated Articles
                                of Incorporation filed with the Florida Secretary
                                of State on November 3, 1983.

 3(b)    Form 10-K for   3(a)   By-Laws of Cordis.
         year ended
         June 30, 1983

 4          --           --     **

 5          --           --     Opinion of Daniel G. Hall, General Counsel
                                to Cordis.

 8          --           --     Tax opinion of Venture Law Group, special counsel
                                to Webster.***

10(a)    Form 10-K for   10(a)  Revolving Credit and Reimbursement Agreement,
         year ended             dated as of December 30, 1991, between Cordis
         June 30, 1992          as Borrower and NCNB National Bank of Florida
                                as Lender.

10(b)    Form 10-K for   10(b)  Lease Agreement dated as of March 1, 1979,
         year ended             between Cordis and Olympia & York Florida
         June 30, 1985          Equity Corp.

10(b)    Form 10-K for   10(b)  Lease Agreement dated as of September 20, 1991
         year ended             between Cordis and Baxter Diagnostics, Inc.
         June 30, 1991

10(d)    Form 10-K for   10(d)  Cordis Corporation Incentive Stock Option Plan
         year ended             of 1982.
         June 30, 1983

10(d)    Form 10-Q for   10(d)  Amendment, dated April 13, 1987, to Cordis
         quarter ended          Corporation Incentive Stock Option Plan of 1982.
         March 31, 1987

10(d)    Form S-8 No.    10(d)  Cordis Corporation Non-qualified Stock Option
         33-23668 dated         Plan.
         August 30, 1988

10(d)    Form S-8 No.    10(d)  Cordis Corporation Non-qualified Stock Option
         33-35304 dated         Plan.
         June 28, 1990

10(d)    Form S-8 No.    10(d)  Cordis Corporation Non-qualified Stock Option
         33-63634 dated         Plan.
         June 1, 1993

10(d)    Form 10-K for   10(d)   Cordis Corporation Director Non-qualified Stock
         year ended              Option Plan.
         June 30, 1992

10(d)    Form S-8 No.    10(d)   Cordis Corporation Director Non-qualified Stock
         33-44953 dated          Plan.
         January 6, 1992

10(d)    Form 10-K for   10(d)   Cordis Corporation Supplemental Executive
         year ended              Retirement Plan
         June 30, 1992

10(d)    Form 10-K for   10(d)   Cordis Corporation Salary Deferral Plan
         year ended
         June 30, 1992

10(d)    Form 10-K for   10(d)   Amended Cordis Corporation Director Retirement
         year ended              Policy
         June 30, 1992

10(f)    Form 10-K for   10(f)   Cordis Corporation 1991 Performance Unit Award
         year ended              Plan
         June 30, 1992

10(i)    Form 10-Q for   10(i)   Acquisition Agreement by and between TNC Medical
         quarter ended           Device and Cordis, dated as of April 14, 1987,
         March 31, 1987          including amendments thereto dated April 14,
                                 1987 and April 30, 1987, with respect to the sale
                                 of Cordis' worldwide cardiac pacing operations.

10(j)    Form 8-K dated   4      Rights Agreement, dated September 12, 1986
         September 12,           between Cordis and Manufacturers Hanover
         1986                    Trust Company.

10(j)    Form 10-K for   10(j)   Amendment No. 1, dated as of September 15, 1989
         year ended              to the Rights Agreement, dated September 12, 1986
         June 30, 1989           between Cordis and Manufacturers Hanover
                                 Trust Company.

10(j)    Form 10-K for   10(j)   Amendment No. 2, dated as of October 12, 1989 to
         year ended              the Rights Agreement, dated September 12, 1986
         June 30, 1991           between Cordis and Manufacturers Hanover
                                 Trust Company.

10(j)    Form 10-K for   10(j)   Amendment No. 3, dated as of November 15, 1989
         year ended              to the Rights Agreement, dated September 12, 1986
         June 30, 1991           between Cordis and Manufacturers Hanover
                                 Trust Company.

11       --               --     Computation of earnings per share of Cordis.

21       --               --     Subsidiaries of Cordis.

23(a)    --               --     Consents of Deloitte & Touche, Independent
                                 Auditors.
23(b)    --               --     Consent of Daniel G. Hall (included in Exhibit
                                 5 to the Registration Statement).

23(c)    --               --     Consent of Venture Law Group.***

24       --               --     Power of Attorney (included immediately following
                                 the signature page of this Registration Statement).

99       --               --     Webster form of shareholders' consent.
__________________________

*     Included as Appendix A to the Consent Statement/Prospectus.
**    Included as Exhibits 3(a)(i), 3(a)(ii) and 3(b) to this Registration
      Statement.
***   To be filed by Amendment.

      (b)   Financial Statement Schedules.

      The following financial statement schedules are filed herewith:

Cordis' Schedules:

      V     -     Property, Plant and Equipment
      VI    -     Accumulated Depreciation and Amortization of
                  Property, Plant and Equipment
      VIII  -     Valuation and Qualifying Accounts
      IX    -     Short-Term Borrowings
      X     -     Supplementary Income Statement Information

Webster's Schedules:

None.

      Schedules other than those listed above are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.


Item 22.  Undertakings.

      (a)   (1)   The undersigned registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

            (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                               SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami Lakes, Florida, on the 24th day of February, 1994.
                        CORDIS CORPORATION
                  By:   /s/ Robert C. Strauss
                        Robert C. Strauss, President and
                                    Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Date: February 24, 1994             /s/ Robert C. Strauss
                              Robert C. Strauss, Director,
                              President and Chief Executive Officer
                              (Principal Executive Officer)

Date: February 24, 1994             /s/ Alfred J. Novak
                              Alfred J. Novak, Vice President,
                              Treasurer and Chief Financial Officer
                              (Principal Financial Officer and Principal)
                              Accounting Officer)

Date: February 24, 1994             /s/ Robert Q. Marston
                              Robert Q. Marston, Chairman of the Board

Date: February 24, 1994             /s/ David R. Challoner, M.D.
                              David R. Challoner, M.D., Director

Date: February 24, 1994             /s/ Richard W. Foxen
                              Richard W. Foxen, Director

Date: February 24, 1994             /s/ Donald F. Malin, Jr.
                              Donald F. Malin, Jr., Director

Date: February 24, 1994             /s/ Jan L. de Ruyter van Steveninck
                              Jan L. de Ruyter van Steveninck, Director

Date: February 24, 1994             /s/ Patricia K. Woolf, Ph.D.
                              Patricia K. Woolf, Ph.D., Director

                                 POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Daniel
G. Hall and Alfred J. Novak and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his true and lawful attorney-in-fact and agent, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Date:
                                    Robert C. Strauss, Director,
                                    President and Chief Executive Officer

Date: February 24, 1994             /s/ Robert Q. Marston
                                    Robert Q. Marston, Chairman of the Board

Date: February 24, 1994             /s/ David R. Challoner, M.D.
                                    David R. Challoner, M.D., Director

Date: February 24, 1994             /s/ Richard W. Foxen
                                    Richard W. Foxen, Director

Date: February 24, 1994             /s/ Donald F. Malin, Jr.
                                    Donald F. Malin, Jr., Director

Date: February 24, 1994             /s/ Jan L. de Ruyter van Steveninck
                                    Jan L. de Ruyter van Steveninck, Director

Date: February 24, 1994             /s/ Patricia K. Woolf, Ph.D.
                                    Patricia K. Woolf, Ph.D., Director

INDEPENDENT AUDITORS' REPORT

The Board Of Directors And Shareholders
Cordis Corporation

We have audited the consolidated financial statements of Cordis Corporation and its subsidiaries as of June 30, 1993 and 1992, and for each of the three years in the period ended June 30, 1993, and have issued our report thereon dated August 10, 1993 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in the Index at Item 21(b) of this Registration Statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.



DELOITTE & TOUCHE

Miami, Florida
August 10, 1993

CORDIS CORPORATION
SCHEDULE V - PROPERTY, PLANT AND EQUIPMENT
(In thousands)


                              Balance at                                                Balance
                              beginning       Addi-       Retirements       Other       at end
                                of            tions       or sales          changes      of
                               period        at cost        (a)               (b)       period

Year ended June 30, 1993:

Land                          $  4,761      $    237      $      --         $  (169)     $  4,829

Building and improvements       50,413         2,541           (892)         (2,122)       49,940

Leasehold improvements           1,088           237            (85)           (167)        1,073

Machinery and equipment         48,576        10,508         (5,303)         (3,128)       50,653

Construction in progress         4,435           562             --            (594)        4,403
                              $109,273      $ 14,085      $  (6,280)        $(6,180)     $110,898

Year ended June 30, 1992:

Land                          $  4,487      $     --      $      --         $   274      $  4,761

Buildings and improvements      46,153           976           (170)          3,454        50,413

Leasehold improvements             691           306            (59)            150         1,088

Machinery and equipment         37,833         8,156         (1,130)          3,717        48,576

Construction in progress         3,098         1,313              --             24         4,435
                              $ 92,262      $ 10,751       $  (1,359)       $ 7,619      $109,273

Year ended June 30, 1991:

Land                          $  4,513      $    101       $      --        $  (127)     $  4,487

Building and improvements       46,371         1,435             (96)        (1,557)       46,153

Leasehold improvements             799           230            (275)           (63)          691

Machinery and equipment         35,743         6,137          (2,515)        (1,532)       37,833

Construction in progress         2,008         1,238              --           (148)        3,098
                              $ 89,434      $  9,141       $  (2,886)       $(3,427)     $ 92,262

(a)   Includes normal retirements of assets.

(b) Includes reclassifications between categories, and the translation effect of Statement of Financial Accounting Standards No. 52.

CORDIS CORPORATION
SCHEDULE VI - ACCUMULATED DEPRECIATION AND
AMORTIZATION OF PROPERTY, PLANT AND EQUIPMENT
(In thousands)

                              Balance at                                                Balance
                              beginning       Addi-       Retirements       Other       at end
                                of            tions       or sales          changes      of
                               period        at cost        (a)               (b)       period
Year ended June 30, 1993:

Buildings and improvements    $ 21,296      $  2,721       $  (860)        $(1,094)     $ 22,063

Leasehold improvements             558           156           (63)            (92)          559

Machinery and equipment         31,259         6,642        (5,083)         (1,639)       31,179

                              $ 53,113      $  9,519       $(6,006)        $(2,825)     $ 53,801

Year ended June 30, 1992:

Buildings and improvements    $ 16,964      $  2,628       $   (73)        $ 1,777      $ 21,296

Leasehold improvements             405           133           (59)             79           558

Machinery and equipment         24,329         5,904          (945)          1,971        31,259

                              $ 41,698      $  8,665       $(1,077)        $ 3,827      $ 53,113

Year ended June 30, 1991:

Buildings and improvements    $ 14,928      $  2,809       $   (37)        $  (736)     $ 16,964

Leasehold improvements             624            88          (264)            (43)          405

Machinery and equipment         22,100         5,194        (2,177)           (788)       24,329

                              $ 37,652      $  8,091       $(2,478)        $(1,567)     $ 41,698

(a)   Includes normal retirements of assets.

(b) Includes reclassifications between categories, and the translation effect of Statement of Financial Accounting Standards No. 52.

CORDIS CORPORATION
SCHEDULE VIII - VALUATION AND QUALIFYING ACCOUNTS
(In thousands)

                                                      Addi-
                                         Balance      tions      Deduc-
                                         at be-      charged     tions/     Balance
                                         ginning       to         Other     at end
                                            of       costs &     Changes      of
                                          period     expenses      (a)      period

Allowance for doubtful accounts -
deducted from accounts receivable
in the balance sheet:

Year ended June 30, 1993                 $1,535       $  545   $  (463)     $1,617
Year ended June 30, 1992                 $1,163       $  216   $   156      $1,535
Year ended June 30, 1991                 $1,006       $  109   $    48      $1,163

Allowance for inventory obsolescence
- - deducted from inventory in the
balance sheet:

Year ended June 30, 1993                 $2,826       $1,061   $(1,415)     $2,472
Year ended June 30, 1992                 $2,526       $  994   $  (694)     $2,826
Year ended June 30, 1991                 $3,475       $  669   $(1,618)     $2,526

Allowance for uncollectible
notes receivable - deducted
from other assets in the
balance sheet:

Year ended June 30, 1993                 $4,943       $  524   $   (45)     $5,422
Year ended June 30, 1992                 $4,191       $  752   $    --      $4,943
Year ended June 30, 1991                 $3,291       $1,856   $  (956)     $4,191

Allowance for uncollectible
investment - deducted from
other assets in the balance
sheet:

Year ended June 30, 1993                 $   --       $2,014   $    --      $2,014

(a) Includes the translation effect of Statement of Financial Accounting Standards No. 52.

CORDIS CORPORATION
SCHEDULE IX - SHORT-TERM BORROWINGS
(In thousands)
                                   Maximum              Weighted
                                   amount                average
                                    out-      Average      of
                                  standing    amount     interest
                                   at any      out-       rates
               Balance  Weighted    month     standing    during
               at end    average     end      during       the
                 of     interest    during    period      period
               period    rate       period     (1)          (2)

Years ended
  June 30,

      1993     $9,092     9.3%      $9,092    $4,217      11.9%
      1992     $2,638    13.4%      $2,864    $2,120      14.6%
      1991     $1,691    12.8%      $4,791    $2,850      10.4%

(1) Average amount outstanding during the period is computed by dividing the total of month-end outstanding principal balances by the number of periods.

(2) Weighted average interest rate for the year is computed by dividing the actual short-term interest expense by the average short-term debt outstanding.




CORDIS CORPORATION
SCHEDULE X - SUPPLEMENTARY INCOME STATEMENT INFORMATION
(In thousands)
                                   Maintenance
                                        and
                                      repairs           Advertising

Year ended June 30, 1993            $     3,292         $     2,647
Year ended June 30, 1992            $     2,617         $     1,856
Year ended June 30, 1991            $     2,380         $     1,797